UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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FONAR CORPORATION

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2026

FONAR Corporation

110 Marcus Drive

Melville, New York 11747

To the Stockholders of FONAR Corporation:

On behalf of the board of directors (the “FONAR Board”) of FONAR Corporation, a Delaware corporation (the “Company,” “FONAR,” “we,” “our” or “us”), you are cordially invited to attend a special meeting of the stockholders of FONAR (together with any adjournment or postponement thereof, the “Special Meeting”). The Special Meeting will be held on     , 2026, at     .m. New York time. You may attend the Special Meeting by means of remote communication via a live interactive webcast on the internet at     . We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt and approve that certain Agreement and Plan of Merger, dated as of December 23, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among FONAR, LLC, a Delaware limited liability company (“Parent”), FONAR Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (which we refer to as the “Merger Proposal”). At the Special Meeting, you will also be asked to consider and vote on a proposal to adjourn the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each share of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”), the Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”), the Class C common stock, par value $0.0001 per share, of the Company (the “Class C Common Stock,” and, collectively with the Common Stock and the Class B Common Stock, the “Company Capital Stock”), and the Class A Non-voting preferred stock, par value $0.0001 per share, of the Company (the “Class A Non-voting Preferred Stock”), that is issued and outstanding as of immediately prior to the Effective Time, subject to certain exceptions specified in the Merger Agreement, will be converted into the right to receive cash in an amount equal to (i) $19.00 per share of each of Common Stock and Class B Common Stock, (ii) $6.34 per share of Class C Common Stock and (iii) $10.50 per share of Class A Non-voting Preferred Stock, in each instance, without interest and subject to deduction for any required withholding tax. The per share price of $19.00 for the Common Stock represents an approximately 29.6% premium to the unaffected closing share price on the Nasdaq Capital Market on December 29, 2025, the last trading day prior to the announcement of the entry into the Merger Agreement, an approximately 21.9% premium to the closing share price on the Nasdaq Capital Market on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal, and an approximately 39.7% premium over the average closing price of the Common Stock for the 90 trading day period ending on June 30, 2025.

The proposed Merger is a “going private transaction” under the rules of the Securities and Exchange Commission and Section 144 of the Delaware General Corporation Law (“DGCL”). If the Merger is completed, the Common Stock will be delisted from the Nasdaq Stock Market LLC and FONAR will become a privately held company, wholly owned by Parent.

Parent and Merger Sub are each affiliated with and owned and controlled, directly or indirectly, by Mr. Timothy Damadian (“Mr. Damadian”). Mr. Damadian and other members of a group of 57 total (including Parent and

Merger Sub) individuals, trusts, corporations and limited liability companies (we refer to this group, collectively, as the “Acquisition Group”), have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the FONAR Board; Mr. Luciano Bonanni (“Mr. Bonanni”), the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Ronald Lehman, a director of the Company and a member of its Audit Committee (“Mr. Lehman”). Other members of the Acquisition Group include various employees and stockholders of the Company, and certain persons who are members of Health Diagnostics Management, LLC d/b/a Health Management Company of America (“HDM”), the Company’s 70.6%-owned indirect subsidiary. As of the Record Date, the Acquisition Group members (inclusive of Mr. Damadian, Mr. Bonanni and Mr. Lehman) own, in the aggregate,      shares of Common Stock and      shares of Class C Common Stock, which shares collectively represent approximately    % of the total voting power of the Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock under our existing amended and restated certificate of incorporation. Immediately prior to the Merger, Acquisition Group members are expected to have entered into certain equity subscription agreements, pursuant to which they have committed to subscribe for membership units of the Parent and to enter into a limited liability company operating agreement which sets forth the terms of the management and operations of Parent. The Acquisition Group is led by Mr. Damadian, who serves as the sole manager of Parent, which is in turn the sole stockholder of Merger Sub. All of the members of the Acquisition Group that are FONAR stockholders have entered into individual Voting Agreements with the Company to vote their shares of Company Capital Stock in favor of the Merger Proposal.

Immediately prior to the Merger, the Acquisition Group members will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. Shares of Company Capital Stock and Class A Non-voting Preferred Stock owned by Parent, the Company or any of their respective subsidiaries, including securities held as treasury shares (collectively, “Excluded Shares”), as of the Effective Time will not receive any Merger consideration. If the Merger is completed, the Company will be privately owned and controlled by Parent.

The FONAR Board formed a special committee (the “Special Committee”) comprised solely of the two members of the FONAR Board other than Mr. Damadian, Mr. Lehman and Ms. Maher (such members being Richard Turk and Robert Carrino, the “Disinterested Directors”), (i) to evaluate the advisability and fairness to FONAR and our stockholders (excluding the holders of Excluded Shares) of a non-binding proposal received from certain members of the Acquisition Group in July 2025, pursuant to which the Acquisition Group would potentially acquire the outstanding capital stock of the Company in a merger transaction, (ii) to examine any matters, including all information reasonably necessary to make an informed decision (including any alternative proposals or other strategic alternatives available to the Company, including maintaining the status quo as a standalone public company), in connection with such evaluation as the Special Committee deems appropriate (subject to applicable law), (iii) to engage, at the Company’s expense, such legal counsel or other advisors as the Special Committee deems appropriate in connection with the Process (as defined below), (iv) to negotiate on behalf of the Company, assess, reject, and make recommendations to the FONAR Board with respect to, with the advice of legal counsel and other advisors, the proposed merger transaction, and (v) to review and participate in the preparation and issuance of public statements and filings under applicable securities laws in connection with such a proposed transaction and related matters (collectively, the “Process”). The Special Committee, as more fully described in the accompanying proxy statement, evaluated the terms of the Merger and other matters throughout the Process with the assistance of outside financial and legal advisors. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares), (2) recommended to the Disinterested Directors that the FONAR Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (B) submit the Merger Agreement and the Merger to the

Company’s stockholders for adoption and approval at the Special Meeting, and (3) recommended to the Disinterested Directors that the FONAR Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), has (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders (other than the holders of Excluded Shares); (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of Company Capital Stock for adoption at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of Company Capital Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”) at the Special Meeting. In addition, the Disinterested Directors, on behalf of the Company, believe that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.

The FONAR Board recommends that you vote “FOR” the Merger Proposal to adopt and approve the Merger Agreement providing for the Merger, and “FOR” the Adjournment Proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Your vote is very important, regardless of the number of shares you own. Approval of the Merger Proposal requires (1) the affirmative vote of shares representing a majority of the Company Capital Stock outstanding and entitled to vote, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock (the “Company Stockholder Approval”), and (2) the affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock (the “Disinterested Stockholder Approval” and together with the Company Stockholder Approval, the “Requisite Company Vote”). “Disinterested stockholders” are determined in accordance with Section 144(e) of the DGCL, and exclude all members of the Acquisition Group. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast at the Special Meeting by the holders of shares of Company Capital Stock present in person by means of remote communication via a live interactive webcast or represented by proxy and entitled to vote thereon. The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Requisite Company Vote at the Special Meeting. If your shares of Company Capital Stock are not voted on the Merger Proposal for any reason, the effect will be the same as a vote against the Merger Proposal for purposes of obtaining the Company Stockholder Approval (which will be determined based on shares outstanding and entitled to vote), however, it will have no effect on our ability to obtain the Disinterested Stockholder Approval (which will be determined based on votes cast pursuant to Section 144(c) of the DGCL).

For information about the potential Section 203 stockholder approval requirement, see “The Special Meeting—Votes Required—Section 203 Stockholder Approval.”

Each record holder of Common Stock is entitled to one vote for each share of Common Stock owned of record as of the close of business on     , 2026 (the “Record Date”). Each record holder of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock, and each record holder of Class C Common Stock is entitled to 25 votes for each share of Class C Common Stock, owned of record as of the close of business on the Record Date. Holders of our Class A Non-voting Preferred Stock are entitled to notice of the Special Meeting but are not entitled to vote their shares of Class A Non-voting Preferred Stock on any matters presented for a vote at the Special Meeting. Our shares of Class A Non-voting Preferred Stock do not have any voting rights and are not convertible into any class of Company Capital Stock.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger, and each of the proposals to be considered at the Special Meeting. A copy of the Merger Agreement is attached as ANNEX A to the proxy statement. The accompanying proxy statement also describes the actions and determinations of the Disinterested Directors and the Special Committee in connection with their evaluation of, among other things, the Merger Agreement and the Merger. Please read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. In addition, because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, the Company, Parent and the other members of the Acquisition Group have jointly filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. We encourage you to read the accompanying proxy statement and the Schedule 13E-3, carefully and in their entirety. You may obtain additional information about the Schedule 13E-3 under “Where You Can Find Additional Information” in the proxy statement.

If you are a record holder, even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card). If you are a record holder and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal and the Adjournment Proposal. If you attend the Special Meeting in person by means of remote communication via a live interactive webcast and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend and vote at the Special Meeting, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. If you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present.

If you have any questions or need assistance voting your shares of Company Capital Stock, please contact our proxy solicitor:

Sodali & Co

430 Park Avenue, New York, NY 10022

Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)

Banks and brokers call collect: (203) 658-9400

Email: FONR@info.sodali.com

Thank you for your support.

Sincerely,

Timothy R. Damadian

Chairman of the FONAR Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or the Merger consideration or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

FONAR Corporation

110 Marcus Drive

Melville, New York 11747

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON     , 2026

Notice is hereby given that a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of FONAR Corporation, a Delaware corporation (the “Company,” “FONAR,” “we,” “our” or “us”), will be held on     , 2026, at     .m. New York time, for the following purposes:

1.

to consider and vote on the proposal to adopt and approve that certain Agreement and Plan of Merger, dated as of December 23, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among FONAR, LLC, a Delaware limited liability company (“Parent”), FONAR Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction (the “Closing”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (which we refer to as the “Merger Proposal”); and

2.

to consider and vote on a proposal to adjourn the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Parent and Merger Sub are each affiliated with and owned and controlled, directly or indirectly, by Mr. Timothy Damadian (“Mr. Damadian”). Mr. Damadian and other members of the Acquisition Group, which is a group consisting of 57 total (including Parent and Merger Sub) individuals, trusts, corporations and limited liability companies, have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the board of directors of FONAR (the “FONAR Board”); Mr. Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Ronald Lehman, a director of the Company and a member of its Audit Committee (“Mr. Lehman”). Other members of the Acquisition Group include various employees and stockholders (including the Rollover Stockholders) of the Company, and certain persons who are members of Health Diagnostics Management, LLC d/b/a Health Management Company of America (“HDM”), the Company’s 70.6%-owned indirect subsidiary.

Approval of the Merger Proposal requires (1) the affirmative vote of shares representing a majority of the Company Capital Stock outstanding and entitled to vote, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock (the “Company Stockholder Approval”), and (2) the affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock (the “Disinterested Stockholder Approval” and together with the Company Stockholder Approval, the “Requisite Company Vote”), in each case, as of the close of business on     , 2026, the record date fixed by the FONAR Board for determining the stockholders entitled to notice of and vote at the Special Meeting (the “Record Date”). Our “disinterested stockholders,” as determined in accordance with Section 144(e) of the Delaware General Corporation Law (“DGCL”), exclude all members of the Acquisition Group. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast at the Special Meeting by the holders of shares of Company Capital Stock present in person by means of remote communication via a live interactive webcast or represented by proxy and entitled to vote thereon, after giving effect to the respective voting powers of each class of Company Capital Stock. The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Requisite Company Vote, consisting of the Company Stockholder Approval and the

Disinterested Stockholder Approval, at the Special Meeting. For information about the potential Section 203 stockholder approval requirement, see “The Special Meeting—Votes Required—Section 203 Stockholder Approval.”

The Special Meeting will be held by means of remote communication via a live interactive webcast on the internet at     . The Special Meeting will begin promptly at     .m., New York time. Online check-in will begin at     .m., New York time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and vote your shares at the Special Meeting. In this notice and the accompanying proxy statement, when we refer to attending the Special Meeting “in person,” we are referring to attendance by means of remote communication via a live interactive webcast.

Only the holders of record of Company Capital Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were      shares of Company Capital Stock issued and outstanding and entitled to vote at the Special Meeting, consisting of      shares of Common Stock,      shares of Class B Common Stock and      shares of Class C Common Stock. We are commencing our solicitation of proxies on or about     , 2026. We will continue to solicit proxies until the Special Meeting on     , 2026. Each stockholder of record as of the Record Date will receive a proxy statement and will have the opportunity to vote their shares of Company Capital Stock on the matters described in the proxy statement. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record of the Company Capital Stock entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting as described above, in either case, for a period of 10 days ending on the day before the date of the Special Meeting. In addition, there were      shares of Class A Non-voting Preferred Stock issued and outstanding as of the Record Date. Holders of our Class A Non-voting Preferred Stock are entitled to notice of the Special Meeting but are not entitled to vote their shares of Class A Non-voting Preferred Stock on any matters presented for a vote at the Special Meeting.

The FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), recommends that you vote: “FOR” the Merger Proposal to adopt and approve the Merger Agreement providing for the Merger, and “FOR” the Adjournment Proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The Merger Agreement and the Merger are further described in the accompanying proxy statement, which proxy statement is incorporated herein by reference. A copy of the Merger Agreement is attached as ANNEX A to the accompanying proxy statement and is also incorporated herein by reference.

FONAR stockholders who do not vote in favor of the Merger Proposal and otherwise comply with the requirements under Section 262 of the DGCL (“Section 262”) will have the right to seek appraisal of the “fair value” of their shares of Company Capital Stock and Class A Non-voting Preferred Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving the per share Merger consideration, equal to $19.00 per share of each of Common Stock and Class B Common Stock, $6.34 per share of Class C Common Stock and $10.50 per share of Class A Non-voting Preferred Stock (in each instance, without interest and subject to deduction for any required withholding tax), in cash if the Merger is completed, in accordance with Section 262. To do so, a stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of the DGCL, including Section 262, which are summarized in the accompanying proxy statement (which is incorporated herein by reference), and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. Section 262 is attached to the proxy statement as ANNEX C and is also incorporated herein by reference.

If you are a record holder, even if you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card). Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement. If you attend the Special Meeting in person and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you are a record holder and you sign, date and return your proxy card without indicating how you wish to vote, and you do not attend the Special Meeting in person and vote at the Special Meeting, your proxy will be voted in favor of the Merger Proposal and the Adjournment Proposal at the Special Meeting. If you are a record holder and you fail to return your proxy or to attend the Special Meeting and vote in person, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you are a beneficial owner and you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present.

If your shares of Company Capital Stock are not voted on the Merger Proposal for any reason, the effect will be the same as a vote against the Merger Proposal for purposes of obtaining the Company Stockholder Approval (which will be determined based on shares outstanding and entitled to vote), however, it will have no effect on our ability to obtain the Disinterested Stockholder Approval (which will be determined based on votes cast pursuant to Section 144(c) of the DGCL).

By Order of the FONAR Board,

John P. Collins

General Counsel

Melville, New York

    , 2026

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2026

FONAR CORPORATION

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON     , 2026

This proxy statement is dated     , 2026 and, together with the enclosed form of proxy card,

is first being sent to stockholders on or about     , 2026.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or the Merger consideration or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

-i-

-ii-

-iii-

FREQUENTLY USED TERMS

“2025 Form 10-K” means FONAR’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025 as filed with the SEC on September 22, 2025.

“Acquisition Group” means, collectively, a group of 57 total (including Parent and Merger Sub) individuals, trusts, corporations and limited liability companies. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the FONAR Board; Mr. Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Lehman, a director of the Company and a member of its Audit Committee. Other members of the Acquisition Group include various employees and stockholders (including the Rollover Stockholders) of the Company, and certain persons who are members of HDM, the Company’s 70.6%-owned indirect subsidiary. Parent and Merger Sub are each affiliated with and owned and controlled, directly or indirectly, by Mr. Damadian. See the caption “Important Information Regarding the Acquisition Group” for additional information.

“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

“Audit Committee” means the audit committee of the FONAR Board.

“Bank Commitment Letter” means that certain bank financing commitment letter, dated December 23, 2025, between Parent and Bank Lender.

“Bank Lender” or “OceanFirst” means OceanFirst Bank, N.A.

“Certificate of Merger” means a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL.

“Class A Non-voting Preferred Stock” means the shares of Class A Non-voting preferred stock, par value $0.0001 per share, of FONAR.

“Class A Non-voting Preferred Stock Per Share Price” means $10.50 in cash per share of Class A Non-voting Preferred Stock.

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of FONAR.

“Class B Common Stock Per Share Price” means $19.00 in cash per share of Class B Common Stock.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of FONAR.

“Class C Common Stock Per Share Price” means $6.34 in cash per share of Class C Common Stock.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of FONAR.

“Common Stock Per Share Price” means $19.00 in cash per share of Common Stock.

“Company Acquisition Agreement” means any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal (other than the Merger Agreement).

“Company Adverse Recommendation Change” means, prior to the time the Requisite Company Vote is obtained, the FONAR Board has taken (or failed to take, as applicable) any of the following actions: (a) publicly proposed to, or has, withheld, withdrawn, amended, modified or materially qualified, or failed to make, the Company Board Recommendation in a manner adverse to Parent, (b) failed to include the Company Board Recommendation in this proxy statement, (c) publicly proposed to, or has, adopted, approved, endorsed, declared advisable or recommended a Takeover Proposal, (d) failed to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within 10 business days after the commencement of such offer, or (e) failed to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or by the person making such Takeover Proposal.

“Company Capital Stock” means, collectively, the Common Stock, the Class B Common Stock and the Class C Common Stock.

“Company Stockholder Approval” means the affirmative vote of shares representing a majority of the Company Capital Stock outstanding and entitled to vote at the Special Meeting, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock, in favor of the adoption and approval of the Merger Proposal.

“Computershare” means Computershare Investor Services.

“Debt Commitment Agreements” means those certain Subordinated Secured 7% Promissory Note Subscription Agreements, dated December 23, 2025, between Parent and each Debt Financing Source.

“Debt Financing” means the transactions contemplated by the Bank Commitment Letter and the Debt Commitment Agreements.

“Debt Financing Sources” means, collectively, a group of 31 persons and entities who have entered into the Debt Commitment Agreements to lend funds to Parent and, in return, acquire promissory notes of Parent in the aggregate principal amount of $10,225,000. See “Special Factors—Financing of the Merger” for additional information.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disinterested Directors” means Mr. Turk and Mr. Carrino, and excludes Mr. Damadian, Mr. Lehman and Ms. Maher.

“Disinterested Stockholder Approval” means the affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders (as determined in accordance with Section 144 of the DGCL) of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock, in favor of the adoption and approval of the Merger Proposal. For the avoidance of doubt, the votes cast by members of the Acquisition Group and their immediate family members (including, with respect to Mr. Damadian, all shares of Company Capital Stock beneficially owned by Jevan Damadian and Keira Damadian Reinmund, who are Mr. Damadian’s brother and sister, respectively) shall not be counted for purposes of obtaining the Disinterested Stockholder Approval.

“disinterested stockholders” means, collectively, each “disinterested stockholder” (as such term is defined in Section 144(e) of the DGCL) of FONAR. For the avoidance of doubt, the term disinterested stockholders excludes (i) all members of the Acquisition Group, (ii) any other person that may be deemed to have a “material interest” (as such term is defined in Section144(e) of the DGCL) in the Merger, and (iii) any other person that may be deemed to have a “material relationship” (as such term is defined in Section 144(e) of the DGCL) with any member of the Acquisition Group or any other person who has a “material interest” in the Merger, as determined in accordance with Section 144 of the DGCL.

“Dissenting Shares” means all shares of Company Capital Stock and Class A Non-voting Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time and held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised and not withdrawn their statutory rights of appraisal in respect of such shares in accordance with Section 262.

“DOJ” means the Antitrust Division of the Department of Justice.

“Effective Time” means the time of filing of the Certificate of Merger with, subject to its acceptance by, the Secretary of State of the State of Delaware (or such later time as FONAR, Parent and Merger Sub may agree and specify in the Certificate of Merger).

“End Date” means March 12, 2026; provided, that the End Date shall be automatically extended to the later of 90 days following (i) the date of filing of this proxy statement and (ii) the date, if applicable, upon which any governmental review or investigation, including, without limitation, any review or investigation by the SEC, is completed.

“Equity Commitment Agreements” means those certain Class B Membership Units Subscription Agreements, dated December 23, 2025, between Parent and each Equity Financing Source.

“Equity Financing” means the transactions contemplated by the Equity Commitment Agreements.

“Equity Financing Sources” means, collectively, a group of 55 persons and entities who have entered into the Equity Commitment Agreements and agreed to rollover their FONAR equity securities (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) or provide new cash contributions to Parent, in exchange for membership units of Parent. See “Special Factors—Financing of the Merger” for additional information.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means, collectively, as of immediately prior to the Effective Time, the shares of Company Capital Stock and Class A Non-voting Preferred Stock held by Parent and its subsidiaries (including all of the shares to be contributed to Parent by members of the Acquisition Group pursuant to the Equity Commitment Agreements immediately prior to the Effective Time) and the shares of Company Capital Stock and Class A Non-voting Preferred Stock held by the Company and its subsidiaries (including HDM), including securities held as treasury shares.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Financing Commitments” means, collectively, the Bank Commitment Letter, the Debt Commitment Agreements and the Equity Commitment Agreements.

“FONAR” means FONAR Corporation. In addition, the terms “Company,” “we,” “our” and “us” refer to FONAR Corporation.

“FONAR Board” means the board of directors of FONAR. The FONAR Board is comprised of five members: Mr. Damadian, and our non-employee directors, Mr. Lehman, Mr. Turk, Ms. Maher and Mr. Carrino. Mr. Damadian and Mr. Lehman are members of the Acquisition Group. Mr. Turk and Mr. Carrino are the two Disinterested Directors.

“FONAR Bylaws” means the bylaws of FONAR.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“HDM” means Health Diagnostics Management, LLC d/b/a Health Management Company of America, a 70.6%-owned direct subsidiary of HMCA and an indirect subsidiary of FONAR.

“HMCA” means Health Management Corporation of America (a 100%-owned direct subsidiary of FONAR), collectively with its subsidiaries, including HDM.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Marshall & Stevens” means Marshall & Stevens Transaction Advisory Services LLC, in its capacity as an independent valuation consultant to the Special Committee.

“Merger” means the merger of Merger Sub with and into FONAR pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL, with FONAR continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Parent.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 23, 2025, by and among FONAR, Parent and Merger Sub, as it may be amended, supplemented or modified from time to time.

“Merger Proposal” means the proposal to adopt and approve the Merger Agreement, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”).

“Merger Sub” means FONAR Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

“Mr. Bonanni” means Mr. Luciano Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer, and a member of the Acquisition Group.

“Mr. Carrino” means Mr. Robert M. Carrino, a Disinterested Director.

“Mr. Damadian” means Mr. Timothy R. Damadian, the Company’s President, Chief Executive Officer, Treasurer and the Chairman of the FONAR Board. Mr. Damadian is the leader of the Acquisition Group and the sole manager of Parent.

“Mr. Lehman” means Mr. Ronald G. Lehman II, a Company director and a member of the Acquisition Group.

“Mr. Turk” means Mr. Richard E. Turk, a Disinterested Director.

“Ms. Maher” means Ms. Jessica Maher, a Company director.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Parent” means FONAR, LLC, a Delaware limited liability company.

“Parent Entities” means, collectively, Parent and Merger Sub.

“Paying Agent” means Computershare, in its capacity as paying agent.

“Per Share Price” means, as applicable, the Common Stock Per Share Price, the Class B Common Stock Per Share Price, the Class C Common Stock Per Share Price or the Class A Non-voting Preferred Stock Per Share Price.

“Record Date” means     , 2026, the record date fixed by the FONAR Board for determining the stockholders entitled to notice of and vote at the Special Meeting.

“Requisite Company Vote” means, collectively, the Company Stockholder Approval and the Disinterested Stockholder Approval.

“Rollover Stockholders” means the Stockholders (as defined in the Voting Agreements), consisting of all of the members of the Acquisition Group that are stockholders of the Company and who have entered into the Equity Commitment Agreements.

“Rule 13e-3” means Rule 13e-3 under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Section 203” means Section 203 of the DGCL.

“Section 262” means Section 262 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” means a committee established by the FONAR Board comprised solely of the two Disinterested Directors.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach by the Company of the “no-shop” restrictions set forth in the Merger Agreement (except that, for purposes of this definition only, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”), and that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) notwithstanding any required stockholder approval, reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of each class of Company Capital Stock and the Class A Non-voting Preferred Stock than the transactions contemplated by the Merger Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the FONAR Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of the Merger Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period.

“Superior Proposal Notice Period” means the period commencing on the date upon which the Company delivers a written notice to Parent of the Company’s intention to (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate the Merger Agreement in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal, which notice shall be delivered at least five business days before taking such action, and ending on the date on which the Special Committee takes such action.

“Special Meeting” means the special meeting of the stockholders of FONAR to be held on     , 2026, at     .m. New York time, and any adjournment or postponement thereof.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any person or group (other than Parent and its subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and the Company’s subsidiaries’ consolidated assets or to which 15% or more of the Company’s and the Company’s subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person or “group” (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Termination Fee” means a fee equal to $450,000 (including the aggregate dollar amount of Parent’s reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of Parent and Parent’s affiliates), incurred by Parent or on its behalf in connection with or related to, among other things, the authorization, preparation, negotiation, execution and performance of the Merger Agreement and any transactions related thereto, and all other matters related to the Merger and the other transactions contemplated by the Merger Agreement) which the Company will be required to pay to Parent upon termination of the Merger Agreement under specified circumstances set forth therein.

“Unaffiliated Stockholders” means, collectively, the “unaffiliated security holders” (as such term is defined in Rule 13e-3) of FONAR. For the avoidance of doubt, the Unaffiliated Stockholders exclude the Company, Parent and their respective subsidiaries and “affiliates” (as such term is defined in Rule 13e-3).

SUMMARY TERM SHEET

This summary term sheet discusses the material terms contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.

Introduction

On December 23, 2025, FONAR entered into the Merger Agreement, a copy of which is attached to this proxy statement as ANNEX A, pursuant to which, subject to the satisfaction or waiver of certain conditions to Closing, Merger Sub will merge with and into FONAR, with FONAR surviving the Merger as a wholly owned subsidiary of Parent. If the Merger is completed, each issued and outstanding share of Company Capital Stock and Class A Non-voting Preferred Stock (other than as described below) will be converted into the right to receive cash in an amount equal to the applicable Per Share Price, without interest and subject to deduction for any required withholding tax, and FONAR will become a privately held company. At the Special Meeting, FONAR is asking the holders of Company Capital Stock to consider and vote on the adoption and approval of the Merger Agreement providing for the Merger.

On July 8, 2025, the FONAR Board formed the Special Committee comprised solely of the Disinterested Directors (Mr. Turk and Mr. Carrino), (i) to evaluate the advisability and fairness to FONAR and our stockholders (excluding the holders of Excluded Shares) of a non-binding proposal received from the Acquisition Group in July 2025, pursuant to which the Acquisition Group would potentially acquire the outstanding capital stock of the Company in a merger transaction, (ii) to examine any matters, including all information reasonably necessary to make an informed decision (including any alternative proposals or other strategic alternatives available to the Company, including maintaining the status quo as a standalone public company), in connection with such evaluation as the Special Committee deems appropriate (subject to applicable law), (iii) to engage, at the Company’s expense, such legal counsel or other advisors as the Special Committee deems appropriate in connection with the Process (as defined below), (iv) to negotiate on behalf of the Company, assess, reject, and make recommendations to the FONAR Board with respect to, with the advice of legal counsel and other advisors, the proposed merger transaction, and (v) to review and participate in the preparation and issuance of public statements and filings under applicable securities laws in connection with such a proposed transaction and related matters (which we refer to in this proxy statement, collectively, as the “Process”). The Special Committee, as more fully described below, evaluated the terms of the Merger and other matters throughout the Process with the assistance of outside financial and legal advisors. At the conclusion of its review, at a meeting of the Special Committee held on December 23, 2025, the Special Committee, among other things, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares), (2) recommended to the Disinterested Directors that the FONAR Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (B) submit the Merger Agreement and the Merger to the Company’s stockholders for adoption and approval at the Special Meeting, and (3) recommended to the Disinterested Directors that the FONAR Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to the Unaffiliated Stockholders.

The FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), at a meeting of the FONAR Board held on December 23, 2025 (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders (other than the holders of Excluded Shares); (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of Company Capital Stock for adoption at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of Company Capital Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL at the Special Meeting. In addition, the Disinterested Directors, on behalf of the Company, believe that the Merger is fair to the Unaffiliated Stockholders.

Because the transactions contemplated by the Merger Agreement constitute a “going private” transaction under the rules of the SEC, the Company, Parent and the other members of the Acquisition Group have jointly filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. You may obtain additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information.”

The Parties to the Merger (page 132)

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FONAR — FONAR Corporation was incorporated on July 17, 1978 as a Delaware corporation. We conduct our business in two segments. Our medical equipment segment is conducted directly through FONAR. FONAR is engaged in the business of designing, manufacturing, selling and servicing magnetic resonance imaging scanners, also referred to as “MRI” or “MR” scanners, which utilize MRI technology for the detection and diagnosis of human disease, abnormalities, other medical conditions and injuries. FONAR’s founder built the first MRI scanner in 1977 and FONAR introduced the first commercial MRI scanner in 1980. FONAR is also the originator of the iron-core non-superconductive and permanent magnet MRI technology. Our physician management and diagnostic services segment is conducted through our subsidiary, Health Management Corporation of America, and its subsidiaries including our 70.6%-owned indirect subsidiary HDM (collectively, “HMCA”). HMCA provides comprehensive non-medical management services to diagnostic imaging facilities. In addition to acting as a management company, HMCA owns and operates six diagnostic imaging facilities in Florida. Our Common Stock is publicly traded on the Nasdaq Capital Market under the symbol “FONR.” Our corporate offices are located at 110 Marcus Drive, Melville, New York 11747, and our telephone number is (631) 694-2929. For additional information about FONAR, see the sections of this proxy statement captioned “The Parties to the Merger—FONAR” and “Important Information Regarding FONAR.”

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Parent — FONAR, LLC was formed as a Delaware limited liability company on behalf of Mr. Damadian by the filing of a certificate of formation on June 5, 2025. Parent was formed solely for the purpose of engaging in a proposed transaction with the Company that would enable Parent to acquire all of the issued and outstanding Company Capital Stock and Class A Non-voting Preferred Stock that is not owned by members of the Acquisition Group. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, including the Financing. Mr. Damadian is currently the sole manager of Parent, which is in turn the sole stockholder of Merger Sub. Parent’s current business address is 265 Spagnoli Road, Suite 200, Melville, New York 11747, and its telephone number is (516) 454-0700. For information about Parent, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities—Parent” and “Important Information Regarding the Acquisition Group—Parent.”

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Merger Sub — FONAR Acquisition Sub, Inc. is a wholly owned subsidiary of Parent and was formed on September 18, 2025 as a Delaware corporation solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger

Agreement. Merger Sub’s current business address is 265 Spagnoli Road, Suite 200, Melville, New York 11747, and its telephone number is (516) 454-0700. For information about Merger Sub, see the sections of this proxy statement captioned “The Parties to the Merger—Parent Entities—Merger Sub” and “Important Information Regarding the Acquisition Group—Merger Sub.”

Parent and Merger Sub are each affiliated with and owned and controlled, directly or indirectly, by Mr. Damadian, who currently serves as the sole manager of Parent. Mr. Damadian also currently serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub, and Mr. Bonanni currently serves as the Chief Operating Officer and Executive Vice President of Merger Sub. In connection with the transactions contemplated by the Merger Agreement, Parent has received commitments for the Financing, pursuant to which (i) the Bank Lender has committed to provide $35,000,000 of debt financing pursuant to the Bank Commitment Letter, (ii) the Debt Financing Sources have collectively committed to provide Parent with debt financing in the aggregate amount of $10,225,000 pursuant to the Debt Commitment Agreements, and (iii) the Equity Financing Sources have committed to provide equity financing in the aggregate amount of $47,440,504, consisting of a combination of rollover securities and new cash. The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing. The proceeds of the Financing Commitments will be used by Parent, together with the cash on hand of FONAR, to (a) fund the aggregate Per Share Price to be paid to the Company’s Unaffiliated Stockholders pursuant to the Merger Agreement and (b) pay all related fees, expenses and other amounts required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, as described further in this proxy statement under the caption “Special Factors—Financing of the Merger.”

The Special Meeting (page 133)

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Date, Time and Place. The Special Meeting will be held on     , 2026, at     .m. New York time. You may attend the Special Meeting solely by means of remote communication via a live interactive webcast on the internet at     . You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). The Company believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

•	Purpose. At the Special Meeting, the Company will ask stockholders to vote on the following proposals:

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The Merger Proposal: the proposal to adopt and approve the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation following such Merger and becoming a wholly owned subsidiary of Parent; and

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The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting.

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Record Date; Shares Entitled to Vote; Quorum. You are entitled to vote at the Special Meeting if you owned shares of any class of Company Capital Stock as of the close of business on the Record Date. As of the Record Date of     , 2026, there were     shares of Company Capital Stock outstanding and entitled to vote at the Special Meeting, consisting of     shares of Common Stock,     shares of Class B Common Stock and     shares of Class C Common Stock. For each share of Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. For each share of Class B Common Stock that you own as of the close of business on the Record Date, you will have 10 votes on each matter submitted for a vote at the Special Meeting. For each share of Class C Common Stock that you own as of the close of business on the Record Date, you will have 25 votes on each matter submitted for a vote at the Special Meeting. The holders of a majority of the Company Capital Stock issued and outstanding and entitled to vote at the Special Meeting, present by means of remote communication via a live interactive webcast or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required (page 134)

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The Merger Proposal. Approval of the Merger Proposal requires (1) the affirmative vote of shares representing a majority of the Company Capital Stock outstanding and entitled to vote, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock, and (2) the affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock.

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The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast at the Special Meeting by the holders of shares of Company Capital Stock present in person by means of remote communication via a live interactive webcast or represented by proxy and entitled to vote thereon, after giving effect to the respective voting powers of each class of Company Capital Stock.

Section 203 Stockholder Approval

On February 2, 2026, a Verified Stockholder Class Action Complaint entitled Bruce Taylor v. FONAR Corporation et al., C.A. No. 2026-0142-JTL (Del. Ch.) (the “Complaint”), was filed in the Delaware Court of Chancery by a putative FONAR stockholder (the “Delaware Plaintiff”), on behalf of himself and all other similarly situated stockholders, against FONAR, the Parent Entities and members of the FONAR Board (the “Defendants”). The Complaint alleges that the Parent Entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203 of the Delaware General Corporation Law (“Section 203”), among certain FONAR stockholders that was not approved by the FONAR Board and was prior to the FONAR Board’s approval of the Merger, thereby triggering Section 203’s requirement that at least 66 2/3% of the outstanding Company Capital Stock unaffiliated with the Parent Entities vote in favor of the Merger (after giving effect to the respective voting powers of each class of Company Capital Stock under FONAR’s existing amended and restated certificate of incorporation). The Complaint seeks, among other things, (1) an order declaring that the Merger is subject to Section 203’s supermajority voting requirement, (2) an order enjoining the vote on the Merger unless and until stockholders are informed that the Merger can close only if it is approved pursuant to Section 203’s supermajority voting requirement, and (3) a finding that the members of the FONAR Board breached their fiduciary duties by entering into the Merger Agreement without providing for a supermajority stockholder vote contemplated by Section 203. FONAR disputes the Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the Merger.

FONAR disagrees with the Delaware Plaintiff’s allegation that the Parent Entities entered into any agreement, arrangement or understanding that resulted in them being an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, and FONAR disagrees that the Parent Entities became an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the time of such board approval. FONAR also disagrees with the Delaware Plaintiff’s other allegations and assertions for multiple reasons.

If it was finally determined by the Delaware court (and affirmed on any appeal) that the Parent Entities became an interested stockholder under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, then, so long as the Parent Entities remain an interested stockholder under Section 203, FONAR cannot complete a business combination with the Parent Entities, including the Merger, for a period of three years following the time that the Parent Entities became an interested stockholder unless the business combination is approved by the FONAR Board and authorized by the FONAR stockholders by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power (other than voting power from shares of FONAR stock deemed “owned” by the Parent Entities under Section 203).

If Section 203 applies to the Merger and the Merger is not authorized in accordance with the statute by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203 at the FONAR Special Meeting, under Section 203, the Merger could not be completed. Were that to occur, FONAR and the Parent Entities would remain bound by the Merger Agreement and could determine to re-solicit FONAR stockholder authorization and approval of the Merger Agreement by a vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, or the Merger Agreement could be terminated under certain circumstances, including in certain circumstances if the Merger has not been completed on or before the 90th day after dissemination of FONAR’s Definitive Proxy Statement for the Special Meeting.

Notwithstanding FONAR’s disagreement with the claims asserted in the Complaint and its belief that Section 203 does not apply to the Merger, by way of this joint proxy statement/prospectus, FONAR is asking stockholders to approve the Merger by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, which the Delaware Plaintiff has agreed would moot the Delaware Plaintiff’s Section 203 claim.

If the Merger receives the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities, the Merger will close subject to the other closing conditions stated herein, even if Section 203 were determined to be applicable to the Merger. If the Merger does not receive the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding shares deemed owned by the Parent Entities, FONAR and the Parent Entities have agreed that the Merger will not close prior to the earlier of (i) the Court’s ruling on the Delaware Plaintiff’s Section 203 claim or (ii) June 22, 2026.

FONAR will tabulate votes cast on the approval and adoption of the Merger Agreement at the FONAR Special Meeting pursuant to the voting condition set forth in the Merger Agreement as well as the 66 2/3% voting standard contemplated by Section 203. FONAR will publicly announce the voting results following the completion of the FONAR Special Meeting based on the voting condition set forth in the Merger Agreement as well as the Section 203 voting standard and will include in such public announcement a statement as to whether or not the Merger Agreement was approved by 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities.

A copy of the Complaint is attached to this proxy statement as ANNEX D and is incorporated herein by reference. See the caption “Required Vote” for additional information.

Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger (page 108)

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Intent of FONAR’s Directors and Executive Officers to Vote in Favor of the Merger. The Company’s directors and executive officers owning shares of Company Capital Stock have informed the Company that, as of the date of this proxy statement, such individuals intend to vote all of the shares of Company Capital Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. Further, the Company’s directors (excluding the Disinterested Directors and Ms. Maher) and officers who are Rollover Stockholders have each entered into a Voting Agreement with the Company, as further described in this proxy statement. As of the Record Date, the Company’s directors and executive officers beneficially owned, in the aggregate, shares representing approximately   % of the voting power of the shares of Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock

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Intent of Certain Stockholders to Vote in Favor of the Merger. As of the Record Date, the Acquisition Group members (inclusive of Mr. Damadian, Mr. Bonanni and Mr. Lehman) own, in the aggregate,     shares of Common Stock and     shares of Class C Common Stock. Such shares owned by the Acquisition Group collectively represent approximately   % of the total voting power of the Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock. On December 23, 2025, in connection and concurrently with the execution of the Merger Agreement, the Company entered into individual Voting Agreements with the Rollover Stockholders (collectively, the “Voting Agreements”), under which the Rollover Stockholders have agreed, subject to the terms and conditions set forth in the Voting Agreements, to (among other things) vote the respective shares of Company Capital Stock they beneficially own (collectively, the “Subject Shares”) in favor of the Merger Proposal at the Special Meeting and at any adjournment or postponement thereof. Assuming that none of the Subject Shares which are Class C Common Stock are converted into Common Stock, the Subject Shares represent an aggregate of 6,622,874 votes, or 42.08% of the outstanding voting power as of February 26, 2026, after giving effect to the voting power of an aggregate of 248,774 shares of Common Stock (having one vote per share) and 254,964 shares of Class C Common Stock (having 25 votes per share). However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Disinterested Stockholder Approval. The votes represented by shares of Company Capital Stock that are beneficially owned by any stockholder who is not a disinterested stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Rollover Stockholders) will not be counted for purposes of obtaining the Disinterested Stockholder Approval under DGCL Section 144(c). In addition, an aggregate of 13,494 shares of Class A Non-voting Preferred Stock are owned by members of the Acquisition Group as of February 26, 2026. Immediately prior to the Merger, the Rollover Stockholders will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. All of such shares contributed to Parent are Excluded Shares that at the Effective Time will not receive any Merger consideration. If the Merger is completed, the Company will be privately owned and controlled by Parent.

For more information, see the section of this proxy statement captioned “Special Factors—Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger.”

Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors (page 63)

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Special Committee’s Recommendation. The Special Committee, pursuant to resolutions adopted at a meeting of the Special Committee held on December 23, 2025, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares), (2) recommended to the Disinterested Directors that the FONAR Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (B) submit the Merger Agreement and the Merger to the Company’s stockholders for adoption and approval at the Special Meeting, and (3) recommended to the Disinterested Directors that the FONAR Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In reviewing the Merger, the Special Committee consulted with outside financial and legal advisors and, where appropriate, FONAR’s management, and considered other potential strategic alternatives. In addition, the Special Committee believes that the Merger is fair to the Unaffiliated Stockholders. For a description of the reasons considered by the

Special Committee, see the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

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Disinterested Directors’ Recommendation. The FONAR Board, at a meeting of the FONAR Board held on December 23, 2025, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders (other than the holders of Excluded Shares); (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of Company Capital Stock for adoption at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of Company Capital Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL at the Special Meeting. In addition, the Disinterested Directors, on behalf of the Company, believe that the Merger is fair to the Unaffiliated Stockholders. For a description of the reasons considered by the Disinterested Directors, see the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

The FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), recommends that you vote: “FOR” the approval of the Merger Proposal, and “FOR” the approval of the Adjournment Proposal.

Opinion of Marshall & Stevens (page 71)

The Special Committee retained Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) as its independent valuation consultant with respect to valuation matters in connection with the Special Committee’s consideration of the Merger Proposal. In connection with this engagement, the Special Committee requested that Marshall & Stevens evaluate the fairness, from a financial point of view, of the applicable Per Share Price to be received by the holders of shares of each class of Company Capital Stock and shares of Class A Non-voting Preferred Stock (other than Parent) (such holders, the “Public Stockholders”) pursuant to the engagement letter between Marshall & Stevens and the Special Committee. At a meeting of the FONAR Board (at which Mr. Damadian and Mr. Lehman were initially in attendance and then recused themselves and were not present for the vote, and Ms. Maher was in attendance but abstained from the vote) held on December 23, 2025, Marshall & Stevens rendered its oral opinion to the Special Committee, which opinion was confirmed by delivery of a written opinion, dated December 23, 2025 (the “M&S Opinion”), to the effect that, as of December 10, 2025 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger consideration (being the applicable Per Share Price) to be received by the Company’s non-dissenting Public Stockholders pursuant to the Merger Agreement, is fair to such stockholders, from a financial point of view.

The full text of Marshall & Stevens’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Marshall & Stevens, is attached as ANNEX B to this proxy statement and is incorporated herein by reference. The Company encourages you to read the opinion carefully and in its entirety. Marshall & Stevens’ opinion was provided for the use and benefit of the members of the Special Committee (in their capacity as such) in their evaluation of the applicable Per Share Price for each class of Company Capital Stock and the Class A Non-voting Preferred Stock from a financial point of view and did not address any other aspect of the Merger or any other matter. Marshall & Stevens’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company or the Special Committee to engage in the Merger or any term, aspect or implication of any other agreement (or amendment thereto or related arrangements) entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Marshall & Stevens’ opinion did not constitute a recommendation as to how the Special Committee or any Company stockholder should act or how any holder of Company Capital Stock should vote on the Merger or any other matter. The summary of Marshall & Stevens’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Marshall & Stevens’ opinion attached hereto as ANNEX B.

For more information, see the section of this proxy statement entitled “Special Factors—Opinion of Marshall & Stevens.”

Positions of Mr. Damadian, Mr. Bonanni and Mr. Lehman as to the Fairness of the Merger (page 84)

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Position of Mr. Damadian as to the Fairness of the Merger. Under the SEC rules governing “going private” transactions, Mr. Damadian, our President, Chief Executive Officer, Treasurer and the Chairman of the FONAR Board, may be deemed to be an “affiliate” (as such term is defined in Rule 13e-3) of the Company who is engaged in a “going private” transaction as the leader of the Acquisition Group and a Rollover Stockholder, and due to his expected roles as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation and the continuing sole manager of Parent after Closing and, therefore, Mr. Damadian is required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the Unaffiliated Stockholders. Mr. Damadian has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Other than Mr. Damadian’s participation in negotiations with the Special Committee and third party financing sources relating to the proposed transaction in his capacity as the leader of the Acquisition Group and the sole manager of Parent and his participation in preparing the Projections (as further described under the caption “Special Factors—Background of the Merger”), Mr. Damadian did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions Mr. Damadian expressly adopts), and although Mr. Damadian was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Damadian participated in preparing, that were included in information received by the Special Committee), and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company as to the fairness of the Merger, Mr. Damadian believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the Unaffiliated Stockholders.

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Position of Mr. Bonanni as to the Fairness of the Merger. Under the SEC rules governing “going private” transactions, Mr. Bonanni, our Chief Operating Officer, Executive Vice President and acting Principal Financial Officer, may be deemed to be an “affiliate” (as such term is defined in Rule 13e-3) of the Company who is engaged in a “going private” transaction as a member of the Acquisition Group and a Rollover Stockholder, and due to his expected roles as the Chief Operating Officer and Executive Vice President of the Surviving Corporation after Closing and, therefore, Mr. Bonanni is required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the Unaffiliated Stockholders. Mr. Bonanni has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Other than Mr. Bonanni’s participation in negotiations with the Special Committee and third party financing sources relating to the proposed transaction in his capacity as a member of the Acquisition Group and his participation in preparing the Projections (as further described under the captions “Special Factors—Background of the Merger” and “Special Factors—Unaudited Prospective Financial Information”), Mr. Bonanni did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions Mr. Bonanni expressly adopts), and although Mr. Bonanni was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Bonanni participated in preparing, that were included in information received by the Special Committee), and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company as to the fairness of the Merger, Mr. Bonanni believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the Unaffiliated Stockholders.

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Position of Mr. Lehman as to the Fairness of the Merger. Under the SEC rules governing “going private” transactions, although Mr. Lehman, a non-employee director of the Company, will not be continuing as a director of the Surviving Corporation, Mr. Lehman may be deemed to be engaged in a “going private” transaction as a member of the Acquisition Group and a Rollover Stockholder and, therefore, Mr. Lehman is required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the Unaffiliated Stockholders. Mr. Lehman has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Other than Mr. Lehman’s participation in negotiations with the Special Committee relating to the proposed transaction in his capacity as a member of the Acquisition Group, Mr. Lehman did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions Mr. Lehman expressly adopts), and although Mr. Lehman was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger, and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company as to the fairness of the Merger, Mr. Lehman believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the Unaffiliated Stockholders.

However, the views of Mr. Damadian, Mr. Bonanni and Mr. Lehman, respectively, as to the fairness of the Merger are not intended to be, and should not be construed as, a recommendation to any FONAR stockholder as to how that stockholder should vote on the Merger Proposal. As disclosed under “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger,” each of Mr. Damadian, Mr. Bonanni and Mr. Lehman may be deemed to have interests in the Merger that differ from those of FONAR’s stockholders generally. See “Special Factors—Positions of Mr. Damadian, Mr. Bonanni and Mr. Lehman as to the Fairness of the Merger” for additional information.

Positions of the Acquisition Group as to the Fairness of the Merger (page 87)

Under the SEC rules governing “going private” transactions, the Acquisition Group members may be deemed to be “affiliates” (as such term is defined in Rule 13e-3) of the Company and, therefore, are required to express their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. The Acquisition Group members believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. However, none of the Acquisition Group members has undertaken any formal evaluation of the fairness of the Merger to the Unaffiliated Stockholders, or engaged a financial advisor for such purpose. Moreover, none of the Acquisition Group members (other than Mr. Damadian, Mr. Bonanni and Mr. Lehman, to the extent specifically described herein under the captions “Special Factors—Background of the Merger” and “Special Factors—Unaudited Prospective Financial Information”) participated in any aspect of the Process, including that none of the Acquisition Group members participated in the deliberations of the Special Committee or the Disinterested Directors, nor did any of the Acquisition Group members receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Damadian and Mr. Bonanni participated in preparing, that were included in information received by the Special Committee), nor did any of the Acquisition Group members receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company, in connection with the Merger. The beliefs of the Acquisition Group members as to the fairness of the Merger is based on the factors discussed in the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.” However, the views of the Acquisition Group members as to the fairness of the Merger are not intended to be, and should not be construed as, a recommendation to any FONAR stockholder as to how that stockholder should vote on the Merger Proposal. Acquisition Group members may be deemed to have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders. See “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

Certain Effects of the Merger (page 92)

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If the conditions to the completion of the Merger are either satisfied or waived (to the extent waivable under applicable law), then at the Effective Time: (1) Merger Sub will merge with and into FONAR, (2) the separate existence of Merger Sub will cease, and (3) FONAR will continue as the Surviving Corporation in the Merger and as a wholly owned subsidiary of Parent. As a result of the Merger, FONAR will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

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The time at which the Merger becomes effective will occur upon the filing of the Certificate of Merger with, subject to its acceptance by, the Secretary of State of the State of Delaware (or such later time as FONAR, Parent and Merger Sub may agree and specify in the Certificate of Merger).

Treatment of Shares

The Merger Agreement provides for the following treatment of the Company’s capital stock in connection with the Merger:

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At the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Common Stock Per Share Price, without interest and subject to deduction for any required withholding tax.

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At the Effective Time, each share of Class B Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Class B Common Stock Per Share Price, without interest and subject to deduction for any required withholding tax.

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At the Effective Time, each share of Class C Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Class C Common Stock Per Share Price, without interest and subject to deduction for any required withholding tax.

•	At the Effective Time, each share of Class A Non-voting Preferred Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Class A Non-voting Preferred Stock Per Share Price, without interest and subject to deduction for any required withholding tax.

The Common Stock Per Share Price of $19.00 represents an approximately 29.6% premium to the unaffected closing share price on the Nasdaq Capital Market on December 29, 2025, the last trading day prior to the announcement of the entry into the Merger Agreement, an approximately 21.9% premium to the closing share price on the Nasdaq Capital Market on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal, and an approximately 39.7% premium over the average closing price of the Common Stock for the 90 trading day period ending on June 30, 2025. For more information, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Merger” and “The Merger Agreement—Merger Consideration—Company Capital Stock and Class A Non-voting Preferred Stock.”

On or immediately before the Closing Date, Parent will deposit, or Parent will cause to be deposited by the Surviving Corporation promptly following the Effective Time, with the Paying Agent (as defined in the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”) an amount of cash, that, together with the cash on hand of the Company as of the Closing, is sufficient to pay the aggregate Per Share Price to which FONAR stockholders will become entitled pursuant to the Merger Agreement. Once an eligible stockholder has provided the Paying Agent with the documentation required by the Merger Agreement, the Paying Agent will pay the stockholder the appropriate portion of the aggregate Per Share Price in exchange for the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) held by that stockholder immediately prior to the Effective Time. For more information, see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the applicable Per Share Price for each share of Company Capital Stock and Class A Non-voting Preferred Stock that you own, but you will no longer have any rights as a stockholder (except that stockholders who have neither voted in favor of the Merger nor consented thereto in writing, properly demanded appraisal of such shares of Company Capital Stock and Class A Non-voting Preferred Stock pursuant to, and in accordance with, Section 262, and do not validly withdraw or otherwise lose their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “Appraisal Rights”).

Certain Effects on FONAR if the Merger is Not Completed (page 96)

If the Merger Agreement is not adopted and approved as a result of the failure to obtain the Requisite Company Vote, or if the Merger is not completed for any other reason, FONAR’s stockholders will not be entitled to receive any payment for their shares of Company Capital Stock and Class A Non-voting Preferred Stock in connection with the Merger.

Instead, (1) FONAR will remain an independent public company having the same executive officers and directors, (2) the Common Stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act, and (3) FONAR will continue to file reports under the Exchange Act with the SEC and hold annual meetings of stockholders in accordance with applicable law. For more information, see the section of this proxy statement captioned “Special Factors—Certain Effects on FONAR if the Merger is Not Completed.”

Interests of FONAR’s Directors and Executive Officers in the Merger (page 103)

In considering the recommendations of the Special Committee and the FONAR Board (acting through the Disinterested Directors) with respect to the Merger, you should be aware that, aside from their interests as holders of Company Capital Stock and Class A Non-voting Preferred Stock, the FONAR Board, including the

Disinterested Directors, and certain of FONAR’s executive officers may be deemed to have interests in the Merger that are different from, or in addition to, your interests as a disinterested stockholder. In particular:

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As further described below, the Disinterested Directors each received a special one-time cash fee for services as members of the Special Committee, which fee was paid to each Disinterested Director in six consecutive, equal monthly installments, with the first payment made in July 2025 (see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Special Committee Fees” for additional information). Such cash fees were not contingent upon the consummation of the Merger or upon any other factor.

•	FONAR’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and FONAR.

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Parent and Merger Sub, a wholly owned subsidiary of Parent, are each affiliated with and owned and controlled by Mr. Damadian. Mr. Damadian and other members of the Acquisition Group, which is a group consisting of 57 total (including Parent and Merger Sub) individuals, trusts, corporations and limited liability companies, have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the FONAR Board; Mr. Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Lehman, a director of the Company and a member of its Audit Committee. Other members of the Acquisition Group include various employees and stockholders (including the Rollover Stockholders) of the Company, and certain persons who are members of HDM, the Company’s 70.6%-owned indirect subsidiary. If the Merger is completed, the Company will be privately owned and controlled by Parent. As a result of the Merger, FONAR will cease to be a publicly traded company, the Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and FONAR will no longer file periodic reports, current reports and proxy and information statements with the SEC.

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Mr. Damadian, our Chief Executive Officer, President, Treasurer and Chairman of the FONAR Board, is a member and the leader of the Acquisition Group and a Rollover Stockholder. He is currently the sole manager of Parent and is expected to hold a controlling voting interest in Parent immediately following the Merger. He also currently serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub and, accordingly, will serve as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation upon the Closing, if the Merger is completed. Mr. Damadian does not have any voting rights or any decision-making authority or other power with respect to any members of the Acquisition Group other than himself, Parent and Merger Sub. As of the date of this proxy statement, Mr. Damadian owns 79,464 shares of Common Stock, 127,482 shares of Class C Common Stock and 5,898 shares of Class A Non-voting Preferred Stock of FONAR. Pursuant to the Equity Financing, he has agreed to contribute, immediately prior to the Effective Time, all of his shares of Common Stock, Class C Common Stock and Class A Non-voting Preferred Stock (or, alternatively, may elect in accordance with the terms of his Equity Commitment Agreement to contribute an amount of cash equal to the aggregate Per Share Price for all of his FONAR shares) to Parent in exchange for an aggregate of 125,262 Class B membership units of Parent and, as a result, Mr. Damadian will not receive the applicable Per Share Price for any of such FONAR shares. Mr. Damadian has also committed to subscribe for an aggregate of 554,714 Class B membership units of Parent for a total subscription price of $10,539,572 in cash, pursuant to the Equity Financing. Following the Merger, if it is completed, Mr. Damadian, as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation and the sole manager of Parent and through his ownership of all of the Class A membership units of Parent (through which Mr. Damadian is expected to hold a controlling voting interest in Parent after the Merger), will control the operations and finances of the Surviving Corporation. In addition, if the Merger is completed, Mr. Damadian and other members of the Acquisition Group, including certain of our directors (other than the

Disinterested Directors and Ms. Maher) and officers, will derive substantially all of the benefits of the Surviving Corporation’s operations and finances by virtue of their ownership interests in Parent.

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Mr. Bonanni, our Chief Operating Officer, Executive Vice President and acting Principal Financial Officer, is a member of the Acquisition Group and a Rollover Stockholder. He is also currently the Chief Operating Officer and Executive Vice President of Merger Sub and, accordingly, will serve as the Chief Operating Officer and Executive Vice President of the Surviving Corporation upon the Closing, if the Merger is completed. Mr. Bonanni beneficially owns 54,253 shares of Common Stock and 1,285 shares of Class A Non-voting Preferred Stock as of the date of this proxy statement. Pursuant to the Equity Financing, he has agreed to contribute, immediately prior to the Effective Time, all of his shares of Common Stock and Class A Non-voting Preferred Stock (or, alternatively, may elect in accordance with the terms of his Equity Commitment Agreement to contribute an amount of cash equal to the aggregate Per Share Price for all of his FONAR shares) to Parent in exchange for an aggregate of 54,963 Class B membership units of Parent and, as a result, he will not receive the applicable Per Share Price for any of such FONAR shares. Mr. Bonanni has also committed to subscribe for an aggregate of 34,211 Class B membership units of Parent for a total subscription price of $650,000 in cash, pursuant to the Equity Financing. In addition, Mr. Bonanni has committed to provide $2,300,000 pursuant to the Debt Financing.

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Mr. Lehman, our non-employee director, is a member of the Acquisition Group and a Rollover Stockholder. He beneficially owns 4,330 shares of Common Stock as of the date of this proxy statement. Pursuant to the Equity Financing, Mr. Lehman has agreed to contribute, immediately prior to the Effective Time, all of his shares of Common Stock (or, alternatively, may elect in accordance with the terms of his Equity Commitment Agreement to contribute an amount of cash equal to the aggregate Per Share Price for all of his FONAR shares) to Parent in exchange for 4,330 Class B membership units of Parent and, as a result, will not receive the Common Stock Per Share Price for any of such FONAR shares. Mr. Lehman has also committed to subscribe for an aggregate of 48,684 Class B membership units of Parent for a total subscription price of $925,000 in cash, pursuant to the Equity Financing.

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Ms. Maher, our non-employee director, is not a member of the Acquisition Group. Ms. Maher recused herself from service on the Special Committee and abstained from the FONAR Board deliberations relating to the Merger because her mother (Janice Veroline, who is an employee of the Company), is a member of the Acquisition Group and Ms. Maher may therefore be deemed to have a “material relationship” with a person who has a “material interest” (in each case, as defined in DGCL Section 144(e)) in the Merger as a result of her mother’s membership in the Acquisition Group.

•

Mr. Turk, our non-employee director, serves as the Chair of the Special Committee. Mr. Turk is not the beneficial owner of any Company securities. In consideration for his services as Chair of the Special Committee, Mr. Turk received a special one-time cash fee of $200,000, which was paid in six consecutive, equal monthly installments, with the first payment made in July 2025 (see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Special Committee Fees”). Such cash fee was not contingent upon the consummation of the Merger or upon any other factor.

•

Mr. Carrino, our non-employee director, serves as a member of the Special Committee. Mr. Carrino is not the beneficial owner of any Company securities. In consideration for his services as a member of the Special Committee, Mr. Carrino received a cash fee of $175,000, which was paid in six consecutive, equal monthly installments, with the first payment made in July 2025 (see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Special Committee Fees”). Such cash fee was not contingent upon the consummation of the Merger or upon any other factor.

•

Claudette J.V. Chan (“Ms. Chan”), who previously served as a director and the Secretary of the Company, retired from her roles with the Company effective June 19, 2025, and played no role in this transaction. Ms. Chan is not a member of the Acquisition Group.

•

The board of directors of Merger Sub is currently comprised of Mr. Damadian as the sole director. Assuming the Merger is completed, at the Effective Time, Mr. Damadian will become the sole director of the Surviving Corporation under the terms of the Merger Agreement, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

•

As described above, Merger Sub’s executive officers currently consist of Mr. Damadian, who serves as the President, Chief Executive Officer and Treasurer of Merger Sub, and Mr. Bonanni, who serves as the Chief Operating Officer and Executive Vice President of Merger Sub. Assuming the Merger is completed, at the Effective Time, Mr. Damadian and Mr. Bonanni will become the Surviving Corporation’s executive officers, serving in the same capacities and having the same titles, under the terms of the Merger Agreement. In addition, Mr. Collins (who is not an executive officer of the Company under SEC rules but was a named executive officer (“NEO”) of the Company in fiscal year 2025 based on his compensation) is expected to continue as the Surviving Corporation’s General Counsel. None of these individuals has entered into any employment agreement or similar arrangement with the Company or with any other party to the Merger, nor do we expect these individuals to enter into any such agreements prior to or following the Merger (including, following the Merger, with respect to the Surviving Corporation). No new terms of employment have been discussed with any party to the Merger and any of Mr. Damadian, Mr. Bonanni (or any other member of the Acquisition Group), or Mr. Collins. The respective terms of their employment following the Merger, including their compensation, will be on the same terms as currently in effect for each of Mr. Damadian, Mr. Bonanni and Mr. Collins in their respective roles at FONAR. In the event that the Merger is not completed, the capacities, titles and compensation of Mr. Damadian, Mr. Bonanni and Mr. Collins, respectively, in their roles at FONAR will remain in place on the same terms and conditions.

•

The Company has no outstanding equity linked securities or awards, including stock options, warrants, phantom stock or stock appreciation rights. Accordingly, no executive officer or director holds any such rights of the Company, and there will be no acceleration or vesting of any such equity linked securities or awards resulting from the completion of the Merger.

The Special Committee and the FONAR Board were aware of and considered these interests to the extent that they existed at the time, among other matters. For a more detailed description of the interests of FONAR’s executive officers and directors in the Merger, see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

Certain Material U.S. Federal Income Tax Consequences of the Merger (page 109)

The receipt of cash by FONAR stockholders in exchange for shares of Company Capital Stock and Class A Non-voting Preferred Stock in the Merger will be a taxable transaction to U.S. Holders (as defined under the section entitled, “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Such receipt of cash by a FONAR stockholder that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Capital Stock and/or Class A Non-voting Preferred Stock surrendered in the Merger.

FONAR stockholders that are Non-U.S. Holders (as defined under the section entitled, “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Capital Stock and Class A Non-voting Preferred Stock for cash in the Merger unless they have certain connections with the United States.

For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Restrictions on Solicitation of Other Offers (page 148)

Under the terms of the Merger Agreement, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision that allows the Special Committee to, directly or indirectly, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited, written Takeover Proposal that the Special Committee believes in good faith, after consultation with the Special Committee’s financial advisors and outside legal counsel, constitutes a Superior Proposal, and thereafter furnish to such third party non-public information relating to the Company or any of the Company’s subsidiaries pursuant to an executed confidentiality agreement; provided, in each such case, that the FONAR Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause the FONAR Board to be in breach of its fiduciary duties under Delaware law. For more information, see the section of this proxy statement captioned “The Merger Agreement—Restrictions on Solicitation of Other Offers.” Upon termination of the Merger Agreement under specified circumstances set forth therein, the Company has agreed to pay to Parent a termination fee equal to $450,000, including the aggregate dollar amount of Parent’s reasonable and documented out-of-pocket fees and expenses (the “Termination Fee”). See the sections of this proxy statement captioned “The Merger Agreement—Recommendation Changes” and “—Termination Fee” for more information.

Change in the Company Board Recommendation

The FONAR Board (or a committee thereof, including the Special Committee) may not amend, modify or withdraw the Company Board Recommendation or take certain similar actions other than, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, if the Special Committee believes in good faith, after consultation with the Special Committee’s financial advisors and outside legal counsel, that a bona fide, unsolicited, written Takeover Proposal constitutes a Superior Proposal, provided that the FONAR Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause the FONAR Board to be in breach of its fiduciary duties under Delaware law.

Moreover, neither the FONAR Board, acting upon the recommendation of the Special Committee, nor the Special Committee may (a) withdraw or modify the Company Board Recommendation in any manner adverse to Parent, (b) fail to include the Company Board Recommendation in the Company’s proxy statement for the Special Meeting, (c) adopt, approve, endorse, declare advisable or recommend a Takeover Proposal, or publicly propose to do so, (d) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within 10 business days after the commencement of such offer, or (e) fail to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Takeover Proposal (each, a “Company Adverse Recommendation Change”), or take certain similar actions unless the FONAR Board complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If FONAR or Parent terminates the Merger Agreement under certain circumstances, including because the FONAR Board, acting upon the recommendation of the Special Committee, or the Special Committee, amends, modifies or withdraws the Company Board Recommendation in any manner adverse to Parent, then FONAR must pay to Parent the Termination Fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—Recommendation Changes.”

Financing of the Merger (page 114)

The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

In connection with the transactions contemplated by the Merger Agreement, Parent has received commitments for the Financing, pursuant to which (i) the Bank Lender has committed to provide $35,000,000 of debt financing pursuant to the Bank Commitment Letter, (ii) the Debt Financing Sources have collectively committed to provide Parent with debt financing in the aggregate amount of $10,225,000 pursuant to the Debt Commitment Agreements, and (iii) the Equity Financing Sources have committed to provide equity financing in the aggregate amount of $47,440,504, consisting of a combination of rollover securities and new cash. The proceeds of the Financing commitments will be used by Parent, together with the cash on hand of FONAR, to (a) fund the aggregate Per Share Price to be paid to the Company’s Unaffiliated Stockholders pursuant to the Merger Agreement and (b) pay all related fees, expenses and other amounts required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Special Factors—Financing of the Merger.”

Conditions to the Closing of the Merger (page 151)

Obligations of Parent, Merger Sub and the Company. The obligations of Parent and Merger Sub, on the one hand, and FONAR, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of certain conditions (to the extent waivable under applicable law), including:

•

the Company’s receipt at the Special Meeting of the Company Stockholder Approval and the Disinterested Stockholder Approval, in each case, in favor of the adoption and approval of the Merger Agreement and the consummation of the Merger;

•

the absence of any law, regulation, order, writ, assessment, decision, injunction, decree, ruling or judgment by any governmental entity, arbitrator or other tribunal having jurisdiction over any party to the Merger Agreement, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits consummation of the proposed transactions contemplated by the Merger Agreement, including the Merger;

•

the expiration or termination of any waiting period applicable to the consummation of the Merger under, and the filing of all required filings and receipt of all required approvals under, applicable antitrust laws; and

•

the receipt of all consents, approvals and other authorizations of any governmental entity required to consummate the Merger and the other transactions contemplated by the Merger Agreement, free of any condition that would reasonably be expected to have a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement.

Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent waivable under applicable law) of each of the following conditions:

•

the accuracy of the representations and warranties of FONAR in the Merger Agreement, subject to certain qualifiers relating to material adverse effect and de minimis inaccuracies or other qualifiers, as of certain dates set forth in the Merger Agreement;

•

FONAR having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, under the Merger Agreement required to be performed by or complied with by FONAR at or prior to the Closing;

•

the absence of any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect having occurred after the date of the Merger Agreement; and

•	receipt by Parent of a customary closing certificate of FONAR.

Obligations of FONAR. The obligations of FONAR to consummate the Merger are subject to the satisfaction or waiver (to the extent waivable under applicable law) of each of the following conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to certain qualifiers relating to material adverse effect and de minimis inaccuracies or other qualifiers, as of certain dates set forth in the Merger Agreement;

•

Parent and Merger Sub having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, under the Merger Agreement required to be performed by or complied with by Parent and Merger Sub at or prior to the Closing; and

•	the receipt by FONAR of a customary closing certificate of Parent, on behalf of Parent and Merger Sub.

For more information, see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing.”

Termination of the Merger Agreement (page 156)

The Merger Agreement contains certain termination rights of the Company, on the one hand, and Parent, on the other hand, including (i) the right to terminate the Merger Agreement at any time prior to the Effective Time by the mutual written consent of Parent, Merger Sub and the Company and (ii) the right of either Parent or the Company to terminate the Merger Agreement at any time prior to the Closing (whether before or after receipt of the Requisite Company Vote) if (a) the Merger is not consummated on or before the End Date (provided, that such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement under the Merger Agreement is the principal cause of the failure of the Merger to be consummated on or before the End Date), (b) any laws or governmental orders prohibit the consummation of the Merger, so long as the terminating party has not breached in any material respects its obligation to use its reasonable best efforts to obtain any necessary governmental or contractual approvals required in connection with the Merger, or (c) the Requisite Company Vote is not obtained at the Special Meeting. The termination rights under the Merger Agreement are further described in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee and Remedies (page 157)

Payment of Termination Fee by FONAR. Upon termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fee,” under specified circumstances, including if FONAR terminates the Merger Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal or if Parent terminates the Merger Agreement due to a Company Adverse Recommendation Change, in each case, pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, FONAR has agreed to pay to Parent the Termination Fee.

Specific Performance. Parent, Merger Sub and FONAR are entitled, in addition to any other remedy to which they are entitled at law or equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement.

Appraisal Rights (page 182)

If the Merger is consummated, holders of record or beneficial owners of Company Capital Stock and Class A Non-voting Preferred Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the

Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Capital Stock and Class A Non-voting Preferred Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement including under Section 262, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied. The requirements under Section 262 for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this proxy statement as ANNEX C and incorporated herein by reference.

This means that these holders of record and beneficial owners may be entitled to have their shares of Company Capital Stock and Class A Non-voting Preferred Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their Company Capital Stock and Class A Non-voting Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares of Company Capital Stock and Class A Non-voting Preferred Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Company Capital Stock and Class A Non-voting Preferred Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Capital Stock must (1) submit a written demand for appraisal of such record holder’s or beneficial owner’s shares of Company Capital Stock to FONAR before the vote is taken on the Merger Proposal, (2) with respect to Company Capital Stock only, not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Capital Stock through the effective date of the Merger, (4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

Our shares of Class A Non-voting Preferred Stock do not have any voting rights and are not entitled to vote on the Merger Proposal or any other proposal to be considered at the Special Meeting and, as a result, shall be deemed to have complied with the provisions of Section 262(a) of the DGCL, which requires such holder not to vote in favor of the Merger Proposal. The remaining requirements under Section 262 as described in this proxy statement are applicable to the holders of the Class A Non-voting Preferred Stock. Accordingly, to exercise appraisal rights, a holder of record or beneficial owner of Class A Non-voting Preferred Stock must (i) submit a written demand for appraisal of such record holder’s Class A Non-voting Preferred Stock to FONAR before the vote is taken on the Merger Proposal, (ii) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Class A Non-voting Preferred Stock through the effective date of the Merger, (iii) not withdraw their demands or otherwise lose their rights to appraisal, and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

If you are a beneficial owner of shares of Company Capital Stock or Class A Non-voting Preferred Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (A) reasonably identify the holder of record of the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) for which the demand is made, (B) be accompanied by documentary evidence of your beneficial ownership of the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.

The requirements under Section 262 for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by reference to the full text of Section 262, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached to this proxy statement as ANNEX C and incorporated herein by reference.

Litigation Relating to the Merger (page 120)

On February 2, 2026, a Verified Stockholder Class Action Complaint entitled Bruce Taylor v. Fonar Corporation et al., C.A. No. 2026-0142-JTL (Del. Ch.) (the “Complaint”), was filed in the Delaware Court of Chancery by a putative FONAR stockholder (the “Delaware Plaintiff”), on behalf of himself and all other similarly situated stockholders, against FONAR, the Parent Entities and members of the FONAR Board. The Complaint alleges that the Parent Entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, among certain FONAR stockholders that was not approved by the FONAR Board and was prior to the FONAR Board’s approval of the Merger, thereby triggering Section 203’s requirement that at least 66 2/3% of the outstanding Company Capital Stock unaffiliated with the Parent Entities vote in favor of the Merger (after giving effect to the respective voting powers of each class of Company Capital Stock under FONAR’s existing amended and restated certificate of incorporation). The Complaint seeks, among other things, (1) an order declaring that the Merger is subject to Section 203’s supermajority voting requirement, (2) an order enjoining the vote on the Merger unless and until stockholders are informed that the Merger can close only if it is approved pursuant to Section 203’s supermajority voting requirement, and (3) a finding that the members of the FONAR Board breached their fiduciary duties by entering into the Merger Agreement without providing for a supermajority stockholder vote contemplated by Section 203. FONAR disputes the Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the Merger.

Also on February 2, 2026, the Delaware Plaintiff filed a motion for preliminary injunction and a motion for expedited proceedings, seeking expedited briefing, discovery, and argument on a motion to preliminarily enjoin the Merger from closing, pursuant to the Complaint’s claims.

FONAR disagrees with the Delaware Plaintiff’s allegation that the Parent Entities entered into any agreement, arrangement or understanding that resulted in them being an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, and FONAR disagrees that the Parent Entities became an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the time of such board approval. FONAR also disagrees with the Delaware Plaintiff’s other allegations and assertions for multiple reasons.

If it was finally determined by the Delaware court (and affirmed on any appeal) that the Parent Entities became an interested stockholder under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, then, so long as the Parent Entities remain an interested stockholder under Section 203, FONAR cannot complete a business combination with the Parent Entities, including the Merger, for a period of three years following the time that the Parent Entities became an interested stockholder unless the business combination is approved by the FONAR Board and authorized by the FONAR stockholders by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power (other than voting power from shares of FONAR stock deemed “owned” by the Parent Entities under Section 203).

If Section 203 applies to the Merger and the Merger is not authorized in accordance with the statute by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203 at the FONAR Special Meeting, under Section 203, the Merger could not be completed. Were that to occur, FONAR and the Parent Entities would remain bound by the Merger Agreement and could determine to re-solicit FONAR stockholder authorization and approval of the Merger Agreement by a vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, or the Merger Agreement could be terminated under certain circumstances, including in certain circumstances if the Merger has not been completed on or before the 90th day after dissemination of FONAR’s Definitive Proxy Statement for the Special Meeting.

Notwithstanding FONAR’s disagreement with the claims asserted in the Complaint and its belief that Section 203 does not apply to the Merger, by way of this joint proxy statement/prospectus, FONAR is asking stockholders to approve the Merger by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, which the Delaware Plaintiff has agreed would moot the Delaware Plaintiff’s Section 203 claim.

If the Merger receives the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities, the Merger will close subject to the other closing conditions stated herein, even if Section 203 were determined to be applicable to the Merger. If the Merger does not receive the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding shares deemed owned by the Parent Entities, FONAR and the Parent Entities have agreed that the Merger will not close prior to the earlier of (i) the Court’s ruling on the Delaware Plaintiff’s Section 203 claim or (ii) June 22, 2026. The parties will request that, if necessary, a hearing on the Delaware Plaintiff’s Section 203 claim take place after the conclusion of the Special Meeting but prior to June 12, 2026.

FONAR will tabulate votes cast on the approval and adoption of the Merger Agreement at the FONAR Special Meeting pursuant to the voting condition set forth in the Merger Agreement as well as the 66 2/3% voting standard contemplated by Section 203. FONAR will publicly announce the voting results following the completion of the FONAR Special Meeting based on the voting condition set forth in the Merger Agreement as well as the Section 203 voting standard and will include in such public announcement a statement as to whether or not the Merger Agreement was approved by 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities.

A copy of the Complaint is attached to this proxy statement as ANNEX D and is incorporated herein by reference. See the caption “Special Factors—Litigation Relating to the Merger” for additional information.

For more information on Section 203 of the DGCL, see also “Special Factors—Section 203 of the DGCL.”

Risk Factors (page 123)

In evaluating the Merger, you should carefully read this proxy statement in its entirety, including all of the annexes hereto and the other information included and incorporated by reference herein, including the matters addressed in the section entitled “Forward-Looking Statements” beginning on page 130 of this proxy statement. You should especially consider the factors described under the section entitled “Risk Factors” beginning on page 123 of this proxy statement and under the caption “Risk Factors” in our 2025 Form 10-K and subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. The Company encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, including the section captioned “Risk Factors,” the annexes to this proxy statement and the other documents to which FONAR refers in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Why am I receiving these materials?

A:

On December 23, 2025, the Company entered into the Merger Agreement. Under the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Parent will acquire all of the shares of Company capital stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) at the applicable Per Share Price. It is a condition of the parties’ obligations to complete the Merger that the Company receive at the Special Meeting the Company Stockholder Approval and the Disinterested Stockholder Approval, in each case, in favor of the adoption and approval of the Merger Proposal. The FONAR Board is furnishing this proxy statement and the enclosed form of proxy card to the holders of shares of Company Capital Stock as of the Record Date in connection with the solicitation of proxies from FONAR’s holders of Company Capital Stock to be voted at the Special Meeting.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement, the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of Company Capital Stock without attending the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, the Company encourages you to submit a proxy as soon as possible, to ensure that your shares of Company Capital Stock are represented and voted at the Special Meeting.

Q:	What is the Merger and what effects will it have on FONAR?

A:

The Merger is the acquisition of FONAR by Parent, by way of a merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation following such Merger and as a wholly owned subsidiary of Parent. If the Merger Proposal is approved by FONAR’s stockholders by the Requisite Company Vote, and the other Closing conditions under the Merger Agreement are satisfied or waived (to the extent waivable under applicable law), Merger Sub will merge with and into FONAR, with FONAR continuing as the Surviving Corporation. As a result of the Merger, FONAR will become a wholly owned subsidiary of Parent, and the Common Stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Common Stock will be deregistered under the Exchange Act and FONAR will no longer file periodic reports, current reports and proxy and information statements with the SEC.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive cash in an amount equal to the applicable Per Share Price, which is (i) $19.00 per share of each of Common Stock and Class B Common Stock, (ii) $6.34 per share of Class C Common Stock and (iii) $10.50 per share of Class A Non-voting Preferred Stock, in each instance, without interest and subject to deduction for any required withholding tax. For example, if you own 100 shares of Common Stock, you will receive $1,900 in cash in exchange for your shares of Common Stock, without interest and subject to deduction for any required withholding tax thereon. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

FONAR stockholders who do not vote in favor of the Merger Proposal and otherwise comply with the requirements under Section 262 will have the right to seek appraisal of the “fair value” of their shares of Company Capital Stock and Class A Non-voting Preferred Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest to be paid on the amount determined to be “fair value”), in lieu of receiving the applicable Per Share Price in cash if the Merger is completed, in accordance with Section 262. To do so, a stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of the DGCL, including Section 262, and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. See the section of this proxy statement captioned “Appraisal Rights” for additional information.

Q:	How does the Common Stock Per Share Price compare to the market price of the Common Stock?

A:

The Common Stock Per Share Price of $19.00 represents an approximately 29.6% premium to the unaffected closing share price on the Nasdaq Capital Market on December 29, 2025, the last trading day prior to the announcement of the entry into the Merger Agreement, an approximately 21.9% premium to the closing share price on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal, and an approximately 39.7% premium over the average closing price of the Common Stock for the 90 trading day period ending on June 30, 2025.

There is no established trading market for our Class B Common Stock, Class C Common Stock or Class A Non-voting Preferred Stock, and no relevant trading prices for such shares. Class B Common Stock is convertible, at the option of the holder thereof, on a one-for-one basis into shares of Common Stock. Class C Common Stock is convertible, at the option of the holder thereof, on a three-for-one basis into shares of Common Stock. Our Class A Non-voting Preferred Stock is not convertible into Common Stock or any other class of Company Capital Stock.

Q:	Does FONAR have outstanding equity-based awards or similar rights?

A:

No. FONAR has no outstanding equity linked securities or awards, including stock options, warrants, phantom stock or stock appreciation rights. Accordingly, no executive officer or director holds any such rights of FONAR, and there will be no acceleration or vesting of any such equity linked securities or awards resulting from the completion of the Merger.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•

The Merger Proposal: the proposal to adopt and approve the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation following such Merger and becoming a wholly owned subsidiary of Parent; and

•

The Adjournment Proposal: the proposal to approve the adjournment of the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on , 2026, at .m. New York time. You may attend the Special Meeting by means of remote communication via a live interactive webcast on the internet at .

Q:	Who is entitled to vote at the Special Meeting?

A:	All (and only) holders of Company Capital Stock as of the close of business on , 2026, which is the Record Date for determining the Company’s stockholders entitled to notice of and vote at the Special

Meeting, are entitled to notice of, and to vote their shares of Company Capital Stock at, the Special Meeting. Each record holder of Common Stock is entitled to one vote for each share of Common Stock owned of record as of the close of business on the Record Date. Each record holder of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock, and each record holder of Class C Common Stock is entitled to 25 votes for each share of Class C Common Stock, owned of record as of the close of business on the Record Date. Holders of Class A Non-voting Preferred Stock are entitled to notice of the Special Meeting but are not entitled to vote their shares of Class A Non-voting Preferred Stock on any matters presented for a vote at the Special Meeting.

We are commencing our solicitation of proxies on or about     , 2026. We will continue to solicit proxies until the Special Meeting on     , 2026. Each stockholder of record as of the Record Date of     , 2026 will receive a proxy statement and will have the opportunity to vote their shares of Company Capital Stock on the matters described in this proxy statement. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record of the Company Capital Stock entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting as described above, in either case, for a period of 10 days ending on the day before the date of the Special Meeting.

Q:	What vote is required to approve the Merger Proposal?

A:

Approval of the Merger Proposal requires that the Company receive at the Special Meeting both of the following approvals (which we refer to collectively in this proxy statement as the “Requisite Company Vote”):

•

Company Stockholder Approval. the affirmative vote of shares representing a majority of the Company Capital Stock outstanding and entitled to vote at the Special Meeting, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock; and

•

Disinterested Stockholder Approval. the affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock.

For information about the potential Section 203 stockholder approval requirement, see “The Special Meeting—Votes Required—Section 203 Stockholder Approval.”

The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Requisite Company Vote at the Special Meeting.

Q:	What vote is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast at the Special Meeting by the holders of shares of Company Capital Stock present in person by means of remote communication via a live interactive webcast or represented by proxy and entitled to vote thereon, after giving effect to the respective voting powers of each class of Company Capital Stock.

Q:	What happens if I fail to vote or abstain from voting on the Merger Proposal or any other proposal?

A:

If you (1) are a holder of record of Company Capital Stock as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares in person at the Special Meeting, or if you (2) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, however it will have no effect on our ability to obtain the Disinterested Stockholder Approval, and will have no effect on the outcome of the vote on the Adjournment Proposal.

If you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum. Such abstention will have the same effect as voting “AGAINST” the Merger Proposal for purposes of the Company Stockholder Approval, but will have no effect on the Disinterested Stockholder Approval or the approval of the Adjournment Proposal.

Q:	How will FONAR’s directors and executive officers and certain other stockholders vote on the Merger Proposal?

A:

FONAR’s directors and executive officers currently owning shares of Company Capital Stock have informed FONAR that, as of the date of this proxy statement, they intend to vote all of the shares of Company Capital Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. As of the Record Date, the Company’s directors and executive officers beneficially owned, in the aggregate, shares representing approximately     % of the voting power of the shares of Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock, consisting of     shares of Common Stock and     shares of Class C Common Stock issued and outstanding and held by the Company’s directors and executive officers.

Furthermore, as of the Record Date, the Acquisition Group members (inclusive of Mr. Damadian, Mr. Bonanni and Mr. Lehman) own, in the aggregate,     shares of Common Stock and     shares of Class C Common Stock. Such shares owned by the Acquisition Group collectively represent approximately     % of the total voting power of the Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock. On December 23, 2025, in connection and concurrently with the execution of the Merger Agreement, the Company entered into individual Voting Agreements with the Rollover Stockholders, under which the Rollover Stockholders have agreed, subject to the terms and conditions set forth in the Voting Agreements, to (among other things) vote their Subject Shares in favor of the Merger Proposal (and the Adjournment Proposal, if presented) at the Special Meeting and at any adjournment or postponement thereof. Assuming that none of the Subject Shares which are Class C Common Stock are converted into Common Stock, the Subject Shares represent an aggregate of 6,622,874 votes, or 42.08% of the outstanding voting power as of February 26, 2026, after giving effect to the voting power of an aggregate of 248,774 shares of Common Stock (having one vote per share) and 254,964 shares of Class C Common Stock (having 25 votes per share). However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Disinterested Stockholder Approval. The votes represented by shares of Company Capital Stock that are beneficially owned by any stockholder who is not a disinterested stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Rollover Stockholders) will not be counted for purposes of obtaining the Disinterested Stockholder Approval under DGCL Section 144(c). In addition, an aggregate of 13,494 shares of Class A Non-voting Preferred Stock are owned by members of the Acquisition Group as of February 26, 2026. Immediately prior to the Merger, the Rollover Stockholders will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. All of such shares contributed to Parent are Excluded Shares that at the Effective Time will not receive any Merger consideration. If the Merger is completed, the Company will be privately owned and controlled by Parent.

For more information, see the section of this proxy statement captioned “Special Factors—Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger.”

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer you to in this proxy statement, carefully and in their entirety, and to consider how the Merger affects you. Then, even if you expect to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card), to ensure that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	What is the Special Committee, and what role did it play in evaluating the Merger?

A:

The FONAR Board formed the Special Committee comprised solely of the Disinterested Directors (Mr. Turk and Mr. Carrino), (i) to evaluate the advisability and fairness to FONAR and our stockholders (excluding the holders of Excluded Shares) of a non-binding proposal received from the Acquisition Group in July 2025, pursuant to which the Acquisition Group would potentially acquire the outstanding capital stock of the Company in a merger transaction, (ii) to examine any matters, including all information reasonably necessary to make an informed decision (including any alternative proposals or other strategic alternatives available to the Company, including maintaining the status quo as a standalone public company), in connection with such evaluation as the Special Committee deems appropriate (subject to applicable law), (iii) to engage, at the Company’s expense, such legal counsel or other advisors as the Special Committee deems appropriate in connection with the Process, (iv) to negotiate on behalf of the Company, assess, reject, and make recommendations to the FONAR Board with respect to, with the advice of legal counsel and other advisors, the proposed merger transaction, and (v) to review and participate in the preparation and issuance of public statements and filings under applicable securities laws in connection with such a proposed transaction and related matters (which we refer to in this proxy statement, collectively, as the “Process”). The Special Committee, as more fully described in this proxy statement, evaluated the terms of the Merger Agreement and other matters throughout the Process with the assistance of outside financial and legal advisors. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares), (2) recommended to the Disinterested Directors that the FONAR Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (B) submit the Merger Agreement and the Merger to the Company’s stockholders for adoption and approval at the Special Meeting, and (3) recommended to the Disinterested Directors that the FONAR Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to the Unaffiliated Stockholders.

Q:	How does the FONAR Board recommend that I vote?

A:

The FONAR Board, following the unanimous recommendation of the Special Committee and after commercially reasonable, full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), recommends that you vote:

•	“FOR” the approval of the Merger Proposal; and

•	“FOR” the approval of the Adjournment Proposal.

The Disinterested Directors, on behalf of the Company, believe that the Merger is fair to the Unaffiliated Stockholders. You should read the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” for a discussion of the factors that the Special Committee and the Disinterested Directors considered in deciding to approve the Merger Agreement and recommend that our stockholders adopt and approve the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Company Vote, or if the Merger is not completed for any other reason, FONAR’s stockholders will not be entitled to receive any payment of the applicable Per Share Price for their shares of Company Capital Stock and Class A Non-voting Preferred Stock. Instead: (1) FONAR will remain an independent public company having the same executive officers and directors, (2) the Common Stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act, and (3) FONAR will continue to file reports under the Exchange Act with the SEC and hold annual meetings of stockholders in accordance with applicable law.

Upon termination of the Merger Agreement under specified circumstances set forth therein, FONAR has agreed to pay to Parent the Termination Fee equal to $450,000, including the aggregate dollar amount of Parent’s reasonable and documented out-of-pocket fees and expenses. See the section of this proxy statement captioned “The Merger Agreement—Termination Fee” for more information.

Q:	Is there any compensation that will be or may become payable by the Company to the Disinterested Directors or the Company’s NEOs in connection with the Merger?

A:

No. There is no compensation that will be or may become payable by FONAR to the Disinterested Directors or the Company’s named executive officers identified in the 2025 Form 10-K (the “NEOs”) in connection with the Merger that is based on or otherwise relates to the Merger and is payable to the Disinterested Directors or the NEOs pursuant to underlying plans and arrangements that are contractual in nature. Each Disinterested Director was entitled to receive a special one-time fee for services provided in connection with the Merger, however, such cash fees have been paid in full and were not contingent upon the consummation of the Merger or upon any other factor. For further information, see the section of this proxy statement captioned “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with FONAR’s transfer agent, Computershare, you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of FONAR. As a stockholder of record, you may attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Capital Stock held in “street name.” If you are a beneficial owner of shares of Company Capital Stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a valid “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No, unless you provide your bank, broker or other nominee with voting instructions. If you are a beneficial owner of shares held in “street name,” your bank, broker or other nominee is only permitted to vote your shares on any proposal to be considered at the Special Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, however it will have no effect on our ability to obtain the Disinterested Stockholder Approval, and will have no effect on the outcome of the vote on the Adjournment Proposal so long as a quorum is present.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of Company Capital Stock are registered in your name with Computershare, FONAR’s transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•	by visiting the internet address on your proxy card;

•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•	by attending the Special Meeting by means of remote communication via live interactive webcast and voting at the Special Meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Company Capital Stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares of Company Capital Stock, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Company Capital Stock by proxy. If you are a stockholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of Company Capital Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:	May I attend the Special Meeting and vote at the Special Meeting?

A:

Yes. You may attend the Special Meeting by means of remote communication via live interactive webcast on the internet at     . On     , 2026, the Special Meeting will promptly begin at     .m., New York time. Online check-in will begin at     .m., New York time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and vote your shares at the Special Meeting. As the Special Meeting is virtual, there will be no physical meeting location.

If you are a record holder, even if you plan to attend the Special Meeting as described above, to ensure that your shares will be represented at the Special Meeting, FONAR encourages you to promptly sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card). If you attend the Special Meeting as described above and vote at the Special Meeting, your vote will revoke any proxy previously submitted.

If, as of the Record Date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.

Q:	Why did the Company choose to hold a virtual Special Meeting?

A:

The FONAR Board decided to hold the Special Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. FONAR believes this is the right choice for the Company and our stockholders. A virtual Special Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving FONAR and its stockholders time and money. FONAR also believes that the online tools that it has selected will increase stockholder communication. FONAR remains very sensitive to concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, FONAR has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Capital Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Capital Stock is called a “proxy card.” You may follow the instructions on the enclosed proxy card to designate a proxy by telephone or by the internet in the same manner as if you had signed, dated and returned a proxy card. John Collins (“Mr. Collins”), our General Counsel, with full power of substitution and re-substitution, has been designated as the proxy holder for the Special Meeting by the FONAR Board.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to FONAR prior to the Special Meeting;

•	submitting a new proxy electronically over the internet or by telephone dated later than the earlier submitted proxy;

•	delivering a written notice of revocation to FONAR’s Secretary at FONAR Corporation, Attn: Secretary, 110 Marcus Drive, Melville, NY 11747; or

•

attending the Special Meeting and either (1) specifically requesting to change your vote or revoke your proxy, or (2) voting again at the Special Meeting using the control number on the enclosed proxy card.

If you hold your shares of Company Capital Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. See “The Special Meeting—Revocability of Proxies.”

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct. If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the FONAR Board with respect to each proposal. This means that they will be voted: (1) “FOR” the approval of the Merger Proposal, (2) “FOR” the approval of the Adjournment Proposal, and in the proxyholders’ discretion with respect to any other business that may properly come before the Special Meeting.

Q:	Should I send in my stock certificates now?

A:

No. After the Merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send your stock certificates to the Paying Agent in order to receive the appropriate cash payment for the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your shares of Company Capital Stock or Class A Non-voting Preferred Stock in book-entry form, the Paying Agent will pay you the appropriate portion of the aggregate Per Share Price (subject to any applicable withholding taxes) upon receipt of a customary “agent’s message” (or such other evidence of transfer as the Paying Agent may reasonably request) and any other items specified by the Paying Agent.

Q:	What happens if I sell or otherwise transfer my shares of the Company after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Merger. If you sell or transfer your shares of Company Capital Stock or Class A Non-voting Preferred Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies FONAR in writing of such special arrangements, you will transfer the right to receive the applicable Per Share Price with respect to such shares, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares (excluding shares of Class A Non-voting Preferred Stock) at the Special Meeting. Even if you sell or transfer your shares of Company Capital Stock after the Record Date, FONAR encourages you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the enclosed proxy card).

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record as of the Record Date and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	How are votes counted?

A:

Broadridge Financial Solutions will tabulate the votes submitted by proxy, by internet or by telephone prior to the cut-off time as described in this proxy statement. These tabulations will be provided to the Company.

Q:	Where can I find the voting results of the Special Meeting?

A:

FONAR intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that FONAR files with the SEC are publicly available. See the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company Capital Stock and Class A Non-voting Preferred Stock for cash pursuant to the Merger?

A:

The exchange of Company Capital Stock and Class A Non-voting Preferred Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Company Capital Stock or Class A Non-voting Preferred Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder, the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States. For a more complete description of the U.S. federal income tax consequences of the Merger, see the section entitled “Special Factors—Certain Material U.S. Federal Income Tax Consequences of the Merger.” This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger.

Q:	When do you expect the Merger to be completed?

A:

The Closing is expected occur to within three business days after the satisfaction, or waiver to the extent permitted under the terms of the Merger Agreement and applicable law, of the conditions to Closing, but in no event later than the End Date of March 12, 2026; provided that the End Date shall be automatically extended to the later of 90 days following (i) the date the Company’s definitive proxy statement on Schedule 14A is filed and (ii) the date, if applicable, upon which any governmental review or investigation, including, without limitation, any review or investigation by the SEC, is completed. We currently expect to complete the Merger in FONAR’s third fiscal quarter of 2026. However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	What governmental and regulatory approvals are required?

A:

Under the terms of the Merger Agreement, the Merger cannot be completed until after the expiration or termination of any waiting period applicable to the consummation of the Merger under, and the filing of all required filings and receipt of all required approvals under, applicable antitrust laws. See the section captioned “Special Factors—Regulatory Approvals Required for the Merger—Competition Laws” for additional information.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is consummated, holders of record or beneficial owners of Company Capital Stock and Class A Non-voting Preferred Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Capital Stock and Class A Non-voting Preferred Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement including under Section 262, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied.

This means that these holders of record and beneficial owners may be entitled to have their shares of Company Capital Stock and Class A Non-voting Preferred Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their Company Capital Stock and Class A Non-voting Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares of Company Capital Stock and Class A Non-voting Preferred Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Company Capital Stock and Class A Non-voting Preferred Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”

The DGCL requirements for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this proxy statement as ANNEX C and incorporated herein by reference.

Q:	Do any of FONAR’s directors or officers have interests in the Merger that may differ from those of FONAR’s stockholders generally?

A:

Yes. In considering the recommendations of the Special Committee and the FONAR Board with respect to the Merger Agreement, you should be aware that, aside from their interests as holders of shares of the Company, FONAR’s directors and executive officers may be deemed to have interests in the Merger that are different from, or in addition to, your interests as a stockholder. For example, Mr. Damadian is currently the sole manager of Parent. Following the Merger, if it is completed, Mr. Damadian as the sole manager of Parent and through his ownership of all of the Class A membership units of Parent is expected to control the operations and finances of the Company. Further, Mr. Damadian serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub and Mr. Bonanni serves as the Chief Operating Officer and Executive Vice President of Merger Sub and, pursuant to the terms of the Merger Agreement, each of Mr. Damadian and Mr. Bonanni will at the Effective Time become the executive officers of the Surviving Corporation, having the same the capacities, titles and compensation. In addition, if the Merger is completed, Mr. Damadian and other members of the Acquisition Group, including certain of our directors (other than the Disinterested Directors and Ms. Maher) and officers, will derive substantially all of the benefits of the Company’s operations and finances by virtue of their ownership interests in Parent. The Special Committee and the Disinterested Directors were aware of and considered these and other interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my other questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Capital Stock, please contact FONAR’s proxy solicitor:

Sodali & Co

430 Park Avenue, New York, NY 10022

Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)

Banks and brokers call collect: (203) 658-9400

Email: FONR@info.sodali.com

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the Merger Agreement. This chronology does not catalogue every communication of or among the FONAR Board, the Disinterested Directors, the members of the Special Committee, the representatives of the Company, or other parties, including the Acquisition Group and their respective representatives.

FONAR was formed in 1978 by Dr. Raymond Damadian, the father of our present-day Chairman of the FONAR Board and Chief Executive Officer, Mr. Damadian. FONAR sold the world’s first commercial MRI, which was invented by Dr. Raymond Damadian and was installed in 1980. FONAR became a public reporting company in 1981.

Mr. Damadian’s career at FONAR began in 1985. He has served as the Company’s President and Chief Executive Officer since February 2016, and as the Company’s Treasurer and the Chairman of the FONAR Board since September 2022. Mr. Damadian is a stockholder of the Company and owns approximately 33.33% of the Company’s supervoting Class C Common Stock.

As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the FONAR Board and management have periodically reviewed, considered and assessed the Company’s business, operations, financial performance and prospects, as well as overall industry conditions, as factors that may affect those strategic goals and plans. This review at times has included, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives to enhance stockholder value.

Beginning in December 2021 and from time to time thereafter, as part of the Company’s ongoing consideration and evaluation of potential business opportunities, goals and plans, the Company, the FONAR Board and management explored the feasibility of various strategic transactions involving the Company to enhance stockholder value. Such strategic transactions included possible strategic opportunities that would enable the Company to expand into new markets and the possibility of a “going private” transaction. The examination by management of a potential “going private” transaction and the various steps that would be required to accomplish it included, among other things, determining the amount and availability of necessary funds, considering and identifying potential partners and lenders, and understanding the legal requirements. Concurrently, and from time to time, the Company was evaluating the same factors in connection with other potential strategic opportunities for growth, including the possibility of acquiring certain scanning or imaging centers and other assets in Texas, Maryland and/or Florida, or otherwise expanding into the Texas market, as well as the possibility of acquiring various MRI equipment maintenance companies, any of which would have required the Company to secure additional financing, as further described below. None of these potential strategic avenues explored by management ultimately resulted in an opportunity that the Company could pursue further.

From time to time, beginning in December 2021, Mr. Damadian and Mr. Bonanni began to consider whether or not it would be possible to take the Company private by purchasing all of the outstanding shares held by the Company’s public stockholders. Mr. Damadian and Mr. Bonanni each came to believe that, for a smaller public company like FONAR, the benefits of “going private” would be substantial, as it would reduce the costs and management’s time associated with SEC compliance and reporting and other regulatory requirements, including associated audit, compliance and legal costs, and similar expenses, which Mr. Damadian and Mr. Bonanni believed had over time grown increasingly burdensome for FONAR and represented, in their view, a significant portion of the Company’s net profits. In particular, Mr. Damadian and Mr. Bonanni came to believe that the Company could expect as a private entity to eliminate a significant portion of its expenses associated with being a public reporting company that is listed on Nasdaq, and that the reduced compliance and disclosure requirements applicable to private companies would allow the Company’s management to focus on the

Company’s core businesses, strategies and goals, including by exploring potential long-term investments in research and development, potential acquisitions or other strategic transactions of a similar nature (although no specific transactions of such nature were being contemplated at that time).

During the months of December 2021 through February 2022, Mr. Damadian, at times joined by Mr. Bonanni, engaged in preliminary discussions, in person or telephonically, under non-disclosure agreements with approximately 71 individuals who were stockholders of the Company and/or equity holders of HDM, including Dr. Raymond Damadian, Mr. Lehman and Richard Feigenbaum, the Chief Financial Officer of HDM (a 70.6%-owned subsidiary of FONAR’s subsidiary, HMCA) (“Mr. Feigenbaum”), regarding whether such individuals would be interested in participating in a potential “going private” transaction involving the Company. Approximately 56 of such individuals (including Dr. Raymond Damadian, Mr. Lehman and Mr. Feigenbaum) expressed preliminary interest in such a transaction if it were to proceed; however, no definitive agreements with respect to a take-private of the Company were entered into with those individuals at the time (other than the non-disclosure agreements). From time to time thereafter, Mr. Damadian and at times, Mr. Bonanni, engaged in discussions under non-disclosure agreements with other individuals who were stockholders of the Company and/or equity holders of HDM, regarding whether such individuals would be interested in participating in such a transaction if it were to proceed. However, no formal or binding commitments were entered into and no definitive terms were agreed with any individual who expressed preliminary interest in participating in a potential “going private” transaction during this timeframe.

In January 2022, Mr. Damadian and Mr. Bonanni commenced discussions with a potential financing source that Mr. Damadian and Mr. Bonanni believed may be able to provide additional financing to FONAR (“Bank 1”). Bank 1 had previously provided a term loan to the Company that was fully repaid earlier than was required, in 2017. In addition, at this time in January 2022, the Company maintained a $10 million revolving line of credit with Bank 1 which the Company had an obligation to maintain until November 2024, and the Company’s management was also exploring a substantial increase in such existing line of credit in order to have cash available for various general corporate and strategic purposes. Such discussions that Mr. Damadian and Mr. Bonanni had with representatives of Bank 1 regarding additional financing for the Company did not relate to any specific transaction, except to the extent that the Company’s management was evaluating the financing that would theoretically be required in connection with various strategic options that were being explored on behalf of the Company at that time.

On January 4, 2022, in order to facilitate the above-described discussions with Bank 1 regarding increasing the Company’s existing line of credit, the Company signed a non-disclosure agreement pursuant to which, during the following several months, Mr. Damadian and Mr. Bonanni shared due diligence materials with representatives of Bank 1 and responded to Bank 1’s requests for additional information regarding the Company.

In early February 2022, Mr. Damadian and Mr. Bonanni discussed with representatives of Bank 1 that they were interested in exploring options through Bank 1 for financing a potential take-private of the Company. Due to the existing relationship between the Company and Bank 1, representatives of Bank 1 requested that Mr. Damadian and Mr. Bonanni, and the Company, each enter into a consent and release agreement with Bank 1 to enable the sharing of confidential information regarding the Company in connection with a potential take-private transaction. Shortly thereafter, in early February 2022, Mr. Bonanni met with Dr. Raymond Damadian, who at that time served as the Company’s Treasurer, Principal Financial Officer and Chairman of the FONAR Board, and requested his authorization for the Company to enter into such a consent and release agreement with Bank 1, which authorization was granted by Dr. Raymond Damadian during that meeting.

On February 9, 2022, Mr. Damadian and Mr. Bonanni, and the Company, each entered into a consent and release agreement with Bank 1 to enable the sharing of confidential information regarding the Company in connection with a potential take-private transaction. Ms. Chan, the Company’s Secretary and a director of the Company at that time, acknowledged and agreed to the consent and release on behalf of FONAR.

In April 2022, Mr. Damadian and Mr. Bonanni engaged the law firm of Moritt Hock & Hamroff LLP (“MHH”) in their personal capacities to assist them with gathering general information about the legal requirements and steps for taking a company private. Representatives of MHH provided Mr. Damadian and Mr. Bonanni with the requested general information. There was no discussion among Mr. Damadian, Mr. Bonanni and representatives of MHH of any definitive plan or proposal for taking the Company private at that time.

In addition, in April 2022, as part of management’s ongoing evaluation of potential strategic opportunities, the Company began exploring the possibility of acquiring certain scanning facilities from a competitor of FONAR.

On May 13, 2022, at a meeting of the executives and the Audit Committee attended by Mr. Turk (the current Chair of the Special Committee), Mr. Lehman (who has served as the Chair of the Audit Committee since 2021), and Mr. Collins (who in May 2022 was a FONAR Board member, a position in which he served until he resigned as a director in March 2023 and accepted a role as in-house counsel to the Company), Mr. Bonanni (who at that time served as the Company’s Chief Operating Officer and Executive Vice President) approached the other FONAR executives and directors in attendance at the meeting, and requested the Audit Committee’s permission to explore the possibility of a potential strategic transaction that would allow a group including Dr. Raymond Damadian (who served as the Company’s Treasurer, Principal Financial Officer and Chairman of the FONAR Board until September 2022), Mr. Damadian (who at that time served as the Company’s President and Chief Executive Officer) and Mr. Bonanni, among other potentially interested family members and long-tenured FONAR employees (all of whom, collectively, beneficially owned shares representing less than 5% of the outstanding shares of Common Stock (assuming the conversion of all of the shares of Class C Common Stock held by such individuals into shares of Common Stock on a three-for-one basis) as reported in the Company’s Form 10-Q for the quarterly period ended March 31, 2022), to take FONAR private. Mr. Bonanni also informed the participants during such meeting of the consent and release agreements that Mr. Damadian and Mr. Bonanni, and the Company, had each entered into with Bank 1 on February 9, 2022, for the purpose of exploring potential financing that may be available for a take-private transaction. During the May 13, 2022 meeting, while recognizing that this sort of transaction would require clearing significant funding and logistical hurdles, the FONAR Board members in attendance, including Mr. Turk, granted permission to Mr. Bonanni for the above-described group including Dr. Raymond Damadian, Mr. Damadian and Mr. Bonanni, among other potentially interested family members and long-tenured FONAR employees, including Ms. Chan and Mr. Feigenbaum, to explore a potential take-private transaction.

On August 3, 2022, the Company’s founder, Dr. Raymond Damadian, who at that time served as FONAR’s Chairman of the Board, Treasurer and Principal Financial Officer, passed away. Following the death of Dr. Raymond Damadian, discussions among the potential buyer group members were put on hold for several months.

In September 2022, as part of the Company’s ongoing pursuit of opportunities to enhance stockholder value, the FONAR Board authorized a program to repurchase up to $9 million of Common Stock. Under this program, FONAR was authorized to purchase shares in the open market or through privately negotiated transactions in accordance with applicable securities laws, pursuant to pre-arranged stock trading plans. However, since the implementation of this program, the trading volume of the Common Stock on the Nasdaq Capital Market (which has historically been low, at approximately 5%) has limited the number of shares that the Company can repurchase under the program in compliance with applicable securities laws. (The repurchase program was suspended on July 7, 2025 following receipt of the Initial Proposal (as defined below) to take the Company private, as further described below.)

On September 7, 2022, Mr. Damadian was appointed to serve as the Company’s Treasurer and the Chairman of the FONAR Board. In addition, Mr. Bonanni was appointed to serve as the Company’s acting Principal Financial Officer.

In January 2023, Mr. Bonanni reengaged in discussions with representatives of Bank 1 on behalf of the Company regarding substantially increasing the Company’s existing revolving line of credit and other potential financing, including for a potential take-private transaction pursuant to the existing consent and release agreement with Bank 1. Over the course of the next two months, the Company continued to provide due diligence materials to Bank 1 in connection with its review of potential financing through Bank 1.

On March 12, 2023, while Mr. Bonanni’s discussions with Bank 1 regarding increasing the Company’s existing revolving line of credit and other potential financing were still ongoing, Bank 1 was closed by the New York State Department of Financial Services after Bank 1 experienced a failure during a national banking crisis. As a result, Mr. Bonanni’s discussions with Bank 1 were suspended indefinitely at that time.

In November 2023, certain assets of Bank 1 had by that time been sold to a new owner (“Bank 2”), as a result of which, Bank 2 became the lender under the Company’s existing revolving line of credit and assumed the obligations of Bank 1 under the existing non-disclosure agreement and the consent and release agreement between Bank 1 and the Company. Accordingly, beginning in November 2023, Mr. Bonanni engaged in discussions with representatives of Bank 2 (including certain individuals who had previously spoken with the Company regarding the Company’s revolving line of credit while such individuals were employees of Bank 1) pursuant to the existing non-disclosure agreement and consent and release agreement, regarding the possibility of substantially increasing the Company’s existing revolving line of credit or obtaining other financing at Bank 2, in order for the Company to have cash available for various general corporate and strategic purposes as described above.

On November 8, 2023, in connection with management’s exploration of the possibility of the Company acquiring certain scanning facilities from a competitor, the Company submitted a bid to purchase certain scanning facilities as part of such competitor’s bankruptcy process for a sum of $20 million; however, the Company’s bid ultimately proved unsuccessful.

Between December 2023 and early January 2024, Mr. Bonanni, in light of the delays the Company had experienced in obtaining financing through Bank 2, began to explore alternatives to increasing the Company’s existing line of credit with Bank 2 by reaching out to other lenders regarding the availability of financing for various general corporate and strategic purposes, including one lender that declined to pursue a lending relationship with FONAR because such lender did not provide financing of the requested nature (“Bank 3”), and another lender that expressed interest in exploring a potential financing arrangement with the Company (“Bank 4”).

In January 2024, the Company analyzed its filing status at the request of representatives of Marcum LLP (“Marcum”), which at that time served the Company’s independent registered public accounting firm since 1990, in the course of Marcum’s audit review. The Company determined that its public float qualified it as an “accelerated filer” (as defined in Rule 12b-2 of the Exchange Act) as of December 31, 2023. The Company also determined that based on its performance in the first half of fiscal 2024, it was reasonably likely that the Company would meet the revenue test for “accelerated filer” status at the end of fiscal 2024.

On January 8, 2024, the Company and Bank 4 entered into a non-disclosure agreement and exchanged preliminary due diligence materials.

On February 1, 2024, Bank 4 presented the Company with an indicative term sheet for a potential financing. However, shortly thereafter, the Company grew concerned about proceeding with a new financing arrangement at that time, due to a regional banking crisis that had recently emerged. Further discussions regarding a financing through Bank 4 were postponed indefinitely at that time.

In July 2024, the Company’s management determined while preparing the consolidated financial statements for the fiscal year ended June 30, 2024, that, because FONAR’s annual revenue had crossed the $100 million threshold, the Company would be transitioning to “accelerated filer” status in its next fiscal year and thus would become subject to Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the following audit.

Following this determination by the Company’s management, in late July 2024, Mr. Damadian again began to seriously consider taking the Company private in light of his belief that the Company’s new “accelerated filer” status would substantially increase the Company’s reporting requirements, audit fees and work hours necessary to perform audits. Other factors Mr. Damadian considered at this time included the Company’s stagnant stock price, the lack of a robust trading market, the increasing legal and regulatory costs and fees associated with being a public company, the manpower required to adhere to reporting requirements under the Exchange Act, various new and proposed rules promulgated by the SEC that Mr. Damadian believed would be unduly burdensome on the Company as a smaller public company, and the fact that several of the Company’s major strategic acquisition initiatives that were being pursued by management were unsuccessful leading up to this time.

On or about September 25, 2024, the Company’s management met with various members of the Information Technology department to review certain issues in IT infrastructure that were identified during the 2024 audit. The Information Technology department presented a remediation plan, including necessary hardware and software upgrades related to remediating deficiencies in the Company’s information technology systems, which represented a seven-figure expense for the Company in the first year and an ongoing mid six-figure annual maintenance cost thereafter.

On or about September 26, 2024, representatives of Marcum presented members of the Company’s management and the FONAR Board with a renewal quote for the Section 404 audit that reflected a substantial cost increase from prior years.

Shortly following receipt of this information, on or about September 26, 2024, Mr. Damadian stated during a telephonic meeting with Mr. Bonanni, Mr. Lehman and Mr. Feigenbaum, that he was again seriously considering taking the Company private. It was also discussed during such meeting that FONAR’s net income, as a percentage of revenue, was expected to be significantly impacted by the expected increases in accounting fees related to Section 404 requirements that had become applicable to FONAR. During such meeting, each of Mr. Bonanni, Mr. Lehman and Mr. Feigenbaum stated to Mr. Damadian their preliminary interest in a “going private” transaction; however no specifics were discussed or agreed to at such time.

In November 2024, for the purpose of enhancing stockholder value in light of the quoted costs to the Company associated with the Section 404 audit for the fiscal year then ending June 30, 2025, the Audit Committee conducted a competitive process to select the Company’s independent registered public accounting firm for the year then ending June 30, 2025 and related interim periods. The Audit Committee invited several independent registered public accounting firms to participate in this process, including the Company’s auditor at that time, Marcum, which had audited the Company’s consolidated financial statements for the years ended June 30, 2024 and 2023.

During the months of December 2024 and January 2025, Mr. Damadian, at times joined by Mr. Bonanni held meetings, in person or telephonically, with individuals who had previously expressed interest in participating in a “going private” transaction, and certain other stockholders of the Company and equity holders of HDM, to discuss whether such individuals would have an interest in participating in a going-private transaction. During these meetings, Mr. Damadian discussed with such individuals preliminary financial aspects of a potential going-private transaction as well as the need to participate in regulatory filings, such as a Schedule 13D and Schedule 13E-3, if such a transaction were to proceed and the informational requirements of such filings. However, no formal or binding commitments were exchanged and no definitive terms were agreed to in this timeframe.

On December 11, 2024, following the completion of the above-described competitive process run by the Audit Committee and following careful deliberation by the Audit Committee members, the Audit Committee dismissed Marcum as the Company’s independent registered public accounting firm, effective as of that same date. In addition, on December 11, 2024, the Company, at the direction of the Audit Committee, engaged CohnReznick LLP (“CohnReznick”) as the Company’s independent registered public accounting firm for the year then ending June 30, 2025 and related interim periods.

On February 6, 2025, Mr. Bonanni entered into a non-disclosure agreement with OceanFirst Bank, N.A. (“OceanFirst”), an unaffiliated third-party banking institution, pursuant to which Mr. Damadian and Mr. Bonanni, in their personal capacities, commenced discussions with representatives of OceanFirst (including with the same individual who, before joining OceanFirst, engaged in discussions with Mr. Damadian and Mr. Bonanni regarding potential financing for the Company while such individual was employed at Bank 1 and later at Bank 2), regarding sources of financing for the potential “going private” transaction that was being considered by them. Following the entry into the non-disclosure agreement with OceanFirst and over the next several months, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum periodically met, telephonically or in person, with representatives of OceanFirst to provide further information about a potential transaction and the Company, including substantially the same July Projections as were provided to Marshall & Stevens as described below.

On February 14, 2025, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum had an introductory call with representatives of OceanFirst to broadly discuss the potential “going private” transaction, the history of FONAR and the nature of the financing that may be available to Parent through OceanFirst for purposes of taking the Company private.

On March 6, 2025, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum had a call with representatives of the underwriting group of OceanFirst to discuss in more detail the financing options that may be available to Parent through OceanFirst for purposes of taking the Company private.

On March 11, 2025, Mr. Feigenbaum emailed financial information concerning FONAR to a representative of OceanFirst, copying Mr. Damadian and Mr. Bonanni. In addition, Mr. Feigenbaum clarified in his email to such representative of OceanFirst preliminary financial aspects of a potential “going private” transaction, including the potential sources and amounts of equity and debt financing for the transaction. Additionally, Mr. Feigenbaum clarified in such email FONAR’s cash position, including that $45 million of cash from FONAR’s balance sheet was estimated to be available to fund the potential “going private” transaction, if it were to be completed, and that approximately $8 million would remain to continue FONAR’s operations post-closing.

On March 25, 2025, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum had a call with representatives of the underwriting group of OceanFirst to discuss in further detail the financing options that may be available to Parent through OceanFirst for purposes of taking the Company private.

During the fiscal quarter ended March 31, 2025, the Company repurchased an aggregate of 30,457 shares of Common Stock pursuant to the Company’s 2022 stock repurchase program, which were recorded as treasury shares in the quarter ended December 31, 2025. The repurchase program was suspended on July 7, 2025, as further described below.

Beginning in April 2025 and during the several weeks following, Mr. Damadian and Mr. Bonanni, with the assistance of representatives of MHH, researched, analyzed and discussed different potential transaction structures utilized by take-private parties and further explored the legal ramifications of, and requirements for, a potential “going private” transaction involving the Company, including under SEC regulations.

Also in April 2025, Mr. Damadian and Mr. Bonanni continued to engage in discussions with representatives of OceanFirst telephonically, during which Mr. Damadian and Mr. Bonanni provided guidance to OceanFirst regarding the Company’s publicly filed financial statements and financial information the Company furnishes to the SEC, as the parties continued to explore potential financing for the potential “going-private” transaction. At OceanFirst’s request and the direction of Mr. Damadian and Mr. Bonanni, Mr. Feigenbaum provided OceanFirst with balance sheets that included overviews of a payor mix of accounts receivable in addition to asset lists.

On April 3, 2025, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum met representatives of the underwriting group of OceanFirst at FONAR’s headquarters, during which additional due diligence requests including an opening day balance sheet were discussed, and the representatives of OceanFirst received a tour of FONAR’s facilities.

On April 16, 2025, representatives of Bank 4 phoned Mr. Bonanni to inform Mr. Bonanni that Bank 4 was declining to provide financing to the Company.

On April 17, 2025, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum had a call with representatives of the underwriting group of OceanFirst to discuss in further detail the financing options that may be available to Parent through OceanFirst for purposes of taking the Company private and related requirements.

Between mid-April 2025 and early June 2025, Mr. Damadian and Mr. Bonanni continued to discuss with representatives of OceanFirst, and their respective counsel, potential terms for a financing of the potential “going-private” transaction through OceanFirst.

On June 5, 2025, Mr. Bonanni (acting on behalf of Mr. Damadian) formed FONAR, LLC (“Parent”) under the laws of the State of Delaware so that it could potentially be used as the entity to facilitate the potential “going private” transaction.

On June 10, 2025, representatives of OceanFirst shared a non-binding preliminary term sheet with representatives of Parent, Mr. Damadian and Mr. Bonanni, who later shared such term sheet with representatives of MHH. The term sheet outlined proposed terms upon which OceanFirst would consider lending funds to Parent to assist it with financing the potential “going private” transaction, which proposed financing was subject to definitive approval by OceanFirst following completion of its internal review process and due diligence as well as the issuance of a definitive commitment letter by OceanFirst.

Later that same day, on June 10, 2025, Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum had a call with representatives of the underwriting group of OceanFirst to discuss the draft term sheet which had been shared by representatives of OceanFirst earlier that day. Representatives of OceanFirst also advised that Parent would be required to obtain an enterprise valuation analysis at Parent’s expense from a third party firm to support OceanFirst’s financing, if a transaction were to proceed, and provided the names of three recommended national valuation firms for consideration. Following this discussion, Mr. Damadian and Mr. Bonanni commenced an evaluation of the three national valuation firms that had been recommended by OceanFirst to provide the requested enterprise valuation analysis on behalf of Parent.

On June 13, 2025, OceanFirst commenced its financial due diligence of FONAR.

On June 18, 2025, Ms. Chan informed the Company of her intent to retire from her role as Corporate Secretary and as a member of the FONAR Board effective June 19, 2025.

During the months of June 2025 and July 2025, members of the Company’s management, including Mr. Feigenbaum, Mr. Damadian and Mr. Bonanni, prepared for internal use only in connection with management’s evaluation of a potential “going private” transaction certain unaudited non-public prospective financial information (“Unaudited Prospective Financial Information”) consisting of 10-year cash flows projections of FONAR and its subsidiaries, including HMCA, which reflect and approximate the Surviving Corporation’s earnings before interest, taxes and amortization (“EBITDA”) over the 10-year forecast period commencing upon the Closing of the Merger, based on information available at that time and after giving effect to transaction costs associated with the Merger (collectively, the “July Projections”), as more fully described under the caption “—Unaudited Prospective Financial Information.”

On July 2, 2025, Mr. Carrino was appointed to fill the FONAR Board seat vacated by Claudette J.V. Chan, who retired from her roles as a director and the Secretary of the Company effective June 19, 2025. In connection with such appointment, the FONAR Board determined that Mr. Carrino is an independent director pursuant to Nasdaq standards.

Also on July 2, 2025, Mr. Feigenbaum emailed OceanFirst information containing the July Projections, in connection with OceanFirst’s due diligence to support the contemplated financing.

On July 6, 2025, certain members of what would become the Acquisition Group (as defined in this proxy statement) (then informally consisting of Mr. Damadian, Mr. Bonanni, Mr. Lehman, Mr. Feigenbaum, Xavier Rodrigo, Jevan Damadian, James Flanagan, Kurt Reimann, Janice Veroline and James Persoons) determined to formalize their intentions to pursue a “going private” transaction involving the Company by sending a written proposal letter to the FONAR Board.

On July 7, 2025, each of the FONAR Board members received an email from Mr. Damadian, containing a letter setting forth an initial non-binding proposal to acquire all of the outstanding capital stock of FONAR not owned by the proposed Acquisition Group, at a price per share that was stated to be “at a premium of no less than 10% to the average closing market price of the Common Stock for the 90 trading days immediately preceding July 1, 2025, such immediately preceding day being the last day of FONAR’s 2024-2025 fiscal year” (the “Initial Proposal”). The Initial Proposal further stated that members of the proposed Acquisition Group beneficially owned at the time approximately 5.01% of the outstanding FONAR stock (which was calculated based on shares issued and outstanding as of May 2, 2025 as reported in the Company’s Form 10-Q for the quarterly period ended March 31, 2025, assuming the conversion of all of the shares of Class C Common Stock held by such members of the Acquisition Group into shares of Common Stock on a three-for-one basis) and that Mr. Damadian would not support or vote in favor of any alternative transactions proposed by a third party and other members of the proposed Acquisition Group may feel similarly.

Also on July 7, 2025, the Company’s 2022 stock repurchase program was formally suspended effective immediately, following receipt of the Initial Proposal. At the time the program was suspended, the Company had not repurchased any Common Stock pursuant to the program since March 4, 2025.

In addition, on July 7, 2025, Mr. Damadian and Mr. Bonanni, having concluded their evaluation of the three national valuation firms that OceanFirst had recommended to provide an enterprise valuation analysis, determined to engage one of such national valuation firms (“Valuation Firm A”) to provide the enterprise valuation analysis on behalf of Parent that had been requested by OceanFirst to support the contemplated financing. Valuation Firm A’s services did not include representing Parent or the proposed Acquisition Group in connection with negotiations with the Company or providing a fairness or valuation analysis to individual members of the proposed Acquisition Group or the stockholders of the Company.

On July 8, 2025, the FONAR Board held a telephonic meeting, which was attended by Mr. Damadian, Mr. Lehman, Mr. Turk, Ms. Maher, Mr. Carrino and Mr. Collins. The FONAR Board discussed the Initial Proposal from the proposed Acquisition Group, including that Mr. Damadian, Mr. Bonanni, Mr. Lehman and Mr. Feigenbaum were members of the proposed Acquisition Group, and the Initial Proposal’s underlying terms. The FONAR Board considered several avenues forward, including forming a special committee, proceeding as a unit without forming a special committee, and rejecting the proposal outright. The FONAR Board ultimately concluded that it was not in the best interests of the stockholders to reject the proposal outright and resolved to create a special committee of independent and disinterested directors to evaluate and negotiate the Initial Proposal (the “Special Committee”). As part of such evaluation, the FONAR Board reviewed each director for independence and disinterestedness, in connection with which each of Mr. Turk and Mr. Carrino disclosed that he is not a party to the transaction, that he does not have a material interest in the transaction, and that he does not have a material relationship with a person that has a material interest in the transaction. The FONAR Board unanimously concluded that each of Mr. Turk and Mr. Carrino was an independent and disinterested director who was eligible for service on the Special Committee, and resolved at the July 8, 2025 meeting to form the Special Committee consisting of Mr. Turk and Mr. Carrino (together, the “Disinterested Directors”), with Mr. Turk to serve as the Special Committee’s Chair.

In addition, at the July 8, 2025 board meeting, the FONAR Board discussed the powers that would be granted to the Special Committee. The FONAR Board discussed at length whether the Special Committee would be empowered to seek other proposals, and concluded that pursuing alternative proposals would be futile, because Mr. Damadian’s letter indicated that he would not support any alternative transaction and other members of the proposed Acquisition Group may feel similarly, and because Mr. Damadian potentially had sufficient support to successfully oppose an alternative transaction. The FONAR Board authorized and empowered the Special Committee in its enabling resolutions to: (i) evaluate the advisability and fairness to FONAR and its stockholders (including the unaffiliated security holders) of the Initial Proposal received from the proposed Acquisition Group in July 2025, pursuant to which the proposed Acquisition Group would potentially acquire the outstanding capital stock of the Company in a merger transaction, (ii) examine any matters, including all information reasonably necessary to make an informed decision (including any alternative proposals or other strategic alternatives available to the Company, including maintaining the status quo as a standalone public company), in connection with such evaluation as the Special Committee deems appropriate (subject to applicable law), (iii) engage, at the Company’s expense, such legal counsel or other advisors as the Special Committee deems appropriate in connection with the Process (as defined below), (iv) negotiate on behalf of the Company, assess, reject, and make recommendations to the FONAR Board with respect to, with the advice of legal counsel and other advisors, the proposed merger transaction, and (v) review and participate in the preparation and issuance of public statements and filings under applicable securities laws in connection with such a proposed transaction and related matters (collectively, the “Process”).

Furthermore, at the July 8, 2025 board meeting, the FONAR Board authorized cash compensation for each Special Committee member’s service, consisting of a one-time fee of $200,000 for the Chair of the Special Committee, Mr. Turk, and a one-time fee of $175,000 for Mr. Carrino, a member of the Special Committee, which fee was paid to each Disinterested Director in six consecutive, equal monthly installments, with the first payment made in July 2025, in addition to reimbursement of all reasonable and necessary expenses. As of December 2025, the Special Committee members have been paid in full for their services in connection with the Process. This cash compensation to the Special Committee members was not contingent upon the successful completion of the proposed transaction or any other factor. In recommending and approving such cash compensation, the FONAR Board considered factors such as the potential size of the proposed transaction, the time expected to be spent by the Special Committee members and the litigation exposure related to the proposed transaction. In addition to reimbursement and compensation, the FONAR Board also resolved that the Company would indemnify and hold harmless each member for claims arising out of their participation in the Special Committee.

On July 9, 2025, the Special Committee held its first committee meeting telephonically, with Mr. Turk, Mr. Carrino and Mr. Collins in attendance. During such meeting, the Special Committee members discussed the need for the Special Committee to engage a valuation advisor and a legal advisor. With respect to potential valuation advisors, the Special Committee members discussed that they considered Marshall & Stevens to be a likely fit as it did not have an existing relationship with FONAR. The Special Committee members also discussed Valuation Firm A, which they noted had an existing relationship with the Company, and they were further informed by Mr. Collins that Valuation Firm A had been retained by Parent to provide an enterprise valuation analysis to OceanFirst in connection with the contemplated financing for the proposed “going private” transaction, which the Special Committee discussed could present a potential conflict of interest. Following such discussions, the Special Committee directed Mr. Collins to contact representatives of Marshall & Stevens on behalf of the Special Committee to request if Marshall & Stevens would submit, by no later than July 16, 2025, a preliminary proposal to be engaged as the Special Committee’s valuation advisor. The Special Committee also discussed the preparation of a potential press release and the Form 8-K filing that was required to be made with the SEC to disclose the Initial Proposal, and the Special Committee directed that both should be prepared and filed by the Company.

Later that same day, on July 9, 2025, the Company issued a press release announcing its receipt of the Initial Proposal, which was filed with the SEC on July 9, 2025 in a Current Report on Form 8-K (as amended by the Form 8-K/A filed by the Company on July 10, 2025).

Also on July 9, 2025, the Company entered into a pre-engagement confidentiality agreement with Marshall & Stevens to facilitate the exchange of confidential information while the Company evaluated the potential engagement of Marshall & Stevens as independent valuation consultant to the Special Committee.

On July 10, 2025, Mr. Collins emailed representatives of Marshall & Stevens on behalf of the Special Committee, to request if they would be interested in providing a valuation and/or fairness opinion regarding the proposed transaction and, if so, whether Marshall & Stevens could provide a preliminary proposal by July 16, 2025, which was the time frame requested by the Special Committee. Mr. Collins also requested general information regarding Marshall & Stevens’ valuation and fairness opinion process and confirmation as to Marshall & Stevens’ independence.

Later that same day, on July 10, 2025, the Company received a letter from a stockholder (“Stockholder 1”) holding 7.34% of the Company’s outstanding Common Stock (based on 6,173,008 shares of Common Stock outstanding as of February 26, 2026 and Stockholder 1’s holdings as reported in a Schedule 13D/A filed on August 18, 2025), sharing Stockholder 1’s concerns with the Initial Proposal’s pricing.

On July 11, 2025, the then current members of the proposed Acquisition Group (which as described above, at that time consisted of Mr. Damadian, Mr. Bonanni, Mr. Lehman, Mr. Feigenbaum, Xavier Rodrigo, Jevan Damadian, James Flanagan, Kurt Reimann, Janice Veroline and James Persoons) filed a Schedule 13D with the SEC disclosing beneficial ownership of 314,733 shares of Common Stock based on shares issued and outstanding as of May 2, 2025, representing approximately 5.01% of the then outstanding shares of Common Stock (assuming the conversion of all of the shares of Class C Common Stock held by such members of the proposed Acquisition Group into shares of Common Stock on a three-for-one basis), or approximately 47.64% of the voting power of the Company based shares issued and outstanding as of May 2, 2025.

On July 15, 2025, representatives of Marshall & Stevens responded to Mr. Collins’ July 10, 2025 email described above, by emailing to Mr. Collins the following details: a proposed team for the transaction, project timeline, deliverables, engagement fee and proposed valuation methodologies. Additionally, representatives of Marshall & Stevens confirmed that Marshall & Stevens had completed its internal conflicts check and the proposed engagement had cleared all conflicts.

On July 17, 2025, the proposed Acquisition Group delivered a supplemental written proposal letter (the “Supplemental Proposal”) to the Special Committee, offering $17.25 per share of Common Stock in cash. The price offered represented a premium of approximately 27% over the Company’s average closing price for the 90-trading day period ending on June 30, 2025. Mr. Damadian also reiterated he would not be interested in, nor supportive of, any alternative transaction, and that other then-current members of the proposed Acquisition Group, whose membership may be expanded, may feel similarly. The proposed Acquisition Group outlined its reasons for believing that a “going private” transaction was in the best interests of the Company and the public stockholders, allowing for a longer-term, entrepreneurial opportunity to grow and develop FONAR’s products, brand and business. The proposed Acquisition Group reiterated that private ownership is in the best interests of the business and the operations of the Company, and that the proposed “going private” transaction was in the best interests of the stockholders of FONAR.

Later that same day, on July 17, 2025, the proposed Acquisition Group filed Amendment No. 1 to its original Schedule 13D to disclose the Supplemental Proposal that the proposed Acquisition Group had delivered to the Special Committee earlier that day.

On July 18, 2025, at a meeting of the Special Committee held telephonically, with Mr. Turk, Mr. Carrino and Mr. Collins in attendance, the Special Committee reviewed the proposals from four valuation firms, including Marshall & Stevens. With respect to the proposal from Marshall & Stevens, Mr. Collins advised the Special Committee that, in 2018, an outside law firm had been engaged on behalf of Mr. Damadian (solely in his capacity a one-third owner at that time of a medical billing company unaffiliated with the Company) that had retained Marshall & Stevens to perform valuation work related to such unaffiliated medical billing company. Mr. Collins further stated that Marshall & Stevens had confirmed its independence as to the participants in the contemplated “going private” transaction. After discussion, the Special Committee determined to meet with representatives of Marshall & Stevens the following week, to discuss the potential engagement and request clarification from Marshall & Stevens regarding what the Special Committee members believed could potentially be a conflict of interest in connection with the 2018 matter.

Further, at the July 18, 2025 committee meeting, the Special Committee discussed proposals submitted by various law firms approached by the Special Committee for representation, including Meister Seelig & Fein PLLC (“MSF”)’s proposal, noting its comprehensive understanding of the required services and its competitive price that was in line with the Special Committee’s price expectations, and the Special Committee agreed to meet with representatives of MSF to discuss its potential engagement.

In addition, at the July 18, 2025 committee meeting, the Special Committee discussed the Supplemental Proposal. The Special Committee and Mr. Collins determined that the Company would issue a press release and file a Form 8-K disclosing the Supplemental Proposal later that same day. The Special Committee concluded the July 18, 2025 committee meeting by requesting the preparation of letter agreements that would be entered into with each of the Special Committee members, which would confirm the terms of the members’ engagement on the Special Committee as approved by the FONAR Board at July 8, 2025 board meeting, including (among other things) the amount of the one-time special cash compensation to be paid to each member of the Special Committee, the timing for payment, and that the special cash compensation to be paid to the Special Committee members would not be contingent upon any factor. Later that same day, Mr. Collins shared drafts of the requested letter agreements with the Special Committee members by email, for their review.

Following the conclusion of the July 18, 2025 Special Committee meeting, that same day, the Company issued a press release, dated July 18, 2025, announcing that the Special Committee had received the Supplemental Proposal.

On July 21, 2025, the Company filed a Current Report on Form 8-K with the SEC, which disclosed and attached as an exhibit the Company’s press release announcing the Special Committee’s receipt of the Supplemental Proposal.

Also on July 21, 2025, Mr. Carrino, in connection with his appointment as a director and member of the Special Committee, executed an indemnification agreement with the Company that provides for indemnification and advancement of expenses to the fullest extent permitted by law for claims arising from Mr. Carrino’s service on the Special Committee.

On July 22, 2025, Mr. Collins and the Special Committee members met with representatives of Marshall & Stevens telephonically, during which meeting they discussed Marshall & Stevens’ prior work on behalf of Mr. Damadian in 2018, and the representatives of Marshall & Stevens confirmed that Marshall & Stevens could act independently. In addition, during the meeting, representatives of Marshall & Stevens reviewed its team’s experience, process and fees with Mr. Collins and the Special Committee. Following such discussion and confirmation of Marshall & Stevens’ independence, the Special Committee approved the engagement of Marshall & Stevens as the Special Committee’s independent valuation consultant. In choosing to move forward with Marshall & Stevens, the Special Committee noted the firm’s excellent credentials and extremely competitive pricing. The meeting participants also discussed the logistics of Marshall & Stevens receiving the information from the Company needed to facilitate Marshall & Stevens’ valuation and fairness opinion process, including information from members of management, certain of whom it was understood were members of the proposed Acquisition Group. During the July 22, 2025 telephonic meeting, the Special Committee instructed Mr. Collins to coordinate with management to provide responses to all of Marshall & Stevens’ information requests in connection with its valuation and fairness opinion process.

Later that same day, on July 22, 2025, Mr. Collins introduced representatives of Marshall & Stevens to Mr. Bonanni and Mr. Feigenbaum in an email, in which Mr. Collins informed Mr. Bonanni and Mr. Feigenbaum that the Special Committee had engaged Marshall & Stevens as the Special Committee’s independent valuation consultant, that representatives of Marshall & Stevens would be requesting information from Mr. Bonanni and

Mr. Feigenbaum in connection with their valuation work, and that Mr. Bonanni and Mr. Feigenbaum were requested to provide all information required by Marshall & Stevens.

In addition, on July 22, 2025, the Special Committee members and Mr. Collins met with representatives of MSF telephonically to interview the firm and discuss its experience, process and fees.

On July 23, 2025, Mr. Turk, a director and Chair of the Special Committee, executed an indemnification agreement with the Company. Exactly like the agreement signed by Mr. Carrino, the agreement provides for indemnification and advancement of expenses to the fullest extent permitted by law for claims arising from Mr. Turk’s service on the Special Committee.

In addition, on July 23, 2025, Mr. Feigenbaum, Mr. Bonanni and Mr. Collins met with representatives of Marshall & Stevens telephonically, to discuss Marshall & Stevens’ information gathering process and initial information requests in connection with Marshall & Stevens’ evaluation of a potential engagement with the Special Committee. Following such meeting, on July 23, 2025, Mr. Feigenbaum and Mr. Collins exchanged emails with representatives of Marshall & Stevens to assist with Marshall & Stevens’ information gathering process.

On July 24, 2025, representatives of Marshall & Stevens shared an initial draft of an engagement letter with Mr. Collins for review.

On July 25, 2025, the Special Committee held a telephonic meeting, with Mr. Turk, Mr. Carrino and Mr. Collins in attendance, to discuss its progress in retaining legal counsel. After discussing their interview with MSF and noting the firm’s knowledgeable team and the competitive price quote, the Special Committee determined to retain MSF as its counsel to the transaction. In addition, at the July 25, 2025 meeting, the Special Committee discussed other matters, including: (i) the engagement letter from Marshall & Stevens, regarding which the Special Committee requested additional clarity on the valuation methods the firm intended to use, (ii) the target date of August 8, 2025 for receiving the initial valuation from Marshall & Stevens, (iii) the correspondence that the FONAR Board had received from FONAR stockholders and protocols for handling stockholder outreach, and (iv) next steps for the transaction, including executing a confidentiality agreement with the proposed Acquisition Group and negotiating the draft merger agreement.

Later that same day, on July 25, 2025, the Special Committee and MSF executed an engagement letter retaining MSF to advise the Special Committee with respect to the proposed transaction and related regulatory matters.

On July 28, 2025, at the request of representatives of Marshall & Stevens for use in connection with their valuation and fairness opinion process, and pursuant to the approval of the Special Committee given on July 22, 2025, Mr. Feigenbaum shared with representatives of Marshall & Stevens, copying Mr. Bonanni and Mr. Collins, information containing substantially the same July Projections (as summarized under the caption “—Unaudited Prospective Financial Information”) as were shared with OceanFirst as well as files detailing the fixed and intangible assets of the Company’s indirect 70.6%-owned subsidiary, HDM.

On July 28 and July 29, 2025, Mr. Collins exchanged emails with representatives of Marshall & Stevens, to assist with Marshall & Stevens’ information gathering process and to discuss the terms of Marshall & Stevens’ engagement letter, including, specifically, the scope of engagement, the valuation methods to be used, and the method and timing of payment for services.

On July 29, 2025, Mr. Feigenbaum, Mr. Bonanni, Mr. Damadian and Mr. Collins had a follow-up phone call with representatives of Marshall & Stevens, during which Mr. Feigenbaum reviewed and explained the July Projections that representatives of Marshall & Stevens had received on July 28, 2025.

Later that same day, on July 29, 2025, the Special Committee entered into the revised engagement letter with Marshall & Stevens to serve as the Special Committee’s independent valuation consultant with respect to the proposed transaction.

On July 30, 2025, representatives of Marshall & Stevens emailed Mr. Feigenbaum, Mr. Bonanni and Mr. Collins a list of follow-up questions relating to the July Projections discussed the previous day, to which Mr. Feigenbaum responded shortly thereafter that same day.

Also on July 30, 2025, representatives of MHH and MSF held a meeting telephonically, to clarify matters in the Supplemental Proposal and discuss the execution of a non-disclosure agreement between the Company and Parent. At such meeting, representatives of MHH outlined Parent’s plan to raise funds for the transaction through three sources: (i) a bank credit facility, (ii) a private debt financing, and (iii) the rollover of certain Company equity securities held by members of the Acquisition Group, combined with a new infusion of capital into Parent, in exchange for equity interests in Parent. Representatives of MHH also advised representatives of MSF that the Acquisition Group anticipated that the number of members of the Acquisition Group would expand as Parent negotiated and finalized (A) the group of persons willing to provide debt, equity capital or rollover securities and (B) the terms of equity contributions and debt terms.

On August 1, 2025, Mr. Feigenbaum emailed to Mr. Collins, Mr. Bonanni and representatives of Marshall & Stevens, certain updates to cost estimates associated with a theoretical liquidation event for use in an adjusted book value calculation in a liquidation scenario based on the Company’s preliminary unaudited balance sheet as of June 30, 2025. This adjusted book value calculation considered the estimated realizable value of the Company’s cash and cash equivalents, short-term investments, accounts receivable (net of estimated collection expenses), and other identifiable assets, as well as estimated costs associated with asset liquidation. This adjusted book value calculation, as more fully described under the caption “Special Factors—Opinion of Marshall & Stevens—Liquidation Scenario—Adjusted Book Value Method,” was reviewed by representatives of Marshall & Stevens, at the request of the Special Committee, in connection with Marshall & Stevens’ evaluation of the Company.

On August 4, 2025, the FONAR Board received by electronic means a letter from an investment firm and stockholder of the Company (“Stockholder 2”). In its letter, Stockholder 2 expressed its concerns regarding the proposed “going private” transaction. Stockholder 2 wrote that it believed that the proposed price of $17.25 per share of Common Stock undervalued the Company given the Company’s book value of $23.78 per share as was reported in the Company’s audited financial statements filed with the SEC.

Between August 4, 2025 and August 5, 2025, the Company and Parent exchanged drafts of a non-disclosure agreement through their respective counsels.

On August 5, 2025, the Company and Parent executed the non-disclosure agreement to facilitate the exchange of information in connection with the negotiation of terms and definitive documentation for the transaction.

Also on August 5, 2025, representatives of Marshall & Stevens asked Mr. Feigenbaum for additional information relating to Company’s accounts receivable reserve for the third quarter, which Mr. Feigenbaum provided later that same day.

In addition, on August 5, 2025, the Special Committee members returned executed copies of the draft letter agreements that were originally shared by Mr. Collins with the Special Committee members by email on July 28, 2025, which letter agreements confirmed the terms of their special one-time cash compensation for service on the Special Committee as described above.

On August 6, 2025, the Special Committee held a telephonic meeting, with Mr. Turk, Mr. Carrino, Mr. Collins and representatives of MSF in attendance. The purpose of the meeting was to gather and share information with MSF including, but not limited to, the minutes of the FONAR Board and the Special Committee and the Company’s SEC filings. At the meeting, Mr. Collins shared updates regarding the progress of negotiations with the proposed Acquisition Group and Marshall & Stevens’s evaluation of the Company. The Special Committee also discussed next steps regarding an initial draft of the proposed merger agreement.

On August 7, 2025, representatives of MSF shared a draft confidentiality and process agreement with Mr. Collins, the form of which had been agreed to by representatives of MHH. The confidentiality and process agreement provides, among other things, confidentiality protections (subject to legally required disclosures) for discussions and information shared between the parties, acknowledges the Special Committee’s independence and outlines proper negotiating channels concerning the proposed “going private” transaction. Later that same day, the confidentiality and process agreement was executed by Mr. Collins on behalf of FONAR, and by Mr. Damadian and Mr. Bonanni each individually and on behalf of the proposed Acquisition Group.

On August 8, 2025, representatives of Marshall & Stevens shared a preliminary draft presentation of Marshall & Stevens’ fairness opinion and valuation with Mr. Collins, for discussion with the Special Committee members at a meeting to occur on August 11, 2025, which included a preliminary draft discounted cash flow analysis prepared by Marshall & Stevens based upon the July Projections as discussed below. Mr. Collins shared such preliminary draft presentation with the Special Committee members later that same day.

On August 11, 2025, the Special Committee, Mr. Collins and representatives of MSF met telephonically with representatives of Marshall & Stevens, to review and discuss the preliminary draft presentation of Marshall & Stevens’ fairness opinion and valuation. Among other matters, a topic for discussion at the meeting was the preliminary draft discounted cash flow analysis prepared by Marshall & Stevens based upon the July Projections, including the key assumptions underlying the July Projections and the risks and opportunities affecting the Company’s businesses (such projections, which included the July Projections, are summarized under the header “Projections” in the section of this proxy statement captioned “—Unaudited Prospective Financial Information”).

On August 13, 2025, Valuation Firm A delivered to Mr. Damadian and Mr. Bonanni, solely for use in connection with the potential financing through OceanFirst, an enterprise valuation report regarding FONAR as of March 31, 2025, which used the income, market and asset approaches to determine the fair market value of the Company. Subject to the limiting conditions set forth in such report, Valuation Firm A represented in such report that in their opinion, the fair market value of the Company as of March 31, 2025 was $91,600,000. Mr. Bonanni shared a copy of Valuation Firm A’s report with representatives of OceanFirst later that same day.

In addition, on August 13, 2025, the Special Committee held a meeting telephonically, with Mr. Turk, Mr. Carrino, Mr. Collins and representatives of MSF in attendance. The purpose of the meeting was to discuss the Supplemental Proposal and the correspondence that had been received as of that date opposing the contemplated transaction, including the correspondence from Stockholder 1 and Stockholder 2. The Special Committee discussed the various business considerations that were detailed in the counterproposal they delivered to the proposed Acquisition Group on August 15, 2025, as further described below. In addition, the Special Committee also reviewed and discussed the correspondence that had been received opposing the contemplated transaction, and determined that none of such letters contained an offer to acquire the Company for the Special Committee to consider and, furthermore, that the information relayed in the letters did not give effect to certain nuances faced by the Company which the senders of such correspondence were likely unaware of, including anticipated future operational challenges, anticipated regulatory changes impacting reimbursement and collection, significant rising technician costs, a reduced level of available net operating losses, and the fact that FONAR’s primary operating subsidiary, HDM, is approximately 70%-owned and not 100%-owned.

On August 14, 2025, Mr. Collins sent Mr. Feigenbaum a list of follow-up questions from the Special Committee regarding the July Projections included in Marshall & Stevens’ preliminary draft discounted cash flow analysis, including concerning the underlying assumptions and the risks and opportunities affecting the Company’s businesses, such as selling, general and administrative increased expenses, the payor mix for fiscal years 2021 and 2025, the calculation and treatment of HMCA’s minority interest as would be calculated and distributed in a hypothetical liquidation, and the revenue growth guidance of 2.0%.

Later on August 14, 2025, the Special Committee emailed Mr. Feigenbaum requesting details of HMCA’s entity-level profit and loss.

The next day, on August 15, 2025, Mr. Feigenbaum responded by email to each of the Special Committee’s questions received the previous day, and shared with members of the Special Committee and Mr. Collins a consolidating worksheet for the end of the 2025 fiscal year which reflects FONAR and its subsidiaries’ complete balance sheet including profit and losses of HMCA.

On August 15, 2025, the Special Committee, with Mr. Turk, Mr. Carrino and MSF in attendance, met to review, finalize and approve the draft response letter to the Supplemental Proposal.

On August 15, 2025, the Special Committee delivered a written counterproposal to Mr. Damadian. After reviewing the Supplemental Proposal and conferring with its counsel and independent valuation consultant, the Special Committee believed that the proposed price of $17.25 per share of Common Stock was inadequate and proposed a price of $22.50 per share, subject to final confirmation of fairness from Marshall & Stevens. The proposed price was based on several factors, including: (i) a more appropriate premium to the Common Stock closing trading price, (ii) the belief that the shares’ historic trading prices undervalued the Company’s intrinsic value, (iii) the Special Committee’s suggested price of $22.50 per share of Common Stock was more supportive of a no-shop bidding process which is the process the proposed Acquisition Group had requested, and (iv) the Special Committee’s price of $22.50 took into account certain pro forma adjustments related to one-time expenses contained in the Company’s financial statements. The Special Committee also requested that the final terms of the proposed merger agreement contain no financing conditions to the proposed Acquisition Group’s ability to complete the transaction and that the proposed Acquisition Group provide further details on its plans for funding the transaction.

On August 19, 2025, representatives of MHH and MSF held a conference call to discuss the Special Committee’s counterproposal of $22.50 per share and its underlying basis. Representatives of MHH and MSF agreed to arrange a conference call between members of the Special Committee and certain of the then-current members of the proposed Acquisition Group (Mr. Damadian, Mr. Lehman, Mr. Bonanni and Mr. Feigenbaum). The parties also discussed the delivery timeline for the proposed merger agreement. Counsel to the respective parties also briefly discussed certain other open issues related to the transaction, including determining and allocating a price for the Class A Non-voting Preferred Stock which is not convertible into Common Stock and was not trading on any public market.

On August 20, 2025, representatives of MHH delivered the initial draft of the Merger Agreement to MSF for the Special Committee and its advisors’ consideration and feedback. The draft did not contain pricing details and did not address several key items, including: the price for the Class A Non-voting Preferred Stock, the voting thresholds for going private transactions under recent DGCL changes, ownership and licensing of certain intellectual property utilized by the Company, possible termination fees and fiduciary out remedies that would be available to the Special Committee.

On August 21, 2025, the members of the Special Committee (Mr. Turk and Mr. Carrino) and representatives of MSF as counsel to the Special Committee, participated in a conference call with Mr. Damadian, Mr. Lehman, Mr. Bonanni and Mr. Feigenbaum (as representatives of the proposed Acquisition Group), and representatives of MHH as counsel to the proposed Acquisition Group. The conference participants discussed the Special Committee’s counterproposal that had been received by the proposed Acquisition Group on August 15, 2025. The representatives of the proposed Acquisition Group summarized the basis for its initial proposal price of $17.25 per share of Common Stock, which included current financial performance of the Company, pending regulatory changes, notably those in the State of Florida in connection with reimbursement and collections, the impact of the potential failure of a large client of the Company on future performance, including the need for increased reserves, and anticipated future costs of being a public company further decreasing the fair value of the Company’s securities. The representatives of the proposed Acquisition Group also stated their view that the Company’s market capitalization, as reflected on March 31, 2025 and June 15, 2025, was as of such dates indicative of fair market value. The representatives of the proposed Acquisition Group also believed that an asset liquidation analysis would not support a price of $22.50 per share of Common Stock. The participants from the

Special Committee countered with their thoughts on the past and future performance of the Company, including how the Company’s public stock price was not the sole indicator of value because of the lack of a robust market for numerous reasons, including that the market viewed the Common Stock as controlled by a few individuals, including Mr. Damadian and his family members (some of whom, including Keira Damadian Reinmund, are not members of the Acquisition Group) who collectively own more than 99% of the supervoting Class C Common Stock based on 382,513 shares of Class C Common Stock outstanding as of February 26, 2026. Further, the Special Committee members expressed their opinion that the “no-shop/non-bidding” nature of the proposed Acquisition Group’s proposal negatively affected market value in the trading markets, and therefore public trading prices of the Common Stock should not be the primary or only indicia of value.

The August 21, 2025 call concluded with Mr. Damadian, on behalf of the proposed Acquisition Group, verbally increasing the proposed Acquisition Group’s offer for the outstanding Common Stock to $18.00 per share, up from the proposed price set forth in the Supplemental Proposal of $17.25 per share. The representatives of the proposed Acquisition Group also briefly described their efforts to raise the necessary debt and equity financing for the transaction and noted that the price of $18.00 per share was near the high end, but that the representatives of the proposed Acquisition Group believed investors and any lenders would be willing to support. The Special Committee responded during such call that it would take the new offer under advisement.

On August 21, 2025, the Special Committee held a meeting telephonically, with Mr. Turk, Mr. Carrino and representatives of MSF in attendance. The Special Committee discussed and considered the proposed Acquisition Group’s $18.00 per share counterproposal, including the various business considerations that were detailed in the counterproposal that was delivered by the Special Committee on August 22, 2025, as detailed below.

On August 22, 2025, the Special Committee held a meeting telephonically, with Mr. Turk, Mr. Carrino and representatives of MSF in attendance. At the meeting, the Special Committee reviewed and finalized the draft response letter and approved a counterproposal letter proposing a price of $19.50 per share and directed representatives of MSF to deliver such letter to the proposed Acquisition Group.

In addition, on August 22, 2025, representatives of MSF, on behalf of the Special Committee, sent a letter to the proposed Acquisition Group wherein it stated that it believed a price of $19.50 per share was more indicative of the value of the Company than the recent $18.00 per share proposal from the proposed Acquisition Group. The Special Committee also stated in the letter that the proposed $19.50 per share price provided a more appropriate premium to the pre-announcement Common Stock price and 52-week lookback period, as opposed to the 90-day period ending June 30, 2025 which was the trading period relied upon by the proposed Acquisition Group.

On August 23, 2025, representatives of MSF and MHH discussed over the phone the most recent counterproposal from the Special Committee and the draft Merger Agreement. Representatives of MHH communicated to representatives of MSF that the proposed Acquisition Group was willing to increase its offer to $19.00 per share. Representatives of MHH stated that anything higher would not be likely to receive support from the Acquisition Group’s financing sources. Representatives of MSF advised they would communicate that new offer to the Special Committee, which was communicated to the Special Committee later that same day.

On August 25, 2025, the Special Committee provided a letter to the proposed Acquisition Group notifying them that, subject to receipt of a definitive fairness opinion from Marshall & Stevens, the Special Committee believed it could support a proposed offer price of $19.00 per share of Common Stock. The Special Committee and representatives of the Special Committee’s counsel, MSF, proceeded to review the draft of the Merger Agreement and other open terms of the proposed transaction. The Special Committee also requested updates from the proposed Acquisition Group on its efforts to secure funding.

On August 27, 2025, representatives of MHH held an introductory call with OceanFirst’s counsel (“Bank Counsel”). Representatives of MHH and Bank Counsel discussed the proposed terms and structure of the going private transaction and obtaining a debt commitment letter from OceanFirst. Representatives of MHH advised that it would set up a data room and populate it with material to facilitate Bank Counsel’s due diligence process.

On August 28, 2025, Bank Counsel provided an initial draft debt commitment letter for the proposed Acquisition Group’s review.

On September 9, 2025, the Special Committee met telephonically with representatives of MSF to discuss the terms of the draft Merger Agreement and various open points including those presented by representatives of MSF to representatives of MHH on September 10, 2025 as described below.

On September 10, 2025, representatives of MSF and MHH held a conference call to discuss various open points and issues to be resolved in the draft Merger Agreement and the transaction generally, including (i) voting rights by class under the Company’s governing agreements and Delaware law, particularly for the Company’s Class A Non-voting Preferred Stock; (ii) the appropriate merger consideration allocation by class, particularly for the Class A Non-voting Preferred Stock; (iii) the escrow and post-holding process of merger consideration; (iv) the scope of the covenants, representations and warranties being made by Parent, particularly those regarding the financing conditions; (v) terms and conditions for fiduciary-outs, no-shop provisions and termination fees; (vi) termination provisions and potential end dates; and (vii) the process and timing for drafting the proxy statement relating to the proposed Merger and related agreements.

Additionally, during the September 10, 2025 conference call, representatives of MHH provided representatives of MSF with an update on the proposed Acquisition Group’s discussions with OceanFirst, its equity financing sources (“Equity Financing Sources”) and its private debt financing sources (“Private Debt Financing Sources”), and the related documentation.

On September 17, 2025, representatives of MHH received supplemental comments on the draft Merger Agreement from representatives of MSF. The comments addressed representations and warranties requested of the Company related to employment and labor issues, IT security, the existence (or not) of benefit plans, litigation-related matters and real estate matters.

On September 19, 2025, representatives of MHH, as counsel to the proposed Acquisition Group, formed Merger Sub in the State of Delaware and advised representatives of MSF of Merger Sub’s formation.

On September 19, 2025, representatives of MHH and MSF held a conference call to discuss the Company’s Class A Non-voting Preferred Stock voting rights and potential purchase price. On behalf of the proposed Acquisition Group, representatives of MHH proposed an acquisition price of $2.50 per share for the Class A Non-voting Preferred Stock.

On September 22, 2025, the Special Committee held a meeting telephonically, with Mr. Turk, Mr. Carrino and representatives of MSF in attendance, to discuss the treatment of, and the proposed merger consideration for, the Class A Non-voting Preferred Stock, at which time the Special Committee decided to seek advice on the value of the Class A Non-voting Preferred Stock from Marshall & Stevens.

In addition, on September 22, 2025, representatives of MHH and MSF held a conference call to further discuss the basis and reasoning for the proposed Acquisition Group’s offer of $2.50 per share for the Class A Non-voting Preferred Stock. Representatives of MSF advised that it would speak further to the Special Committee and that the Special Committee would be discussing the proposal for the Class A Non-voting Preferred Stock with its advisor, Marshall & Stevens.

During the week of September 22, 2025, representatives of MSF and MHH exchanged the results of their respective research on the extent of the voting and appraisal rights of the Company’s Class A Non-voting Preferred Stock under Delaware law and the Company’s governing documents. Further, representatives of MHH relayed to representatives of MSF the proposed Acquisition Group’s proposed price of $2.50 per share of outstanding Class A Non-voting Preferred Stock.

On September 25, 2025, representatives of MSF met telephonically with representatives of Marshall & Stevens to discuss the substantive rights of the Class A Non-voting Preferred Stock and their potential impact on the valuation of such shares. Later that same day, representatives of MSF met telephonically with the Special Committee to provide the Special Committee with an update regarding Marshall & Stevens’ view of the rights of the holders of the Class A Non-voting Preferred Stock.

Between the months of October 2025 through December 2025, Mr. Bonanni and representatives of MHH as counsel to the proposed Acquisition Group continued to negotiate terms with Parent’s Equity Financing Sources, Debt Financing Sources and OceanFirst, as further detailed below.

On October 3, 2025, representatives of MSF and Mr. Collins provided drafts of the Company’s disclosure schedules for the Merger Agreement to representatives of MHH.

On October 9, 2025, the FONAR Board received a letter from one of FONAR’s institutional stockholders (“Stockholder 4”), in which Stockholder 4 advised the FONAR Board that in Stockholder 4’s opinion, the offer price of $17.25 per share of Common Stock first proposed by the proposed Acquisition Group was inadequate and that the value of the Company, as a going concern, was far in excess of $17.25 per share. Stockholder 4 additionally stated its belief that there was a large disconnect between share price and underlying intrinsic value. Stockholder 4 further stated that it had calculated the Company’s tangible book value (which is a non-GAAP financial measure that the Company does not calculate or present, because it is not a financial measure used by management to evaluate the business and it is not required under GAAP) to be approximately $24.00 per share and that a buyout proposal below tangible book value was “almost unprecedented.” Stockholder 4 further advised the FONAR Board in such letter that Stockholder 4 was interested in acquiring the Company for $24.00 per share, subject only to expedited due diligence. Stockholder 4 also indicated that it was open to discussing opportunities for Mr. Damadian and the proposed Acquisition Group to participate, upon execution of an agreement. Stockholder 4 further stated that it would consider being a major stakeholder in the Company if the “going private” transaction was consummated, resulting in the Company becoming a private company.

On October 10, 2025, representatives of MHH provided to representatives of MSF an updated draft of the Merger Agreement for consideration and discussion.

On October 13, 2025, representatives of MSF provided representatives of MHH with additional minor comments on the draft Merger Agreement. However, the substantive issues of voting rights of the Class A Non-voting Preferred Stock and the purchase price for such shares remained unresolved. Additionally, on such date, representatives of MHH communicated to representatives of MSF that Parent could not commit to the draft Merger Agreement’s covenants requiring it to waive any termination rights based on a lack of funding, as it was still negotiating terms with its Equity Financing Sources, Debt Financing Sources and OceanFirst.

On October 14, 2025, the Special Committee reviewed Stockholder 4’s October 9, 2025 letter together with representatives of MSF and responded in writing. In an email, the Special Committee confirmed receipt of the letter and informed Stockholder 4 that the Special Committee was carefully considering it. The Special Committee requested the following information from Stockholder 4 in connection with its letter: (i) the valuation methodology pursuant to which Stockholder 4 arrived at the $24.00 per share indication of interest; (ii) evidence of sufficient available cash to fund the transaction, (iii) Stockholder 4’s view of the FONAR stockholder approvals required and likelihood of obtaining such approvals, especially in light of Mr. Damadian’s position, as set forth in the publicly disclosed Supplemental Proposal, that he will not support an alternative proposal; and (iv) the anticipated timing of reaching a definitive agreement regarding the letter’s indication of interest. The written communication also directed Stockholder 4 to direct all further inquiries and information to MSF on behalf of the Special Committee.

On October 16, 2025, representatives of MHH provided an updated draft Merger Agreement to representatives of MSF. Representatives of MSF and MHH continued to discuss and work through open issues regarding the proposed Acquisition Group’s financing as it related to the covenants in the Merger Agreement for definitive funding commitments, open issues with the Company’s disclosure schedules and the voting and price allocation for the Class A Non-voting Preferred Stock.

In addition, on October 16, 2025, the Special Committee met telephonically with representatives of MSF, at which meeting MSF updated the Special Committee regarding the status of negotiations on the Merger Agreement and continued discussions regarding the substantive rights, including economic rights, of the holders of the Class A Non-voting Preferred Stock.

On October 17, 2025, Stockholder 4 contacted representatives of MSF in writing to reiterate its non-binding indication of interest but did not provide any additional information or documentation that was responsive to the Special Committee’s October 14, 2025 information request.

Also on October 17, 2025, representatives of MHH shared with representatives of MSF and Mr. Collins a draft form of Voting Agreement. Representatives of MHH proposed that the Voting Agreement be executed by the entire forthcoming definitive Acquisition Group and require all members of the Acquisition Group to vote their voting securities of the Company in favor of the Merger and the Merger Agreement.

On October 20, 2025, the Company and its transfer agent began discussing the transfer agent’s role to act as paying agent for the transaction and also as coordinator for voting and mailing issues related to the contemplated special meeting of stockholders.

On October 31, 2025, representatives of MHH shared a draft of the special meeting proxy statement with the proposed Acquisition Group members and representatives of MSF.

During the month of November 2025, members of the Company’s management, including Mr. Feigenbaum, Mr. Damadian and Mr. Bonanni, prepared for internal use only in connection with management’s evaluation of the contemplated “going private” transaction certain Unaudited Prospective Financial Information to incorporate updated operating and financial results generated by the Company subsequent to the finalization of the July Projections, based on information available at that time and after giving effect to updated transaction costs associated with the Merger (collectively, the “November Projections,” which were substantively the same as the December Projections, as defined below), as more fully described under the caption “—Unaudited Prospective Financial Information,” which, pursuant to the approval of the Special Committee given on July 22, 2025, the Company’s management shared with representatives of Marshall & Stevens during the month of November 2025.

During the week of November 3 to November 7, 2025, the parties continued to discuss the status of the Merger Agreement and the draft proxy statement that had been progressed by representatives of MHH, as well as the status of the proposed Acquisition Group’s financing of the purchase price including its progress with obtaining a commitment letter from OceanFirst in connection with the contemplated Debt Financing.

On November 5, 2025, Mr. Collins provided comments on the draft proxy statement, including comments regarding the 2025 amendments to DGCL Section 144 for “going private” transactions. Representatives of MSF and MHH reviewed such comments and further researched the recent Delaware law requirements and made adjustments to the draft Merger Agreement and draft proxy statement accordingly, which adjustments included that the Merger Agreement be approved by a majority of the votes cast by disinterested stockholders, in lieu of a majority of the outstanding shares held by disinterested stockholders.

On November 7, 2025, representatives of MSF and MHH participated in a conference call to discuss the provisions of DGCL Section 144 related to the new standards for the vote of the disinterested stockholders.

On November 10, 2026, the Special Committee met briefly via telephone with representatives of MSF to discuss the results of the review of the substantive provisions of the Class A Non-voting Preferred Stock and the related discussions with Marshall & Stevens and to discuss the new voting standards under the amendments to DGCL Section 144 and the related adjustments to the Merger Agreement.

In addition, on November 10, 2025, a meeting was held telephonically with members of the Special Committee, representatives of MSF and MHH, and Mr. Damadian, Mr. Bonanni and Mr. Feigenbaum as representatives of the proposed Acquisition Group, to discuss open issues related to the Merger Agreement and proxy statement, including the status of the Special Committee’s review and analysis of the proposed Acquisition Group’s offer of $2.50 per share for the Class A Non-voting Preferred Stock, the logistics of a special meeting of stockholders if the Merger Agreement was approved, and the status of the proposed Acquisition Group’s funding. The participants in the meeting also discussed the status of the fairness opinion which was to be provided by Marshall & Stevens. The participants agreed that the valuation of the Class A Non-voting Preferred Stock and the ability of the proposed Acquisition Group to solidify its funding from the various sources were the most substantive issues that needed to be resolved in order for the Merger Agreement to be finalized and executed.

Also on November 10, 2025, the Company filed a Quarterly Report on Form 10-Q with the SEC which included a risk factor disclosing the proposed transaction as a significant risk to which any investment in the securities of the Company would be subject.

Between November 10 and November 27, 2025, the parties continued their discussions of open matters, including the role of the Company’s transfer agent, the proposed Acquisition Group’s progress with securing its financing for the contemplated transaction, and other matters related to the draft Merger Agreement and the transaction generally. The Special Committee and representatives of MSF continued their discussions with Marshall & Stevens related to the Acquisition Group’s offer of $2.50 per share of Class A Non-voting Preferred Stock. MSF and the Special Committee also had ongoing discussions regarding the current price per share proposal from the proposed Acquisition Group, including in the context of the stockholder letters that had been received by the Special Committee to date. In addition, they discussed the position of Mr. Damadian, and possibly other Acquisition Group members, that they would not support or vote in favor of any alternative transactions proposed by a third party.

On November 11, 2025, Stockholder 4 again contacted representatives of MSF in writing. Stockholder 4 reiterated its non-binding interest in purchasing the outstanding Common Stock at a price per share of $24.00. Stockholder 4 did not provide any additional information regarding its purported interest nor did it provide any of the information that the Special Committee requested in its October 14, 2025 letter to Stockholder 4.

On November 14, 2025, representatives of MSF advised representatives of MHH that Marshall & Stevens had raised issues regarding its ability to render a fairness opinion for the price to be paid for the Class A Non-voting Preferred Stock. The proposed Acquisition Group had previously proposed a price of $2.50 per share based on the Class A Non-voting Preferred Stock’s lack of voting rights and the lack of any definitive distribution rights for dividends.

On November 17, 2025, after further deliberation and discussions with representatives of MSF, the Special Committee directed such representatives of MSF to share the Special Committee’s written response with Stockholder 4 regarding Stockholder 4’s November 11, 2025 communication.

Later that same day, on November 17, 2025, representatives of MSF delivered the Special Committee’s response to Stockholder 4, which outlined the Special Committee’s continued consideration of the non-binding indication of interest described in Stockholder 4’s letter, subject to receipt of responses to the Special Committee’s additional requests for information that were previously shared with Stockholder 4 by close of business on November 19, 2025. Stockholder 4 did not respond to the November 17, 2025 communication from the Special Committee, and neither the Special Committee nor the Company has been contacted by Stockholder 4 since its November 11, 2025 letter.

In addition, on November 17, 2025, representatives of MHH had worked to progress a draft of the proxy statement that was shared with Mr. Collins, Mr. Damadian, Mr. Bonanni and representatives of MSF.

On November 26, 2025, representatives of Marshall & Stevens shared a revised preliminary draft presentation of Marshall & Stevens’ fairness opinion and valuation to the Special Committee with Mr. Collins, which included a revised draft discounted cash flow analysis prepared by Marshall & Stevens based upon the November Projections as discussed below, which was identical (other than the valuation date) to the discounted cash flow analysis included in Marshall & Stevens’ December 23, 2025 presentation to the Special Committee, as described below.

On December 1, 2025, the Special Committee held a meeting telephonically, with Mr. Turk, Mr. Carrino and representatives of Marshall & Stevens and MSF in attendance. At the meeting, the participants discussed the status of Marshall & Stevens’ share range analysis against share price discussions that had occurred around that time as described above, including the proposed $2.50 price for the Class A Non-voting Preferred Stock.

On December 2, 2025, representatives of Marshall & Stevens delivered to the Special Committee members and representatives of MSF for their review the revised preliminary draft presentation of Marshall & Stevens’ fairness opinion and valuation that included the revised draft discounted cash flow analysis based upon the November Projections (which were substantively the same as the December Projections, all of which Projections are summarized under the header “Projections” in the section of this proxy statement captioned “ —Unaudited Prospective Financial Information”). Marshall & Stevens’ revised draft discounted cash flow analysis was identical (other than the valuation date) to the discounted cash flow analysis included in Marshall & Stevens’ December 23, 2025 presentation to the Special Committee, as further described below.

Subsequently, during the month of December 2025, members of the Company’s management, including Mr. Feigenbaum, Mr. Damadian and Mr. Bonanni, prepared for internal use only in connection with management’s evaluation of the contemplated “going private” transaction certain Unaudited Prospective Financial Information to incorporate updated operating and financial results generated by the Company subsequent to the finalization of the November Projections, based on information available at that time and after giving effect to updated transaction costs associated with the Merger (collectively, the “December Projections,” which were substantively the same as the November Projections), as more fully described under the caption “—Unaudited Prospective Financial Information,” which, pursuant to the approval of the Special Committee given on July 22, 2025, the Company’s management shared with representatives of Marshall & Stevens during the month of December 2025.

On December 5, 2025, Mr. Damadian and Mr. Bonanni, on behalf of the proposed Acquisition Group, and Mr. Turk and Mr. Carrino, on behalf of the Special Committee, along with representatives of MSF and MHH, held a conference call to discuss the issue of the proposed purchase price for the Class A Non-voting Preferred Stock. The Special Committee advised the proposed Acquisition Group that Marshall & Stevens was continuing its analysis of the proposed price, but that the offer of $2.50 per share of Class A Non-voting Preferred Stock was significantly lower than its analysis suggested. The parties further discussed the basis for the $2.50 per share offer from the proposed Acquisition Group, including the lack of any conversion rights or voting rights.

On December 10, 2025, MHH delivered to MSF verbally the proposed Acquisition Group’s revised offer and proposed to the Special Committee a $19.00 per share price for the Common Stock on an as-converted basis and a $10.50 per share price for the Class A Non-voting Preferred Stock, subject to the receipt of a fairness opinion from Marshall & Stevens that supports such pricing as being fair from a financial point of view to the Company and its stockholders.

Later on December 10, 2025, the Special Committee discussed the new offer with representatives of MSF and directed them to verbally deliver to representatives of MHH an update that the Special Committee would potentially consider a revised proposal of a $19.00 per share price for the Common Stock on an as-converted basis and a $10.50 per share price for the Class A Non-voting Preferred Stock. Later that same day, representatives of MSF informed representatives of Marshall & Stevens of the proposed revised terms.

On December 11, 2025, representatives of Marshall & Stevens notified Mr. Collins, the Special Committee members and representatives of MSF, that Marshall & Stevens was prepared to issue its fairness opinion based on the proposed $19.00 per share price for the Common Stock on an as-converted basis and a $10.50 per share price for the Class A Non-voting Preferred Stock, subject to the approval of the deal terms by the Special Committee.

Later that same day, on December 11, 2025, the Special Committee met telephonically and determined to accept the proposed Acquisition Group’s latest proposal of a $19.00 per share price for the Common Stock on an as-converted basis and a $10.50 per share price for the Class A Non-voting Preferred Stock, subject to receipt of a fairness opinion from Marshall & Stevens that supports such pricing as being fair from a financial point of view to the Company and its stockholders.

On December 15, 2025, the Company engaged DLA Piper LLP (US) (“DLA Piper”) to represent the Company in connection with the transactions contemplated by the Merger Agreement, a draft of which had at the time been progressed by representatives of MHH and MSF, as counsel to the proposed Acquisition Group and the Special Committee, respectively.

On December 18, 2025, a representative of DLA Piper shared with the Company suggested comments to further refine the voting standard required under the draft Merger Agreement for the Merger Proposal to be approved at the Special Meeting.

On December 22, 2025, a representative of DLA Piper shared with the Company the results of DLA’s research on voting and appraisal rights under Delaware law and the Company’s governing documents, which confirmed DLA Piper’s suggested comments on the voting standard that had been shared on December 18, 2025.

Also on December 22, 2025, the Special Committee members met telephonically with representatives of MSF, to prepare for the meeting of the Special Committee that was scheduled for December 23, 2025, during which the representatives of MSF explained to the Special Committee members the process for such meeting and the authorizing resolutions that would be put before the Special Committee during such meeting.

On December 23, 2025, the Special Committee met telephonically with representatives of MSF and Marshall & Stevens, and Mr. Collins was also in attendance at the meeting during the presentation of Marshall & Stevens’ oral opinion to the Special Committee members described below. During the meeting, Marshall & Stevens presented its oral opinion to the Special Committee members, which was subsequently confirmed in writing, that, as of December 23, 2025, and based on and subject to the factors and assumptions set forth in Marshall & Stevens’ opinion, which included a discussion and consideration of the discounted cash flow analysis prepared by Marshall & Stevens based upon the December Projections which incorporated updated operating and financial results generated by the Company subsequent to the finalization of the November Projections (however the December Projections were substantively the same as the November Projections, as described under the caption “—Unaudited Prospective Financial Information—Projections”), the total Merger consideration to be paid by the Acquisition Group as specified in the Merger Agreement is fair from a financial point of view to the Company and its stockholders. Following the presentation of Marshall & Stevens’ oral opinion to the Special Committee members, Mr. Collins and the representatives of Marshall & Stevens departed the meeting. The remaining participants in the meeting, consisting of the Special Committee members and representatives of MSF, reviewed the terms of the Merger Agreement and related documents and considered the approval of the Merger and Merger Agreement. In connection with the foregoing evaluation, it was noted that OceanFirst had delivered to Mr. Damadian the executed Bank Commitment Letter in connection with the Financing on December 23, 2025. Representatives of MSF described the provisions of the Merger Agreement and reviewed the Special Committee members’ fiduciary duties and responsibilities in connection with the proposed transaction. The Special Committee, after considering, among other items, the terms of the Merger Agreement and the oral opinion of Marshall & Stevens, including the presentation of the December Projections included in Marshall & Stevens’ December 2025 discounted cash flow analysis, (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares), (2) recommended to the Disinterested Directors that the FONAR Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (B) submit the Merger Agreement and the Merger to the Company’s stockholders for adoption and approval at the Special Meeting, and (3) recommended to the Disinterested Directors that the FONAR Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting, in each case subject to receipt of Marshall & Stevens’ written opinion.

Also on December 23, 2025, the Disinterested Directors met telephonically with Mr. Collins, to prepare for the meeting of the FONAR Board that was scheduled to occur later that same day, during which Mr. Collins explained to the Disinterested Directors the process for the FONAR Board meeting and the authorizing resolutions that would be put before the FONAR Board (acting through the Disinterested Directors) during such meeting.

In addition, following the conclusion of the December 23, 2025 Special Committee meeting, on December 23, 2025, the FONAR Board held a telephonic meeting to discuss the proposed final Merger Agreement and the transactions contemplated thereby. In attendance at the meeting were Mr. Turk, Ms. Maher, Mr. Carrino, Mr. Collins, and representatives of MSF, and, in addition, Mr. Damadian and Mr. Lehman were initially in attendance and then recused themselves and were not present for the vote. Ms. Maher was in attendance but abstained from the vote of the FONAR Board at the meeting. The Special Committee, consisting of Mr. Turk and Mr. Carrino, advised that after due deliberation, the Special Committee is in favor of the Merger, and the FONAR Board should find the Merger in the best interests of the Company and its stockholders, adopt the Merger Agreement and consummate the transactions contemplated thereby, subject to receipt of Marshall & Stevens’ written opinion. Following Mr. Collins reading the proposed FONAR Board resolutions to adopt the Merger Agreement and the resolution to adopt the Section 16(b) exemption, the FONAR Board (acting through the Disinterested Directors) voted to adopt the resolutions related to the Merger Agreement and the Section 16(b) exemption, pursuant to which the FONAR Board (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders (other than the holders of Excluded Shares); (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of Company Capital Stock for adoption at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of Company Capital Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL at the Special Meeting.

Furthermore, on December 23, 2025, Marshall & Stevens delivered the written M&S Opinion to the Special Committee, concluding that, as of December 23, 2025, the merger consideration to be paid to the Company’s non-dissenting public stockholders was fair to such stockholders, from a financial point of view.

Later that same day, on December 23, 2025, the parties executed the Merger Agreement.

In connection and concurrently with the entry into the Merger Agreement, on December 23, 2025, the Company entered into individual Voting Agreements with each of the Rollover Stockholders. Pursuant to the Voting Agreements, the stockholders, among other things, agreed to vote in favor of the approval and adoption of the Merger Agreement and the transaction contemplated thereby. (See “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Voting Agreements” for additional information.)

On December 29, 2025, the Company issued a press release announcing that, on December 23, 2025, the Company, Parent and Merger Sub had entered into the Merger Agreement.

On December 30, 2025, the Company filed a Current Report on Form 8-K with the SEC describing the entry into the Merger Agreement on December 23, 2025 and attaching the Merger Agreement, the form of Voting Agreement entered into in connection and concurrently therewith, and the related press release as exhibits thereto.

On December 31, 2025, representatives of DLA Piper received for review and comment a draft proxy statement that had been progressed by representatives of MHH.

On January 2, 2026, Parent, Merger Sub and the final Acquisition Group filed Amendment No. 2 to the Schedule 13D/A that was originally filed with the SEC on July 11, 2025 and amended on July 17, 2025, to reflect the new members that had since joined the Acquisition Group and disclose the Company’s entry into the Merger Agreement and related documents, including the Voting Agreements and the Financing Commitments.

On January 6, 2026, representatives of DLA Piper contacted representatives of Sodali & Co (“Sodali”) on behalf of the Company, to discuss the potential engagement of Sodali as the Company’s proxy solicitor, and an introductory meeting was scheduled for January 8, 2026 that would include representatives of the Company, Sodali and DLA Piper.

On January 8, 2026, representatives of the Company, Sodali and DLA Piper held an introductory meeting telephonically, to discuss the potential engagement of Sodali as the Company’s proxy solicitor for the Special Meeting, subject to the Special Committee’s approval and authorization of such engagement.

On January 13, 2026, with the written consent of the Special Committee, the Company engaged Sodali to assist in the solicitation of proxies for the Special Meeting and provide related advice and informational support during the solicitation process, for a fee of approximately $25,000. A success fee of $25,000 will also be due and payable upon achievement of the Requisite Company Vote if received at the Special Meeting. The Company has also agreed to defend, hold harmless and indemnify Sodali from and against any losses arising out of Sodali’s provision of the outlined services performed on the Company’s behalf.

On February 2, 2026, a Verified Stockholder Class Action Complaint entitled Bruce Taylor v. Fonar Corporation et al., C.A. No. 2026-0142-JTL (Del. Ch.) (which we refer to as the “Complaint”), was filed in the Delaware Court of Chancery by a putative FONAR stockholder (whom we refer to as the “Delaware Plaintiff”), on behalf of himself and all other similarly situated stockholders, against FONAR, the Parent Entities and members of the FONAR Board. The Complaint alleges that the Parent Entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, among certain FONAR stockholders that was not approved by the FONAR Board and was prior to the FONAR Board’s approval of the Merger, thereby triggering Section 203’s requirement that at least 66 2/3% of the outstanding Company Capital Stock unaffiliated with the Parent Entities vote in favor of the Merger (after giving effect to the respective voting powers of each class of Company Capital Stock under FONAR’s existing amended and restated certificate of incorporation). The Complaint seeks, among other things, (1) an order declaring that the Merger is subject to Section 203’s supermajority voting requirement, (2) an order enjoining the vote on the Merger unless and until stockholders are informed that the Merger can close only if it is approved pursuant to Section 203’s supermajority voting requirement, and (3) a finding that the members of the FONAR Board breached their fiduciary duties by entering into the Merger Agreement without providing for a supermajority stockholder vote contemplated by Section 203. FONAR disputes the Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the Merger.

Also on February 2, 2026, the Delaware Plaintiff filed a motion for preliminary injunction and a motion for expedited proceedings, seeking expedited briefing, discovery, and argument on a motion to preliminarily enjoin the Merger from closing, pursuant to the Complaint’s claims.

FONAR disagrees with the Delaware Plaintiff’s allegation that the Parent Entities entered into any agreement, arrangement or understanding that resulted in them being an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, and FONAR disagrees that the Parent Entities became an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the time of such board approval. FONAR also disagrees with the Delaware Plaintiff’s other allegations and assertions for multiple reasons.

If the Merger receives the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities, the Merger will close subject to the other closing conditions stated in the Merger Agreement, even if Section 203 were determined to be applicable to the Merger. If the Merger does not receive the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding shares deemed owned by the Parent Entities, FONAR and the Parent Entities have agreed that the Merger will not close prior to the earlier of (i) the Court’s ruling on Delaware Plaintiff’s Section 203 claim or (ii) June 22, 2026. The parties will request that, if necessary, a hearing on the Delaware Plaintiff’s Section 203 claim take place after the conclusion of the Special Meeting but prior to June 12, 2026.

A copy of the Complaint is attached to this proxy statement as ANNEX D and is incorporated herein by reference.

Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors

Recommendation of the Special Committee

As described above, the FONAR Board established the Special Committee of independent and disinterested directors and empowered it with exclusive authority to review, evaluate, reject, negotiate and, if appropriate, make a recommendation to the FONAR Board regarding the proposal received from the Acquisition Group or any alternative thereto. The Special Committee evaluated, with the assistance of its legal and financial advisors, the Merger Agreement and the Merger. On December 23, 2025, the Special Committee unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair from a financial point of view to the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares) and in the best interests of the Company and the holders of Company Capital Stock and Class A Non-voting Preferred Stock (excluding the holders of Excluded Shares), and (2) recommended to the Disinterested Directors that the FONAR Board (A) adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (B) submit the Merger Agreement and Merger to the Company’s stockholders for adoption and approval at the Special Meeting, and (3) recommended to the Disinterested Directors that the FONAR Board recommend that the Company’s stockholders vote for the adoption of the Merger Agreement and the Merger at the Special Meeting. In addition, the Special Committee believes that the Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3.

The Special Committee engaged its own legal and financial advisors and received advice throughout the negotiations from such advisors. Since the members of the Special Committee are independent non-employee directors, the Special Committee believed that it could effectively represent the unaffiliated stockholders in negotiating the terms of the Merger and did not believe it necessary to retain a separate unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the Merger.

In the course of reaching its determination and making its recommendations, described above, the Special Committee considered the following material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as being generally supportive of its determination and recommendations to the FONAR Board:

•	Potential Strategic Alternatives. The assessment of the Special Committee that none of the possible alternatives to the Merger (including continuing to operate FONAR as an independent company, or pursuing a different transaction with an as yet to be identified party, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the unaffiliated security holders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for FONAR to create greater value for stockholders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks associated with any such possible alternatives.

•

Certainty of Value. The consideration to be received by the unaffiliated security holders in the Merger consists entirely of cash, which provides the unaffiliated security holders certainty of value and immediate liquidity at an attractive price measured against the ongoing business and financial execution risks of FONAR’s business plan and its continued operations as an independent company and allows the unaffiliated security holders to realize that value immediately upon the consummation of the Merger. In that regard, the Special Committee noted that the amount of cash to be received for each outstanding share of Company Capital Stock and Class A Non-voting Preferred Stock is fixed and will not be reduced if the price per share of Company Capital Stock and Class A Non-voting Preferred Stock declines prior to the effective time of the Merger, which would benefit the unaffiliated stockholders by protecting against potential volatility or uncertainty in the amount of consideration to be received by such stockholders if the consideration had consisted of securities or other non-cash consideration.

•

Value Reasonably Obtainable. The belief of the Special Committee that the applicable Per Share Price represented Parent’s best and final offer and the best value that FONAR could reasonably obtain for the shares of Company Capital Stock and Class A Non-voting Preferred Stock, taking into account (1) the Acquisition Group’s statements as a bidder; (2) the Special Committee’s assessment, which included advice from Marshall & Stevens that other parties did not have the interest in, or capability to, acquire FONAR at a higher price; and (3) the Special Committee’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of FONAR on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to FONAR’s business plan. The Special Committee believed that, after negotiations at the direction of the Special Committee and with the assistance of experienced outside legal and financial advisors, the Special Committee obtained the best terms and highest price that the Acquisition Group was willing to pay for FONAR, pursuant to a thorough process, and that further negotiations would have created a risk of causing the Acquisition Group to abandon the Merger altogether or materially delay the entry into definitive transaction agreements with respect to the Merger. In addition, the Special Committee believed that, measured against the execution risks regarding other potential strategic alternatives as yet to be identified, the applicable Per Share Price reflected a fair and favorable price for the shares of Company Capital Stock and Class A Non-voting Preferred Stock. The Special Committee also considered that the Common Stock Per Share Price represented (1) an approximately 21.9% premium to the closing share price of the Common Stock on the Nasdaq Capital Market on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal; and (2) a premium of approximately 39.7% over the average closing price of the Common Stock for the 90 trading day trading period ending on June 30, 2025.

•

Loss of Opportunity. The possibility that, if the Special Committee declined to recommend that the FONAR Board approve the Merger Agreement, there may not be another opportunity for FONAR’s stockholders to receive a comparably priced offer with a comparable level of closing certainty.

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Financial Condition, Results of Operations and Prospects of FONAR; Risks of Execution. The current, historical and projected financial condition, results of operations and business of FONAR, as well as FONAR’s prospects and risks if it were to remain an independent public company. FONAR’s then-current business plan, including management’s then-current estimated projections of FONAR’s financial prospects, as reflected in the Unaudited Prospective Financial Information, including the Projections presented in the discounted cash flow analyses shared by representatives of Marshall & Stevens with the Special Committee on August 8, 2025, December 2, 2025 and December 23, 2025. As

part of its analysis of these factors, the Special Committee considered FONAR’s current business plan and the potential opportunities and risks that it presented against, among other things, various execution, operational and other risks to achieving the business plan and related uncertainties, including: (1) the impact of market, customer and competitive trends on FONAR; (2) the likelihood that the business plan could be achieved in the face of operational and execution risks, including loss of market share, customer dissatisfaction or employee attrition; and (3) general risks related to market conditions that could negatively impact our valuation or reduce the price of the Common Stock. In particular, the Special Committee considered the likelihood and timing of, and risks to, achieving the operational improvements, objectives and market share improvement assumptions underlying the business plan, as well as the estimated projections of FONAR’s financial prospects, all as described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.”

Among the potential risks identified and analyzed by the Special Committee were consideration of (1) FONAR’s ability to sustain its growth and to manage infrastructure to support such growth; and (2) FONAR’s ability to navigate the competitive and regulatory landscape and to maintain or improve market share within its industry.

The Special Committee was also aware that the price of the Common Stock could be negatively impacted if FONAR failed to meet investor expectations, including if FONAR failed to meet its growth and profitability objectives.

•

Opinion of Marshall & Stevens. The financial analysis of the Per Share Price reviewed by representatives of Marshall & Stevens with the disinterested members of the FONAR Board as well as the opinion of Marshall & Stevens rendered to the disinterested members of the FONAR Board at a meeting held on December 23, 2025 (at which Mr. Damadian and Mr. Lehman were initially in attendance and then recused themselves and were not present for the vote, and Ms. Maher was in attendance but abstained from the vote), to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the applicable Per Share Price to be received by the holders of shares of Company Capital Stock and Class A Non-voting Preferred Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (excluding the holders of Excluded Shares). The discounted cash flow analysis included in Marshall & Stevens’ valuation was based upon and included a presentation of the December Projections. See “—Unaudited Prospective Financial Information” for additional information.

•	Negotiations with Parent and Terms of the Merger Agreement. The terms and conditions of the Merger Agreement, which was the product of arm’s-length negotiations, including:

•	FONAR’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties submitting unsolicited alternative acquisition proposals.

•

The Special Committee’s belief that the terms of the Merger Agreement would be unlikely to deter third parties from making a Superior Proposal. The ability of the FONAR Board, acting upon the recommendation of the Special Committee, and the Special Committee’s ability, in each case under certain circumstances, to change, withdraw or modify the recommendation that the Company’s stockholders (including the unaffiliated security holders) vote in favor of the adoption of the Merger Agreement.

•

The FONAR Board’s ability, acting upon the recommendation of the Special Committee, under certain circumstances, to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal. In that regard, the Special Committee believed that the termination fee payable by FONAR in such instance in accordance with the terms of the Merger Agreement was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

•

The terms of the Merger Agreement provide FONAR with sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•	The non-waivable condition that the Merger Agreement be adopted by the Requisite Company Vote.

•	Reasonable Likelihood of Consummation. The belief of the Special Committee that an acquisition by Parent has a reasonable likelihood of closing, based on, among other matters:

•	the limited conditions to Parent’s obligation to consummate the Merger as provided by the Merger Agreement, including the absence of a financing condition;

•

the indication by Mr. Damadian in the Acquisition Group’s Initial Proposal and subsequent Supplemental Proposal that he has no interest in a disposition or sale of his interests in the Company, and that he does not intend, in his capacity as stockholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company;

•	no anticipated substantive issues expected in connection with the required regulatory approvals and the meaningful obligation of Parent to obtain such regulatory approval;

•

FONAR’s ability to specifically enforce Parent’s obligations under the Merger Agreement in accordance with its terms and the terms of the Financing Commitments, which commit OceanFirst, the Equity Financing Sources and the Debt Financing Sources to cause the financing to be funded if the conditions to Closing in the Merger Agreement are satisfied (provided that such right is exercisable only if and to the extent the Company has the right to seek specific performance pursuant to the terms of the Merger Agreement); and

•	Parent’s business reputation and financial resources, which provided the Special Committee comfort that the equity financing would be available.

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Appraisal Rights. Eligible FONAR stockholders have the right to exercise their statutory appraisal rights under Section 262 and receive payment of the fair value of their shares of the Common Stock in lieu of the applicable Per Share Price, subject to and in accordance with the terms and conditions of the Merger Agreement and Section 262, unless and until any such FONAR stockholder fails to perfect or effectively withdraws or loses such holder’s rights to appraisal and payment under Section 262.

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Current and Historical Market Prices. The current and historical market prices of the Common Stock, including as set forth in the table under “Important Information Regarding FONAR—Market Price of FONAR’s Common Stock” and “Special Factors—Opinion of Marshall & Stevens” taking into account (i) the fact that the Common Stock Per Share Price represents an approximately 21.9% premium to the closing share price on the Nasdaq Capital Market on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal and the resulting share price volatility and (ii) the market performance of the Common Stock, independently and also relative to the capital stock of other participants in the industries in which FONAR operates and general market indices.

The Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Stockholders of FONAR. In light of such procedural safeguards, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders and the unaffiliated security holders of FONAR for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger to the Unaffiliated Stockholders and the unaffiliated security holders of FONAR:

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Independence. The Special Committee has consisted solely of disinterested directors that are not affiliated with, and are independent of, any of the potential counterparties to a potential acquisition of

FONAR and were otherwise disinterested with respect to a potential acquisition of FONAR (including a potential acquisition of FONAR that has a transaction or series of transactions in which one or more significant stockholders of FONAR have an interest that is in addition to, and/or different from, the interests of FONAR’s stockholders as a whole), other than as discussed in the section of this proxy statement captioned “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

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Non-contingent Compensation. The members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the Merger Agreement and taking the other actions described in this proxy statement.

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Active Involvement and Oversight. The numerous meetings held by the Special Committee over a six-month period to discuss and evaluate, among other things, the Process, and the Special Committee’s active oversight of the Process. The Special Committee was actively engaged in the Process and was provided with full access to FONAR management and its advisors in connection with the Process.

•

Full Knowledge. The Special Committee made its evaluation of a potential acquisition of FONAR by Parent based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Parent and its affiliates.

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No Obligation to Recommend. The recognition by the Special Committee that it had no obligation to recommend to the Disinterested Directors the approval of the Merger or any other transaction and had the authority to reject any proposals made.

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Other Inquiries. The Company is permitted under certain circumstances to respond to inquiries regarding Superior Proposals and, upon payment of a $450,000 termination fee to Parent, to terminate the Merger Agreement and to decline to recommend the Merger Agreement to the FONAR Board and the stockholders.

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Majority of the Votes Cast by Disinterested Stockholders. The consummation of the Merger is subject to the non-waivable requirement that the Merger Agreement be adopted by the affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders (as determined in accordance with Section 144 of the DGCL) of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock, in favor of the adoption and approval of the Merger Proposal.

In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the Merger Agreement and the Merger, which are not presented in any relative order of importance, and weighed such factors against those factors viewed as being generally supportive of its determination and recommendations to the FONAR Board, ultimately determining that such countervailing factors were outweighed by the potential benefits of the Merger Agreement and the Merger:

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No Stockholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that the Company’s stockholders (including the unaffiliated security holders) will not participate in FONAR’s future earnings or growth and will not benefit from any appreciation in value of the Surviving Corporation.

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No-Shop Restrictions. The restrictions in the Merger Agreement on FONAR’s ability to solicit competing transactions (subject to certain exceptions to allow the FONAR Board, acting upon the recommendation of the Special Committee, or the Special Committee, to exercise their respective fiduciary duties and, in the case of the FONAR Board, acting upon the recommendation of the Special Committee, to accept a superior proposal, and then only upon the payment of a termination fee by FONAR to Parent) and that the interests of Parent and its affiliates in the Merger would likely be considered by third parties evaluating whether to make superior proposals.

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Risk Associated with Failure to Consummate the Merger. The possibility that the Merger might not be consummated, and if it is not consummated, that: (1) the Disinterested Directors, FONAR’s management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of FONAR during the pendency of the Merger; (2) FONAR will have incurred significant transaction and other costs; (3) the contractual and legal remedies available to FONAR in the event of the breach or termination of the Merger Agreement may be insufficient, costly to pursue, or both; and (4) the failure of the Merger to be consummated could result in an adverse perception among the Company’s customers, potential customers, employees and investors about FONAR’s prospects.

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Regulatory Risks. The possibility that regulatory agencies may delay, object to, challenge or seek to enjoin the Merger, or may seek to impose terms and conditions on their approvals that are not acceptable to Parent, notwithstanding its obligations under the Merger Agreement.

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Impact of Interim Restrictions on FONAR’s Business Pending the Completion of the Merger. The restrictions on the conduct of FONAR’s business prior to the consummation of the Merger, which may delay or prevent us from undertaking strategic initiatives before the completion of the Merger that, absent the Merger Agreement, we might have pursued.

•

Effects of the Merger Announcement. The effects of the public announcement of the Merger, including: (1) effects on our employees, customers, operating results and stock price; and (2) potential for litigation in connection with the Merger.

•

Financing Commitments. Although a binding Bank Commitment Letter and the other Financing Commitments have been obtained by Parent, the possibility that the Financing necessary for the Merger will not be funded at the time it is needed or required under the Merger Agreement.

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Termination Fee Payable by FONAR. The requirement that FONAR pay Parent the Termination Fee under certain circumstances following termination of the Merger Agreement, including if FONAR terminates the Merger Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal or if Parent terminates the Merger Agreement due to a Company Adverse Recommendation Change (as further described under the caption “The Merger Agreement—Termination Fee”) and the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire FONAR.

•

Taxable Consideration. The receipt of cash in exchange for shares of Company Capital Stock and Class A Non-voting Preferred Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes for many of the unaffiliated security holders.

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Interests of FONAR’s Directors and Executive Officers. The interests that FONAR’s directors and executive officers may have in the Merger, which may be different from, or in addition to, those of the other unaffiliated security holders.

•	Transaction Costs. FONAR has incurred and will incur substantial costs in connection with the transactions contemplated by the Merger Agreement, even if the transactions are not consummated.

The Special Committee determined to undertake the Merger at this time because the Special Committee, with the assistance of outside financial and legal advisors, evaluated the terms of the Merger, including in light of the lack of alternative proposals, and has concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger, such as the provision of immediate liquidity to the Company’s stockholders at an attractive price measured against the ongoing financial execution risks of the Company’s business plan and its continued operations as an independent company.

Recommendation of the Disinterested Directors

Based on the unanimous recommendation of the Special Committee and on the basis of the other factors described above, the FONAR Board, with Mr. Damadian and Mr. Lehman recusing themselves from and not being present for the vote and Ms. Maher abstaining from the vote, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Company’s stockholders (other than the holders of Excluded Shares); (2) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the Merger Agreement and the Merger be submitted to a vote of the holders of Company Capital Stock for adoption at the Special Meeting in accordance with Sections 144 and 251 of the DGCL; and (4) resolved to recommend that holders of Company Capital Stock vote in favor of the adoption of the Merger Agreement in accordance with the DGCL at the Special Meeting.

In addition, the Disinterested Directors, on behalf of the Company, believe, based on the factors described below, that the Merger is fair to the “unaffiliated security holders,” as such term is defined in Rule 13e-3 under the Exchange Act.

In the course of reaching its determination and making its recommendations, the FONAR Board, with Mr. Damadian and Mr. Lehman recusing themselves from and not being present for the vote and Ms. Maher abstaining from the vote, considered the following material factors and countervailing factors, which are not presented in any relative order of importance:

•

Determinations of the Special Committee. The Special Committee’s analysis (as to both substantive and procedural aspects of the Merger), conclusions and unanimous determination, which the FONAR Board, with Mr. Damadian and Mr. Lehman recusing themselves from and not being present for the vote and Ms. Maher abstaining from the vote, adopted, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of the Company and the Unaffiliated Stockholders; the Special Committee’s unanimous recommendation of the Disinterested Directors’ approval and adoption the Merger Agreement and the transactions contemplated thereby, including the Merger.

•

Opinion of Marshall & Stevens. The financial analysis of the Per Share Price reviewed by representatives of Marshall & Stevens with the disinterested members of the FONAR Board as well as the opinion of Marshall & Stevens rendered to the disinterested members of the FONAR Board on December 23, 2025, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the applicable Per Share Price to be received by the holders of shares of each class of Company Capital Stock and shares of Class A Non-voting Preferred Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (excluding the holders of Excluded Shares). In determining the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of FONAR and the Unaffiliated Stockholders, the FONAR Board (with the exclusion of Mr. Damadian, Mr. Lehman and Ms. Maher) expressly adopts the analysis and conclusions of Marshall & Stevens in issuing its fairness opinion as part of its considerations in making such determination.

•

Procedural Protections. The procedural fairness of the Merger, including that (1) it was negotiated by the Special Committee consisting solely of the two Disinterested Directors that are not affiliated with any of the potential counterparties to a potential acquisition of FONAR and were otherwise disinterested with respect to a potential acquisition of FONAR (including a potential acquisition of FONAR that has a transaction or series of transactions in which one or more significant stockholders of the Company have an interest that is in addition to, and/or different from, the interests of FONAR’s stockholders as a whole), other than as discussed in the section titled “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger”; and (2) the Special Committee was advised by outside legal and financial advisors.

•

Disinterested Stockholder Approval. The Merger Agreement conditions consummation of the Merger upon receiving the Requisite Company Vote at the Special Meeting. This vote includes the Disinterested Stockholder Approval, from which the votes of Parent, other Acquisition Group members, and any other stockholder not qualifying as a “disinterested stockholder” under DGCL Section 144(c) are excluded.

•	Other Factors Considered by the Special Committee. The other material factors and countervailing factors considered by the Special Committee and listed above.

The FONAR Board, with Mr. Damadian and Mr. Lehman recusing themselves from and not being present for the vote and Ms. Maher abstaining from the vote, concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Merger were outweighed by the potential benefits of the Merger Agreement and the Merger.

The foregoing discussion of the information and factors considered by the Special Committee and by the FONAR Board is not intended to be exhaustive and includes only the material factors considered. In light of the variety of factors considered by the Special Committee and by the FONAR Board and the complexity of these factors, neither the Special Committee nor the FONAR Board found it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching their respective determinations and recommendations. Moreover, each disinterested director and each member of the Special Committee applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors, and the recommendations, determinations and approvals, where applicable, by the Special Committee and the Disinterested Directors were based upon the totality of the information presented to, and considered by, the Special Committee and the Disinterested Directors.

In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, and making the decisions, determinations and recommendations described above (as applicable), although the Disinterested Directors and the Special Committee (1) considered FONAR to be a viable, going concern and (2) believed that liquidation sales generally result in proceeds substantially less than sales of a going concern, the Disinterested Directors and the Special Committee considered the liquidation value of FONAR to the extent reflected in the fairness opinion and valuation prepared by Marshall & Stevens as detailed under the caption “—Opinion of Marshall & Stevens,” which was relied upon by the Special Committee in its determination to approve the Merger Agreement and recommend it to the FONAR Board for approval, as further described under the caption “—Background of the Merger.”

Further, the Disinterested Directors and the Special Committee did not consider FONAR’s net book value, which is a historical accounting measure, in determining the fairness of the merger to the Company and its stockholders (excluding the holders of Excluded Shares), including the unaffiliated stockholders, because they believed (1) that net book value is not a material indicator of the value of FONAR as a going concern but rather is indicative of historical acquisition costs and (2) net book value does not take into account the prospects of FONAR, market conditions, trends in the industry in which FONAR operates or the business risks inherent in the industry. The Disinterested Directors and the Special Committee also did not consider tangible book value. FONAR does not calculate or present tangible book value because it is not a financial measure used by management to evaluate the business, and it is not required to be reported under GAAP. Therefore, there is no presentation of tangible book value included in this proxy statement. In addition, the Disinterested Directors and the Special Committee did not view the purchase prices paid in the transactions described in the section of this proxy statement captioned “Important Information Regarding FONAR—Transactions in FONAR’s Securities” to be relevant except to the extent that those prices indicated the trading price of the Common Stock during the applicable periods. The Disinterested Directors and the Special Committee believe that the trading price of the shares of Common Stock at any given time represents the best available indicator of FONAR’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Disinterested Directors and the Special Committee implicitly considered the value of FONAR as a going concern by taking into account the value of FONAR’s current and anticipated business, financial condition, results of operations, prospects, and other forward-looking matters.

Other than as described in this proxy statement, the FONAR Board is not aware of any firm offer by any other person during the previous two years for (1) a merger or consolidation of FONAR with another company; (2) the sale or transfer of all or substantially all of FONAR’s assets; or (3)  a purchase of FONAR’s securities that would enable such person to exercise control of FONAR.

Opinion of Marshall & Stevens

On July 29, 2025, the Company, on behalf of and for the sole benefit of the members of the Special Committee, engaged Marshall & Stevens to advise the Special Committee in connection with its consideration of the reasonable range of value of the Company immediately prior to the execution and delivery of the Merger Agreement. Marshall & Stevens was engaged to evaluate the fairness, from a financial point of view, of the consideration to be received by the Public Stockholders in the proposed Merger. The result of the Merger will be that Parent (which, after giving effect to the contribution of all of the Acquisition Group’s FONAR shares (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent as of immediately prior to the Effective Time, will be a controlling stockholder of the Company under SEC rules) will acquire all of the equity interests in the Company that it does not already own, in accordance with the terms of the Merger Agreement, in exchange for the consideration to be received by the Public Stockholders in the proposed Merger.

At a meeting of the FONAR Board (at which Mr. Damadian and Mr. Lehman were initially in attendance and then recused themselves and were not present for the vote, and Ms. Maher was in attendance but abstained from the vote) held on December 23, 2025, the Disinterested Directors reviewed the terms of the Merger. During this meeting, Marshall & Stevens reviewed with the Special Committee certain financial analyses as described below and rendered its oral opinion to the Special Committee, which opinion was confirmed by delivery of the M&S Opinion on December 23, 2025, to the effect that, as of December 10, 2025 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger consideration (being the applicable Per Share Price) to be received by the Company’s non-dissenting Public Stockholders pursuant to the Merger Agreement, is fair to such stockholders, from a financial point of view.

The full text of the M&S Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is dated December 23, 2025 and is attached as ANNEX B to this proxy statement and incorporated herein by reference in its entirety. The Public Stockholders are encouraged to read the M&S Opinion carefully in its entirety. The M&S Opinion was provided to the Special Committee for their information in connection with their evaluation of the consideration to be received by the Public Stockholders in the Merger and the M&S Opinion relates only to the fairness, from a financial point of view, of such consideration to the Public Stockholders. The opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. The summary of the M&S Opinion in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Marshall & Stevens:

•	reviewed the Merger Agreement;

•

reviewed certain operating and financial information relating to FONAR’s business and prospects, including financial statements for the five years ended June 30, 2021 through 2025, and internal financials for the subsequent interim period ended September 30, 2025;

•

reviewed certain information furnished to Marshall & Stevens by FONAR’s management and approved for Marshall & Stevens’ use by the Special Committee, including financial forecasts and analyses, relating to the business, operations and prospects of the Company, and Projections representing projected cash flows for the 10-year forecast period provided by management (see “—Unaudited Prospective Financial Information”), and held discussions with management regarding the underlying revenue growth and gross margin assumptions used to derive those EBITDA levels, all as prepared by FONAR’s management and provided to Marshall & Stevens;

•	spoke with certain members of FONAR’s management regarding FONAR’s operations, financial condition, future prospects and projected operations and performance and regarding the Merger;

•	participated in discussions with the FONAR Board and its counsel regarding FONAR’s projected financials results, among other matters;

•	reviewed the adjusted book value method as provided by the Special Committee;

•	reviewed the liquidation scenario under the third-party collection approach based on the materials provided by FONAR’s management;

•	reviewed certain business, financial and other information regarding FONAR that was publicly available, including information furnished by FONAR through its management;

•

reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis and publicly available transaction prices and premiums paid in other transactions that it deemed relevant for purposes of its analysis;

•	performed a discounted cash flow analysis based on the projected financial information provided by FONAR’s management; and

•	conducted such other financial studies, analyses and inquiries as Marshall & Stevens deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, FONAR’s management advised Marshall & Stevens, and Marshall & Stevens assumed that FONAR’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of FONAR’s future financial results and condition.

In evaluating fairness, Marshall & Stevens relied on the financial information, projections, and analyses provided by FONAR’s management, including the Projections representing 10-year cash flows projections, the liquidation scenario under the third-party collection method, and the adjusted book value method. Marshall & Stevens did not independently prepare or update such projections. Accordingly, Marshall & Stevens did not prepare independent projections, a liquidation analysis, or adjusted book value calculations, nor did Marshall & Stevens perform any other analyses outside the scope of the work performed in connection with the Merger Agreement.

Marshall & Stevens expresses no opinion with respect to such projections, the liquidation scenario method, the adjusted book method analysis, or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in FONAR’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that FONAR is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Merger), recapitalization, acquisition or merger, divestiture or spin-off (other than the Merger or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Merger will be satisfied without waiver thereof and (d) the Merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of FONAR, Parent or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which FONAR or Parent is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by the Company’s non-dissenting Public Stockholders as provided in the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Marshall & Stevens’ opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company or its stockholders. Except as described herein, the Special Committee imposed no other limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering the opinion. No assurances are given that a court in a dissenters’ rights proceeding would not determine a value for any class of the Company’s equity securities that differs from the consideration provided for in the Merger Agreement.

In preparing its opinion to the Special Committee, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Special Committee in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond FONAR’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to FONAR or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined between Parent and Company, and the decision to enter into the Merger was solely that of the FONAR Board following the Special Committee’s recommendation. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee, the FONAR Board or FONAR’s management with respect to the Merger or the Merger consideration.

The following is a summary of the material financial analyses reviewed with the Special Committee in connection with Marshall & Stevens’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation is not contingent upon the completion of the transaction. Marshall & Stevens provided no additional services associated with the transactions contemplated by the Merger Agreement and has not provided any other services for the Parent or the Company.

Financial Projections

Using the Projections provided by FONAR’s management, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows that FONAR’s business is forecasted to generate for years one through ten over the discrete period, plus the present value of the terminal value of FONAR’s business in year eleven.

The Projections, which are summarized under the caption “—Unaudited Prospective Financial Information,” were prepared for internal use only in connection with management’s evaluation of a potential “going private” transaction, and were provided to Marshall & Stevens in connection with the Process, pursuant to the prior approval of the Special Committee, for Marshall & Stevens’ use and reliance in connection with its valuation and fairness opinion process. The December Projections were included in the presentation of Marshall & Stevens’ opinion to the Special Committee on December 23, 2025, which opinion was relied upon by the Special Committee in approving the Merger Agreement and recommending it to the Disinterested Directors for approval. The Special Committee members did not rely upon Marshall & Stevens’ preliminary draft presentation that included a preliminary draft discounted cash flow analysis based upon the July Projections, which was presented to the Special Committee members for discussion during a telephonic meeting with representatives of Marshall & Stevens on August 11, 2025. In addition, the Special Committee members did not rely upon Marshall & Stevens’ revised preliminary draft presentation that included a revised draft discounted cash flow analysis (although it was identical, other than the valuation date, to the discounted cash flow analysis presented to the Special Committee on December 23, 2025, and was based upon the November Projections which were substantively the same as the December Projections), which representatives of Marshall & Stevens made available to the Special Committee members on December 2, 2025. See the caption “—Background of the Merger” for additional information.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’ discounted cash flow method were as follows:

•

As discussed above, FONAR management provided the Projections representing 10-year cash flows projections to Marshall & Stevens, which reflect and approximate EBITDA over the forecast period. Further, Marshall & Stevens held discussions with management regarding the underlying revenue growth and gross margin assumptions used to derive those EBITDA levels. Specifically, per Company management, revenue growth over the forecast period was expected to be nominal (2.0%), and gross margins over the forecast period were estimated to be in line with the Company’s most recent historical levels and forecasted to remain consistent over the forecast period, in line with management’s estimate.

•

Marshall & Stevens reviewed certain operating and financial information relating to FONAR’s business and prospects, including financial statements for the five years ended June 30, 2021 through 2025, internal financial records for the subsequent interim period ended September 30, 2025, the Projections representing 10-year cash flows projections provided by Company management, which reflect and approximate EBITDA over the forecast period, and discussions with management regarding the underlying revenue growth and gross margin assumptions used to derive those EBITDA levels.

•

Marshall & Stevens used a weighted average cost of capital (“WACC”) as the discount rate and applied such rate to debt free, after-tax cash flows. The WACC was calculated to be 14.5% and was determined based upon a cost of equity of approximately 16.2% and an after-tax cost of debt of approximately 4.6%.

•

The cost of equity was determined using a 20-year U.S. Treasury Rate (4.74%), Equity Risk Premium of 6.26% (Kroll Cost of Capital Navigator 2025 (“KCOC”)), Re-levered Equity beta of 0.77 based upon the Guideline Companies discussed below, a size premium of 2.66% based upon KCOC Micro Cap data, and a company specific risk premium of 4.0% based upon anticipated forecast risk, given the Company’s revenue concentration in personal injury-related imaging, potential elimination of Florida’s PIP laws (regulatory risk), and credit risk exposure from American Transit.

•	The after-tax cost of debt was determined using BBB rated bond yields and a tax rate of 27.0%.

•	The debt-to-capital ratio was estimated at 15.0% and the equity-to-capital ratio was estimated at 85.0% using input from the Guideline Companies discussed below.

•	Estimated income tax expense of 27% of pre-tax income.

•

Capital expenditures were projected at 2.0% of revenue, reflecting expected capital expenditure needs, and were based on discussions with management as well as a review of the Company’s historical capital expenditure levels and those of the Guideline Companies.

•

Working capital requirements were estimated based on FONAR’s normalized debt-free, cash-free working capital-to-sales ratio of 69.0%, reflecting the expectation that this level would be sufficient on a go-forward basis, and were based on discussions with management and a review of the Company’s most recent year-end debt-free, cash-free working capital levels.

•	A terminal year multiple of 8.0 was calculated using the Gordon Growth Model and based upon a WACC of 14.5% and terminal growth rate of 2.0%.

Marshall & Stevens first determined the enterprise value of FONAR, defined as the market value of invested capital, excluding cash. Marshall & Stevens then derived the fair value of equity by adding the estimated cash and cash equivalents balance of $54,276 thousand, subtracting the estimated American Transit Insurance company reserve balance of $2,349 thousand, and subtracting the estimated total interest-bearing debt balance of $0, as of the valuation date. This resulted in an indicated fair market value of total equity, prior to the consideration of minority interest as described below, of $142,376 thousand.

FONAR’s wholly owned subsidiary, HMCA, holds a controlling interest in HDM. As of the valuation date, FONAR, through HMCA, owned a 70.63% controlling interest in HDM, with the remaining 29.37% held by minority investors. Accordingly, a minority interest adjustment of 29.37%, or $41,816 thousand, was deducted from the total equity value. After making this adjustment, the resulting fair market value of FONAR’s common equity on a controlling basis was $100,600 thousand.

Thus, the indication of FONAR’s common equity on a controlling basis using the discounted cash flow method was estimated to be between approximately $97,600 thousand and $104,000 thousand.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about FONAR provided by FONAR’s management and compared this information to certain financial information of nine publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to FONAR (each a “Guideline Company” and, collectively, the “Guideline Companies”). The initial list of Guideline Companies was provided by FONAR’s management, and Marshall & Stevens reviewed such companies and conducted an independent search to identify additional Guideline Companies to assess their comparability to FONAR. In addition, Marshall & Stevens performed an independent search and identified additional Guideline Companies that were included in the analysis based on their comparability to FONAR. The criteria for selecting the Guideline Companies were primarily based on each Guideline Company’s industry and business description.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Stockholders are referred to, and these summaries are qualified in full by reference to the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

•

Ardent Health, Inc. (NYSE: ARDT) operates a network of hospitals and outpatient facilities across multiple U.S. markets. The company provides a broad range of healthcare services, including inpatient and outpatient hospital care, surgical services, emergency care, diagnostic imaging, and ancillary clinical services. Ardent Health focuses on delivering integrated acute-care services through community-based hospitals and affiliated physician networks. The company is headquartered in Nashville, Tennessee.

•

Astrana Health, Inc. (NasdaqCM: ASTH) is a healthcare services company focused on population health management and value-based care solutions. The company operates through affiliated medical groups and independent practice associations that provide primary care and specialty services, primarily to Medicare, Medicaid, and commercial patients. Astrana Health emphasizes coordinated care delivery, risk-based contracting, and clinical management services. The company is headquartered in Alhambra, California.

•

Bruker Corporation (NasdaqGS: BRKR) designs, manufactures, and distributes scientific instruments and analytical solutions used in life sciences, diagnostics, and applied research markets. The company’s products include advanced imaging systems, diagnostic instruments, and analytical tools used in molecular research, clinical diagnostics, and industrial applications. Bruker serves academic institutions, healthcare providers, and commercial research organizations worldwide. The company is headquartered in Billerica, Massachusetts.

•

Community Health Systems, Inc. (NYSE: CYH) owns and operates a portfolio of general acute-care hospitals and outpatient facilities across the United States. The company provides a wide range of healthcare services, including emergency care, general surgery, diagnostic imaging, and specialized inpatient and outpatient services. Community Health Systems focuses on serving regional and community-based markets, particularly in non-urban and mid-sized communities. The company is headquartered in Franklin, Tennessee.

•

HCA Healthcare, Inc. (NYSE: HCA) is one of the largest healthcare services providers in the United States, operating hospitals, outpatient surgery centers, urgent care clinics, and physician practices. The company offers comprehensive healthcare services, including acute care, emergency services, diagnostic imaging, and specialized clinical programs. HCA Healthcare operates across multiple states and international markets and is headquartered in Nashville, Tennessee.

•

Hologic, Inc. (NasdaqGS: HOLX) is a medical technology company specializing in diagnostic, imaging, and surgical products, with a primary focus on women’s health. The company’s offerings include breast imaging systems, diagnostic assays, surgical instruments, and medical aesthetics products. Hologic serves hospitals, diagnostic laboratories, and healthcare providers globally. The company is headquartered in Marlborough, Massachusetts.

•

Nutex Health Inc. (NasdaqCM: NUTX) operates a network of physician-owned hospitals and healthcare facilities, primarily focused on micro-hospital and specialty hospital models. The company provides emergency, surgical, and inpatient services, often in partnership with physician groups. Nutex Health also offers management and operational services to affiliated facilities. The company is headquartered in Houston, Texas.

•

RadNet, Inc. (NasdaqGS: RDNT) is a provider of outpatient diagnostic imaging services in the United States. The company operates imaging centers offering modalities such as MRI, CT, PET, ultrasound, mammography, and X-ray services. RadNet serves hospitals, physician practices, and patients through a network of imaging facilities and partnerships. The company is headquartered in Los Angeles, California.

•

Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company operating hospitals, ambulatory surgery centers, and outpatient facilities across the United States. The company provides a broad range of medical services, including acute care, surgical services, diagnostic imaging, and specialty care. Tenet Healthcare also operates ambulatory care platforms through its subsidiaries. The company is headquartered in Dallas, Texas.

The following is a table including details regarding the industry, size, and profitability along with further details regarding revenue and EBITDA forecasts and the specific multiples considered for each Guideline Company:

(in $ Millions, except per share data)

Guideline Public Company Name	Ticker	52-Week High	52-Week Low	Average Daily Volume	Stock Price (as of 12/10/25)	Shares Outstanding	Market Capitalization	Add: Total Debt	Add: Preferred Stock	Add: Minority Interest	Total Invested Capital	Less: Cash	Enterprise Value
FONAR Corporation	FONR	17.62	12.00	0.02	14.78	6.6	96.8	0.3	0.0	(13.5)	83.7	54.4	29.3
Ardent Health, Inc.	ARDT	17.34	8.28	0.43	8.54	143.2	1,222.8	1,114.8	0.0	393.6	2,731.3	614.3	2,116.9
Astrana Health, Inc.	ASTH	39.97	20.12	0.36	21.16	49.4	1,061.3	1,049.9	0.0	(220.8)	1,890.4	463.4	1,426.9
Bruker Corporation	BRKR	64.64	28.53	2.71	46.92	151.4	7,129.1	2,049.4	0.0	60.5	9,239.0	295.0	8,944.0
Community Health Systems, Inc.	CYH	4.47	2.24	2.65	3.34	133.8	441.5	10,605.0	0.0	551.0	11,597.5	123.0	11,474.5
HCA Healthcare, Inc.	HCA	520.00	289.98	1.48	468.03	229.8	106,961.3	44,511.0	0.0	3,176.0	154,648.3	1,091.0	153,557.3
Hologic, Inc.	HOLX	77.32	51.90	2.83	74.83	222.6	16,680.0	2,520.4	0.0	0.0	19,200.4	2,205.9	16,994.5
Nutex Health Inc.	NUTX	187.20	28.12	0.15	176.47	6.9	1,248.0	326.1	0.0	120.9	1,694.9	166.0	1,528.9
RadNet, Inc.	RDNT	85.84	45.00	0.78	77.13	77.0	5,960.8	1,096.3	0.0	255.4	7,312.6	804.7	6,507.8
Tenet Healthcare Corporation	THC	222.82	109.82	1.40	197.47	87.9	17,354.7	13,187.0	0.0	4,686.0	35,227.7	2,975.0	32,252.7

Guideline Public Company Name	Ticker	LFY Date	LTM Date	LFY	LTM	Revenue CY+1	CY+2	CY+3	LFY	LTM	EBITDA CY+1	CY+2	CY+3
FONAR Corporation	FONR	6/30/2025	9/30/2025	104.4	105.4	NA	NA	NA	15.9	14.5	NA	NA	NA
Ardent Health, Inc.	ARDT	12/31/2024	9/30/2025	5,966.07	6,325.55	6,356.4	6,654.29	7,030.1	552.1	530.9	542.2	534.2	576.4
Astrana Health, Inc.	ASTH	12/31/2024	9/30/2025	2,034.5	2,896.5	3,158.9	3,992.9	4,453.5	117.3	118.7	205.3	272.3	317.0
Bruker Corporation	BRKR	12/31/2024	9/30/2025	3,366.40	3,438.90	3,417.1	3,474.19	3,651.5	594.1	585.0	542.1	635.4	690.3
Community Health Systems, Inc.	CYH	12/31/2024	9/30/2025	12,634.0	12,644.0	12,506.9	12,776.5	13,046.0	1,249.0	1,447.0	1,525.8	1,507.2	1,561.7
HCA Healthcare, Inc.	HCA	12/31/2024	9/30/2025	70,603.00	74,372.00	75,685.1	79,111.87	83,206.4	13,859.0	15,101.0	15,491.1	15,924.8	16,748.4
Hologic, Inc.	HOLX	9/27/2025	9/27/2025	4,100.5	4,100.5	4,152.1	4,334.2	4,545.5	1,351.1	1,351.1	1,353.0	1,422.2	1,514.4
Nutex Health Inc.	NUTX	12/31/2024	9/30/2025	479.95	981.20	982.4	1,018.23	1,046.6	156.8	379.6	327.8	326.3	434.7
RadNet, Inc.	RDNT	12/31/2024	9/30/2025	1,829.7	1,969.6	2,008.0	2,219.1	2,386.6	250.4	231.2	296.5	351.0	400.9
Tenet Healthcare Corporation	THC	12/31/2024	9/30/2025	20,665.00	20,846.00	21,264.1	22,184.94	23,282.2	4,036.0	4,471.0	4,526.0	4,629.8	4,878.8

(in $ Millions, except per share data)
		Unadjusted Revenue Multiples		Selected Size	Size-Adjusted Revenue Multiples
Guideline Public Company Name	Ticker	LTM	CY+1	Discount/ Premium	LTM	CY+1
FONAR Corporation	FONR	0.3x	NA	0.0%	0.3x	NA
Ardent Health, Inc.	ARDT	0.3x	0.3x	-7.0%	0.3x	0.3x
Astrana Health, Inc.	ASTH	0.5x	0.5x	-8.0%	0.5x	0.4x
Bruker Corporation	BRKR	2.6x	2.6x	-19.0%	2.1x	2.1x
Community Health Systems, Inc.	CYH	0.9x	0.9x	-1.0%	0.9x	0.9x
HCA Healthcare, Inc.	HCA	2.1x	2.0x	-31.0%	1.4x	1.4x
Hologic, Inc.	HOLX	4.1x	4.1x	-27.0%	3.0x	3.0x
Nutex Health Inc.	NUTX	1.6x	1.6x	-10.0%	1.4x	1.4x
RadNet, Inc.	RDNT	3.3x	3.2x	-19.0%	2.7x	2.6x
Tenet Healthcare Corporation	THC	1.5x	1.5x	-17.0%	1.3x	1.3x
25th Percentile		0.9x	0.9x	-19.0%	0.9x	0.9x
Median		1.6x	1.6x	-17.0%	1.4x	1.4x
Average		1.9x	1.9x	-15.4%	1.5x	1.5x

		Unadjusted EBITDA Multiples		Selected Size	Size-Adjusted EBITDA Multiples
Guideline Public Company Name	Ticker	LTM	CY+1	Discount/ Premium	LTM	CY+1
* FONAR Corporation	FONR	2.0x	NA	0.0%	2.0x	NA
Ardent Health, Inc.	ARDT	4.0x	3.9x	-7.0%	3.7x	3.6x
Astrana Health, Inc.	ASTH	12.0x	7.0x	-8.0%	11.1x	6.4x
Bruker Corporation	BRKR	15.3x	16.5x	-19.0%	12.4x	13.4x
Community Health Systems, Inc.	CYH	7.9x	7.5x	-1.0%	7.9x	7.4x
HCA Healthcare, Inc.	HCA	10.2x	9.9x	-31.0%	7.0x	6.8x
Hologic, Inc.	HOLX	12.6x	12.6x	-27.0%	9.2x	9.2x
Nutex Health Inc.	NUTX	4.0x	4.7x	-10.0%	3.6x	4.2x
RadNet, Inc.	RDNT	28.1x	22.0x	-19.0%	22.8x	17.8x
Tenet Healthcare Corporation	THC	7.2x	7.1x	-17.0%	6.0x	5.9x
25th Percentile		7.2x	7.0x	-19.0%	6.0x	5.9x
Median		10.2x	7.5x	-17.0%	7.9x	6.8x
Average		11.3x	10.1x	-15.4%	9.3x	8.3x

Notes:

*	Excluded from the 25th Percentile, median, and average calculation.

Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of revenue and EBITDA for the last trailing 12 months and Calander Year 1 forecast for each Guideline Company. The multiples (excluding FONAR multiples) of enterprise value to revenue for the Guideline Companies ranged from 0.9x to 1.5x. The multiples (excluding FONAR multiples) of enterprise value to EBITDA for the Guideline Companies ranged from 5.9x to 9.3x.

The low revenue and EBITDA multiples were selected with reference to the lower end of the observed trading range (approximately the 25th percentile). The mid multiples were selected between the 25th percentile and the median of the observed trading multiples. The high multiples were selected with revenue multiple slightly above the 25th percentile and EBITDA multiples closer to, but below, the median of the observed range.

Given FONAR’s expected growth profile, Marshall & Stevens considered both trailing 12 months and Projected Year 1 value indications utilizing enterprise value as a multiple of revenue and EBITDA. Equal weight was assigned to the trailing 12 months and Projected Year 1 indications to reflect both the Company’s most recent operating performance and near-term expectations in arriving at the indicated range of enterprise value. The selected revenue and EBITDA multiples are summarized below.

(in $ Thousands)
		Revenue		EBITDA
Indicated Enterprise Value Calculation:		TTM 9/30/2025	Projected Year 1	TTM 9/30/2025	Projected Year 1
FONAR - Revenue / EBITDA		$105,434	$107,543	$14,803	$16,180
Selected Multiples - Low		0.9x	0.9x	6.0x	5.5x
Selected Multiples - Mid		1.0x	1.0x	6.5x	6.0x
Selected Multiples - High		1.1x	1.1x	7.0x	6.5x
Weights		25.0%	25.0%	25.0%	25.0%

Indicated Enterprise Value (Control)	Weighted
Enterprise Value - Low (Rounded)	92,400	94,891	96,789	$88,817	$88,988
Enterprise Value - Mid (Rounded)	101,600	105,434	107,543	$96,218	$97,077
Enterprise Value - High (Rounded)	110,800	115,978	118,297	$103,619	$105,167

Add / (Less):
Add: Cash & Cash Equivalents	54,276
Less: American Transit Insurance Company - Reserve	(2,349)
Less: Total Interest Bearing Debt	—

Equity Value (Conrol) - Low	144,327
Equity Value (Conrol) - Mid	153,527
Equity Value (Conrol) - High	162,727

Less: Minority Interest (@ 29.37%) - Low	(42,389)
Less: Minority Interest (@ 29.37%) - Mid	(45,091)
Less: Minority Interest (@ 29.37%) - High	(47,793)

Fair Market Value of Common Equity - Control (Rounded)	Weighted
Fair Market Value of Common Equity - Low (Rounded)	$101,900
Fair Market Value of Common Equity - Mid (Rounded)	$108,400
Fair Market Value of Common Equity - High (Rounded)	$114,900

The indication of enterprise value for FONAR using the guideline public company method in the final value conclusion was based on selected multiples of revenue and EBITDA and was estimated to range from approximately $92,400 thousand to $110,800 thousand.

Marshall & Stevens then derived the indicated fair value of equity by adding estimated cash and cash equivalents of $54,276 thousand, subtracting the estimated American Transit Insurance Company reserve balance of $2,349 thousand, and subtracting estimated total interest-bearing debt of $0, each as of the valuation date. After applying a minority interest adjustment of 29.37%, the indicated fair market value of FONAR’s common equity on a controlling basis, using the guideline public company method, was estimated to range from approximately $101,900 thousand to $114,900 thousand.

Liquidation Scenario - Third Party Collection

As a supplemental analysis, and based on information and assumptions provided by management, Marshall & Stevens considered a hypothetical liquidation scenario assuming the orderly collection of the Company’s accounts receivable through a third-party collection process.

Under this scenario, as summarized below, Marshall & Stevens utilized management’s estimates regarding expected collection amounts and timing, applied assumed third-party collection costs, and incorporated estimated proceeds from the liquidation of certain tangible assets, net of removal and disposition costs. The resulting net liquidation cash flows were then discounted to present value using a market-based discount rate to reflect the time value of money and the inherent uncertainty associated with the collection process.

(in $ Thousands)
A/R Balance @ Liquidation Date (A)	$84,468	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Expected Collection % (B)		52.4%	19.4%	15.5%	7.5%	4.2%	1.0%
Expected Collections, Gross (A * B)		$44,224	$16,361	$13,126	$6,315	$3,583	$859
Total Expenses(@ 5.0%)		(2,211)	(818)	(656)	(316)	(179)	(43)

Collections less Expenses		$42,013	$15,543	$12,470	$5,999	$3,404	$816
Add: MRI Asset Liquidation		5,000	—	—	—	—	—
Less: Costs to Remove MRI Equipment		(2,000)	(2,000)	(2,000)	—	—	—

Liquidation Cash Flow		$45,013	$13,543	$10,470	$5,999	$3,404	$816
Discount Period (Mid-Year Convention)		0.5	1.5	2.5	3.5	4.5	5.5
Present Value Factor (@ 4.0%)		0.9806	0.9429	0.9066	0.8717	0.8382	0.8060

Present Value of Liquidation Cash Flow		44,139	12,769	9,492	5,230	2,853	658
Total Present Value of Liquidation Cash Flow		$75,140
Add: Cash & Cash Equivalents		54,276
Less: American Transit Reserve		(2,349)
Less: Total Interest Bearing Debt		—

Fair Market Value of Total Equity (Control)		$127,067			Discount Rate Senstivity
Less: Minority Interest (@ 29.37%)		(37,320)			4.0%	5.5%	7.0%
Fair Market Value of Common Equity - Control (Rounded)		$89,700			$89,700	$88,800	$87,800

Marshall & Stevens then derived the indicated fair value of equity by adding estimated cash and cash equivalents of $54,276 thousand, subtracting the estimated American Transit Insurance Company reserve balance of $2,349 thousand, and subtracting estimated total interest-bearing debt of $0, each as of the valuation date. After applying a minority interest adjustment of 29.37%, the indicated fair market value of FONAR’s common equity on a controlling basis, based on the liquidation scenario under a third-party collection analysis, was estimated to range from approximately $87,800 thousand to $89,700 thousand.

Liquidation Scenario—Adjusted Book Value Method

At the request of the Special Committee, Marshall & Stevens reviewed an adjusted book value calculation prepared by Mr. Feigenbaum at the request of Valuation Firm A, that reflects a liquidation scenario based on the

Company’s preliminary unaudited balance sheet as of September 30, 2025. This analysis considered the estimated realizable value of the Company’s cash and cash equivalents, short-term investments, accounts receivable (net of estimated collection expenses), and other identifiable assets, as well as estimated costs associated with asset liquidation. The analysis is summarized below.

(in $ Thousands)	Adjusted Book Value 9/30/2025
Assets
Cash & Equivalents	$54,276
Short-Term Investments	122

Total Cash and Securities	54,398
Accounts Receivable	5,236
Medical receivables	24,486
Management Fee Receivable - Unrelated medical practices	44,719
Management Fee Receivable - Related medical practices	10,027

Total Account Receivable	84,468
Less: Total Expenses(@ 5.0%)	(4,223)

Net Accounts Receivable (Net Expenses)	80,245
Asset Liquidation
MRI Asset Liquidation	5,000
Less: Costs of Remove / Sale	(2,000)

Total Asset Liquidation	3,000
Total Value	$137,643
Less: Minority Interest (@ 29.37%)	$(40,426)

Fair Market Value of Common Equity- Control (Rounded)	97,200
Divided by: Fully-Diluted Number of Shares Outstanding	6,645
Fair Market Value Per Share	$14.63

Marshall & Stevens derived the indicated fair market value of equity by applying a minority interest adjustment of 29.37%. As a result, the indicated fair market value of FONAR’s common equity on a controlling basis under the adjusted book value liquidation scenario was estimated to be approximately $97,200 thousand. Dividing by the fully diluted number of shares outstanding resulted in an indicated fair market value of approximately $14.63 per share.

Reconciled Conclusion of Value

Marshall & Stevens considered the income approach, market approach, and cost approach. Under the income approach, Marshall & Stevens applied the discounted cash flow method, which was given a weighting of 50.0% given the detailed forecast information provided by management. Under the market approach, Marshall & Stevens applied the guideline public company method, which was assigned a weighting of 25.0%. A lower weighting was assigned to this method due to differences in size, scale, and operating profile between FONAR and the selected guideline public companies. Under the cost approach, Marshall & Stevens considered two liquidation-based analyses: a liquidation scenario under a third-party collection analysis and an adjusted book value liquidation analysis. The liquidation scenario under the third-party collection analysis was assigned 25.0% weighting, while the adjusted book value method was considered as a reference point only and assigned no weight in the reconciliation of value.

Based on the weighting discussed above, Marshall & Stevens concluded to a fair market value of FONAR’s total equity, on a controlling and marketable basis, of approximately $96,225 thousand to $103,150 thousand.

Per Share Value Conclusion

Marshall & Stevens allocated the concluded fair market value of total equity, on a controlling and marketable basis, to common equity by dividing by the fully diluted number of shares outstanding, calculated on an as-converted basis. Fully diluted shares outstanding included issued and outstanding Common Stock (excluding treasury shares), Class B Common Stock, Class C Common Stock on a 3:1 conversion basis, and Class A Non-voting Preferred Stock, consistent with the Merger Agreement.

Based on this analysis, Marshall & Stevens concluded to a fair market value per share, on a controlling and marketable basis, for the Common Stock, Class B Common Stock, and Class C Common Stock of approximately $14.48 to $15.52 per share. This compares to the offered price of $19.00 per share for the Common Stock, Class B Common Stock, and Class C Common Stock.

Class A Non-voting Preferred Stock Per Share Value Conclusion

In concluding at a value per share for the Class A Non-voting Preferred Stock, Marshall & Stevens considered an appropriate discount for lack of marketability to reflect the absence of a readily available public market for such shares. Unlike the Company’s Common Stock, Class B Common Stock, and Class C Common Stock, the Class A Non-voting Preferred Stock is not publicly traded, has no registration rights, and does not provide holders with the ability to readily convert their investment into cash in the absence of a liquidity event.

In determining the appropriate marketability discount, Marshall & Stevens considered empirical evidence from restricted stock studies, observed market data, and option-pricing models, including put option analyses. These quantitative indications were evaluated in conjunction with qualitative factors specific to the Class A Non-voting Preferred Stock, including the size of the Company, the lack of dividend payments, limited prospects for liquidity, and the absence of voting rights. Based on this analysis, Marshall & Stevens selected a 25.0% discount for lack of marketability for the Class A Non-voting Preferred Stock. The ranges indicated by the put option models and restricted stock studies, together with the qualitative factors considered, are summarized below.

Indications from:		Discount Range
Put Option Models		15.0% - 17.0%
Restricted Stock Studies		21.9% - 34.0%
Benchmark Range		20.0% - 25.0%

Qualitative Factors - Class A Non-voting Preferred Stock	Issue	Impact
Size of the Company	Smaller	Greater
Restrictive Agreements	Neutral	Greater
Payment of Dividends	None	Greater
Prospects of IPO or Other Liquidity Event	Limited	Greater
Size of Interest and Amount of Control	Smaller	Greater
Financial Strength of the Company	Smaller	Greater
Selected Discount for Lack of Marketability (Rounded)		25.0%

Marshall & Stevens also considered a discount for lack of voting rights applicable to the Class A Non-voting Preferred Stock. Shares of Class A Non-voting Preferred Stock have no voting rights, except for limited class voting rights with respect to matters that adversely affect their rights, privileges, or preferences. The absence of voting power detracts from value, as holders of non-voting shares lack the ability to influence corporate governance or participate in control-related decisions.

In estimating the appropriate discount, Marshall & Stevens reviewed empirical studies analyzing price differentials between voting and non-voting shares, relevant court decisions, and professional valuation literature. Based on this analysis, Marshall & Stevens concluded that a 5.0% discount for lack of voting rights was appropriate for the Class A Non-voting Preferred Stock. The supporting empirical evidence, observed market data, and professional literature are summarized below.

Empirical Studies – Voting vs. Non-Voting Price Differentials					Court Cases Involving Voting /Non-Voting Price Differentials			Observable Public-Market Differentials Summary*
Study (Authors)	Discount	# of Companies	Publication Date	Period Covered	Case Name	Citation	Discount Allowed		Discount
Masulis, Wang & Xie	2.3%	457	2008	1995–2003	Estate of Simplot v. Commissioner	2001, 9th Cir.	0.0%	Average	2.8%
Houlihan Lokey, Howard & Zukin	2.7%	18	1996	1996	Barnes v. Commissioner	1998, 76 T.C.M.	3.7%	Median	1.0%
Cox & Roden	10.0%	98	2002	1984–1999	Kosman v. Commissioner	1996, 71 T.C.M.	4.0%
Smith & Amoako-Adu	6.0%	81	1995	1988–1992	Estate of Newhouse v. Commissioner	1990, 94 T.C.	0.0%	*Voting Stock Price vs. Inferior Voting Stock Price. As of 6/29/2012. Based on 35 observations.
Zingales	9.5%	94	1995	1984–1990	Estate of Joyce C. Hall v. Commissioner	1989, 92 T.C.	5.2%
O’Shea & Siwicki	1.3%	43	1991	1980–1990	Estate of Clara S. Roeder Winkler	1989, 57 T.C.M.	9.1%
SEC Study	5.0%	63	1987	n/a	Northern Trust Co. v. Commissioner	1986, 87 T.C.	0.0%
Lease, McConnell & Mickelson	5.2%	30	1983	1940–1978	Ahmanson Foundation v. United States	1981, 82-1 U.S.T.C.	3.0%
					Wallace v. United States	1981, 82-1 U.S.T.C.	4.8%
					Estate of A.Thalheimer v. Commissioner	1977, 36 T.C.M.	4.4%
					Estate of A.Thalheimer v. Commissioner	1974, 33 T.C.M.	5.4%
					Jacob S. Kamborian v. Commissioner	1971, 56 T.C.	3.9%
Low	1.3%	18	NA	NA	Low	NA	0.0%
1st Quartile	2.6%	40	NA	NA	1st Quartile	NA	2.3%
Mean	5.3%	111	NA	NA	Mean	NA	3.6%
Median	5.1%	72	NA	NA	Median	NA	4.0%
3rd Quartile	6.9%	95	NA	NA	3rd Quartile	NA	4.9%
High	10.0%	457	NA	NA	High	NA	9.1%

Willamette Voting Rights – Empirical Study (1994)					Willamette Voting Rights – Empirical Study (1999)
Study			Voting Premium (Voting -Non- Voting)	Non-Voting Discount		Voting Premium (Voting - Non-Voting)	Non-Voting Discount
			Mean: ~3.0%	Mean: ~2.9%		Mean: ~6.5% Median:	Mean: ~6.1%
Dual Class - As of 12/31/1994			Median: ~1.5%	Median: ~1.5%	Dual Class - As of 12/31/1999	~2.8%	Median: ~2.7%
			Mean: ~2.8%	Mean: ~2.7%		Mean: ~7.8% Median:	Mean: ~7.2%
Dual Class - 3M Ending 12/31/1994					Dual Class - 3M Ending 12/31/1999
			Median: ~2.0%	Median: ~2.0%		~0.6%	Median: ~0.6%

Selected Discount for Lack of Voting (Rounded)							5.0%

After giving effect to discounts for lack of marketability and lack of voting rights, Marshall & Stevens concluded that the indicated fair market value per share of the Class A Non-voting Preferred Stock, on a non-marketable and non-voting basis, ranged from approximately $10.32 to $11.06 per share. This compares to the offered price of $10.50 per share for the Class A Non-voting Preferred Stock.

A copy of the M&S Opinion will be made available for inspection and copying at FONAR’s principal offices during regular business hours by any interested equity security holder of FONAR or such holder’s representative who has been so designated in writing.

Summary of Discussion Materials of Marshall & Stevens

Preliminary Discussion Materials

August 11, 2025 Discussion Materials

In addition to the presentation made to the Special Committee members on December 23, 2025, the date on which Marshall & Stevens delivered its opinion, as described above, Marshall & Stevens made a preliminary presentation of its valuation and fairness opinion to the Special Committee members on August 11, 2025, in connection with which, a preliminary draft presentation of Marshall & Stevens’ opinion was made available to the Special Committee members on August 8, 2025 as further described under the caption “—Background of the Merger.” Marshall & Stevens’ August 11, 2025 discussion materials shared with the Special Committee consisted of a preliminary draft presentation, which included a preliminary draft discounted cash flow analysis based upon the July Projections provided by the Company’s management. The Projections, including the July Projections, are summarized under “—Unaudited Prospective Financial Information.” A copy of the preliminary draft presentation that was provided by Marshall & Stevens to the Special Committee, as described above, has been attached as an exhibit to the Schedule 13E-3 related to the Merger. The August 11, 2025 preliminary draft presentation of Marshall & Stevens was not relied upon by the Special Committee and does not constitute an opinion of Marshall & Stevens with respect to the Per Share Price.

December 2, 2025 Discussion Materials

Furthermore, in addition to Marshall & Stevens’ preliminary presentation made to the Special Committee members on August 11, 2025, and the presentation made to the Special Committee members on December 23, 2025, the date on which Marshall & Stevens delivered its opinion, as described above, Marshall & Stevens made available to the Special Committee members on December 2, 2025 a revised preliminary presentation of its valuation and fairness opinion, as further described under the caption “—Background of the Merger.” Marshall & Stevens’ December 2, 2025 discussion materials shared with the Special Committee consisted of a revised draft presentation of Marshall & Stevens’ opinion, which included a revised draft discounted cash flow analysis that was identical (other than the valuation date) to the discounted cash flow analysis included in the presentation made to the Special Committee members on December 23, 2025, and was based upon the November Projections provided by the Company’s management, which were substantively the same as the December Projections, as further described under the caption “—Background of the Merger.” The Projections, including the December Projections, are summarized under “—Unaudited Prospective Financial Information.” A copy of the revised preliminary draft presentation that was provided by Marshall & Stevens to the Special Committee, as described above, has been attached as an exhibit to the Schedule 13E-3 related to the Merger. The December 2, 2025 preliminary draft presentation of Marshall & Stevens was not relied upon by the Special Committee and does not constitute an opinion of Marshall & Stevens with respect to the Per Share Price.

December 23, 2025 Discussion Materials

As described above, Marshall & Stevens presented its valuation and fairness opinion to the Special Committee members on December 23, 2025. Marshall & Stevens’ December 2025 discussion materials shared with the Special Committee included a discounted cash flow analysis based upon the updated December Projections provided by the Company’s management. The December Projections are summarized under “—Unaudited Prospective Financial Information.” A copy of the December 23, 2025 presentation that was provided by Marshall & Stevens to the Special Committee, as described above, has been attached an exhibit to the Schedule 13E-3 related to the Merger.

Positions of Mr. Damadian, Mr. Bonanni and Mr. Lehman as to the Fairness of the Merger

The Company’s stockholders were represented by the Disinterested Directors (excluding Mr. Damadian, Mr. Lehman and Ms. Maher), which as a body and through the Special Committee, negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Special Committee’s independent legal and financial advisors. The Merger Agreement providing for the Merger was approved by the Special Committee and the FONAR Board acting through the Disinterested Directors.

Position of Mr. Damadian as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, Mr. Damadian, our President, Chief Executive Officer, Treasurer and the Chairman of the FONAR Board, may be deemed to be an “affiliate” (as such term is defined in Rule 13e-3) of the Company who is engaged in a “going private” transaction as the leader of the Acquisition Group and a Rollover Stockholder, and due to his expected roles as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation and the continuing sole manager of Parent after Closing and, therefore, Mr. Damadian is required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the Unaffiliated Stockholders. He is making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. As described below, Mr. Damadian believes that the Merger is fair to the Company’s stockholders, including the Unaffiliated Stockholders, on the basis of the factors described under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

Mr. Damadian has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Other than Mr. Damadian’s participation in negotiations with the Special Committee and third party financing sources relating to the proposed transaction in his capacity as the leader of the Acquisition Group and the sole manager of Parent and his participation in preparing the Projections (as further described under the caption “Special Factors—Background of the Merger”), Mr. Damadian did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions Mr. Damadian expressly adopts), and although Mr. Damadian was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Damadian participated in preparing, that were included in information received by the Special Committee), and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company as to the fairness of the Merger, Mr. Damadian believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the Unaffiliated Stockholders. However, the view of Mr. Damadian as to the fairness of the Merger is not intended to be, and should not be construed as, a recommendation to any FONAR stockholder as to how that stockholder should vote on the Merger Proposal. Given that Mr. Damadian’s participation in the Process was limited to his participation in negotiations with the Special Committee and third party financing sources relating to the proposed transaction in his capacity as the leader of the Acquisition Group and the sole manager of Parent and his participation in preparing the Projections (as further described under the caption “Special Factors—Background of the Merger”), Mr. Damadian has not verified the accuracy or completeness of any information contained in the Schedule 13E-3 or this proxy statement that was supplied by the Company or the Special Committee. As disclosed under “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger,” Mr. Damadian may be deemed to have interests in the Merger that differ from those of FONAR’s stockholders generally.

Position of Mr. Bonanni as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, Mr. Bonanni, our Chief Operating Officer, Executive Vice President and acting Principal Financial Officer, may be deemed to be an “affiliate” (as such term is defined in Rule 13e-3) of the Company who is engaged in a “going private” transaction as a member of the Acquisition Group and a Rollover Stockholder, and due to his expected roles as the Chief Operating Officer and Executive Vice President of the Surviving Corporation after Closing and, therefore, Mr. Bonanni is required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the Unaffiliated Stockholders. He is making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. As described below, Mr. Bonanni believes that the Merger is fair to the Company’s stockholders, including the Unaffiliated Stockholders, on the basis of the factors described under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

Mr. Bonanni has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Other than Mr. Bonanni’s participation in negotiations with the Special

Committee and third party financing sources relating to the proposed transaction in his capacity as a member of the Acquisition Group and his participation in preparing the Projections (as further described under the captions “Special Factors—Background of the Merger” and “Special Factors—Unaudited Prospective Financial Information”), Mr. Bonanni did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions Mr. Bonanni expressly adopts), and although Mr. Bonanni was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Bonanni participated in preparing, that were included in information received by the Special Committee), and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company as to the fairness of the Merger, Mr. Bonanni believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the Unaffiliated Stockholders. However, the view of Mr. Bonanni as to the fairness of the Merger is not intended to be, and should not be construed as, a recommendation to any FONAR stockholder as to how that stockholder should vote on the Merger Proposal. Given that Mr. Bonanni’s participation in the process was limited to his participation in negotiations with the Special Committee and third party financing sources relating to the proposed transaction in his capacity as a member of the Acquisition Group and his participation in preparing the Projections (as further described under the caption “Special Factors—Background of the Merger”), Mr. Bonanni has not verified the accuracy or completeness of any information contained in the Schedule 13E-3 or this proxy statement that was supplied by the Company, the Special Committee or any member of the Acquisition Group other than Mr. Bonanni. As disclosed under “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger,” Mr. Bonanni may be deemed to have interests in the Merger that differ from those of FONAR’s stockholders generally.

Position of Mr. Lehman as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, although Mr. Lehman, a non-employee director of the Company, will not be continuing as a director of the Surviving Corporation, Mr. Lehman may be deemed to be engaged in a “going private” transaction as a member of the Acquisition Group and a Rollover Stockholder and, therefore, Mr. Lehman is required to express his beliefs as to the fairness of the proposed Merger to the Company stockholders, including the Unaffiliated Stockholders. He is making the statements in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. As described below, Mr. Lehman believes that the Merger is fair to the Company’s stockholders, including the Unaffiliated Stockholders, on the basis of the factors described under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

Mr. Lehman has not performed, or engaged a financial advisor to perform, an evaluation of the fairness of the Merger to the Company’s stockholders. Other than Mr. Lehman’s participation in negotiations with the Special Committee relating to the proposed transaction in his capacity as a member of the Acquisition Group, Mr. Lehman did not participate in any aspect of the Process. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Disinterested Directors discussed under the caption “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions Mr. Lehman expressly adopts), and although Mr. Lehman was not permitted to participate in the deliberations of the Special Committee or the Disinterested Directors regarding the Merger, did not receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger, and did not receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company as to the fairness of the Merger, Mr. Lehman believes that the Merger is substantively and procedurally fair to the Company’s stockholders, including the Unaffiliated Stockholders. However, the view of Mr. Lehman as to the fairness of the Merger is not intended to be, and should not be construed as, a recommendation to any FONAR stockholder as to how that stockholder should vote on the Merger Proposal. Given that Mr. Lehman’s participation in the process was limited to his participation in negotiations with the Special Committee relating to the proposed transaction in his capacity as a member of the Acquisition Group(as further described under the caption “Special Factors—Background of the Merger”), Mr. Lehman has not verified the accuracy or completeness of any information contained in the Schedule 13E 3 or this proxy statement that was supplied by the Company, the Special Committee or any member of the Acquisition Group other than Mr. Lehman. As disclosed under “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger,” Mr. Lehman may be deemed to have interests in the Merger that differ from those of FONAR’s stockholders generally.

Positions of the Acquisition Group as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, the Acquisition Group members may be deemed to be “affiliates” (as such term is defined in Rule 13e-3) of the Company and, therefore, are required to express their beliefs as to the fairness of the Merger to the Unaffiliated Stockholders. The Merger is a Rule 13e-3 transaction for which a Schedule 13e-3 Transaction Statement has been filed with the SEC. The Acquisition Group members are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the views of the Acquisition Group members as to the fairness of the Merger are not intended to be, and should not be construed as, a recommendation to any FONAR stockholder as to how that stockholder should vote on the Merger Proposal. Acquisition Group members may be deemed to have interests in the Merger that are different from, and in addition to, the Unaffiliated Stockholders. See “Important Information Regarding the Acquisition Group” and “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger” for additional information.

The Acquisition Group members believe that the Merger is substantively and procedurally fair to the Unaffiliated Stockholders. However, none of the Acquisition Group members has undertaken any formal evaluation of the fairness of the Merger to the Unaffiliated Stockholders, or engaged a financial advisor for such purpose. Moreover, none of the Acquisition Group members (other than Mr. Damadian, Mr. Bonanni and Mr. Lehman, to the extent specifically described herein under the captions “Special Factors—Background of the Merger” and “Special Factors—Unaudited Prospective Financial Information”) participated in any aspect of the Process, including that none of the Acquisition Group members participated in the deliberations of the Special Committee or the Disinterested Directors, nor did any of the Acquisition Group members receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Damadian and Mr. Bonanni participated in preparing, that were included in information received by the Special Committee), nor did any of the Acquisition Group members receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company, in connection with the Merger. The beliefs of the Acquisition Group members as to the fairness of the Merger are based on the factors discussed in the section of this proxy statement captioned “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors.”

The Acquisition Group members believe that the interests of the Unaffiliated Stockholders were represented by the Disinterested Directors (excluding Mr. Damadian, Mr. Lehman and Ms. Maher), which as a body and through the Special Committee, negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Special Committee’s independent legal and financial advisors. The Merger Agreement providing for the Merger was approved by the Special Committee and the FONAR Board acting through the Disinterested Directors. Other than the participation of Mr. Damadian, Mr. Bonanni and Mr. Lehman to the extent specifically described herein under the captions “Special Factors—Background of the Merger” and “Special Factors—Unaudited Prospective Financial Information,” none of the Acquisition Group members participated in any aspect of the Process, including that none of the Acquisition Group members participated in the deliberations of the Special Committee or the Disinterested Directors, nor did any of the Acquisition Group members receive the information received by each of the Disinterested Directors or the Special Committee relating to the Merger (other than the Projections, which Mr. Damadian and Mr. Bonanni participated in preparing, that were included in information received by the Special Committee), nor did any of the Acquisition Group members receive advice from the legal or other advisors of the Disinterested Directors, the Special Committee or the Company, in connection with the Merger. None of the Acquisition Group members has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Unaffiliated Stockholders. Based on, among other things, their knowledge and analysis of available information regarding FONAR, as well as discussions with FONAR’s senior management regarding FONAR and its business and the factors considered by, and the analysis and resulting conclusions of, the FONAR Board and the Special Committee discussed in the section of this proxy statement entitled “Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Disinterested Directors” (which analysis and resulting conclusions the Acquisition Group adopts), the Acquisition Group members believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the Acquisition Group members considered the following:

•

the fact that the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, FONAR and the Unaffiliated Stockholders;

•

the fact that the FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, FONAR and the Unaffiliated Stockholders;

•

that the members of the Special Committee consist solely of Disinterested Directors that are not affiliated with, and are independent of, any of the Acquisition Group members and were otherwise disinterested with respect to a potential acquisition of FONAR, and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Stockholders, other than the Special Committee members’ receipt of Special Committee compensation (which has been paid in full and was not contingent upon the completion of the Merger or the Special Committee’s or the FONAR Board’s recommendation and/or authorization and approval of the Merger, or on any other factor), and their indemnification and liability insurance rights under their respective indemnification agreements entered into with FONAR and in connection with the Merger Agreement;

•

the fact that the applicable Per Share Price will be paid to the Unaffiliated Stockholders in all cash, thus allowing the Unaffiliated Stockholders to immediately realize a certain and fair value for their shares, and that the Common Stock Per Share Price represents an approximately 29.6% premium to the unaffected closing share price on the Nasdaq Capital Market on December 29, 2025, the last trading day prior to the announcement of the entry into the Merger Agreement, an approximately 21.9% premium to the closing share price on the Nasdaq Capital Market on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal, and an approximately 39.7% premium over the average closing price of the Common Stock for the 90 trading day period ending on June 30, 2025;

•

the fact that the Merger will provide liquidity for the Unaffiliated Stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•

the fact that the Merger is not conditioned on the Financing or any alternative financing being obtained by Parent, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the Unaffiliated Stockholders in the Merger will be received; and

•	the fact that FONAR has the ability to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement.

The Acquisition Group members did not establish, and did not consider, a going concern value for FONAR as a public company to determine the fairness of the Merger consideration to the Unaffiliated Stockholders because, following the Merger, FONAR will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement per share price of the Common Stock, the Common Stock Per Share Price of $19.00 represented a premium to the going concern value of the Company. In addition, the Acquisition Group members did not consider FONAR’s net book value because the Acquisition Group members believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices of the Common Stock or the Company’s value as a going concern. Further, the Acquisition Group members did not consider tangible book value, which is a non-GAAP financial measure that is not historically calculated or presented by the Company nor is it used by management to evaluate the Company’s business. The Acquisition Group members also did not consider liquidation value in determining the fairness of the merger to the Unaffiliated Stockholders of the Company because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, because they considered the Company to be a viable, going concern and because the Company is expected to continue to operate its business following the merger.

Other than to the extent known to the Acquisition Group members as disclosed in the section of this proxy statement captioned “—Background of the Merger,” the Acquisition Group was not aware of, and thus did not consider, any firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of FONAR with another company, (ii) the sale or transfer of all or substantially all of FONAR’s assets or (iii) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over FONAR.

The Acquisition Group members did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Merger or the Merger consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Stockholders.

The Acquisition Group members further believe that the Merger is procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors, which are not listed in any relative order of importance:

•

the fact that the Special Committee and the FONAR Board were fully informed about the extent to which the interests of the Acquisition Group in the Merger differed from those of the Unaffiliated Stockholders;

•

the fact that consideration and negotiation of the Merger Agreement were conducted under the control and supervision of the Special Committee, which consists solely of Disinterested Directors, each of whom is an outside, non-employee director not affiliated with any member of the Acquisition Group;

•

the fact that, in considering the transaction with the Acquisition Group, the Special Committee acted solely to represent the interests of the Unaffiliated Stockholders, and the Special Committee had independent control of the extensive negotiations with the members of the Acquisition Group (including Mr. Damadian, Mr. Bonanni and Mr. Lehman as described in the section of this proxy statement captioned “—Background of the Merger”) and their respective advisors on behalf of the Unaffiliated Stockholders;

•	the fact that the Special Committee had the benefit of advice from outside legal and valuation advisors;

•	the fact that the Disinterested Directors had the benefit of advice from outside legal advisors;

•

the fact that the Merger consideration, and the terms and conditions of the Merger were the result of the Special Committee’s extensive arm’s length negotiations with Parent (including with Mr. Damadian in his capacity as the sole manager of Parent);

•

the fact that the Special Committee had the full power and authority to negotiate the terms and conditions of any strategic transaction involving FONAR with respect to the proposed Merger, including to reject the Merger Proposal as well as to cause FONAR to adopt such defenses to an unsolicited bid as the Special Committee may deem reasonably necessary;

•

the fact that the closing of the Merger is conditioned on FONAR’s receipt of the Requisite Company Vote (consisting of the Company Stockholder Approval and the Disinterested Stockholder Approval) in favor of the Merger Proposal;

•

FONAR’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding any Takeover Proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal;

•

FONAR’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal, subject to paying Parent a termination fee of $450,000 in cash, subject to and in accordance with the terms and conditions of the Merger Agreement;

•

the recognition by the Special Committee that it had no obligation to recommend to the FONAR Board that it approve the Merger Agreement, and the recognition by the FONAR Board that it had no obligation to approve the Merger Agreement;

•

the fact that the FONAR Board (with Mr. Damadian and Mr. Lehman recusing themselves from and not being present for the vote and Ms. Maher abstaining from the vote) concluded that the potential benefits of the Merger Agreement and the Merger outweighed the uncertainties, risks and potentially negative factors and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, and in the best interests of, FONAR and the Unaffiliated Stockholders;

•

the fact that, in certain circumstances under the terms of the Merger Agreement, the FONAR Board is able to change, withhold, withdraw, qualify or modify its recommendation that FONAR stockholders vote in favor of the Merger Proposal; and

•

the availability of appraisal rights to FONAR’s stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares.

The Acquisition Group members also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:

•

(1) the fact that the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of FONAR’s business and will not benefit from any potential sale of FONAR or its assets to a third party in the future and (2) the risk that the Merger might not be completed in a timely manner or at all;

•

the restrictions on the conduct of FONAR’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent FONAR from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of FONAR pending completion of the Merger;

•	the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on FONAR’s business and relationships with its employees, vendors and customers;

•	subject to the terms and conditions of the Merger Agreement, FONAR and its subsidiaries are restricted from soliciting, proposing, initiating or knowingly encouraging the submission of acquisition proposals from third parties or the making of any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal;

•

the possibility that the amounts that may be payable by FONAR upon the termination of the Merger Agreement, including payment to Parent of the Termination Fee, the statements by the Acquisition Group that its members would not support or vote in favor of any alternative transactions proposed by a third party (as further described in the section of this proxy statement captioned “—Background of the Merger”), and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire FONAR; and

•

the fact that the receipt of cash by a U.S. Holder in exchange for shares of Company Capital Stock and/or Class A Non-voting Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered and given weight by the Acquisition Group members in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Acquisition Group members did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Merger. Rather, the Acquisition Group members reached their positions as to the fairness of the Merger after considering all of the foregoing as a whole.

The Acquisition Group members believe these factors provide a reasonable basis upon which to form their positions regarding the fairness of the Merger to the Unaffiliated Stockholders. These positions, however, are not intended to be and should not be construed as a recommendation to any FONAR stockholder to approve the Merger Agreement. None of the Acquisition Group members makes any recommendation as to how stockholders of FONAR should vote their shares relating to the Merger. The Acquisition Group members attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the Unaffiliated Stockholders.

Plans for FONAR After the Merger

At the Effective Time, the sole director of Merger Sub immediately prior to the Effective Time will become the initial director of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case until their successor is duly elected or appointed and qualified or until the earlier of his or her death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. At the Effective Time, the certificate of incorporation of FONAR as the Surviving Corporation will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name), until thereafter amended in accordance with the applicable provisions of the Surviving Corporation’s certificate of incorporation and bylaws and applicable laws.

Our existing amended and restated certificate of incorporation provides for certain dividend rights and restrictions, as further described under the caption “Important Information Regarding FONAR—Dividends.” If the Merger is completed, the proposed certificate of incorporation of the Surviving Corporation as set forth on Exhibit A to the Merger Agreement will not provide for any of such dividend rights and restrictions.

The Acquisition Group currently anticipates that FONAR’s operations initially will be conducted following completion of the Merger substantially as they are currently being conducted (except that FONAR will cease to be a public company and will instead be a wholly owned subsidiary of Parent). There are no current plans to repay the Debt Financing other than in accordance with the terms of the Bank Commitment Letter, the Debt Commitment Agreements and the notes issued in connection therewith. Members of the Acquisition Group are currently conducting a review of FONAR and its business and operations with a view towards determining how to redirect FONAR’s operations to improve FONAR’s long-term earnings potential as a private company and expect to complete such review following completion of the Merger. Although presently there are no definitive contracts, arrangements, plans, proposals, commitments or understandings regarding any such transactions, Parent may seek, from and after the Effective Time, to acquire target companies or assets that operate in FONAR’s industry or seek to expand into other businesses.

Further, following completion of the Merger, Parent and the other members of the Acquisition Group will continue to assess FONAR’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of FONAR.

Certain Effects of the Merger

If the Requisite Company Vote is obtained and all other conditions to Closing are satisfied or waived (to the extent waivable under applicable law), upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will merge with and into FONAR, (2) the separate existence of Merger Sub will cease, and (3) FONAR will continue as the Surviving Corporation following the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, FONAR will cease to be a publicly traded company, the Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and FONAR will no longer file periodic reports, current reports and proxy and information statements with the SEC. If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

The Effective Time will occur upon the filing of a Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as FONAR, Parent and Merger Sub may agree and specify in such Certificate of Merger).

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:

•

each share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Common Stock Per Share Price, without interest and subject to deduction for any required withholding tax;

•

each share of Class B Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Class B Common Stock Per Share Price, without interest and subject to deduction for any required withholding tax;

•

each share of Class C Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Class C Common Stock Per Share Price, without interest and subject to deduction for any required withholding tax; and

•

each share of Class A Non-voting Preferred Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the Class A Non-voting Preferred Stock Per Share Price, without interest and subject to deduction for any required withholding tax.

On or immediately before the Closing Date, Parent will deposit, or Parent will cause to be deposited by the Surviving Corporation promptly following the Effective Time, with the Paying Agent an amount of cash, that, together with the cash on hand of the Company as of the Closing, is sufficient to pay the aggregate Per Share Price to which FONAR stockholders will become entitled pursuant to the Merger Agreement. Once an eligible stockholder has provided the Paying Agent with the documentation required by the Merger Agreement, the Paying Agent will pay the stockholder the appropriate portion of the aggregate Per Share Price in exchange for the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) held by that stockholder immediately prior to the Effective Time. For more information, see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the applicable Per Share Price for each share of Company Capital Stock and Class A Non-voting Preferred Stock that you own, but you will no longer have any rights as a stockholder (except that stockholders who have neither voted in favor of the Merger nor consented thereto in writing, properly demanded appraisal of such shares of Company Capital Stock and Class A Non-voting Preferred Stock pursuant to, and in accordance with, Section 262, and do not validly withdraw or otherwise lose their appraisal rights may have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “Appraisal Rights”).

Following the Merger, all of the equity interests in the Surviving Corporation will be owned, indirectly through Parent, by the Acquisition Group and their affiliates. If the Merger is consummated, Parent will be the sole direct beneficiary of FONAR’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting FONAR following the Merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in FONAR’s value after the Merger. In connection with the Merger, certain members of FONAR’s management will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of FONAR’s stockholders generally, as described in more detail under “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

Benefits of the Merger for the Unaffiliated Stockholders

The primary benefit of the Merger to the Unaffiliated Stockholders will be their right to receive the applicable Per Share Price for each share of Company Capital Stock and Class A Non-voting Preferred Stock (other than Dissenting Shares) held by such stockholders as described above. The Common Stock Per Share Price of $19.00 represents an approximately 29.6% premium to the unaffected closing share price on the Nasdaq Capital Market on December 29, 2025, the last trading day prior to the announcement of the entry into the Merger Agreement, an approximately 21.9% premium to the closing share price on July 8, 2025, the last trading day prior to the announcement of the Acquisition Group’s initial non-binding proposal, and an approximately 39.7% premium over the average closing price of the Common Stock for the 90 trading day period ending on June 30, 2025. Additionally, the Unaffiliated Stockholders will avoid the risk after the Merger of any possible decrease in FONAR’s future earnings, growth or value.

Detriments of the Merger to the Unaffiliated Stockholders

The primary detriment of the Merger to the Unaffiliated Stockholders is the lack of an interest of such stockholders in the potential future earnings, growth or value realized by FONAR after the Merger, including as a result of any sale of the Company or its assets to a third party in the future. Additionally, the receipt of cash in exchange for Company Capital Stock and/or Class A Non-voting Preferred Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders who surrender their Company Capital Stock and/or Class A Non-voting Preferred Stock in the Merger to the extent that such stockholders have any gain on their shares of Company Capital Stock and/or Class A Non-voting Preferred Stock.

Certain Effects of the Merger for the Acquisition Group

If the Merger is completed, all of the equity interests in FONAR will be beneficially owned, indirectly through Parent, by members of the Acquisition Group and their affiliates.

The benefits of the Merger to the Acquisition Group include the fact that, following the completion of the Merger, Parent will directly own 100% of the outstanding equity interests of the Surviving Corporation and will therefore have a corresponding 100% interest in the Surviving Corporation’s net book value and net earnings. The table below sets forth the Acquisition Group’s ownership of the Company’s issued and outstanding Common Stock and resulting interests in FONAR’s net book value and net earnings prior to the Merger and immediately after the Merger, based on FONAR’s net book value at December 31, 2025 and net earnings for the fiscal year ended June 30, 2025 and for the six months ended December 31, 2025, as if the Merger were completed on December 31, 2025.

	Interests in FONAR’s Net Book Value and Net Earnings Before the Merger(1) ($ amounts in thousands)
Name	% Ownership(2)	Net Book Value at December 31, 2025(3)	Net Income for the fiscal year ended June 30, 2025(4)	Net Income for the six months ended December 31, 2025(5)
Parent (6)	3.95%	$6,433	$329	$171
Merger Sub	—%	$—	$—	$—
Timothy R. Damadian (6)(7)	1.26%	$2,052	$105	$54
Luciano B. Bonanni (8)	0.86%	$1,401	$72	$37
Ronald G. Lehman II (9)	0.07%	$114	$6	$3
Jevan Damadian (10)	0.58%	$945	$48	$25

	Interests in FONAR’s Net Book Value and Net Earnings After the Merger(1) ($ amounts in thousands)
Name	% Ownership		Net Book Value at December 31, 2025(3)	Net Income for the fiscal year ended June 30, 2025(4)	Net Income for the six months ended December 31, 2025(5)
Parent (6)	100.00	%(11)	$162,862	$8,334	$4,320
Merger Sub	—%		$—	$—	$—
Timothy R. Damadian (6)	27.23	%(12)	$44,347	$2,269	$1,176
Luciano B. Bonanni	3.57	%(12)	$5,814	$298	$154
Ronald G. Lehman II	2.12	%(12)	$3,453	$177	$93
Jevan Damadian	9.61	%(12)	$15,651	$801	$415

(1)

Net book value reflects total equity (total assets less total liabilities) as of December 31, 2025. Net earnings reflects consolidated GAAP net income attributable to FONAR (i.e., excluding amounts attributable to noncontrolling interests) for the periods indicated, as reported in the Company’s historical financial statements. GAAP net income is not adjusted on an “as-converted” or “fully diluted” basis for purposes of this presentation. Earnings-per-share (“EPS”) measures (basic and diluted) are presented separately in the Company’s historical financial statements and accompanying notes, and are determined under ASC Topic 260-10 using the two-class method for basic EPS and, where applicable, the if-converted method for diluted EPS.

(2)	Based on 6,173,008 shares of Common Stock issued and outstanding at December 31, 2025, as reported in FONAR’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025.
(3)

Based on total equity of $162,862 thousand as of December 31, 2025. The dollar amount of each person’s interest in FONAR’s net book value is calculated by multiplying total equity by the person’s ownership percentage before and after the Merger, respectively.

(4)

Based on consolidated GAAP net income attributable to FONAR of $8,334 thousand for the fiscal year ended June 30, 2025. The dollar amount of each person’s interest is calculated by multiplying such amount of net income by the person’s ownership percentage before and after the Merger, respectively.

(5)

Based on consolidated GAAP net income attributable to FONAR of $4,320 thousand for the six months ended December 31, 2025. The dollar amount of each person’s interest is calculated by multiplying such amount of net income by the person’s ownership percentage before and after the Merger, respectively.

(6)	Based on an aggregate of 248,774 shares of Common Stock outstanding and held by the Rollover Stockholders (inclusive of the shares held by Mr. Damadian, Mr. Bonanni, Mr. Lehman and Jevan

Damadian, as described in footnotes (7)–(10) below) as of February 26, 2026, after giving effect to, and assuming, the contributions by the Rollover Stockholders of all of such shares (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent immediately prior to the Effective Time. Excludes an aggregate of 254,964 outstanding shares of Class C Common Stock and 13,494 outstanding shares of Class A Non-voting Preferred Stock held by members of the Acquisition Group. Parent does not hold any Company Capital Stock or Class A Non-voting Preferred Stock as of February 26, 2026. Immediately prior to the Effective Time, the Rollover Stockholders will contribute all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in accordance with the terms of the Equity Commitment Agreements, in exchange for Class B membership units of Parent. Mr. Damadian is the sole manager of Parent and holds all of the outstanding Class A membership units of Parent, through which Mr. Damadian has a controlling voting interest in Parent.
(7)

Based on 79,464 shares of Common Stock outstanding and held by Mr. Damadian as of February 26, 2026. Excludes 127,482 shares of Class C Common Stock and 5,898 shares of Class A Non-voting Preferred Stock outstanding and held by Mr. Damadian as of February 26, 2026. All of the shares held by Mr. Damadian are Excluded Shares and will be contributed (or an amount of cash equal to the aggregate Per Share Price therefor) by Mr. Damadian to Parent immediately prior to the Effective Time, in exchange for Class B membership units of Parent.

(8)

Based on 54,253 shares of Common Stock outstanding and held by Mr. Bonanni as of February 26, 2026. Excludes 1,285 shares of Class A Non-voting Preferred Stock outstanding and held by Mr. Bonanni as of February 26, 2026. All of the shares held by Mr. Bonanni are Excluded Shares and will be contributed (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent by Mr. Bonanni immediately prior to the Effective Time, in exchange for Class B membership units of Parent.

(9)

Based on 4,330 shares of Common Stock outstanding and held by Mr. Lehman as of February 26, 2026. All of the shares held by Mr. Lehman are Excluded Shares and will be contributed (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent by Mr. Lehman immediately prior to the Effective Time, in exchange for Class B membership units of Parent.

(10)

Based on 36,361 shares of Common Stock outstanding and held by Jevan Damadian as of February 26, 2026. Excludes 5,797 shares of Class A Non-voting Preferred Stock outstanding and held by Jevan Damadian as of February 26, 2026. All of the shares held by Jevan Damadian are Excluded Shares and will be contributed (or an amount of cash equal to the aggregate Per Share Price therefor) by Jevan Damadian to Parent immediately prior to the Effective Time, in exchange for Class B membership units of Parent.

(11)	Reflects Parent’s ownership of 100% of the outstanding equity interests of the Surviving Corporation.
(12)

Reflects each person’s indirect ownership interest in FONAR, through their direct ownership of Class B membership units of Parent, following the Effective Time. Based on 2,497,145 Class B membership units (constituting 100% of the Class B membership units) of Parent, which are expected to be issued to the Acquisition Group members in consideration for their contributions to Parent immediately prior to the Effective Time, as described herein. Excludes Parent’s Class A membership units, 100% of which are outstanding and held by Mr. Damadian.

In addition, the Acquisition Group will benefit from the savings associated with FONAR no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Merger to the Acquisition Group include the lack of liquidity for the Common Stock following the Merger and the risk that FONAR will decrease in value following the Merger.

As the Company has no outstanding equity linked securities or awards, including stock options, warrants, phantom stock or stock appreciation rights, the Merger will not impact any such equity linked securities or awards.

Certain Effects on FONAR if the Merger is Not Completed

If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Company Vote, or if the Merger is not completed for any other reason, FONAR’s stockholders will not be entitled to receive any payment of the applicable Per Share Price for their shares of Company Capital Stock and Class A Non-voting Preferred Stock. Instead: (1) FONAR will remain an independent public company having the same executive officers and directors, (2) the Common Stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act, and (3) FONAR will continue to file reports under the Exchange Act with the SEC and hold annual meetings of stockholders in accordance with applicable law. In addition, if the Merger is not completed, FONAR expects that: (x) our management will continue to operate the business as it is currently being operated, and (y) FONAR’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industries in which FONAR operates and adverse economic conditions.

If the Merger Agreement is terminated under specified circumstances set forth therein, FONAR has agreed to pay to Parent the Termination Fee equal to $450,000, as more fully described in “The Merger Agreement—Termination of the Merger Agreement” and “—Termination Fees.”

Furthermore, if the Merger is not completed, and depending on the circumstances that cause the Merger not to be completed, the price of the Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Common Stock would return to the price at which Common Stock trades as of the date of this proxy statement. Accordingly, there can be no assurance as to the effect of the Merger not being completed on the future value of your FONAR shares. If the Merger is not completed, the FONAR Board will continue to evaluate and review, among other things, FONAR’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Company Vote, or if the Merger is not completed for any other reason, FONAR’s business, prospects or results of operation may be adversely impacted.

Unaudited Prospective Financial Information

Other than guidance that FONAR historically has made available on a quarterly basis, FONAR does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, given, among other things, the unpredictability of the underlying assumptions and estimates. However, the Company’s management does prepare projections as to our future financial performance for internal use.

Projections

As discussed under the caption “—Background of the Merger” beginning on page 37, in connection with management’s evaluation of a potential “going private” transaction, FONAR’s management prepared the July Projections, the November Projections (which are substantively the same as the December Projections and, accordingly, are not presented separately below), and the December Projections, each concerning certain Unaudited Prospective Financial Information consisting of 10-year cash flows projections of FONAR and its subsidiaries, including HMCA, which reflect and approximate the Surviving Corporation’s earnings before interest, taxes and amortization (“EBITDA”) over the 10-year forecast period commencing upon the Closing of the Merger, based on information available at the applicable time and after giving effect to transaction costs associated with the Merger (collectively, the “Projections”). The Projections were provided to representatives of Marshall & Stevens, pursuant to the approval of the Special Committee given on July 22, 2025 as discussed under the caption “—Background of the Merger,” for Marshall & Stevens’ use and reliance in connection with its valuation and fairness opinion process, and were shared with the Special Committee in connection with the Process.

As described in the section of this proxy statement captioned “—Background of the Merger,” information containing substantially the same projections as the July Projections, as summarized below, was made available to representatives of OceanFirst, Parent’s Bank Debt Financing source.

Although the information in the Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by members of FONAR’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to FONAR’s and its subsidiaries’ (including HMCA’s) businesses, in each case as of the date such information was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond FONAR’s control. Please read the information set forth in the section below entitled “—Important Information Regarding the Projections.”

July Projections

The July Projections include the following assumptions and estimates:

•	fiscal year 2024 results as the baseline for adjustments over the forecast period;

•

distributions by HMCA of $22.5 million in Year 1, as compared to $20.0 million in 2024, with the increase reflecting management’s assumptions and estimates for growth from projects that were in progress or not fully operating in fiscal year 2024;

•	continued growth of such projects that were in progress or not fully operating in fiscal year 2024, which is reflected in topline revenue growth over the forecast period;

•	additional collections over the forecast period, reflecting management’s assumptions and estimates in light of collections-based issues in fiscal year 2024;

•	nominal revenue growth over the forecast period (2.0%), reflecting management’s assumptions and estimates for the Surviving Corporation’s growth;

•

gross margins over the forecast period were estimated to be in line with the Company’s most recent historical levels and forecasted to remain consistent over the forecast period, reflecting management’s estimate;

•	capital expenditures (“capex”) of 2.0% of revenue each year during the 10-year forecast period, reflecting management’s assumptions and estimates for the Surviving Corporation’s capex needs;

•	FONAR’s wholly owned direct subsidiary, HMCA, maintains its present controlling interest in its direct 70.6%-owned subsidiary, HDM;

•	the Surviving Corporation will realize cost savings from “going private”; and

•	no material acquisitions or divestures by the Surviving Corporation.

These values and amounts were determined by members of FONAR’s management based on their experience and judgment and their expectations of the Company’s consolidated operations treated as a standalone company.

The following table summarizes the July Projections:

	(amounts in thousands)(6)
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Terminal
Net Revenue (1)	$106,438	$108,567	$110,738	$112,953	$115,212	$117,517	$119,867	$122,264	$124,709	$127,204	$129,748
Cost of Goods Sold (1)	$58,541	$59,712	$60,906	$62,124	$63,367	$64,634	$65,927	$67,245	$68,590	$69,962	$71,361
Gross Profit	$47,897	$48,855	$49,832	$50,829	$51,846	$52,882	$53,940	$55,019	$56,119	$57,242	$58,386
Total Operating Expenses (Excl. D&A) (1)	$31,718	$31,190	$30,617	$31,593	$32,585	$32,122	$33,180	$34,258	$34,359	$35,481	$36,191
EBITDA (2)	$16,180	$17,666	$19,216	$19,236	$19,261	$20,761	$20,761	$20,761	$21,761	$21,761	$22,196
Depreciation (3)	$3,982	$5,878	$5,921	$5,965	$6,011	$4,204	$2,397	$2,445	$2,494	$2,544	$2,595
EBIT (2)	$12,198	$11,788	$13,294	$13,270	$13,250	$16,557	$18,363	$18,315	$19,266	$19,216	$19,601
Income Tax Expense (@ 27.0%) (4)	$3,293	$3,183	$3,589	$3,583	$3,577	$4,470	$4,958	$4,945	$5,202	$5,188	$5,292
Debt-Free Net Income	$8,904	$8,605	$9,705	$9,687	$9,672	$12,087	$13,405	$13,370	$14,064	$14,028	$14,309
Add: Depreciation (3)	$3,982	$5,878	$5,921	$5,965	$6,011	$4,204	$2,397	$2,445	$2,494	$2,544	$2,595
Less: Capital Expenditures (3)	$(2,129)	$(2,171)	$(2,215)	$(2,259)	$(2,304)	$(2,350)	$(2,397)	$(2,445)	$(2,494)	$(2,544)	$(2,595)
Less: Decrease / (Increase) in Working Capital (5)	$(1,421)	$(1,458)	$(1,487)	$(1,517)	$(1,547)	$(1,578)	$(1,610)	$(1,642)	$(1,675)	$(1,708)	$(1,742)
Net Cash Flow	$9,337	$10,853	$11,924	$11,877	$11,832	$12,362	$11,795	$11,728	$12,390	$12,320	$12,566

(1)	Per management, revenue growth over the forecast period was expected to be nominal. Gross margin was based on the Company’s most recent historical levels and held flat over the forecast period.
(2)

EBITDA was based on management’s estimate, using free cash flow as a proxy for EBITDA, which closely approximates EBITDA. EBIT (earnings before interest and taxes) was based on EBITDA less Depreciation expenses.

(3)

Capex forecast of 2.0% of revenue is based on the Company’s expected capex needs and was determined based on review of the Company’s historical capex levels. Depreciation reflects 5-year straight-line depreciation for existing assets and 100% bonus depreciation for new capex per the “One Big Beautiful Bill Act” (OBBBA) enacted July 4, 2025.

(4)	Based on the effective U.S. federal and New York state tax rate.
(5)	Debt-Free, Cash-Free Working Capital (“DFCFWC”) was projected at 69.0% of revenue, based on the Company’s most recent year-end DFCFWC.

(6)

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by FONAR and its consolidated subsidiaries may not be comparable to similarly titled amounts used by other companies.

November Projections

The November Projections were prepared to incorporate updated operating and financial results generated by the Company subsequent to the finalization of the July Projections. The November Projections are substantively the same as the December Projections, which are summarized below under “—December Projections” and, accordingly, the November Projections are not presented separately in this proxy statement.

December Projections

The December Projections were prepared to incorporate updated operating and financial results generated by the Company subsequent to the finalization of the November Projections. The December Projections (which are substantively the same as the November Projections) include the following assumptions and estimates:

•	fiscal year 2024 results as the baseline for adjustments over the forecast period;

•

distributions by HMCA of $22.5 million in Year 1, as compared to $20.0 million in 2024, with the increase reflecting management’s assumptions and estimates for growth from projects that were in progress or not fully operating in fiscal year 2024;

•	continued growth of such projects that were in progress or not fully operating in fiscal year 2024, which is reflected in topline revenue growth over the forecast period;

•	additional collections over the forecast period, reflecting management’s assumptions and estimates in light of collections-based issues in fiscal year 2024;

•	nominal revenue growth over the forecast period (2.0%), reflecting management’s assumptions and estimates for the Surviving Corporation’s growth;

•

gross margins over the forecast period were estimated to be in line with the Company’s most recent historical levels and forecasted to remain consistent over the forecast period, reflecting management’s estimate;

•	capital expenditures (“capex”) of 2.0% of revenue each year during the 10-year forecast period, reflecting management’s assumptions and estimates for the Surviving Corporation’s capex needs;

•	FONAR’s wholly owned direct subsidiary, HMCA, maintains its present controlling interest in its direct 70.6%-owned subsidiary, HDM;

•	the Surviving Corporation will realize cost savings from “going private”; and

•	no material acquisitions or divestures by the Surviving Corporation.

These values and amounts were determined by members of FONAR’s management based on their experience and judgment and their expectations of the Company’s consolidated operations treated as a standalone company.

The following table summarizes the December Projections:

	(amounts in thousands)(6)
	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Terminal
Net Revenue (1)	$107,543	$109,694	$111,888	$114,125	$116,408	$118,736	$121,111	$123,533	$126,004	$128,524	$131,094
Cost of Goods Sold (1)	$59,149	$60,332	$61,538	$62,769	$64,024	$65,305	$66,611	$67,943	$69,302	$70,688	$72,102
Gross Profit	$48,394	$49,362	$50,349	$51,356	$52,384	$53,431	$54,500	$55,590	$56,702	$57,836	$58,992
Total Operating Expenses (Excl. D&A) (1)	$32,215	$31,697	$31,134	$32,121	$33,123	$32,671	$33,739	$34,829	$34,941	$36,075	$36,797
EBITDA (2)	$16,180	$17,666	$19,216	$19,236	$19,261	$20,761	$20,761	$20,761	$21,761	$21,761	$22,196
Depreciation (3)	$4,096	$6,084	$6,128	$6,172	$6,218	$4,320	$2,422	$2,471	$2,520	$2,570	$2,622
EBIT (2)	$12,084	$11,582	$13,088	$13,063	$13,043	$16,441	$18,338	$18,290	$19,240	$19,190	$19,574
Income Tax Expense (@ 27.0%) (4)	$3,263	$3,127	$3,534	$3,527	$3,522	$4,439	$4,951	$4,938	$5,195	$5,181	$5,285
Debt-Free Net Income	$8,821	$8,455	$9,554	$9,536	$9,521	$12,002	$13,387	$13,352	$14,046	$14,009	$14,289
Add: Depreciation (3)	$4,096	$6,084	$6,128	$6,172	$6,218	$4,320	$2,422	$2,471	$2,520	$2,570	$2,622
Less: Capital Expenditures (3)	$(2,151)	$(2,194)	$(2,238)	$(2,283)	$(2,328)	$(2,375)	$(2,422)	$(2,471)	$(2,520)	$(2,570)	$(2,622)
Less: Decrease / (Increase) in Working Capital (5)	$(1,457)	$(1,487)	$(1,517)	$(1,548)	$(1,578)	$(1,610)	$(1,642)	$(1,675)	$(1,709)	$(1,743)	$(1,778)
Net Cash Flow	$9,309	$10,857	$11,927	$11,878	$11,832	$12,337	$11,745	$11,677	$12,337	$12,266	$12,511

(1)	Per management, revenue growth over the forecast period was expected to be nominal. Gross margin was based on the Company’s most recent historical levels and held flat over the forecast period.
(2)

EBITDA was based on management’s estimate, using free cash flow as a proxy for EBITDA, which closely approximates EBITDA. EBIT (earnings before interest and taxes) was based on EBITDA less Depreciation expenses.

(3)

Capex forecast of 2.0% of revenue is based on the Company’s expected capex needs and was determined based on review of the Company’s historical capex levels. Depreciation reflects 5-year straight-line depreciation for existing assets and 100% bonus depreciation for new capex per the “One Big Beautiful Bill Act” (OBBBA) enacted July 4, 2025.

(4)	Based on the effective U.S. federal and New York state tax rate.
(5)	Debt-Free, Cash-Free Working Capital (“DFCFWC”) was projected at 69.0% of revenue, based on the Company’s most recent year-end DFCFWC.
(6)

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by FONAR and its consolidated subsidiaries may not be comparable to similarly titled amounts used by other companies.

Important Information Regarding the Projections

The Projections were prepared for internal use only in connection with management’s evaluation of a potential “going private” transaction. The Projections were provided to representatives of Marshall & Stevens, pursuant to the approval of the Special Committee given on July 22, 2025 as discussed under the caption “—Background of the Merger,” for Marshall & Stevens’ use and reliance in connection with its valuation and fairness opinion process (see the caption “—Opinion of Marshall & Stevens” for additional information), and were shared with the Special Committee in connection with the Process. The M&S Opinion includes a presentation of the December Projections as part of Marshall & Stevens’ discounted cash flow analysis, which was presented to the Special Committee members for consideration at the committee meeting held on December 23, 2025 and was relied upon by the Special Committee members in their determination to approve the Merger Agreement and recommend it to the Disinterested Directors for approval (as more fully described under the caption “—Background of the Merger”). The Special Committee members did not rely upon Marshall & Stevens’ preliminary draft presentation that included a preliminary draft discounted cash flow analysis based upon the July Projections, which was presented to the Special Committee members for discussion during a telephonic meeting with representatives of Marshall & Stevens on August 11, 2025. In addition, the Special Committee members did not rely upon Marshall & Stevens’ revised preliminary draft presentation that included a revised draft discounted cash flow analysis (although it was identical, other than the valuation date, to the discounted cash flow analysis presented to the Special Committee on December 23, 2025, and was based upon the November Projections which were substantively the same as the December Projections), which representatives of Marshall & Stevens made available to the Special Committee members on December 2, 2025. Additionally, as described above, representatives of OceanFirst, Parent’s Bank Debt Financing source, received information containing substantially the same projections as the July Projections. See the caption “—Background of the Merger” for additional information.

The Projections were not prepared with a view towards public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections contain Unaudited Prospective Financial Information, including the use of EBITDA (including the use of free cash flow as a proxy therefor), EBIT and DFCFWC, which are non-GAAP financial measures. FONAR’s management included such measures in the Projections because they believed such measures may be useful in evaluating, on a prospective basis, the potential operating performance of the Company if the proposed Merger were to be completed.

Each of EBITDA, EBIT and DFCFWC is not a presentation made in accordance with GAAP, and our use of such terms in the Projections may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. None of EBITDA, EBIT or DFCFWC should be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, cash flows or liquidity. Each of EBITDA, EBIT and DFCFWC has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of FONAR’s consolidated results as reported under GAAP.

The Unaudited Prospective Financial Information included in this section of the proxy statement has been prepared by, and is the responsibility of, the Company’s management. Neither the Company’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Unaudited Prospective Financial Information, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Unaudited Prospective Financial Information.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events, including those detailed above, made by members of FONAR’s management that such members of management believed in good faith were reasonable. The

Company’s ability to achieve the financial results contemplated by the Unaudited Prospective Financial Information will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Unaudited Prospective Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved include, among others, (1) general economic conditions; (2) the Company’s ability to achieve operating objectives with respect to expenses and operating margins, as well the risks to our ability to grow revenues resulting from the execution of those objectives; (3) the Company’s ability to achieve the various monetization, market share and other assumptions and estimates underlying the Unaudited Prospective Financial Information; (4) changes in laws, regulations and taxes relevant to the Company’s business; (5) competitive pressures in industries in which the Company operates, including new products and market entrants and changes in the competitive environment; (6) customer demand for the Company’s products and services; (7) the Company’s ability to attract, integrate and retain qualified personnel; and (8) uncertainty in the timing of relevant transactions and resulting cash inflows and outflows. Additional factors that may impact FONAR and our subsidiaries (including HMCA) and our respective businesses can be found in the various risk factors included in our periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of FONAR’s and HMCA’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized. The Unaudited Prospective Financial Information described in this section of the proxy statement may differ from publicized analyst estimates and forecasts. You should evaluate the Unaudited Prospective Financial Information, if at all, in conjunction with the Company’s historical financial statements and other information regarding the Company contained in our public filings with the SEC. The Unaudited Prospective Financial Information may not be consistent with the Company’s historical operating data as a result of the assumptions and estimates detailed above. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.

Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results of the Company whether or not the Closing is not completed. The Unaudited Prospective Financial Information should not be regarded as an indication that the Company’s or HMCA’s management, the Special Committee or any of their respective advisors, or any other person, considered or now considers the Unaudited Prospective Financial Information to be necessarily predictive of actual future results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of the Company’s future results or for purposes of making any investment decision.

Certain of the financial measures included in the Unaudited Prospective Financial Information are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors or committee thereof in connection with a business combination transaction, such as the Unaudited Prospective Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures, including those contained in the Unaudited Prospective Financial Information, were not provided to or relied upon by Marshall & Stevens, the Special Committee, OceanFirst or any other party. Accordingly, no reconciliation of the non-GAAP financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement, none of FONAR or any of our subsidiaries, nor Marshall & Stevens as the Special Committee’s independent valuation consultant, nor any of FONAR’s or our subsidiaries’ or the independent valuation consultant’s representatives, has made or makes any representation to any person regarding the Company’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Special Committee, the Company, our independent valuation consultant or any other recipient of the Unaudited Prospective Financial Information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of the Company’s performance or actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement does not constitute an admission or representation by the Company that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement solely to give our stockholders access to the information that was made available to Marshall & Stevens, the Special Committee and OceanFirst. The Unaudited Prospective Financial Information is not included in this proxy statement in order to influence any FONAR stockholder as to how to vote at the Special Meeting with respect to the Merger, or whether to seek appraisal rights with respect to their shares.

In light of the foregoing factors and the uncertainties inherent in the Projections, the Company’s stockholders are cautioned not to place undue reliance on the Projections, including the Unaudited Prospective Financial Information.

Interests of FONAR’s Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and the FONAR Board (acting through the Disinterested Directors) with respect to the Merger, you should be aware that, aside from their interests as holders of Company Capital Stock and Class A Non-voting Preferred Stock, the FONAR Board, including the Disinterested Directors, and certain of FONAR’s executive officers may be deemed to have interests in the Merger that are different from, or in addition to, your interests as a disinterested stockholder. In particular:

•

As further described below, the Disinterested Directors each received a special one-time cash fee for services as members of the Special Committee, which fee was paid to each Disinterested Director in six consecutive, equal monthly installments, with the first payment made in July 2025 (see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Special Committee Fees” for additional information). Such cash fees were not contingent upon the consummation of the Merger or upon any other factor.

•	FONAR’s directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and FONAR.

•

Parent and Merger Sub, a wholly owned subsidiary of Parent, are each affiliated with and owned and controlled by Mr. Damadian. Mr. Damadian and other members of the Acquisition Group, which is a group consisting of 57 total (including Parent and Merger Sub) individuals, trusts, corporations and limited liability companies, have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the FONAR Board; Mr. Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Lehman, a director of the Company and a member of its Audit Committee. Other members of the Acquisition Group include various employees and stockholders (including the Rollover Stockholders) of the Company, and certain persons who are members of HDM, the Company’s 70.6%-owned indirect subsidiary. If the Merger is completed, the Company will be privately owned and controlled by Parent. As a result of the Merger, FONAR will cease to be a publicly traded company, the Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and FONAR will no longer file periodic reports, current reports and proxy and information statements with the SEC.

•

Mr. Damadian, our Chief Executive Officer, President, Treasurer and Chairman of the FONAR Board, is a member and the leader of the Acquisition Group and a Rollover Stockholder. He is currently the sole manager of Parent and is expected to hold a controlling voting interest in Parent immediately following the Merger. He also currently serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub and, accordingly, will serve as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation upon the Closing, if the Merger is completed. Mr. Damadian does not have any voting rights or any decision-making authority or other power with respect to any members of the Acquisition Group other than himself, Parent and Merger Sub. As of the date of this proxy statement, Mr. Damadian owns 79,464 shares of Common Stock, 127,482 shares of Class C Common Stock and 5,898 shares of Class A Non-voting Preferred Stock of FONAR. Pursuant to the Equity Financing, he has agreed to contribute, immediately prior to the Effective Time, all of his shares of Common Stock, Class C Common Stock and Class A Non-voting Preferred Stock (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent in exchange for an aggregate of 125,262 Class B membership units of Parent and, as a result, Mr. Damadian will not receive the applicable Per Share Price for any of such FONAR shares. Mr. Damadian has also committed to subscribe for an aggregate of 554,714 Class B membership units of Parent for a total subscription price of $10,539,572 in cash, pursuant to the Equity Financing. Following the Merger, if it is completed, Mr. Damadian, as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation and the sole manager of Parent and through his ownership of all of the Class A membership units of Parent (through which Mr. Damadian is expected to hold a controlling voting interest in Parent after the Merger), will control the operations and finances of the Surviving Corporation. In addition, if the Merger is completed, Mr. Damadian and other members of the Acquisition Group, including certain of our directors (other than the Disinterested Directors and Ms. Maher) and officers, will derive substantially all of the benefits of the Surviving Corporation’s operations and finances by virtue of their ownership interests in Parent.

•

Mr. Bonanni, our Chief Operating Officer, Executive Vice President and acting Principal Financial Officer, is a member of the Acquisition Group and a Rollover Stockholder. He is also currently the Chief Operating Officer and Executive Vice President of Merger Sub and, accordingly, will serve as the Chief Operating Officer and Executive Vice President of the Surviving Corporation upon the Closing, if the Merger is completed. Mr. Bonanni beneficially owns 54,253 shares of Common Stock and 1,285 shares of Class A Non-voting Preferred Stock as of the date of this proxy statement. Pursuant to the Equity Financing, he has agreed to contribute, immediately prior to the Effective Time, all of his shares of Common Stock and Class A Non-voting Preferred Stock (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent in exchange for an aggregate of 54,963 Class B membership units of Parent and, as a result, he will not receive the applicable Per Share Price for any of such FONAR shares. Mr. Bonanni has also committed to subscribe for an aggregate of 34,211 Class B membership units of Parent for a total subscription price of $650,000 in cash, pursuant to the Equity Financing. In addition, Mr. Bonanni has committed to provide $2,300,000 pursuant to the Debt Financing.

•

Mr. Lehman, our non-employee director, is a member of the Acquisition Group and a Rollover Stockholder. He beneficially owns 4,330 shares of Common Stock as of the date of this proxy statement. Pursuant to the Equity Financing, Mr. Lehman has agreed to contribute, immediately prior to the Effective Time, all of his shares of Common Stock (or an amount of cash equal to the aggregate Per Share Price therefor) to Parent in exchange for 4,330 Class B membership units of Parent and, as a result, will not receive the Common Stock Per Share Price for any of such FONAR shares. Mr. Lehman has also committed to subscribe for an aggregate of 48,684 Class B membership units of Parent for a total subscription price of $925,000 in cash, pursuant to the Equity Financing.

•

Ms. Maher, our non-employee director, is not a member of the Acquisition Group. Ms. Maher recused herself from service on the Special Committee and abstained from the FONAR Board deliberations relating to the Merger because her mother (Janice Veroline, who is an employee of the Company), is a member of the Acquisition Group and Ms. Maher may therefore be deemed to have a “material relationship” with a person who has a “material interest” (in each case, as defined in DGCL Section 144(e)) in the Merger as a result of her mother’s membership in the Acquisition Group.

•

Mr. Turk, our non-employee director, serves as the Chair of the Special Committee. Mr. Turk is not the beneficial owner of any Company securities. In consideration for his services as Chair of the Special Committee, Mr. Turk received a special one-time cash fee of $200,000, which was paid in six consecutive, equal monthly installments, with the first payment made in July 2025 (see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Special Committee Fees”). Such cash fee was not contingent upon the consummation of the Merger or upon any other factor.

•

Mr. Carrino, our non-employee director, serves as a member of the Special Committee. Mr. Carrino is not the beneficial owner of any Company securities. In consideration for his services as a member of the Special Committee, Mr. Carrino received a cash fee of $175,000, which was paid in six consecutive, equal monthly installments, with the first payment made in July 2025 (see “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger—Special Committee Fees”). Such cash fee was not contingent upon the consummation of the Merger or upon any other factor.

•

Ms. Chan, who previously served as a director and the Secretary of the Company, retired from her roles with the Company effective June 19, 2025, and played no role in this transaction. Ms. Chan is not a member of the Acquisition Group.

•

The board of directors of Merger Sub is currently comprised of Mr. Damadian as the sole director. Assuming the Merger is completed, at the Effective Time, Mr. Damadian will become the sole director of the Surviving Corporation under the terms of the Merger Agreement, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

•

As described above, Merger Sub’s executive officers currently consist of Mr. Damadian, who serves as the President, Chief Executive Officer and Treasurer of Merger Sub, and Mr. Bonanni, who serves as the Chief Operating Officer and Executive Vice President of Merger Sub. Assuming the Merger is completed, at the Effective Time, Mr. Damadian and Mr. Bonanni will become the Surviving Corporation’s executive officers, serving in the same capacities and having the same titles, under the terms of the Merger Agreement. In addition, Mr. Collins (who is not an executive officer of the Company under SEC rules but was an NEO of the Company in fiscal year 2025 based on his compensation) is expected to continue as the Surviving Corporation’s General Counsel. None of these individuals has entered into any employment agreement or similar arrangement with the Company or with any other party to the Merger, nor do we expect these individuals to enter into any such agreements prior to or following the Merger (including, following the Merger, with respect to the Surviving Corporation). No new terms of employment have been discussed with any party to the Merger and any of Mr. Damadian, Mr. Bonanni (or any other member of the Acquisition Group), or Mr. Collins. The respective terms of their employment following the Merger, including their compensation, will be on the same terms as currently in effect for each of Mr. Damadian, Mr. Bonanni and Mr. Collins in their respective roles at FONAR. In the event that the Merger is not completed, the capacities, titles and compensation of Mr. Damadian, Mr. Bonanni and Mr. Collins, respectively, in their roles at FONAR will remain in place on the same terms and conditions.

•

The Company has no outstanding equity linked securities or awards, including stock options, warrants, phantom stock or stock appreciation rights. Accordingly, no executive officer or director holds any such rights of the Company, and there will be no acceleration or vesting of any such equity linked securities or awards resulting from the completion of the Merger.

The Special Committee and the FONAR Board were aware of and considered these interests to the extent that they existed at the time, among other matters, including those described below:

Special Committee Fees

The FONAR Board on July 8, 2025 approved cash compensation to each Disinterested Director in recognition of their efforts in connection with service on the Special Committee, consisting of a special one-time fee that was paid in six consecutive, equal monthly installments, with the first payment made in July 2025. Mr. Turk, as the Chair of the Special Committee, received a fee in the amount of $200,000, and Mr. Carrino, as a member of the Special Committee, received a fee in the amount of $175,000. Such cash fees were not contingent upon the consummation of the Merger or upon any other factor.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, directors and officers of FONAR will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Equity Interests of FONAR’s NEOs and Directors

The following table sets forth for each of FONAR’s NEOs and directors, the number of shares of Company Capital Stock and Class A Non-voting Preferred Stock beneficially owned and expected to be held on the Closing Date, assuming the following and such additional assumptions set forth in the footnotes to the table:

•	February 26, 2026 as the Closing Date (which is the assumed date solely for purposes of this proxy statement);

•

the contribution to Parent by each executive officer and director who is a member of the Acquisition Group, of all of the shares of Company Capital Stock and Class A Non-voting Preferred Stock beneficially owned by such executive officers and directors (or, alternatively, at the holder’s election, the contribution to Parent of an amount of cash equal to the aggregate Per Share Price for their FONAR shares) as of immediately prior to the Closing, has not yet occurred; and

•

the number of outstanding shares of Company Capital Stock and Class A Non-voting Preferred Stock beneficially owned by each executive officer and director on the Closing Date is equal to the number of shares of Company Capital Stock and Class A Non-voting Preferred Stock, respectively, that were outstanding and beneficially owned by such executive officer or director as of February 26, 2026 (assuming there is no conversion of their shares of Class C Common Stock held as of such date into Common Stock), and does not forecast any transfers of shares (to the extent permitted by the Voting Agreements) following such date.

	Common Stock (1)		Class B Common Stock (2)		Class C Common Stock (3)		Class A Non-voting Preferred Stock (4)
Name	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)
Timothy R. Damadian	79,464	$1,509,816.00	—	$—	127,482	$808,235.88	5,898	$61,929.00
Luciano B. Bonanni	54,253	$1,030,807.00	—	$—	—	$—	1,285	$13,492.50

	Common Stock (1)		Class B Common Stock (2)		Class C Common Stock (3)		Class A Non-voting Preferred Stock (4)
Name	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)	Number of Shares (#)	Value ($)
John P. Collins	—	$—	—	$—	—	$—	—	$—
Robert M. Carrino	—	$—	—	$—	—	$—	—	$—
Ronald G. Lehman II	4,330	$82,270.00	—	$—	—	$—	—	$—
Richard E. Turk	—	$—	—	$—	—	$—	—	$—
Jessica Maher	—	$—	—	$—	—	$—	—	$—

(1)

Consists of shares of Common Stock issued and outstanding as of February 26, 2026. The values shown are determined as the product of the Common Stock Per Share Price multiplied by the total number of shares of Common Stock held by such individual. The Company has no outstanding equity award agreements or equity-based awards.

(2)

Consists of shares of Class B Common Stock issued and outstanding as of February 26, 2026. The values shown are determined as the product of the Class B Common Stock Per Share Price multiplied by the total number of shares of Class B Common Stock held by such individual.

(3)

Consists of shares of Class C Common Stock issued and outstanding as of February 26, 2026. The values shown are determined as the product of the Class C Common Stock Per Share Price multiplied by the total number of shares of Class C Common Stock held by such individual.

(4)

Consists of shares of Class A Non-voting Preferred Stock issued and outstanding as of February 26, 2026. The values shown are determined as the product of the Class A Non-voting Preferred Stock Per Share Price multiplied by the total number of shares of Class A Non-voting Preferred Stock held by such individual.

Change in Control and Severance Benefits

The Company is not a party to any agreement with officers, directors or employees providing for change in control or severance benefits. There are no cash payments being made to any of our NEOs, or any other employees or directors who are members of the Acquisition Group, in connection with the Merger if it is completed.

Golden Parachute Compensation

None of the NEOs of FONAR are entitled to any compensation that is based on or otherwise relates to the occurrence of the Merger. Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their stockholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for a company’s named executive officers regarding any agreement or understanding, between such named executive officer and the acquiring company or target company that is based on or otherwise relates to the Merger. Because no “golden parachute” or similar compensation arrangements are to be received by any of the NEOs of FONAR based on or otherwise relating to the Merger, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Employment Arrangements Following the Merger

Mr. Damadian currently serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub. Mr. Bonanni currently serves as the Chief Operating Officer and Executive Vice President of Merger Sub. Assuming the Merger is completed, at the Effective Time, Mr. Damadian and Mr. Bonanni will become the Surviving Corporation’s executive officers, serving in the same capacities and having the same titles, under the terms of the Merger Agreement. In addition, Mr. Collins will continue as the Surviving Corporation’s General Counsel following the Merger. None of these individuals has entered into any employment agreement or similar arrangement with the Company or with any other party to the Merger, nor do we expect these individuals to enter into any such agreements prior to or following the Merger (including, following the Merger, with respect to the Surviving Corporation). No new terms of employment have been discussed with any party to the Merger and any of Mr. Damadian, Mr. Bonanni (or any other member of the Acquisition Group), or Mr. Collins. The respective terms of their employment following the Merger, including their compensation as officers or employees of the Surviving Corporation, will be on the same terms as currently in effect for each of Mr. Damadian, Mr. Bonanni and Mr. Collins as officers or employees, respectively, of FONAR, as disclosed in our 2025 Form 10-K. In the event that the Merger is not completed, the capacities, titles and compensation of Mr. Damadian, Mr. Bonanni and Mr. Collins as officers or employees, respectively, of FONAR will remain in place on the same terms and conditions.

Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger

FONAR’s directors and executive officers currently owning shares of Company Capital Stock have informed FONAR that, as of the date of this proxy statement, they intend to vote all of the shares of Company Capital Stock owned directly by them in favor of the Merger Proposal and the Adjournment Proposal. As of February 26, 2026, the Company’s directors and executive officers beneficially owned, in the aggregate, shares representing approximately 21.13% of the total voting power of the shares of Company Capital Stock issued and outstanding and entitled to vote as of February 26, 2026, after giving effect to the respective voting powers of each class of Company Capital Stock.

Furthermore, as of February 26, 2026, the Acquisition Group members (inclusive of Mr. Damadian, Mr. Bonanni and Mr. Lehman) own, in the aggregate, 248,774 shares of Common Stock and 254,964 shares of Class C Common Stock. Such shares owned by the Acquisition Group collectively represent approximately 42.08% of the total voting power of the Company Capital Stock issued and outstanding as of February 26, 2026, after giving effect to the voting power of an aggregate of 248,774 shares of Common Stock (having one vote per share) and 254,964 shares of Class C Common Stock (having 25 votes per share).

Voting Agreements

On December 23, 2025, in connection and concurrently with the execution of the Merger Agreement, the Company entered into individual Voting Agreements with the Rollover Stockholders, under which the Rollover Stockholders have agreed, subject to the terms and conditions set forth in the Voting Agreements, to (among other things) vote their Subject Shares in favor of the Merger Proposal (and the Adjournment Proposal, if presented) at the Special Meeting and at any adjournment or postponement thereof. Solely with respect to such matters, pursuant to the Voting Agreements, each of the Rollover Stockholders has granted an irrevocable proxy to Mr. Collins (and any other proxy designated by the Special Committee), individually and with full power of substitution and re-substitution, to vote all of such Rollover Stockholder’s Subject Shares in favor of each of the proposals to be presented at the Special Meeting if such Rollover Stockholder fails to comply with its obligations to vote in favor of such proposals at the Special Meeting.

Assuming that none of the Subject Shares which are Class C Common Stock are converted into Common Stock, the Subject Shares represent an aggregate of 6,622,874 votes, or 42.08% of the outstanding voting power as of February 26, 2026, after giving effect to the voting power of an aggregate of 248,774 shares of Common Stock (having one vote per share) and 254,964 shares of Class C Common Stock (having 25 votes per share). However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Disinterested Stockholder Approval. The votes represented by shares of Company Capital Stock that are beneficially owned by any stockholder who is not a disinterested stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Rollover Stockholders) will not be counted for purposes of obtaining the Disinterested Stockholder Approval under DGCL Section 144(c). In addition, an aggregate of 13,494 shares of Class A Non-voting Preferred Stock are owned by members of the Acquisition Group as of

February 26, 2026. Immediately prior to the Merger, the Rollover Stockholders will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. All of such shares contributed to Parent are Excluded Shares that at the Effective Time will not receive any Merger consideration. If the Merger is completed, the Company will be privately owned and controlled by Parent.

The Voting Agreements provide for customary representations, warranties and covenants by the Company and the Rollover Stockholders, and will terminate automatically and without further action upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the date of a change in the Company Board Recommendation, (c) a written agreement between the Company and any Rollover Stockholder to terminate such Rollover Stockholder’s Voting Agreement, provided that any such termination shall be effective only with respect to such Rollover Stockholder, and (d) the Effective Time.

Closing and Effective Time of the Merger

The Closing will take place (1) on a date that is within three business days after the satisfaction, or waiver (to the extent permitted under the Merger Agreement and applicable law) of the conditions to Closing under the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing”), but in no event later than the End Date of March 12, 2026; provided that the End Date shall be automatically extended to the later of 90 days following (i) the date the Company’s definitive proxy statement on Schedule 14A is filed and (ii) the date, if applicable, upon which any governmental review or investigation, including, without limitation, any review or investigation by the SEC, is completed, or (2) at such other time agreed to in writing by FONAR, Parent and Merger Sub. On the Closing Date of the Merger, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing and acceptance of such Certificate of Merger, or at a later time agreed to in writing by the parties and specified in such Certificate of Merger in accordance with the DGCL.

Anticipated Accounting Treatment

The Company, as the Surviving Corporation, will account for the Merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed following FASB Accounting Standards Codification Topic 805, Business Combinations.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Company Capital Stock and Class A Non-voting Preferred Stock whose shares are converted into the right to receive the applicable Per Share Price. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

This discussion is limited to holders who hold their shares of Company Capital Stock or Class A Non-voting Preferred Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general informational purposes only and does not address all aspects of U.S. federal income tax that may be relevant to a stockholder in light of its particular circumstances or that may apply to a stockholder that is subject to special treatment under the U.S. federal income tax laws, including, but not limited to:

•	banks or other financial institutions;

•	mutual funds;

•	insurance companies;

•

tax-exempt organizations (including private foundations), governmental agencies, instrumentalities or other governmental organizations, or withholding qualified holders such as certain qualified foreign pension funds;

•	retirement or other tax deferred accounts;

•	S corporations, partnerships or any other entities or arrangements treated as partnerships or passthrough entities for U.S. federal income tax purposes (or investors in such entities or arrangements);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers or brokers in securities, currencies or commodities;

•	dealers or traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies or real estate investment trusts, or entities subject to the U.S. anti-inversion rules;

•	U.S. expatriates or certain former citizens or long-term residents of the United States;

•	entities that are expatriated entities, surrogate foreign corporations or inverted corporations for U.S. federal income tax purposes;

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Company Capital Stock and/or Class A Non-voting Preferred Stock (by vote or value);

•

holders who hold their shares of Company Capital Stock and/or Class A Non-voting Preferred Stock as part of a hedging, constructive sale or conversion, straddle, synthetic security, integrated investment or other risk reduction transaction for U.S. federal income tax purposes;

•

holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of Company Capital Stock and/or Class A Non-voting Preferred Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL;

•

holders that acquired their shares of Company Capital Stock and/or Class A Non-voting Preferred Stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation or in connection with the performance of services;

•

holders who hold their shares of Company Capital Stock and/or Class A Non-voting Preferred Stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code, as “Section 1244 stock” within the meaning of Section 1244 of the Code, or through individual retirement or other tax-deferred accounts; or

•	holders whose “functional currency” is not the U.S. dollar.

This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (e.g., estate or gift tax laws) that may apply to stockholders. In addition, this discussion does not address or consider any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income, or the Foreign Account Tax Compliance Act (including the U.S. Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). You are urged to consult your own tax advisors to determine the tax consequences in your particular circumstances, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of the applicable Per Share Price in cash for your shares of Company Capital Stock or Class A Non-voting Preferred Stock pursuant to the Merger.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company Capital Stock or Class A Non-voting Preferred Stock, the tax treatment of a partner will generally depend on the status of the partners, the activities of the partnership, and certain determinations made at the partner level. If you are a partner of a partnership holding Company Capital Stock or Class A Non-voting Preferred Stock, you should consult your tax advisor.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY, DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE MERGER. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, we use the term “U.S. Holder” to mean a beneficial owner of Company Capital Stock or Class A Non-voting Preferred Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “U.S. persons” (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Tax Consequences to U.S. Holders

The receipt of cash in the Merger by U.S. Holders of Company Capital Stock or Class A Non-voting Preferred Stock will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder of Company Capital Stock or Class A Non-voting Preferred Stock will recognize gain or loss in an amount equal to the difference between:

•	the amount of cash received in exchange for the Company Capital Stock or Class A Non-voting Preferred Stock; and

•

the U.S. Holder’s adjusted tax basis in the Company Capital Stock or Class A Non-voting Preferred Stock exchanged therefor (generally, the amount that such U.S. Holder paid for such Company Capital Stock or Class A Non-voting Preferred Stock).

Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period in the Company Capital Stock or Class A Non-voting Preferred Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of non-corporate holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. Holder acquired different blocks of Company Capital Stock or Class A Non-voting Preferred Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Capital Stock or Class A Non-voting Preferred Stock.

A U.S. Holder of Company Capital Stock or Class A Non-voting Preferred Stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. Holder is a corporation or other exempt recipient. Backup withholding may also apply (currently at a rate of 24%) with respect to the amount of cash received, unless a U.S. Holder provides proof of an applicable exemption from backup withholding or provides its correct taxpayer identification number (generally, on a properly executed IRS Form W-9), and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

U.S. Holders that are Acquisition Group Members

Parent, other members of the Acquisition Group and the Surviving Corporation expect to take the position that the members of the Acquisition Group will generally not recognize gain or loss with respect to their contribution of Company Capital Stock or Class A Non-voting Preferred Stock, to Parent in exchange for membership interests in Parent. Assuming this position is correct, the tax basis of the Acquisition Group members in their Parent membership interests will generally equal their tax basis in the Company securities (or cash paid) that are contributed to Parent and their holding period in the Parent interests received by the Acquisition Group members will generally include the holding period of the securities of the Company held by the members of the Acquisition Group. Alternative tax treatments to the Acquisition Group members are possible, which may in part depend on the particular circumstances of the members of the Acquisition Group members, and there can be no assurance that the IRS will agree with the expected treatment described above.

Non-U.S. Holders

For the purposes of this discussion, we use the term “Non-U.S. Holder” to mean a beneficial owner of Company Capital Stock or Class A Non-voting Preferred Stock (other than an entity that is classified as a partnership) that is not a U.S. Holder.

Tax Consequences to Non-U.S. Holders

Any gain realized upon the exchange of Company Capital Stock or Class A Non-voting Preferred Stock for cash pursuant to the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder or, in the case of an individual Non-U.S. Holder, a fixed base of business by the Non-U.S. Holder, in which event (i) the Non-U.S. Holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which event the Non-U.S. Holder will generally be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company Capital Stock or Class A Non-voting Preferred Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are or have been a “United States real property holding corporation” as defined in Section 897 of the Code (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the Merger and (ii) such Non-U.S. Holder’s holding period in such shares of our Company Capital Stock or Class A Non-voting Preferred Stock. We believe that we are not and have not been a USRPHC for U.S. federal income tax purposes during the relevant period. Even if we are or have been a USRPHC, gain arising from the conversion of a Non-U.S. Holder’s shares of Company Capital Stock or Class A Non-voting Preferred Stock into the right to receive cash pursuant to the Merger will not be subject to U.S. federal income tax pursuant to this bullet if the Company Capital Stock and/or Class A Non-voting Preferred Stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market and such Non-U.S. Holder does not own (directly or indirectly, actually or constructively), and has not owned, more than 5% of the total fair market value of our Company Capital Stock and/or Class A Non-voting Preferred Stock at any time during the shorter of the five-year period ending on the date of the Merger or such Non-U.S. Holder’s holding period in such shares of our Company Capital Stock or Class A Non-voting Preferred Stock.

A Non-U.S. Holder is generally not subject to the information reporting and backup withholding requirements described above for U.S. Holders, provided that such Non-U.S. Holder has complied with certification requirements and identification procedures by certifying its non-U.S. status (generally, on an appropriate version of IRS Form W-8 (together with appropriate attachments) or by otherwise establishing an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Regulatory Approvals Required for the Merger

General Efforts

Under the Merger Agreement, Parent, Merger Sub and the Company have agreed to use reasonable best efforts to take such actions as are necessary or advisable to obtain the prompt approval of the consummation of the transactions contemplated by the Merger Agreement by any governmental entity, arbitrator or other tribunal having jurisdiction over any party to the Merger Agreement, including the expiration of applicable waiting periods.

Competition Laws

At any time before or after the consummation of the Merger, the FTC, the DOJ, non-U.S. competition authorities or others could take action under antitrust laws with respect to the Merger, including seeking to enjoin consummation of the Merger, or to condition approval of the Merger on the divestiture of assets of FONAR, Parent or their respective subsidiaries, or to impose restrictions on the operations of the Surviving Corporation or its subsidiaries that would apply after the consummation of the Merger. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. These challenges could result in the conditions to each party’s obligations to consummate the Merger not being satisfied prior to the End Date or any extensions thereof, which would give any party to the Merger Agreement the right to terminate the Merger Agreement without consummating the Merger.

The obligations of each party to complete the Merger are conditioned on, among other things, any waiting period applicable to the consummation of the Merger having expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable antitrust laws. The transactions contemplated by the Merger Agreement, including the Merger, are not presently believed to be subject to reporting under the HSR Act, which prevents transactions that meet certain size tests and are not otherwise exempt from being completed until required information and materials are furnished to the DOJ and the FTC and the related waiting period expires or is terminated. Regardless of whether the parties are subject to the notice and waiting period requirements of the HSR Act, and even if the waiting period has expired or been terminated, the DOJ or the FTC, as well as a foreign regulatory agency or government, state or private person, may challenge the transactions at any time before or after its completion. The parties cannot assure you that the DOJ or the FTC, a foreign regulatory agency or government, state or private person, will not try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions.

Please see the section entitled “The Merger Agreement—Conditions to the Closing” of this proxy statement for information concerning the closing conditions under the Merger Agreement that are related to antitrust filings and approvals.

Financing of the Merger

The proceeds of the Equity Financing and Debt Financing, each as described below, will be used by Parent, together with the cash on hand of FONAR, to (a) fund the aggregate Per Share Price to be paid to the Company’s Unaffiliated Stockholders pursuant to the Merger Agreement and (b) pay all related fees, expenses and other amounts required to be paid by Parent or Merger Sub pursuant to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement.

As of the date of this proxy statement, Parent and Merger Sub have not executed, nor negotiated, any alternative financing arrangements. In the event that all or any portion of the Financing commitments becomes unavailable on the terms and subject to the conditions contemplated in the Equity Commitment Agreements, the Debt Commitment Agreements or the Bank Commitment Letter (as applicable), Parent and Merger Sub have agreed to use their respective reasonable best efforts to identify replacement sources of financing.

The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

Financing Commitments

During the period between the execution of the Merger Agreement and the Closing, Parent and Merger Sub have agreed to use their respective reasonable best efforts to obtain the Financing on substantially the terms and conditions described in the Bank Commitment Letter, and use reasonable best efforts to:

•	maintain in effect the Bank Commitment Letter;

•	negotiate definitive agreements with respect to the Debt Financing so that such agreements are effective no later than the Closing;

•	satisfy prior to the Closing all conditions precedent applicable to Parent and Merger Sub in the Equity Commitment Agreements;

•

consummate the Financing in accordance with the Bank Commitment Letter, the Equity Commitment Agreements and the Debt Commitment Agreements (or as otherwise acceptable to Parent) at or prior to the Closing; and

•

enforce the rights of Parent and Merger Sub under the Financing commitments, including by commencing a litigation proceeding against any breaching Debt Financing source, in which Parent and Merger Sub will use their reasonable best efforts to compel such Debt Financing source to provide its agreed portion of the debt financing in accordance with the terms of the applicable Financing commitment.

Prior to the Closing, Parent and Merger Sub shall not agree to, or permit, any amendment or modification of, or waiver under, the Bank Commitment Letter, the Equity Commitment Agreements or the Debt Commitment Agreements without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) if such proposed amendment, modification, supplement, restatement or replacement would reasonably be expected to have certain adverse impacts to the Company’s interests.

Except as otherwise provided in the Merger Agreement, in the event that Parent or Merger Sub becomes aware that any material portion of the Financing is reasonably likely not to be available at Closing under any of the Bank Commitment Letter, the Equity Commitment Agreements or the Debt Commitment Agreements, Parent and Merger Sub will promptly notify the Company of such circumstances and will use their respective reasonable best efforts to obtain replacement financing from alternative financial institutions reasonably acceptable to the Company in an amount sufficient to consummate the transactions contemplated by the Merger Agreement and upon conditions not materially less favorable to the Company’s interests than the terms of the existing Financing commitments, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing). Parent has agreed to furnish the Company with complete, correct and executed copies of any material definitive agreements with respect to the Financing (including any alternative financing agreement) promptly upon their execution and keep the Company reasonably informed of the status of Parent’s efforts to arrange and consummate the Financing.

See in addition the information under the caption “The Merger Agreement—Other Covenants—Financing Cooperation,” which is incorporated herein by reference.

Parent estimates that the total amount of funds (including rollover equity) required to complete the Merger and related transactions and to pay all related fees and expenses will be approximately $______. Parent expects this amount to be provided through a combination of the proceeds of (as further described below):

•

the Equity Financing in the aggregate amount of $47,440,504, which the Equity Financing Sources have collectively committed to provide to Parent pursuant to the Equity Commitment Agreements, consisting of:

•

the contribution to Parent immediately prior to the Merger, of an aggregate of 248,774 shares of Common Stock, 254,964 shares of Class C Common Stock and 13,494 shares of Class A Non-voting Preferred Stock (the equivalent of an aggregate investment of $6,484,865 based on the applicable Per Share Price for each class of stock, as further described below under “—Equity Financing”), beneficially owned by the members of the Acquisition Group who are stockholders of the Company (whom we refer to collectively as the “Rollover Stockholders,” which include Mr. Damadian, Mr. Bonanni and Mr. Lehman), assuming that none of the Rollover Stockholders elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares;

•

cash equity investments by members of the Acquisition Group (including Mr. Damadian, Mr. Bonanni and Mr. Lehman, who are current officers and directors of the Company), together with their respective co-investors and assignees, in the amount of $40,960,889;

•	the Debt Financing in the aggregate amount of $10,225,000, which the Debt Financing Sources have collectively committed to provide to Parent pursuant to the Debt Commitment Agreements;

•	$35,000,000 of debt financing pursuant to the Bank Commitment Letter, consisting of a $15,000,000 revolving credit facility and $20,000,000 term loan facility with Bank Lender; and

•	cash of the Company available at the Closing.

The Company had cash and cash equivalents of $52.977 million at December 31, 2025, of which approximately $45.5 million is expected to be cash of the Company available at the Closing.

Equity Financing

In connection and concurrently with the entry into the Merger Agreement, the members of the Acquisition Group (other than the Parent Entities) entered into Equity Commitment Agreements with Parent, pursuant to which the Rollover Stockholders collectively committed to contribute to Parent, immediately prior to the consummation of the Merger, in exchange for Class B membership units of Parent, an aggregate of (i) 248,774 shares of Common Stock (the equivalent of an aggregate investment of $4,726,706 based on the Common Stock Per Share Price of $19.00), (ii) 254,964 shares of Class C Common Stock (the equivalent of an aggregate investment of $1,616,472 based on the Class C Common Stock Per Share Price of $6.34) and (iii) 13,494 shares of Class A Non-voting Preferred Stock (the equivalent of an aggregate investment of $141,687 based on the Class A Non-voting Preferred Stock Per Share Price of $10.50), assuming that none of the Rollover Stockholders elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares.

The operating agreement of Parent will provide for two classes of membership interests. Mr. Damadian is currently the sole manager of Parent and is expected to hold 100% of the Class A membership interests of Parent, through which Mr. Damadian will hold a controlling voting interest in Parent. The Rollover Stockholders (including Mr. Damadian) will each be receiving Class B membership units of Parent in the Equity Financing, as noted above.

Pursuant to the operating agreement of Parent, and in accordance with the terms of the Equity Commitment Agreements entered into by Parent and the Equity Financing Sources (including the Rollover Stockholders), all of the Class A membership interests of Parent will be issued solely to Mr. Damadian and, at the Closing, the Class B membership interests of Parent will be issued to the Equity Financing Sources (including Mr. Damadian) in exchange for cash and/or rollover securities. The Class A membership interests and the Class B membership interests of Parent (which are sometimes referred to collectively as “Units”) each have one vote per Unit; provided, however, that the Class A membership interests represent 62% of the aggregate voting power of all the Units whenever a vote of the Units is required under Parent’s operating agreement, regardless of the number of issues and outstanding Units. The holder of Parent’s Class A membership interests is the only holder of Units entitled to vote on a new manager of Parent, or the removal of the manager of Parent. The holders of Class B membership interests have limited voting rights with respect to Parent, and vote together with the Class A membership interests on the following events: (i) any proposed amendment or modification or waiver of the terms of the Parent certificate of formation or operating agreement; (ii) any loan, advance, or capital contribution in or to any person in excess of $5,000,000 other than to any Parent subsidiary; (iii) if the Parent proposes to enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of equity, or sale of assets) by Parent of all or substantially all of its assets; (iv) if Parent were to authorize or consummate a merger, interest exchange, consolidation, conversion, or other similar transaction involving Parent; or (v) if Parent were to dissolve, wind-up, or liquidate or initiate or consent to an involuntary bankruptcy proceeding. Further, without the prior written approval by a majority of the holders of Class B membership interests, Parent may not issue any additional Class B membership interests.

Holders of Units share ratably with respect to distributions, allocations or profits and losses. The amount and frequency of any distributions are determined by the manager of Parent. The redemption option may be made by Parent at any time on or after a holder of Class B membership interests of Parent has received as distributions an aggregate amount equal to 200% of such member’s (or its predecessor’s) original capital contribution. The redemption price would be equal to the amount of the member’s (or its predecessor’s) original capital contribution.

The Equity Financing Sources include Mr. Damadian, Mr. Bonanni and Mr. Lehman, who are current executive officers and directors of the Company. See “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger” for additional information, which description is incorporated herein by reference.

The obligations of the members of the Acquisition Group pursuant to the Equity Commitment Agreements are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent to complete the Merger contained in the Merger Agreement and the conditions set forth in the Equity Commitment Agreements. The Company is an express third-party beneficiary of the Equity Commitment Agreements and has the right to seek specific performance of each agreement under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring the members of the Acquisition Group (including Parent, as applicable) to enforce the applicable agreement.

In connection with the Equity Commitment Agreements, the persons and entities comprising the Rollover Stockholders each executed a Voting Agreement with the Company. See “Special Factors—Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger—Voting Agreements” for additional information, which description is incorporated herein by reference.

Debt Financing

Private Debt Financing

In connection and concurrently with the entry into the Merger Agreement, the Debt Financing Sources entered into the Debt Commitment Agreements with Parent. The Debt Financing Sources consist of a group of 31 persons and entities including certain members of the Acquisition Group (other than the Parent Entities) who have agreed pursuant to the Debt Commitment Agreements to lend funds to Parent and, in return, acquire promissory secured subordinated notes (the “Subordinated Notes”) of Parent in the aggregate principal amount of $10,225,000.

The investors have irrevocably committed to contribute the Company securities held by them and/or make cash investments and will make such contributions and/or cash investments at least 48 hours prior to completion of the Merger. The securities and cash investments will be held by the Company’s transfer agent acting as escrow agent pending closing of the Merger.

The Debt Financing Sources are acquiring the Subordinated Notes bearing interest at 7% per annum on a non-compounded basis. The payment terms of the Subordinated Notes provide for monthly payments of interest commencing     , 2026 for a period of ten years thereafter, at which time all remaining accrued interest and the principal amount will be due and payable. Parent will have the right, beginning on the 91st day after the fifth anniversary of the Closing of the Merger, to prepay all or any portion of the outstanding principal amount, together with accrued and unpaid interest thereon, on the Subordinated Notes without premium or penalty.

Payment of the Subordinated Notes is subordinated to the obligations due to Bank Lender, as described below under the caption “—Bank Debt Financing.” Notwithstanding subordination to the Bank Debt Financing, the terms of the Bank Commitment Letter allow for payments of monthly interest provided that the Company satisfies financial and other covenants under the Bank Commitment Letter. Payment of interest and principal of the Subordinated Notes is secured by a lien and security interest in favor of the Debt Financing Sources; provided, however, that such lien in favor of the Debt Financing Sources is subordinate to the lien in favor of the Bank Lender.

Bank Debt Financing

In connection with Parent’s entry into the Merger Agreement, Parent and Merger Sub received the Bank Commitment Letter from the Bank Lender, pursuant to which the Bank Lender has committed to provide an aggregate of $35,000,000 in debt financing to Parent and Merger Sub, consisting of a $20,000,000 five year term loan facility (“Term Loan”) and a $15,000,000 revolving credit facility (“Revolver Facility”), referred to, together, as the “Bank Debt Financing.” As a result of the Merger, assuming that it is completed, the Surviving Corporation, its subsidiaries, and Parent, will become the obligors under the Bank Debt Financing. The proceeds of the Bank Debt Financing are intended to be used to partially fund the aggregate Per Share Price, fund ongoing post-Closing working capital requirements and for general corporate purposes.

As provided in the Bank Commitment Letter, interest under the Revolver Facility will accrue on advances outstanding at either: (i) the Prime Rate of the Bank Lender minus 0.25% per annum or (ii) Index plus 2.50% per annum. The Prime Rate is the variable per annum rate of interest designated from time to time by the Bank Lender as its prime rate. Interest on the Term Loan will accrue at “Index” plus 2.50% per annum. The “Index” is the SOFR Reference Rate in effect three business days before the closing of the Merger, rounded up to the nearest one-eighth of one percent. Merger Sub (and the Company as a result of the Merger) will be required to hedge the floating rate of interests by entering into an interest rate swap with the Bank (or another counterparty). The “SOFR Reference Rate” means the forward-looking term rate based on a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York, or a successor administrator of the secured overnight financing rate, as administered by CME Group Benchmark Administration Limited. Accrued interest on the Term Loan is payable monthly during the initial 12 months following the closing, and then the Term loan will be repayable in 48 equal installments of principal and interest for the following 48 months. Advances under the Revolver Facility are limited to 30% of the net book value of the Company’s receivables. The Revolver Facility and the Term Loan mature five years after closing. In the event of a default, the default interest rate would be at the then applicable interest rate applicable to the Term Loan or Revolver Facility, as the case may be, plus five percent (5%).

The Bank Debt Financing will be guaranteed on a joint and several basis by Parent and all of the existing and future direct and indirect domestic subsidiaries of the Company. The Bank Debt Financing will be secured by a first-priority security interest, subject to permitted liens and other agreed upon exceptions, by all the assets of Parent, the Company and each subsidiary guarantor.

The Bank Debt Financing is subject to certain closing conditions as more fully set forth in the Bank Debt Commitment Letter, including, without limitation:

•	the execution and delivery of definitive documentation with respect to the Revolver Facility and Term Loan consistent with the Bank Debt Commitment Letter and the Bank Lender’s standard documentation;

•

the consummation of the Equity Financing by the Acquisition Group of not less than $45,000,000 and the Private Debt Financing of not less than $10,000,000 principal amount, in each case, concurrently with the Closing;

•	execution and delivery of definitive loan documentation, among Merger Sub, as the lead borrower for the borrowers named therein, the guarantors (Parent and other subsidiaries) and the Bank Lender;

•

after giving effect to the Merger and the first funding of the Bank Debt Financing, the Company will have liquidity of not less than $7,500,000 and no other outstanding debt other than debt represented by (i) the Subordinated Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice of the Company, (iii) other scheduled indebtedness existing on the closing date reasonably approved by the Bank Lender and (iv) purchase money indebtedness and capital leases for equipment under manufacturer or vendor program agreements;

•

the consummation of the Merger (without waiver or amendment thereof or any consent thereunder materially adverse to the Bank Lender, unless consented to by the Bank Lender, such consent not to be unreasonably withheld, delayed or conditioned);

•

the delivery of certain customary closing documents (including, among others, legal opinions, certificates, evidence of insurance and customary lien searches), documentation required under anti-money laundering laws and the taking of certain actions necessary to establish and perfect a security interest in favor of the Bank Lender;

•

Parent and Merger Sub (and, as result of the Merger, the Company) shall have placed cash collateral with the Bank Lender in the amount of $10,000,000, which cash collateral will be held by the Bank Lender and may be used by the Bank Lender to make payments under the Revolver Facility and Term Loan;

•

the holders of the Subordinated Notes shall have executed and delivered subordination agreements in form and substance satisfactory to the Bank Lender subordinating payment and all security interests and liens to the lien and security interest granted to the bank under the Bank Debt Financing;

•

Bank Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder (PATRIOT Act) and the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); and

•	the payment of applicable fees and expenses.

The final termination date for the Bank Debt Commitment Letter is the earliest of (a) the date on which the Merger is consummated, (b) the date on which the Merger Agreement is validly terminated in accordance with its terms or (c) June 12, 2026.

Although the Bank Debt Financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that the Bank Debt Financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the Bank Debt Financing described in this proxy statement is not available as anticipated.

In accordance with the terms and conditions of the Merger Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Bank Debt Financing on the terms and conditions described in the Bank Commitment Letter and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Bank Commitment Letter without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed, if such proposed amendment, modification or waiver (a) materially reduces the aggregate amount of the Bank Debt Financing to be funded at the Closing which has not otherwise been replaced to the reasonable acceptance of the Company, or (b) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Bank Debt Financing in a manner that would reasonably be expected to, in any material respect, (i) prevent, hinder or delay the Closing Date or (ii) adversely impact the ability of Parent or Merger Sub (or following the Closing, the Surviving Corporation), as applicable, to enforce their respective rights against the other parties to the Bank Commitment Letter.

To the knowledge of Parent, Merger Sub, the other Acquisition Group members and the Company, the Bank Lender has no ownership interest in any equity securities of the Company.

Delisting and Deregistration of FONAR’s Common Stock

If the Merger is completed, the Common Stock will no longer be listed or traded on Nasdaq and will be deregistered under the Exchange Act. FONAR will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of the Common Stock.

Fees and Expenses

Except as described under “The Merger Agreement—Termination Fee,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be paid by FONAR. If the Merger is completed, all costs and expenses incurred by Parent or Merger Sub in connection with the transaction, to the extent not paid at or prior to Closing, will be paid by the Surviving Corporation. Total fees and expenses incurred or to be incurred by FONAR (including the Special Committee) are estimated at this time to be as follows:

Description	Amount ($)
Financial advisory fees and expenses	$

Legal and other professional fees and expenses	$

SEC filing fees	$

Printing, proxy solicitation, EDGAR filing and mailing expenses	$

Miscellaneous	$

Total	$

It is also expected that Merger Sub and/or Parent will incur approximately $________ million of financing costs, legal fees, exchange agent fees, insurance fees and other advisory fees.

The amounts listed above incurred by FONAR (including the Special Committee) include those financial advisory fees payable and expected to be payable to Marshall & Stevens (as disclosed in the section of this proxy statement captioned “Special Factors—Opinion of Marshall & Stevens”).

Litigation Relating to the Merger

On February 2, 2026, a Verified Stockholder Class Action Complaint entitled Bruce Taylor v. Fonar Corporation et al., C.A. No. 2026-0142-JTL (Del. Ch.) (which we refer to as the “Complaint”), was filed in the Delaware Court of Chancery by a putative FONAR stockholder (whom we refer to as the “Delaware Plaintiff”), on behalf of himself and all other similarly situated stockholders, against FONAR, the Parent Entities and members of the FONAR Board. The Complaint alleges that the Parent Entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, among certain FONAR stockholders prior to the FONAR Board’s approval of the Merger, thereby triggering Section 203’s requirement that at least 66 2/3% of the outstanding Company Capital Stock unaffiliated with the Parent Entities vote in favor of the Merger (after giving effect to the respective voting powers of each class of Company Capital Stock under FONAR’s existing amended and restated certificate of incorporation). The Complaint seeks, among other things, (1) an order declaring that the Merger is subject to Section 203’s supermajority voting requirement, (2) an order enjoining the vote on the Merger unless and until stockholders are informed that the Merger can close only if it is approved pursuant to Section 203’s supermajority voting requirement, and (3) a finding that the members of the FONAR Board breached their fiduciary duties by entering into the Merger Agreement without providing for a supermajority stockholder vote contemplated by Section 203. FONAR disputes the Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the Merger. A copy of the Complaint is attached to this proxy statement as ANNEX D and is incorporated herein by reference.

Also on February 2, 2026, the Delaware Plaintiff filed a motion for preliminary injunction and a motion for expedited proceedings, seeking expedited briefing, discovery, and argument on a motion to preliminarily enjoin the Merger from closing, pursuant to the Complaint’s claims.

FONAR disagrees with the Delaware Plaintiff’s allegation that the Parent Entities entered into any agreement, arrangement or understanding that resulted in them being an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, and FONAR disagrees that the Parent Entities became an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the time of such board approval. FONAR also disagrees with the Delaware Plaintiff’s other allegations and assertions for multiple reasons.

If it is finally determined by the Delaware court (and affirmed on any appeal) that the Parent Entities became an interested stockholder under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, then, so long as the Parent Entities remain an interested stockholder under Section 203, FONAR cannot complete a business combination with the Parent Entities, including the Merger, for a period of three years following the time that the Parent Entities became an interested stockholder unless the business combination is approved by the FONAR Board and authorized by the FONAR stockholders by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power (other than voting power from shares of FONAR stock deemed “owned” by the Parent Entities under Section 203).

If Section 203 applies to the Merger and the Merger is not authorized in accordance with the statute by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203 at the FONAR Special Meeting, under Section 203, the Merger could not be completed. Were that to occur, FONAR and the Parent Entities would remain bound by the Merger Agreement and could determine to re-solicit FONAR stockholder authorization and approval of the Merger Agreement by a vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, or the Merger Agreement could be terminated under certain circumstances, including in certain circumstances if the Merger has not been completed on or before the 90th day after dissemination of FONAR’s Definitive Proxy Statement for the Special Meeting.

Notwithstanding FONAR’s disagreement with the claims asserted in the Complaint and its belief that Section 203 does not apply to the Merger, by way of this joint proxy statement/prospectus, FONAR is asking stockholders to approve the Merger by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, which the Delaware Plaintiff has agreed would moot the Delaware Plaintiff’s Section 203 claim.

If the Merger receives the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities, the Merger will close subject to the other closing conditions stated herein, even if Section 203 were determined to be applicable to the Merger. If the Merger does not receive the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding shares deemed owned by the Parent Entities, FONAR and the Parent Entities have agreed that the Merger will not close prior to the earlier of (i) the Court’s ruling on the Delaware Plaintiff’s Section 203 claim or (ii) June 22, 2026. The parties will request that, if necessary, a hearing on the Delaware Plaintiff’s Section 203 claim take place after the conclusion of the Special Meeting but prior to June 12, 2026.

FONAR will tabulate votes cast on the approval and adoption of the Merger Agreement at the FONAR Special Meeting pursuant to the voting condition set forth in the Merger Agreement as well as the 66 2/3% voting standard contemplated by Section 203. FONAR will publicly announce the voting results following the completion of the FONAR Special Meeting based on the voting condition set forth in the Merger Agreement as well as the Section 203 voting standard based on the voting condition set forth in the Merger Agreement as well as the Section 203 voting standard and will include in such public announcement a statement as to whether or not the Merger Agreement was approved by 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities.

Pursuant to the Merger Agreement, the Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement. The Company will not settle or offer to settle any litigation commenced prior to or after the execution of the Merger Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to the Merger Agreement, the Merger, any other transaction contemplated thereby or otherwise, without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

For a discussion of certain related risks, see the caption “Risk Factors.”

Section 203 of the DGCL

FONAR is a Delaware corporation and is subject to Section 203 of the DGCL. Section 203 prohibits a corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years after the time such stockholder became an “interested stockholder” (each term defined below) unless:

•

prior to such stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include, among other transactions, any merger or consolidation of the corporation with the interested stockholder. Section 203 defines an “interested stockholder” to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation. Section 203 defines “owner” when used with respect to any stock, as any person that individually or with or through any of its affiliates or associates: beneficially owns such stock, directly or indirectly; has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (subject to certain exceptions) or has the right to vote such stock pursuant to any agreement, arrangement or understanding (subject to certain exceptions); or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (subject to certain exceptions) or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Forward-Looking Statements” of this proxy statement, you should consider carefully the following risks before deciding whether to vote for the proposals presented in this proxy statement. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. Refer to the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

Risks Relating to the Merger Agreement and the Merger

The Merger may not be completed on the terms or timeline currently contemplated or at all, which could adversely affect our stock price, business, financial condition and results of operations.

As previously disclosed, on December 23, 2025, FONAR entered into the Merger Agreement providing for our acquisition by FONAR, LLC (Parent) through a Merger with FONAR Acquisition Sub, Inc. (Merger Sub). Parent and Merger Sub are entities affiliated with and owned and controlled, directly or indirectly, by Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the FONAR Board, and the sole manager of Parent. The completion of the Merger is subject to the satisfaction of various conditions, including, among other things: (i) the approval of the Merger Proposal by the Requisite Company Vote (consisting of the Company Stockholder Approval and the Disinterested Stockholder Approval) at the Special Meeting; (ii) the expiration or termination of any applicable waiting periods; (iii) that the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction; (iv) the receipt of all consents, approvals and other authorizations of any governmental entity required to consummate the Merger and the other transactions contemplated by the Merger Agreement, free of any condition that would reasonably be expected to have a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement; (v) the accuracy of the parties’ representations and warranties, subject to certain qualifiers; and (vi) the parties’ compliance in all material respects with their respective pre-Closing covenants, subject to the terms of the Merger Agreement. While FONAR currently expects to complete the Merger in FONAR’s third fiscal quarter of 2026 (and no later than March 12, 2026 (the “End Date”), as may be extended in accordance with the Merger Agreement), there can be no assurance that the foregoing conditions will be satisfied in a timely manner or at all, or that events will not occur that could delay or prevent satisfaction of these conditions.

If the Merger is not consummated for any reason, the trading price of our Common Stock may decline to the extent that it reflects positive market assumptions that the Merger will be completed and related benefits realized, and our business, prospects or results of operations may be adversely impacted. We may also be subject to additional risks if the Merger is not completed, including:

•

investor confidence in us could decline, additional stockholder litigation could be brought against us, relationships with existing and prospective customers, service providers, investors, lenders and other business partners may be adversely impacted, we may be unable to retain key personnel, and our operating results may be adversely impacted due to costs incurred in connection with the Merger;

•

we have incurred, and will continue to incur, significant expenses for professional services in connection with the Merger for which we will have received little or no benefit if the Merger is not consummated;

•

any disruptions to our business resulting from the announcement and pendency of the Merger, including adverse changes in our relationships with customers, suppliers, partners and employees, may continue or intensify in the event the Merger is not consummated or is significantly delayed;

•

management’s focus and resources of FONAR may be diverted from operational matters and other strategic opportunities while working to implement the proposed Merger and defend against related stockholder litigation; and

•	the requirement under certain circumstances for FONAR to pay Parent the Termination Fee of $450,000 in cash (including Parent’s reasonable and documented out-of-pocket fees and expenses).

Further, FONAR or Parent may terminate the Merger Agreement if the Merger has not been consummated by the End Date, subject to an automatic extension to the later of 90 days following (i) the date the definitive proxy statement is filed and (ii) the date, if applicable, upon which any SEC or other governmental review or investigation is completed. FONAR or Parent also may terminate the Merger Agreement (i) by mutual written consent; (ii) if any governmental entity of competent jurisdiction shall have enacted any law or order making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable (provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the principal cause of the issuance, promulgation, enforcement, or entry of any such law or order); or (iii) if the Requisite Company Vote is not obtained at the Special Meeting. In addition, Parent may terminate the Merger Agreement if a Company Adverse Recommendation Change occurs, if certain non-solicitation or stockholder meeting covenants are breached, or if other specified Company breaches occur that are not cured, and FONAR may terminate the Merger Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal or for specified Parent breaches that are not cured, in each case subject to the conditions and procedures in the Merger Agreement. The occurrence of any of the foregoing could adversely affect our stock price, business, financial condition and results of operations.

If the Merger Agreement is terminated, we may, under certain circumstances, be obligated to pay the Termination Fee to Parent, which could require us to use available cash that would have otherwise been available for other uses.

If the Merger is not completed, in certain circumstances, we could be required to pay the Termination Fee of $450,000 to Parent (including Parent’s reasonable and documented out-of-pocket fees and expenses), payable in cash. If the Merger Agreement is terminated, any Termination Fee we may be required to pay, if any, could require us to use available cash that would have otherwise been available for general corporate purposes or other uses. For these and other reasons, termination of the Merger Agreement could materially and adversely affect our business, results of operations or financial condition, which in turn could adversely affect the trading price of our Common Stock.

We are subject to various uncertainties while the Merger is pending, which could have a material adverse effect on our business, results of operations and financial condition.

Uncertainty about the pendency of the Merger and its effect on employees, customers and other third parties may adversely affect our business, results of operations and financial condition. These uncertainties may impair our ability to attract, retain and motivate key personnel pending consummation of the Merger and divert management attention, and our continuing business relationships with customers, suppliers and other partners may be adversely affected, including potential loss of key personnel and negative perceptions about our prospects. In addition, interim operating covenants and related restrictions may delay or prevent us from undertaking certain strategic or operational initiatives that we might otherwise pursue prior to completion, which could impact our operations. We are currently subject to stockholder litigation as described under the caption “Litigation Relating to the Merger,” and we may become subject to additional stockholder litigation, and we will continue to incur substantial transaction-related costs regardless of whether the Merger is completed. These factors, together with the risk that our Common Stock price may fluctuate during the pendency of the Merger and could decline significantly if the Merger is not completed, could materially and adversely affect our business, results of operations, financial condition and trading price.

While the Merger Agreement is in effect, we are subject to certain interim covenants.

The Merger Agreement generally requires us to operate our business in the ordinary course consistent with past practices, including using commercially reasonable efforts to preserve FONAR’s and our subsidiaries’ business organization, retain present officers and key employees and preserve the good will of our customers, suppliers and other persons with whom we have business relationships with, pending consummation of the Merger. It also imposes customary interim operating covenants that restrict us from taking specified actions until the Merger is completed or the Merger Agreement is terminated, subject to certain exceptions, including, but not limited to, restrictions on: amending our organizational documents; declaring dividends or repurchases; issuing or encumbering securities; increasing compensation or accelerating benefits; making acquisitions or significant asset dispositions; incurring or guaranteeing indebtedness; entering into or materially modifying material contracts; instituting, settling or compromising any legal action involving payments by the Company or its subsidiaries exceeding $50,000; making material changes in accounting or tax election; entering joint ventures; adopting stockholder rights plans; and other actions, in each case as detailed in the Merger Agreement. Any of these restrictions could prevent us from pursuing certain financing, strategic, or operational initiatives that may arise prior to the consummation of the Merger and may affect our ability to execute our business strategies, attain financial and other goals, and impact our financial condition, results of operations and cash flows.

Provisions within the Merger Agreement, along with certain voting agreements and statements by the Acquisition Group, could deter potential competing acquirers or lead to lower alternative acquisition proposals than might otherwise be offered.

The Merger Agreement contains customary “no-shop” restrictions that, subject to a limited fiduciary out, restrict our ability to solicit or facilitate competing acquisition proposals, provide non-public information, or engage in discussions or negotiations with third parties, except in response to a bona fide, unsolicited written proposal that the Special Committee determines is, or could reasonably be expected to lead to, a Superior Proposal and only after making specified determinations and complying with notice and other obligations under the Merger Agreement. In addition, before the FONAR Board (acting upon the recommendation of the Special Committee) may change its recommendation or terminate the Merger Agreement to enter into a Company Acquisition Agreement in response to a Superior Proposal, the Company must provide Parent with prompt advance written notice, identify the offeror and material terms and negotiate in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal. If the Merger Agreement is terminated in certain circumstances, including to accept a Superior Proposal or following a Company Adverse Recommendation Change, we must pay Parent the Termination Fee of $450,000 (including Parent’s reasonable and documented out-of-pocket fees and expenses). Further, members of the Acquisition Group who are FONAR stockholders have entered into Voting Agreements to vote their shares in favor of the Merger, and, as described in this proxy statement, statements by the Acquisition Group that its members may not support or vote in favor of alternative transactions proposed by a third party were considered as part of the Process, all of which could deter competing proposals. These provisions and arrangements could discourage a potential competing acquirer from making a proposal, or could cause a potential acquirer to offer a lower price than it might otherwise offer due to the no-shop restrictions, Parent’s negotiation rights and notice periods, the Termination Fee, and the existing voting commitments and statements made by the Acquisition Group.

We will continue to incur substantial transaction-related costs in connection with the Merger.

We have incurred, and expect to continue to incur, significant legal, advisory and other professional fees and expenses in connection with the Merger, and such costs will be borne by FONAR if the Merger is not completed, and by the Surviving Corporation if it is completed. We also expect additional costs associated with satisfying Closing conditions, including soliciting the Requisite Company Vote at the Special Meeting and making required filings and obtaining approvals from governmental authorities, as well as cooperating in related regulatory processes and current and any future stockholder litigation, each of which may require continued expenditures regardless of whether the Merger is consummated. If the Special Meeting is adjourned or postponed to solicit additional proxies, or if the Closing is otherwise delayed, our proxy solicitation, advisory and other transaction-related expenses may continue and could increase, including fees payable to our proxy solicitor and other solicitation costs borne by FONAR.

If the Merger is consummated, our stockholders, other than the Acquisition Group members, will not be able to participate in any further upside to our business.

If the Merger is consummated, our stockholders will receive the applicable Per Share Price for their FONAR shares, as follows: $19.00 for each share of Common Stock and Class B Common Stock, $6.34 for each share of Class C Common Stock, and $10.50 for each share of Class A Non-voting Preferred Stock. This consideration will be without interest and subject to applicable tax withholding, and stockholders will not receive any equity interests in the Surviving Corporation or Parent. As a result, following the Merger, our stockholders will only have the right to receive the applicable Per Share Price and will no longer have any rights as stockholders of FONAR. Instead, all equity of the Surviving Corporation will be owned, indirectly through Parent, by the Acquisition Group, and Parent will be the sole direct beneficiary of FONAR’s future earnings and growth, if any.

Our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our other stockholders.

Our directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of our other stockholders. These interests may include:

•

continued indemnification and insurance coverage under the Merger Agreement, the Company’s organizational documents, and indemnification agreements the Company has entered into with each of its directors and executive officers;

•

the roles and equity arrangements of certain directors and officers who are members of the Acquisition Group and Rollover Stockholders, including: (i) Mr. Damadian (our Chief Executive Officer, President, Treasurer and Chairman of the FONAR Board), who will continue following the Merger as the sole manager of Parent and pursuant to the terms of the Merger Agreement will serve as the President, Chief Executive Officer, Treasurer and sole director of the Surviving Corporation, will contribute all of his FONAR shares (or, alternatively, may elect in accordance with the terms of his Equity Commitment Agreement to contribute an amount of cash equal to the aggregate Per Share Price for his FONAR shares) to Parent in exchange for an aggregate of 125,262 Class B membership units of Parent and has also committed to subscribe for an aggregate of 554,714 Class B membership units of Parent for a total subscription price of $10,539,572 in cash; (ii) Mr. Luciano Bonanni (our Chief Operating Officer, Executive Vice President and acting Principal Financial Officer), who pursuant to the terms of the Merger Agreement will serve as the Chief Operating Officer and Executive Vice President of the Surviving Corporation, will contribute all of his FONAR shares (or, alternatively, may elect in accordance with the terms of his Equity Commitment Agreement to contribute an amount of cash equal to the aggregate Per Share Price for his FONAR shares) to Parent in exchange for an aggregate of 54,963 Class B membership units of Parent and has also committed to subscribe for an aggregate of 34,211 Class B membership units of Parent for a total subscription price of $650,000 in cash; and (iii) Mr. Ronald Lehman (a director of the Company), who will contribute all of his FONAR shares (or, alternatively, may elect in accordance with the terms of his Equity Commitment Agreement to contribute an amount of cash equal to the aggregate Per Share Price for his FONAR shares) to Parent in exchange for an aggregate of 4,330 Class B membership units of Parent and has also committed to subscribe for an aggregate of 48,684 Class B membership units of Parent for a total subscription price of $925,000 in cash, pursuant to the Equity Financing; and

•	special one-time cash fees paid to the Disinterested Directors for their service on the Special Committee, which were paid in six equal monthly installments beginning in July 2025 and ending in

December 2025 and were not contingent on consummation of the Merger or upon any other factor, with Mr. Turk receiving $200,000 as Chair and Mr. Carrino receiving $175,000.

FONAR or Parent may waive one or more of the Closing conditions without re-soliciting stockholder approval.

Under the Merger Agreement, certain Closing conditions may be satisfied or waived by the applicable party to the extent permitted by law, including conditions relating to the accuracy of representations and warranties, compliance with covenants, and the absence of certain legal restraints, among others.

The Merger Agreement may also be amended or supplemented, whether before or after receipt of the Disinterested Stockholder Approval, by written agreement signed by FONAR and Parent. However, after receipt of the Requisite Company Vote, no amendment that requires further stockholder approval under the DGCL may be made without such approval.

If the Merger Agreement is terminated under specified circumstances, including to accept a Superior Proposal or following a Company Adverse Recommendation Change, FONAR may be required to pay Parent the Termination Fee of $450,000, including Parent’s reasonable and documented out-of-pocket fees and expenses. See “—If the Merger Agreement is terminated, we may, under certain circumstances, be obligated to pay the Termination Fee to Parent, which could require us to use available cash that would have otherwise been available for other uses.”

If Parent’s financing in connection with the Merger becomes unavailable or is insufficient, the Merger may not be completed.

Parent has obtained financing commitments to fund the Merger, including a $35,000,000 debt commitment from OceanFirst pursuant to the Bank Commitment Letter, $10,225,000 of private debt commitments, and an aggregate of $47,440,504 of commitments comprised of rollover equity and new cash pursuant to the Equity Financing, together with the Company’s cash on hand to fund the aggregate Per Share Price to be paid to the Company’s Unaffiliated Stockholders pursuant to the Merger Agreement and all related fees, expenses and other amount required. These Financing Commitments are subject to conditions, including execution of definitive documentation, specified minimum equity and private debt funding, liquidity and other customary closing conditions. The Bank Commitment Letter terminates on the earliest of the Closing of the Merger, the valid termination of the Merger Agreement, or June 12, 2026. Although the Bank Debt Financing is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that the Bank Debt Financing or any other Financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made if any of the Financing is not available as anticipated, which could delay or prevent completion of the Merger. However, the transactions contemplated by the Merger Agreement are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

The Company, the members of the FONAR Board and Mr. Bonanni are subject to litigation related to the Merger, and we may become subject to further litigation in connection with the Merger, any of which may be costly, prevent the consummation of the Merger, divert management’s attention or otherwise materially harm our business.

FONAR is subject to litigation related to the Merger. On Monday, February 2, 2026, we received notice that the Delaware Plaintiff, a putative stockholder, filed the Complaint challenging the Merger. See the caption “Special Factors—Litigation Relating to the Merger” for additional information. It is possible that additional claims beyond those which have already been filed will be brought in an effort to enjoin the Merger or seek monetary relief from FONAR. FONAR cannot predict the outcome of pending litigation, nor can it predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation concerning the Merger could delay or prevent the consummation of the Merger. In addition, the costs of defending the litigation, even if resolved in FONAR’s favor, could be substantial and such litigation could distract FONAR from pursuing the consummation of the Merger and other potentially beneficial business opportunities. Regardless of the outcome of any current or future litigation related to the Merger Agreement and the transactions it contemplates, such litigation may be time-consuming and expensive and may distract our management from running the day-to-day operations of our business. The litigation costs and diversion of management’s attention and resources to address the claims and counterclaims in any litigation related to the Merger Agreement and the transactions it contemplates may materially adversely affect our business, financial condition and/or operating results. Furthermore, if the Merger is not consummated, for any reason, litigation could be filed in connection with the failure to consummate the Merger. Any litigation related to the Merger may result in negative publicity or an unfavorable impression of us, which could negatively impact the trading price of our Common Stock, impair our ability to recruit or retain employees, damage our business relationships, or otherwise materially harm our operations, financial performance and prospects.

The Merger might not close without the approval of 66 2/3% of the total stockholder voting power.

Litigation to which FONAR is subject might result in a court order prohibiting the Merger’s closing under Delaware law. On February 2, 2026, the Delaware Plaintiff filed the Complaint in the Delaware Court of Chancery, on behalf of himself and all other similarly situated stockholders, against FONAR, the Parent Entities and members of the FONAR Board. The Complaint alleges that the Parent Entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, among certain FONAR stockholders that was not approved by the FONAR Board and was prior to the FONAR Board’s approval of the Merger, thereby triggering Section 203’s requirement that at least 66 2/3% of the outstanding Company Capital Stock unaffiliated with the Parent Entities vote in favor of the Merger (after giving effect to the respective voting powers of each class of Company Capital Stock under FONAR’s existing amended and restated certificate of incorporation). The Complaint seeks, among other things, (1) an order declaring that the Merger is subject to Section 203’s supermajority voting requirement, (2) an order enjoining the vote on the Merger unless and until stockholders are informed that the Merger can close only if it is approved pursuant to Section 203’s supermajority voting requirement, and (3) a finding that the members of the FONAR Board breached their fiduciary duties by entering into the Merger Agreement without providing for a supermajority stockholder vote contemplated by Section 203. FONAR disputes the Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the Merger. A copy of the Complaint is attached to this proxy statement as ANNEX D and is incorporated herein by reference.

Also on February 2, 2026, the Delaware Plaintiff filed a motion for preliminary injunction and a motion for expedited proceedings, seeking expedited briefing, discovery, and argument on a motion to preliminarily enjoin the Merger from closing, pursuant to the Complaint’s claims.

FONAR disagrees with the Delaware Plaintiff’s allegation that the Parent Entities entered into any agreement, arrangement or understanding that resulted in them being an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, and FONAR disagrees that the Parent Entities became an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the time of such board approval. FONAR also disagrees with the Delaware Plaintiff’s other allegations and assertions for multiple reasons.

If it is finally determined by the Delaware court (and affirmed on any appeal) that the Parent Entities became an interested stockholder under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, then, so long as the Parent Entities remain an interested stockholder under Section 203, FONAR cannot complete a business combination with the Parent Entities, including the Merger, for a period of three years following the time that the Parent Entities became an interested stockholder unless the business combination is approved by the FONAR Board and authorized by the FONAR stockholders by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power (other than voting power from shares of FONAR stock deemed “owned” by the Parent Entities under Section 203).

If Section 203 applies to the Merger and the Merger is not authorized in accordance with the statute by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203 at the FONAR Special Meeting, under Section 203, the Merger could not be completed. Were that to occur, FONAR and the Parent Entities would remain bound by the Merger Agreement and could determine to re-solicit FONAR stockholder authorization and approval of the Merger Agreement by a vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, or the Merger Agreement could be terminated under certain circumstances, including in certain circumstances if the Merger has not been completed on or before the 90th day after dissemination of FONAR’s Definitive Proxy Statement for the Special Meeting.

Notwithstanding FONAR’s disagreement with the claims asserted in the Complaint and its belief that Section 203 does not apply to the Merger, by way of this joint proxy statement/prospectus, FONAR is asking stockholders to approve the Merger by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, which the Delaware Plaintiff has agreed would moot the Delaware Plaintiff’s Section 203 claim.

If the Merger receives the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities, the Merger will close subject to the other closing conditions stated herein, even if Section 203 were determined to be applicable to the Merger. If the Merger does not receive the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding shares deemed owned by the Parent Entities, FONAR and the Parent Entities have agreed that the Merger will not close prior to the earlier of (i) the Court’s ruling on the Delaware Plaintiff’s Section 203 claim or (ii) June 22, 2026. The parties will request that, if necessary, a hearing on the Delaware Plaintiff’s Section 203 claim take place after the conclusion of the Special Meeting but prior to June 12, 2026.

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which the Company refers you in this proxy statement and information included in oral statements or other written statements made or to be made by FONAR or on FONAR’s behalf contain “forward-looking statements” within the meaning of U.S. federal securities laws that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the delisting and deregistration of the Common Stock from Nasdaq, receipt of the Requisite Company Vote and regulatory approvals, the Projections, the outcome of any current, pending or future litigation, the completion of the Closing of the Merger, including its timing, the use of proceeds of the Merger and the Financing, and the projected operational and financial performance of FONAR, including following the Merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible,” “contemplate,” “predict,” “continue” and other words of similar import, or the negative versions of such words. FONAR’s stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in FONAR’s filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	uncertainties related to the consummation of the Merger;

•

our ability to complete the Merger, if at all, on the anticipated terms and timing, including obtaining the Requisite Company Vote and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger;

•	our obligation to pay the Termination Fee under certain circumstances if the Merger is terminated;

•

uncertainties about the pendency of the Merger, including in light of the pendency of litigation described under the caption “ —Litigation Relating to the Merger,” and the effect of the Merger on employees, customers and other third parties who deal with the Company;

•	the impact of certain interim covenants that we are subject to under the Merger Agreement;

•

provisions in the Merger Agreement that limit our ability to pursue alternatives to the Merger, which might discourage a third party that has an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition;

•	the fact that we and our directors and officers may be subject to lawsuits relating to the Merger;

•	the substantial transaction-related costs we will continue to incur in connection with the Merger;

•	our efforts to complete the Merger could disrupt our relationships with third parties and employees, divert management’s attention, or result in negative publicity or legal proceedings;

•	the inability of stockholders to participate in any further upside of the Company’s business if the Merger is consummated;

•	our ability to retain and hire key personnel;

•	competitive responses to the Merger;

•	continued availability of capital and financing and rating agency actions;

•	legislative, regulatory and economic developments affecting our business;

•	general economic and market developments and conditions;

•

unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors;

•	the fact that receipt of the all-cash applicable Per Share Price will be taxable to FONAR’s stockholders that are treated as U.S. Holders for U.S. federal income tax purposes; and

•	the risk that FONAR’s stock price may fluctuate during the pendency of the Merger, including below the Common Stock Per Share Price, and may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements that FONAR makes in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption, and (2) information in FONAR’s most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.

The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this proxy statement and the documents that we reference and have filed as exhibits to this proxy statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, whether as a result of any new information, future events or otherwise. FONAR’s stockholders are advised to consult any future disclosures that FONAR makes on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE PARTIES TO THE MERGER

FONAR

FONAR Corporation was incorporated on July 17, 1978 as a Delaware corporation. We conduct our business in two segments. Our medical equipment segment is conducted directly through FONAR. FONAR is engaged in the business of designing, manufacturing, selling and servicing magnetic resonance imaging scanners, also referred to as “MRI” or “MR” scanners, which utilize MRI technology for the detection and diagnosis of human disease, abnormalities, other medical conditions and injuries. FONAR’s founder built the first MRI scanner in 1977 and FONAR introduced the first commercial MRI scanner in 1980. FONAR is also the originator of the iron-core non-superconductive and permanent magnet MRI technology. Our physician management and diagnostic services segment is conducted through HMCA. HMCA provides comprehensive non-medical management services to diagnostic imaging facilities. These services include administrative services, billing and collection services, credentialing services, contract negotiations, compliance consulting, purchasing IT services, hiring, conducting interviews, training, supervision and management of non-medical personnel, storage of medical records, office space, equipment, repair & maintenance services, accounting, assistance with legal and regulatory matters, and the development and implementation of practice growth and marketing strategies to medical providers engaged in diagnostic imaging. In addition to acting as a management company, HMCA owns and operates six diagnostic imaging facilities in Florida. HMCA has 15 management contracts, three of which are with entities beneficially owned by Mr. Damadian, and the remaining 12 are with private operators owned by unaffiliated radiologists. Fees for services under these management contracts consist of fixed monthly fees per facility. See “Important Information Regarding FONAR—Past Contracts, Transactions, Negotiations and Agreements—Related Party Transactions” for additional information. Our Common Stock is publicly traded on the Nasdaq Capital Market under the symbol “FONR.” Our corporate offices are located at 110 Marcus Drive, Melville, New York 11747, and our telephone number is (631) 694-2929.

Parent Entities

Parent and Merger Sub are each affiliated with, and controlled, directly or indirectly, by Mr. Damadian. See “Important Information Regarding the Acquisition Group” for additional information.

Parent

FONAR, LLC was formed as a Delaware limited liability company on behalf of Mr. Damadian by the filing of a certificate of formation on June 5, 2025. Parent was formed solely for the purpose of engaging in a proposed transaction with the Company that would enable Parent to acquire all of the issued and outstanding Company Capital Stock and Class A Non-voting Preferred Stock that is not owned by members of the Acquisition Group. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, including the Financing. Mr. Damadian is currently the sole manager of Parent, which is in turn the sole stockholder of Merger Sub. Parent’s current business address is 265 Spagnoli Road, Suite 200, Melville, New York 11747, and its telephone number is (516) 454-0700. Parent is affiliated with and owned and controlled by Mr. Damadian, who currently serves as the sole manager of Parent.

Merger Sub

FONAR Acquisition Sub, Inc. is a wholly owned subsidiary of Parent and was formed on September 18, 2025 as a Delaware corporation solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s current business address is 265 Spagnoli Road, Suite 200, Melville, New York 11747, and its telephone number is (516) 454-0700. Mr. Damadian currently serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub. Mr. Bonanni currently serves as the Chief Operating Officer and Executive Vice President of Merger Sub.

THE SPECIAL MEETING

Date, Time and Place

FONAR will hold the Special Meeting on     , 2026, at    .m. New York time. You may attend the Special Meeting via a live interactive webcast on the Internet at       . You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). FONAR believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Purpose of the Special Meeting

At the Special Meeting, FONAR will ask stockholders to vote on the Merger Proposal and the Adjournment Proposal.

FONAR’s holders of Company Capital Stock must approve the Merger Proposal in order for the Merger to be consummated. Approval of the Adjournment Proposal is not a condition to consummation of the Merger. A copy of the Merger Agreement is attached as ANNEX A to this proxy statement and is incorporated by reference in this proxy statement in its entirety. FONAR encourages you to read the entire Merger Agreement carefully.

Attending the Special Meeting

The Special Meeting will begin at     .m. New York time. Online check-in will begin at     .m. New York time. FONAR encourages you to access the meeting prior to the start time.

As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at     . You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Once online access to the Special Meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Record Date; Shares Entitled to Vote; Quorum

All (and only) holders of Company Capital Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. We are commencing our solicitation of proxies on or about    , 2026. We will continue to solicit proxies until the Special Meeting on     , 2026. Each stockholder of record as of the Record Date of     , 2026 will receive a proxy statement and will have the opportunity to vote their shares of Company Capital Stock on the matters described in this proxy statement. Proxies received from persons who are not holders of record on the Record Date will not be effective. A list of stockholders of record of the Company Capital Stock entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, or on the electronic network accessible in the same manner as you will access the Special Meeting described above, in either case, for a period of 10 days ending on the day before the date of the Special Meeting.

As of the Record Date of     , 2026, there were      shares of Company Capital Stock issued and outstanding and entitled to vote at the Special Meeting, consisting of     shares of Common Stock,

     shares of Class B Common Stock and      shares of Class C Common Stock. In addition, there were      shares of Class A Non-voting Preferred Stock issued and outstanding as of the Record Date. Holders of Class A Non-voting Preferred Stock are entitled to notice of the meeting but are not entitled to vote on the Merger or any other matters at the Special Meeting. For each share of Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. For each share of Class B Common Stock that you own as of the close of business on the Record Date, you will have 10 votes on each matter submitted for a vote at the Special Meeting. For each share of Class C Common Stock that you own as of the close of business on the Record Date, you will have 25 votes on each matter submitted for a vote at the Special Meeting.

The holders of a majority of the Company Capital Stock issued and outstanding and entitled to vote at the Special Meeting, present by means of remote communication via a live interactive webcast or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required

Approval of the Merger Proposal requires that the Company receive at the Special Meeting both of the following approvals, which we refer to collectively as the “Requisite Company Vote”:

•

Company Stockholder Approval. The affirmative vote of shares representing a majority of the Company Capital Stock outstanding and entitled to vote at the Special Meeting, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock.

•

Disinterested Stockholder Approval. The affirmative vote of a majority of the votes cast at the Special Meeting by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock.

Section 203 Stockholder Approval

On February 2, 2026, a Verified Stockholder Class Action Complaint entitled Bruce Taylor v. FONAR Corporation et al., C.A. No. 2026-0142-JTL (Del. Ch.) (the “Complaint”), was filed in the Delaware Court of Chancery by a putative FONAR stockholder (the “Delaware Plaintiff”), on behalf of himself and all other similarly situated stockholders, against FONAR, the Parent Entities and members of the FONAR Board (the “Defendants”). The Complaint alleges that the Parent Entities reached an “agreement, arrangement or understanding,” as those terms are defined in Section 203, among certain FONAR stockholders that was not approved by the FONAR Board and was prior to the FONAR Board’s approval of the Merger, thereby triggering Section 203’s requirement that at least 66 2/3% of the outstanding Company Capital Stock unaffiliated with the Parent Entities vote in favor of the Merger (after giving effect to the respective voting powers of each class of Company Capital Stock under FONAR’s existing amended and restated certificate of incorporation). The Complaint seeks, among other things, (1) an order declaring that the Merger is subject to Section 203’s supermajority voting requirement, (2) an order enjoining the vote on the Merger unless and until stockholders are informed that the Merger can close only if it is approved pursuant to Section 203’s supermajority voting requirement, and (3) a finding that the members of the FONAR Board breached their fiduciary duties by entering into the Merger Agreement without providing for a supermajority stockholder vote contemplated by Section 203. FONAR disputes the Complaint’s allegations, including the allegation that Section 203’s supermajority voting requirement applies to the Merger.

FONAR disagrees with the Delaware Plaintiff’s allegation that the Parent Entities entered into any agreement, arrangement or understanding that resulted in them being an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, and FONAR disagrees that the Parent Entities became an interested stockholder subject to the restrictions on business combinations under Section 203 prior to the time of such board approval. FONAR also disagrees with the Delaware Plaintiff’s other allegations and assertions for multiple reasons.

If it is finally determined by the Delaware court (and affirmed on any appeal) that the Parent Entities became an interested stockholder under Section 203 prior to the FONAR Board’s approval of the Merger and the transactions contemplated thereby, then, so long as the Parent Entities remain an interested stockholder under Section 203, FONAR cannot complete a business combination with the Parent Entities, including the Merger, for a period of three years following the time that the Parent Entities became an interested stockholder unless the business combination is approved by the FONAR Board and authorized by the FONAR stockholders by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power (other than voting power from shares of FONAR stock deemed “owned” by the Parent Entities under Section 203).

If Section 203 applies to the Merger and the Merger is not authorized in accordance with the statute by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203 at the FONAR Special Meeting, under Section 203, the Merger could not be completed. Were that to occur, FONAR and the Parent Entities would remain bound by the Merger Agreement and could determine to re-solicit FONAR stockholder authorization and approval of the Merger Agreement by a vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, or the Merger Agreement could be terminated under certain circumstances, including in certain circumstances if the Merger has not been completed on or before the 90th day after dissemination of FONAR’s Definitive Proxy Statement for the Special Meeting.

Notwithstanding FONAR’s disagreement with the claims asserted in the Complaint and its belief that Section 203 does not apply to the Merger, by way of this joint proxy statement/prospectus, FONAR is asking stockholders to approve the Merger by the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power not deemed owned by the Parent Entities under Section 203, which the Delaware Plaintiff has agreed would moot the Delaware Plaintiff’s Section 203 claim.

If the Merger receives the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities, the Merger will close subject to the other closing conditions stated herein, even if Section 203 were determined to be applicable to the Merger. If the Merger does not receive the affirmative vote of at least 66 2/3% of the outstanding FONAR stock voting power excluding shares deemed owned by the Parent Entities, FONAR and the Parent Entities have agreed that the Merger will not close prior to the earlier of (i) the Court’s ruling on the Delaware Plaintiff’s Section 203 claim or (ii) June 22, 2026.

FONAR will tabulate votes cast on the approval and adoption of the Merger Agreement at the FONAR Special Meeting pursuant to the voting condition set forth in the Merger Agreement as well as the 66 2/3% voting standard contemplated by Section 203. FONAR will publicly announce the voting results following the completion of the FONAR Special Meeting based on the voting condition set forth in the Merger Agreement as well as the Section 203 voting standard and will include in such public announcement a statement as to whether or not the Merger Agreement was approved by 66 2/3% of the outstanding FONAR stock voting power excluding the shares deemed owned by the Parent Entities.

A copy of the Complaint is attached to this proxy statement as ANNEX D and is incorporated herein by reference.

The Closing of the Merger as contemplated by the Merger Agreement is conditioned upon the Company receiving the Requisite Company Vote at the Special Meeting. If you fail to vote on the Merger Proposal, the effect will be the same as a vote “AGAINST” such proposal for purposes of obtaining the Company Stockholder Approval, however it will have no effect on our ability to obtain the Disinterested Stockholder Approval.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes cast at the Special Meeting by the holders of shares of Company Capital Stock present in person by means of remote communication via a live interactive webcast or represented by proxy and entitled to vote thereon, after giving effect to the respective voting powers of each class of Company Capital Stock.

Abstentions

Abstentions will be counted as present for purposes of determining whether a quorum exists. If a holder of Company Capital Stock abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, however it will have no effect on our ability to obtain the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present.

Broker Non-Votes

“Broker non-votes” are shares of Company Capital Stock held by brokers on behalf of the beneficial owners of such shares of Company Capital Stock that are present by means of remote communication or by proxy at the Special Meeting, but with respect to which the broker is not instructed by the applicable beneficial owner of such shares of Company Capital Stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. A “broker non-vote” will count as a vote “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, however it will have no effect on our ability to obtain the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of Company Capital Stock held in “street name” does not give voting instructions to the broker, then those shares of Company Capital Stock will not be present by means of remote communication or by proxy at the Special Meeting, and, therefore, will not count towards the quorum of the Special Meeting.

Shares Held by FONAR’s Directors and Executive Officers

As of the Record Date, FONAR’s directors and executive officers beneficially owned, in the aggregate, shares representing approximately     % of the voting power of the shares of Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock, consisting of      shares of Common Stock and      shares of Class C Common Stock issued and outstanding and held by the Company’s directors and executive officers. FONAR’s directors and executive officers have informed FONAR that they intend to vote all of their shares of Company Capital Stock: (1) “FOR” the Merger Proposal, and (2) “FOR” the Adjournment Proposal. In addition, each of our directors and executive officers who is a Rollover Stockholder has entered into a Voting Agreement with the Company. See the caption “Special Factors—Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger” for additional information.

Voting of Proxies

If you are a holder of record of Company Capital Stock (that is, your shares are registered in your name with FONAR’s transfer agent, Computershare), you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope is provided for your convenience), or you may vote at the Special Meeting using the control number located on the enclosed proxy card. Additionally, if you are a holder of record, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the enclosed proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet or telephone proxy, the proxy holders will vote your shares according to your direction.

If you are a holder of record of Company Capital Stock and you attend the Special Meeting by remote communication and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of Company Capital Stock held in “street name” must also have a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

All shares of Company Capital Stock represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the Merger Proposal, and (2) “FOR” the Adjournment Proposal.

If your shares of Company Capital Stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the Special Meeting and vote at the Special Meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form, (2) vote over the internet or by telephone through your bank, broker or other nominee, or (3) attend the Special Meeting and vote at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal for purposes of obtaining the Company Stockholder Approval, however it will have no effect on our ability to obtain the Disinterested Stockholder Approval or the approval of the Adjournment Proposal so long as a quorum is present.

Revocability of Proxies

If you are a holder of record of Company Capital Stock, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to FONAR prior to the Special Meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to FONAR’s Secretary; or

•	attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of Company Capital Stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow FONAR’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Adjournment

In addition to the Merger Proposal, FONAR’s holders of Company Capital Stock are also being asked to approve the Adjournment Proposal. If stockholders approve this proposal, FONAR can adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if FONAR received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, FONAR could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. If a quorum is not present, FONAR may (and will at the request of Parent) seek stockholder approval to adjourn the Special Meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, holders of Company Capital Stock who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting. Additionally, FONAR may (and will at the request of Parent) seek stockholder approval to adjourn the Special Meeting if a quorum is not present.

Solicitation of Proxies

The Company, on behalf of the Special Committee, is soliciting proxies from holders of Company Capital Stock for the Special Meeting. Under applicable SEC rules and regulations, the members of the FONAR Board are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by FONAR. The Special Committee has retained Sodali & Co, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of approximately $25,000, in addition to a “success fee” of $25,000 contingent upon achievement of the Requisite Company Vote. FONAR will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, FONAR may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Capital Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by FONAR’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

FONAR currently expects to complete the Merger in FONAR’s third fiscal quarter of 2026, and no later than the End Date (as may be extended in accordance with the terms of the Merger Agreement). However, the exact timing of completion of the Merger, if at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of the Company’s control.

Appraisal Rights

If the Merger is consummated, holders of record or beneficial owners of Company Capital Stock and Class A Non-voting Preferred Stock who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Capital Stock and Class A Non-voting Preferred Stock through the effective date of the Merger, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached hereto and incorporated herein by reference as ANNEX C.

Holders of record and beneficial owners of Company Capital Stock and Class A Non-voting Preferred Stock who are entitled to have their shares appraised by the Delaware Court of Chancery may receive payment in cash of the “fair value” of their Company Capital Stock and Class A Non-voting Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment, compounded quarterly. If at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares of Company Capital Stock and Class A Non-voting Preferred Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Company Capital Stock and Class A Non-voting Preferred Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Capital Stock must (1) submit a written demand for appraisal of such record holder’s or beneficial owner’s shares of Company Capital Stock to FONAR before the vote is taken on the Merger Proposal, (2) with respect to Company Capital Stock only, not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Capital Stock through the effective date of the Merger, (4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

Our shares of Class A Non-voting Preferred Stock do not have any voting rights and are not entitled to vote on the Merger Proposal or any other proposal to be considered at the Special Meeting and, as a result, shall be deemed to have complied with the provisions of Section 262(a) of the DGCL, which requires such holder not to vote in favor of the Merger Proposal. The remaining requirements under Section 262 as described in this proxy statement are applicable to the holders of the Class A Non-voting Preferred Stock. Accordingly, to exercise appraisal rights, a holder of record or beneficial owner of Class A Non-voting Preferred Stock must (i) submit a written demand for appraisal of such record holder’s Class A Non-voting Preferred Stock to FONAR before the vote is taken on the Merger Proposal, (ii) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Class A Non-voting Preferred Stock through the effective date of the Merger, (iii) not withdraw their demands or otherwise lose their rights to appraisal, and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

If you are a beneficial owner of shares of Company Capital Stock or Class A Non-voting Preferred Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (A) reasonably identify the holder of record of the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) for which the demand is made, (B) be accompanied by documentary evidence of your beneficial ownership of the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights.

The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached hereto as ANNEX C.

Other Matters

No matters may be voted on at the Special Meeting other than the Merger Proposal and the Adjournment Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on     , 2026

This proxy statement is available on the “Investor Relations” section of FONAR’s website located at https://fonar.com/investor-relations.html.

Householding of Special Meeting Materials

FONAR has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address will receive only one copy of this proxy statement unless one or more of these stockholders notifies FONAR that they wish to receive individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please contact FONAR’s proxy solicitor, Sodali & Co, at 430 Park Avenue, New York, NY 10022, or stockholders can call (800) 662-5200 (toll-free from the U.S. and Canada) (banks and brokers call collect: (203) 658-9400) or email FONR@info.sodali.com. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings, please contact FONAR Investor Relations at 110 Marcus Drive, Melville, New York 11747, or call (631) 694-2929.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Capital Stock, please contact FONAR’s proxy solicitor at:

Sodali & Co

430 Park Avenue, New York, NY 10022

Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)

Banks and brokers call collect: (203) 658-9400

Email: FONR@info.sodali.com

THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as ANNEX A to this proxy statement and is incorporated into this proxy statement by reference. The following description of the Merger Agreement is a summary and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement is a summary and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as ANNEX A to this proxy statement. The Merger Agreement has been included to provide FONAR stockholders with information regarding its terms. It is not intended to provide any other factual information about FONAR or Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to FONAR’s stockholders. FONAR’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding FONAR and its business. Please see the section of this proxy statement captioned “Where You Can Find Additional Information.”

Effect of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into FONAR, whereupon the separate corporate existence of Merger Sub will thereupon cease, and FONAR will continue as the Surviving Corporation following such Merger. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent, and the Common Stock will no longer be publicly traded. In addition, the Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and FONAR will no longer file periodic reports, current reports and proxy and information statements with the SEC. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation as a result of the Merger.

Closing and Effective Time

The Closing will take place no later than the third business day following the satisfaction or waiver (to the extent waivable under the Merger Agreement and applicable law) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “—Conditions to the Closing”) (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted in the Merger Agreement) of such conditions) or such other time agreed to in writing by FONAR, Parent and Merger Sub. On the Closing Date, the parties will file the Certificate of Merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Effective Time will occur upon the filing of the Certificate of Merger with, and the acceptance for record of such filing by, the Secretary of State of the State of Delaware (or at such later time as FONAR, Parent and Merger Sub may agree and specify in the Certificate of Merger).

Directors and Officers; Certificate of Incorporation; Bylaws

At the Effective Time, (i) the sole director of Merger Sub immediately prior to the Effective Time will become the initial director of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case, until their successor is duly elected or appointed and qualified or until the earlier of his or her death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. In addition, at the Effective Time, (A) the certificate of incorporation of FONAR as the Surviving Corporation will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable laws, and (B) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name), until thereafter amended in accordance with the applicable provisions of the Surviving Corporation’s certificate of incorporation and bylaws and applicable laws.

Merger Consideration

Company Capital Stock and Class A Non-voting Preferred Stock

At the Effective Time, each share of Company Capital Stock and Class A Non-voting Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will automatically cease to be outstanding and be converted into the right to receive cash in an amount equal to the applicable Per Share Price, without interest and subject to deduction for any required withholding tax.

Immediately prior to the Merger, the Acquisition Group members will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. Excluded Shares owned by Parent, the Company or any of their respective subsidiaries as of the Effective Time will not receive any Merger consideration. If the Merger is completed, the Company will be privately owned and controlled by Parent.

After the Merger is completed, FONAR stockholders will have the right to receive the applicable Per Share Price, but FONAR stockholders will no longer have any rights as a stockholder of FONAR (except that FONAR stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Appraisal Rights.”

Equity-Based Awards

The Company has no outstanding equity awards, stock options, warrants, phantom stock, stock appreciation rights or other equity-based or convertible securities or similar rights.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint Computershare to act as the paying agent for the Merger (the “Paying Agent”) and to make payments of the aggregate Per Share Price to FONAR stockholders. At or immediately before the Effective Time, Parent will deposit, or Parent will cause to be deposited by the Surviving Corporation promptly following the Effective Time, with the Paying Agent an amount of cash, that, together with the cash on hand of the Company as of the Closing, is sufficient to pay the aggregate Per Share Price to which FONAR stockholders will become entitled pursuant to the Merger Agreement.

Promptly following the Closing, the Paying Agent will send to each holder of record of shares of Company Capital Stock and Class A Non-voting Preferred Stock as of immediately prior to the Effective Time (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares (the “Certificates”) will pass, only upon delivery of the Certificates to the Paying Agent with a validly executed letter of transmittal (and such other documents as the Paying Agent may reasonably request) and (B) instructions for use in effecting the surrender of the shares of Company Capital Stock and Class A Non-voting Preferred Stock represented by the Certificates and book-entry shares, as applicable, in exchange for the applicable Per Share Price.

If any cash deposited with the Paying Agent is not claimed within 12 months following the Closing Date, such cash will be returned to the Surviving Corporation, and any holders of Company Capital Stock or Class A Non-voting Preferred Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent or the Surviving Corporation for payment of the applicable Per Share Price (subject to applicable law).

Representations and Warranties

The Merger Agreement contains representations and warranties of FONAR and the Parent Entities.

Some of the representations and warranties in the Merger Agreement made by FONAR are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to FONAR, any event, circumstance, development, occurrence, fact, condition, effect or change (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and the Company’s subsidiaries, taken as a whole, or (b) the ability of the Company to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated on a timely basis, with the exception of any Effect (alone or in combination) arising out of, relating to, or resulting from:

•	changes generally affecting the economy, financial or securities markets, or political conditions, including any tariffs or trade wars;

•

the execution and delivery, announcement, or pendency or consummation of the transactions contemplated in the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, customers, governmental entities, or other third persons;

•	any changes in any applicable law or GAAP or other applicable accounting standards, including interpretations thereof;

•	acts of war, sabotage, terrorism, or military actions, or the escalation thereof;

•

natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including public health emergencies, as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events;

•	general conditions in the industry in which the Company and our subsidiaries operate;

•

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period;

•	any change, in and of itself, in the market price or trading volume of the Company’s securities or in the Company’s credit ratings; or

•	actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with Parent’s consent;

provided, however, that any Effect referred to in bullets 1, 3, 4, 5 or 6 above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and our subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and our subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

In the Merger Agreement, FONAR made customary representations and warranties to the Parent Entities that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	FONAR’s due organization, valid existence, good standing and authority and qualification to conduct business;

•	FONAR’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•	the necessary approval of the Disinterested Directors and the Special Committee;

•	the rendering of a fairness opinion by Marshall & Stevens to the Special Committee;

•	the inapplicability of anti-takeover statutes to the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

•	the necessary vote of FONAR stockholders and the Unaffiliated Stockholders in connection with the Merger Agreement;

•

the absence of any conflict or violation of any organizational documents of FONAR, certain existing contracts of FONAR and our subsidiaries, applicable laws to FONAR or our subsidiaries or the resulting creation of any lien upon the properties or assets of FONAR or our subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of FONAR as well as the ownership and capital structure of our subsidiaries;

•	the absence of any contract relating to the voting of, or granting any preemptive rights or other similar rights with respect to any of FONAR’s securities;

•	the absence of any rights agreement, “poison pill” or similar agreement or plan that would prevent the Merger and other transactions contemplated by the Merger Agreement;

•

the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting securities of FONAR or any of FONAR’s subsidiaries;

•

that neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated thereby could (either alone or together with any other event): (i) result in, or cause the accelerated vesting, funding, timing or delivery of, or increase the amount or value of, any payment, compensation or benefit to any current or former employee, officer, director, consultant or other individual service provider of the Company or any subsidiary of the Company, (ii) require a contribution by the Company or any subsidiary of the Company to any Company benefit plan; (iii) restrict the ability of the Company or any subsidiary of the Company to merge, amend or terminate any Company benefit plan; (iv) result in the forgiveness of any employee or service provider loan; (v) result in any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (vi) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, officer, director, consultant or other individual service provider of the Company or any subsidiary of the Company;

•	the accuracy and completeness of FONAR’s SEC filings and financial statements;

•	the absence of SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the knowledge of the Company, threatened;

•	the accuracy of, and compliance with applicable securities laws by, the Company’s proxy statement and the Schedule 13E-3;

•	FONAR’s disclosure controls and procedures;

•	FONAR’s internal accounting controls and procedures;

•	FONAR’s and our subsidiaries’ indebtedness and cash on hand;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of FONAR and our subsidiaries in the ordinary course consistent with past practices and the absence of any Company Material Adverse Effect;

•

the existence and enforceability of specified categories of FONAR’s and our subsidiaries’ material contracts, and any notices with respect to termination or intent not to renew those material contracts;

•	real property and personal property owned, leased or subleased by FONAR and our subsidiaries;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	data security and privacy matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	FONAR’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	the absence of any contract, transactions, arrangements or understandings between FONAR or any of our subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	regulatory matters.

In the Merger Agreement, Parent and Merger Sub made customary representations and warranties to FONAR that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, validly existing and in good standing;

•	Parent and Merger Sub’s authority to enter into and perform the Merger Agreement;

•

the absence of any conflict or violation of Parent and Merger Sub’s organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent and Merger Sub’s properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the accuracy of information supplied or to be supplied by the Parent Entities and the other members of the Acquisition Group in this proxy statement and the Schedule 13E-3;

•	sufficient funding to fund the payment of consideration for the Merger;

•	the absence of litigation and orders;

•	ownership of capital stock of FONAR and Merger Sub;

•	payment of fees to brokers, other than CBIZ, in connection with the Merger Agreement;

•

the absence of arrangements between Parent, Merger Sub or any of their respective affiliates and any member of the Company’s management or any of the Company’s directors related to the Company or the Merger (except as expressly contemplated by the Merger Agreement);

•	the limitation of the Company’s representations and warranties to those set forth in the Merger Agreement;

•	the uncertainties inherent in Company estimates, projections and forecasts regarding the Company and its business and operations (including the Projections); and

•

the absence of agreements, arrangements or understandings with any third parties concerning the sale of the surviving Corporation or all or substantially all of its assets to a third party after the Merger has been consummated.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, FONAR will, and will cause each of our subsidiaries to, use commercially reasonable efforts to:

•	conduct its business in the ordinary course of business consistent with past practices in all material respects;

•	preserve intact its, and its subsidiaries’, business organization;

•	retain the services of its present officers and key employees; and

•	preserve the good will of its customers, suppliers and other persons with whom the Company has business relationships.

In addition, FONAR has also agreed that, subject to certain exceptions, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, FONAR will not, nor permit its subsidiaries to, among other things:

•	amend or propose to amend FONAR’s existing amended and restated certificate of incorporation and bylaws;

•	split, combine or reclassify FONAR’s, or its subsidiaries’, securities convertible or exchangeable into or exercisable for any shares of FONAR’s capital stock;

•	repurchase, redeem or otherwise acquire any shares of capital stock of FONAR or any of its subsidiaries;

•	declare, set aside or pay any dividend or distribution in respect of any of FONAR’s, or its subsidiaries’, capital stock;

•	issue, sell, pledge, dispose of or encumber any shares of FONAR’s, or its subsidiaries’, securities, subject to certain exemptions;

•

subject to certain exceptions, increase the compensation payable or that could become payable to any of FONAR’s, or its subsidiaries’, directors, officers or employees, or promote any officers or employees, or establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company benefit plan or similar arrangement;

•	acquire any business, division, stock, assets, or person through a merger, consolidation, acquisition, or similar transaction, or make any loans, advances, or capital contributions to any person;

•

subject to certain exceptions, transfer, license, sell, lease, pledge, encumber or otherwise dispose of, any assets other than ordinary-course sales, or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•	incur any indebtedness, issue any debt securities, assume, guarantee or endorse any indebtedness, redeem, repurchase, cancel or otherwise acquire any indebtedness, subject to certain exceptions;

•	subject to certain exceptions, enter into, amend or materially modify, or consent to termination of any material contract or lease for real estate;

•	institute, settle or compromise any legal action involving payments by the Company or its subsidiaries exceeding $50,000;

•	make any material change in financial accounting principles or practices, except as required by GAAP or applicable laws;

•

make or rescind any material election relating to taxes or consent to any extension of the limitations period applicable to any material tax claim or assessment; settle or compromise any proceeding relating to a material tax claim;

•	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract for any joint venture, strategic partnership or alliance;

•	take any action to exempt any person from, or render any acquisition of Company securities not subject to, any state takeover statute with respect to a takeover proposal, subject to exceptions;

•

abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any material Company intellectual property, or grant any right or license to any material Company intellectual property;

•

modify any privacy policies or adversely affect the integrity, security, or operation of the Company’s IT systems in a manner that would reasonably be expected to be material to the Company or its subsidiaries;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K under the Exchange Act;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	agree or commit to do anything described in the foregoing bullet points.

Restrictions on Solicitation of Other Offers

For purposes of this proxy statement and the Merger Agreement:

•

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date of the Merger Agreement that was not known to, nor reasonably foreseeable by, any member of the FONAR Board, as of or prior to the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the Merger Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal”; (b) any change in the price, or change in trading volume, of the Common Stock, in and of itself; (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date of the Merger Agreement; or (d) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally (provided, however, that the exceptions in (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

•

“Takeover Proposal” means any inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any person or group (other than Parent and its subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving:

•

any direct or indirect acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and the Company’s subsidiaries’ consolidated assets or to which 15% or more of the Company’s and the Company’s subsidiaries’ net revenues or net income on a consolidated basis are attributable;

•

any direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole;

•

any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company;

•

any merger, consolidation, other business combination, or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person or “group” (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its subsidiaries, taken as a whole;

•

any liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; or

•	any combination of the foregoing.

•

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach by the Company of the “no-shop” restrictions set forth in the Merger Agreement (except that, for purposes of this definition only, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”), and that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) notwithstanding any required stockholder approval, reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of each class of Company Capital Stock and the Class A Non-voting Preferred Stock than the transactions contemplated by the Merger Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the FONAR Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of the Merger Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period.

No-Shop

From the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time, FONAR and its subsidiaries will not, and will cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate, or knowingly facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal;

•

continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its subsidiaries to any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal;

•

except where the Special Committee makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause the FONAR Board to be in breach of/be inconsistent with the FONAR Board’s fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL;

•	enter into any Company Acquisition Agreement; or

•	approve, authorize, agree, or publicly announce any intention to do any of the foregoing.

The Company further agreed to, and to cause its subsidiaries and the Company’s and its subsidiaries’ representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal and to use the Company’s reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its subsidiaries that was furnished by or on behalf of the Company and its subsidiaries to return or destroy (and confirm destruction of) all such information. Any violation of, or the taking of actions inconsistent with, the foregoing no-shop restrictions by any representative of the Company or the Company’s subsidiaries, whether or not such representative is purporting to act on behalf of the Company or any of the Company’s subsidiaries, will be deemed to be a breach of the no-shop provisions of the Merger Agreement by the Company.

The Company has agreed to notify Parent promptly (but in no event later than two business days) after the Company obtains knowledge of the receipt by the Company or any of its representatives of any Takeover

Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of the Company’s subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its subsidiaries by any third party. In such notice, the Company will identify the third party making, and details of the material terms and conditions of any such Takeover Proposal, indication or request, including any proposed financing. The Company has further agreed to keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof.

FONAR is not entitled to terminate the Merger Agreement for the purpose of entering into an Company Acquisition Agreement, unless it complies with certain procedures in the Merger Agreement and pays the Termination Fee to Parent, as described in the subsection below captioned “—Termination Fee.”

Recommendation Changes

As described above, and subject to the provisions described below, the Disinterested Directors and Special Committee have made the recommendation that holders of Company Capital Stock vote “FOR” the Merger Proposal. The Merger Agreement prohibits the FONAR Board (or a committee thereof, including the Special Committee) from effecting a Company Adverse Recommendation Change, except as described below.

The Merger Agreement provides that prior to obtaining the Requisite Company Vote, the FONAR Board (or a committee thereof, including the Special Committee) may not take (or fail to take, as applicable) any of the following actions, each of which would constitute a Company Adverse Recommendation Change:

•

withhold, withdraw, amend, modify, or materially qualify, or publicly propose to withhold, withdraw, amend, modify, or materially qualify, or fail to make the Company Board Recommendation in a manner adverse to Parent;

•	fail to include the Company Board Recommendation in this proxy statement;

•	adopt, approve, endorse, declare advisable, or recommend, or publicly propose to adopt, approve, endorse, declare advisable, or recommend, a Takeover Proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within 10 business days after the commencement of such offer; or

•

fail to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Takeover Proposal.

Notwithstanding the restrictions described above, after the date of the Merger Agreement but prior to obtaining the Requisite Company Vote and Disinterested Stockholder Approval, the FONAR Board may effect a Company Adverse Recommendation Change in response to an Intervening Event if:

•

prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five business days before taking such action, of the FONAR Board’s intent to consider such action, and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action;

•

the Company shall, and shall cause the Company’s representatives to, during the Intervening Event, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Parent, in Parent’s discretion, proposes to make such adjustments; and

•	the FONAR Board determines in good faith, after consulting with the FONAR Board’s financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation

Change, after taking into account any adjustments made by Parent during the Intervening Event notice period, would cause the FONAR Board to be in breach of the FONAR Board’s fiduciary duties under applicable law.

In addition, prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, the FONAR Board, upon the recommendation of the Special Committee, may effect a Company Adverse Recommendation Change with respect to a Superior Proposal or terminate the Merger Agreement or authorize FONAR to terminate the Merger Agreement to enter into a Company Acquisition Agreement with respect to such Superior Proposal, if:

•

the Company promptly notifies Parent, in writing, at least five business days before effecting a Company Adverse Recommendation Change, of the Company’s intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the FONAR Board intends to declare is a Superior Proposal, and that the FONAR Board intends to effect a Company Adverse Recommendation Change;

•

the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal;

•

the Company and the Company’s representatives, at least five business days before effecting a Company Adverse Recommendation Change, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in Parent’s discretion, proposes to make such adjustments; and

•

the FONAR Board determines in good faith, after consulting with the FONAR Board’s financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal and that the failure to take such action would cause the FONAR Board to be in breach of the FONAR Board’s fiduciary duties under applicable law.

If FONAR terminates the Merger Agreement prior to the Effective Time to enter into a Company Acquisition Agreement to consummate the transactions contemplated by such Superior Proposal, FONAR must pay to Parent the Termination Fee at or prior to such termination.

Conditions to the Closing

The respective obligations of Parent, Merger Sub and FONAR to consummate the Merger are subject to the satisfaction or waiver (to the extent waivable under applicable law) of each of the following conditions:

•	approval of the Merger Proposal by the Requisite Company Vote (consisting of the Company Stockholder Approval and the Disinterested Stockholder Approval);

•	the expiration or termination of any applicable waiting periods;

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction; and

•	the receipts of all consents, approvals, and other authorizations of any government entity required to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) on or prior to the closing of the following conditions:

•	the representations and warranties of FONAR relating to this proxy statement, the Schedule 13E-3, certain aspects of FONAR’s organization and good standing, corporate power, authority,

non-contravention, board approval, anti-takeover statutes and certain aspects of FONAR’s capitalization, and the absence of brokers (other than Marshall & Stevens) and investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with the transactions contemplated by the Merger Agreement, shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date;

•

the representations and warranties of FONAR relating to certain other aspects of FONAR’s capital structure being true and correct (other than de minimis inaccuracies) in all respects as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

•

the representations and warranties of FONAR (other than the representations and warranties in the foregoing two bullets) set forth in the Merger Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of the Merger Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an a specific date or time, in which case such representation and warranty will be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

FONAR having performed and complied in all material respects with all covenants, agreements and obligations of the Merger Agreement required to be performed or complied with by FONAR at or prior to Closing;

•	the absence of any Company Material Adverse Effect since the date of the Merger Agreement; and

•

the receipt by Parent of a certificate, signed by the Chief Executive Officer of FONAR, certifying that the foregoing conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied.

In addition, the obligation of FONAR to consummate the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;

•

Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of the Merger Agreement required to be performed by or complied with by them at or prior to the Closing; and

•	the receipt by FONAR of a certificate, signed by an officer of Parent, certifying as to the foregoing conditions.

Indemnification and Insurance

The Merger Agreement provides that the rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s subsidiaries as provided in the Company’s organizational documents, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement and disclosed by the Company, will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, cause the charter documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to such indemnified persons as the indemnification, advancement of expenses, and exculpation provisions set forth in the Company’s organizational documents as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, the Merger Agreement provides that the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain, as of the Effective Time, “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the indemnified persons, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the Merger Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 100% of the last annual premium paid by the Company or any of the Company’s subsidiaries for such insurance prior to the date of the Merger Agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than the maximum premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the maximum premium.

For more information, please refer to the section of this proxy statement captioned “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders’ Meeting

FONAR has agreed to take all necessary action (in accordance with applicable law, Nasdaq rules and FONAR’s organizational documents) to duly call, give notice of, convene, and hold the Special Meeting as soon as reasonably practicable after the date of the Merger Agreement, and in no event later than 90 days following the date on which this proxy statement is first mailed to our stockholders.

Except to the extent that the FONAR Board has effected a Company Adverse Recommendation Change as permitted in accordance with the “no-shop” and “fiduciary out” provisions of the Merger Agreement, the Company has agreed to include the Company Board Recommendation in this proxy statement. Subject to the “no-shop” and “fiduciary out” provisions of the Merger Agreement, the Company has agreed to use reasonable best efforts to: (i) solicit from holders of Company Capital Stock proxies in favor of the adoption of the Merger Proposal and the Adjournment Proposal; and (ii) take all other actions necessary or advisable to secure the Requisite Company Vote by the holders of Company Capital Stock in favor of the Merger Proposal and the Adjournment Proposal at the Special Meeting.

The Company has the right, after good faith consultation with Parent, to, and has agreed to (at the request of Parent), postpone or adjourn the Special Meeting for no longer than 20 business days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Special Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote at the Special Meeting. If the FONAR Board makes a Company Adverse Recommendation Change, it will not alter the Company’s obligation to present the Merger Proposal for a vote at the Special Meeting, unless the Merger Agreement has been terminated in accordance with its terms prior to the Special Meeting.

For more information, see the section of this proxy statement captioned “The Merger Agreement—Restrictions on Solicitation of Other Offers.”

Stockholder Litigation

Pursuant to the Merger Agreement, FONAR has agreed to promptly advise Parent in writing after becoming aware of any legal action commenced, or to the Company’s knowledge threatened in writing, against the Company or any of the Company’s directors by any stockholder of the Company relating to the Merger Agreement or the transactions contemplated by the Merger Agreement and has agreed to keep Parent reasonably informed regarding any such legal action. In addition, the Company has agreed to:

•	give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation;

•

keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith; and

•	not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Regulatory Efforts

FONAR, Parent and Merger Sub have each agreed to, and to cause their respective subsidiaries to, use commercially reasonable efforts to take all actions, assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, and to satisfy all conditions to, the Merger and the other transactions contemplated by the Merger Agreement, including: (i) the obtaining of all necessary permits, waivers, and actions or nonactions from governmental entities and the making of all necessary registrations, filings, and notifications (including filings with governmental entities) and the taking of all steps as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities; (ii) the obtaining of all required consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement. The Company and Parent have each agreed (subject to applicable law) to promptly cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above, and to supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.

Financing Cooperation

The transactions contemplated by the Merger Agreement, including the Merger, are not contingent on Parent’s ability to obtain the Financing or any alternative financing.

Prior to the Closing Date, the Company has agreed to, and to cause its subsidiaries and their respective representatives to, use commercially reasonable efforts to provide, in each case, all cooperation as is necessary and customary or as may be required under the terms of any debt financing, to assist Parent and Merger Sub in connection with the Debt Financing, including:

•

if and to the extent required under the terms of any Debt Commitment Letter or definitive documents related thereto, furnishing Parent and Merger Sub, as promptly as reasonably practicable, with financial statements and other financial and other data regarding the Company and its subsidiaries, to the extent available to the Company;

•

providing reasonably promptly to Parent and Merger Sub such other information regarding the Company and its subsidiaries that is readily available or within the Company’s or such subsidiary’s possession, in each case, as is reasonably requested in connection with the Debt Financing;

•

if required under the terms of any Debt Commitment Letter or definitive documents related thereto, executing and delivering reasonable and customary officers’ certificates, secretary certificates, perfection certificates, and other documentation required by the Debt Financing Sources and the Debt Commitment Agreements, and reasonably facilitating the making of guarantees and granting of security interests (and perfection thereof) in collateral, in each case contingent upon, or the effectiveness thereof to be subject to, the occurrence of the Closing;

•	delivering possessory collateral (such as certificated equity and promissory notes) within its possession or control to the Debt Financing Sources, subject to the occurrence of the Closing;

•

using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive documentation relating to the Debt Financing that are within its control;

•

taking all reasonably requested formal corporate or similar actions in connection with the Debt Financing and executing the definitive documentation for the Debt Financing, in each case, subject to the occurrence of the Closing; and

•

using commercially reasonable efforts to deliver applicable supporting information and documentation and assisting with, and providing reasonable cooperation with respect to, customary appraisals and field exams.

Further Assurances

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Obligations of Merger Sub

Parent will take all action necessary to cause Merger Sub to perform Merger Sub’s obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

Resignations

At Parent’s request, the Company shall cause each director of the Company or any director of any of the Company’s subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Mr. Damadian is the sole director of Merger Sub as of the date of this proxy statement. Accordingly, pursuant to the terms of the Merger Agreement, upon completion of the Merger, the sole director of the Surviving Corporation will be Mr. Damadian.

Termination of the Merger Agreement

The Merger Agreement may be terminated:

•	by mutual consent of Parent, Merger Sub and FONAR at any time prior to the Closing (whether before or after receipt of the Requisite Company Vote);

•	by either FONAR or Parent at any time prior to the Closing:

•

if the Merger has not been consummated on or before March 12, 2026 (the “End Date”), except that the End Date shall be automatically extended to the later of 90 days following (i) the date the definitive proxy statement is filed and (ii) the date, if applicable, upon which any review or investigation by a governmental entity is completed; provided further, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the principal cause of the failure of the Merger to be consummated on or before the End Date; or

•

if any governmental entity of competent jurisdiction shall have enacted any law or order making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable; provided, however, that such right to terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the principal cause of the issuance, promulgation, enforcement, or entry of any such law or order; or

•

if the Merger Proposal has been submitted to the stockholders of the Company for approval at the Special Meeting and the Requisite Company Vote shall not have been obtained at the Special Meeting (including at the final adjournment or postponement thereof);

•	by FONAR at any time prior to the Effective Time:

•

if, prior to obtaining the Requisite Company Vote, the FONAR Board authorizes the Company to enter into a Company Acquisition Agreement in respect of a Superior Proposal, and the Company concurrently enters into such Company Acquisition Agreement; or

•

if Parent or Merger Sub materially breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to the failure of a condition to the obligations of Parent to effect the Merger and either is not capable of cure prior to the End Date or has not been cured by the Parent within 30 business days after Parent’s receipt of written notice of such breach from the Company; provided, however, that such right to terminate the Merger Agreement will not be available if FONAR is in breach of any representation, warranty, covenant or obligation contained in the Merger Agreement; or

•	by Parent at any time prior to the Effective Date:

•

if a Company Adverse Recommendation Change occurs or the Company has approved, adopted or recommended the approval or adoption of any Company Acquisition Agreement; or if the Company shall have breached its non-solicitation or stockholder meeting covenants; or

•

if the Company breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which would give rise to the failure of a condition to Closing and either such breach is incapable of cure prior to the End Date or has not been cured by the Company within 30 business days after Company’s receipt of written notice of such breach from Parent; provided, that Parent shall not have a right to terminate the Merger Agreement if Parent or Merger Sub is in breach of any representation, warranty, covenant or obligation contained in the Merger Agreement.

Termination Fee

If the Merger Agreement is validly terminated in specified circumstances, FONAR will be required to pay Parent the Termination Fee equal to $450,000, including the aggregate dollar amount of Parent’s reasonable and documented out-of-pocket fees and expenses.

FONAR must pay Parent the Termination Fee if, at any time prior to the Effective Time:

•

the Merger Agreement is terminated by Parent after a Company Adverse Recommendation Change or the Company has approved, adopted or recommended the approval or adoption of any contract relating to any Takeover Proposal;

•

the Merger Agreement is terminated by Parent because the Company has breached or failed to perform in any material respect its covenants and agreements relating to non-solicitation or the Special Meeting and this proxy statement; or

•	the Merger Agreement is terminated by the Company because the FONAR Board has authorized the Company to accept a Superior Proposal and enter into a Company Acquisition Agreement.

Specific Performance

Subject to specified exceptions, Parent, Merger Sub and FONAR are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

Except in specified circumstances (see the information under the captions “—Termination of the Merger Agreement” and “—Termination Fee”), whether or not the Merger is completed, FONAR, on the one hand, and the Parent Entities, on the other hand, are each responsible for all of their own respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Disinterested Stockholder Approval, by written agreement signed by each of the Parent Entities and FONAR (pursuant to authorized action by the FONAR Board following the recommendation of the Special Committee) at any time before or after the adoption of the Merger Agreement by FONAR stockholders. However, after the receipt of the Requisite Company Vote, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval. In addition, none of the Debt Financing Source protective provisions may be amended or modified in any manner that is adverse to any Debt Financing Source without the consent of such Debt Financing Source.

Governing Law

The Merger Agreement is governed by Delaware law.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (1) to grant the Unaffiliated Stockholders access to the corporate files of FONAR, any other party to the Merger or any of their respective affiliates, or (2) to obtain counsel or appraisal services at the expense of FONAR or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING FONAR

Company Background

FONAR Corporation was incorporated on July 17, 1978 as a Delaware corporation. We conduct our business in two segments. Our medical equipment segment is conducted directly through FONAR. FONAR is engaged in the business of designing, manufacturing, selling and servicing magnetic resonance imaging scanners, also referred to as “MRI” or “MR” scanners, which utilize MRI technology for the detection and diagnosis of human disease, abnormalities, other medical conditions and injuries. FONAR’s founder built the first MRI scanner in 1977 and FONAR introduced the first commercial MRI scanner in 1980. FONAR is also the originator of the iron-core non-superconductive and permanent magnet MRI technology. Our physician management and diagnostic services segment is conducted through HMCA. HMCA provides comprehensive non-medical management services to diagnostic imaging facilities. These services include administrative services, billing and collection services, credentialing services, contract negotiations, compliance consulting, purchasing IT services, hiring, conducting interviews, training, supervision and management of non-medical personnel, storage of medical records, office space, equipment, repair & maintenance services, accounting, assistance with legal and regulatory matters, and the development and implementation of practice growth and marketing strategies to medical providers engaged in diagnostic imaging. In addition to acting as a management company, HMCA owns and operates six diagnostic imaging facilities in Florida. HMCA has 15 management contracts, three of which are with entities beneficially owned by Mr. Damadian, and the remaining 12 are with private operators owned by unaffiliated radiologists. Fees for services under these management contracts consist of fixed monthly fees per facility. See “—Past Contracts, Transactions, Negotiations and Agreements—Related Party Transactions” for additional information. Our Common Stock is publicly traded on the Nasdaq Capital Market under the symbol “FONR.” Our corporate offices are located at 110 Marcus Drive, Melville, New York 11747, and our telephone number is (631) 694-2929.

Directors and Executive Officers

The FONAR Board currently consists of five members. The persons listed below are FONAR’s directors and executive officers as of the date of this proxy statement. The Merger Agreement provides, however, that the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation from and after the Effective Time, and the executive officers of FONAR immediately prior to the Effective Time will be the initial officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. Accordingly, if the Merger is completed, the initial board of directors of the Surviving Corporation will consist of Mr. Damadian as sole director, and the initial officers of the Surviving Corporation will consist of Mr. Damadian and Mr. Bonanni as more fully described under the caption “Special Factors—Interests of FONAR’s Directors and Executive Officers in the Merger.”

There are no family relationships among any of FONAR’s directors or executive officers. During the past five years, neither FONAR nor any of FONAR’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither FONAR nor any of FONAR’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of February 26, 2026. Each of our directors and executive officers is a citizen of the United States and can be reached at c/o FONAR Corporation, 110 Marcus Drive, Melville, New York 11747.

Name	Age	Current Position and Office
Timothy R. Damadian	61	Chairman of the FONAR Board, President, Chief Executive Officer and Treasurer
Luciano B. Bonanni	70	Executive Vice President, Chief Operating Officer and acting Principal Financial Officer
Ronald G. Lehman II	49	Director
Richard E. Turk	41	Director
Jessica Maher	28	Director
Robert M. Carrino (1)	38	Director

(1)

On July 2, 2025, Mr. Carrino was appointed to fill the board seat vacated by Ms. Chan, who retired from her role on the FONAR Board on June 19, 2025. Mr. Carrino is an independent director pursuant to NASDAQ standards.

Executive Officers

Below is information about FONAR’s executive officers:

Timothy R. Damadian has served as the Chairman of the FONAR Board since September 2022, and as the President and Chief Executive Officer of FONAR since February 2016. He has also served as FONAR’s Treasurer since August 2022. From 2010 to 2016 he served as an independent consultant, with a focus on FONAR’s MRI facility management business. Mr. Damadian began his career at FONAR in 1985, installing MRI scanners and components for FONAR customers. Over the course of the following 16 years, he held positions of increasing authority, eventually becoming Vice President of Operations. In 1997, Mr. Damadian was appointed President of the newly formed HMCA, a subsidiary of FONAR that was formed to manage medical and diagnostic imaging offices. In 2001, Mr. Damadian left FONAR to form Integrity Healthcare Management, Inc., a diagnostic imaging management company that would eventually manage 11 MRI scanning centers in New York and Florida. The company was a success and was sold to Health Diagnostics, LLC in 2007. Mr. Damadian returned to Fonar as a consultant in 2010 and was appointed as FONAR’s Chief Executive Officer and President in February 2016. He also serves as a Manager of HDM.

Luciano Benedetto Bonanni has served as FONAR’s Chief Operating Officer and Executive Vice President since June 2016. Prior to his appointment as our Chief Operating Officer, Mr. Bonanni had served the Company as Vice President since 1989, during which time he oversaw general operations, research and development, manufacturing, service, sales, finance, accounting and regulatory compliance. Prior to 1989, Mr. Bonanni held the title of Vice President of Production and Engineering from the time of FONAR’s initial public offering in 1981. Mr. Bonanni joined the Company as an electrical engineer in 1978. He holds a Bachelor of Electrical Engineering degree from Manhattan College.

Non-Employee Directors

Below is information about FONAR’s non-employee directors:

Ronald G. Lehman II has served as a director of FONAR since April 2012, and as Chair of the Company’s Audit Committee since 2021. Since January 2010, Mr. Lehman is Managing Director and Head of Investment Banking at Bruderman Advisory Group, LLC where he is responsible for the firm’s sell-side advisory and capital raising processes. Mr. Lehman is also a Partner at Sandy Hill Investors, LLC, participating in and overseeing many of the firm’s investments, since January 2024. Mr. Lehman has also served as the Chairman of portfolio company Persante Acquisition Corp. since November 2021, and was a board member at Seviroli Foods, LLC during the firm’s investment period from 2022 to 2023. Prior to then, Mr. Lehman worked at Deutsche Bank from 1998 to 2000. Beginning in 2000 until 2008, Mr. Lehman worked for various Bruderman entities as a buy- and sell-side advisor, and as a principal in several private equity transactions. In 2008, Mr. Lehman joined Health Diagnostics, LLC, one of the country’s fastest growing diagnostic imaging providers, as Senior Vice President of

Acquisitions, where he managed the company’s acquisition and corporate finance activities until 2010. Mr. Lehman returned to Bruderman in 2010 to lead the firm’s investment banking efforts. Mr. Lehman is a graduate of Columbia University with a B.A. in History.

Richard E. Turk has served as a director of FONAR since June 2020. Mr. Turk is the Chief Financial Officer of PRISM Vision Group, a subsidiary of McKesson Corporation (NYSE: MCK). PRISM Vision Group is a multi-location, outpatient comprehensive eye care practice headquartered in New Providence, New Jersey. Mr. Turk joined PRISM in November, 2018 as the Chief Development Officer and became CFO in March 2021. Mr. Turk has helped PRISM expand from a single-specialty (retina) provider with 17 locations and 21 physicians to a comprehensive, vertically-integrated, multi-specialty, eye care organization with approximately 2 physicians and more than 90 locations across New Jersey, Pennsylvania, Delaware, Virginia, Washington DC, Maryland, and Washington. Mr. Turk helped lead the sale of PRISM Vision Group to McKesson Corporation in 2025. Prior to his tenure at PRISM, Mr. Turk was employed by Professional Physical Therapy, a private equity-backed outpatient physical and occupational therapy company headquartered in Uniondale, New York with more than 180 locations across New York, New Jersey, Connecticut, Massachusetts and New Hampshire. During his four years at Professional Physical Therapy, Mr. Turk sourced, analyzed, and completed 32 acquisitions comprised of 116 clinics, expanding the company’s services and adding three states to its geographic footprint. From 2007 to 2014, Mr. Turk was employed by Bruderman Brothers, a broker dealer involved in investment banking, merchant banking, investment advisory, and consulting for lower middle market companies ($10M-$250M of enterprise value) in a variety of industries, including healthcare. Mr. Turk was Vice President of Bruderman Brothers from 2011 to 2014. Mr. Turk graduated from Columbia University with a B.A. in American History in 2007.

Jessica Maher has served as a director of FONAR since March 2023. Since June 2022, Mrs. Maher is a staff accountant at Ives & Sultan, LLP in Woodbury, New York, where she is responsible for preparing audited financial statements for various clients, overseeing audit testing areas, audits of 401(k) plans, and personal and company tax returns. From 2014 to 2017, Mrs. Maher worked for Tritech Healthcare Management in Melville, New York, where she reviewed patient files, insurance, charts and documents to ensure that the services provided by clients were being properly billed. In 2018, Mrs. Maher interned at Northwell Health in Westbury, New York, where she supported the financial reporting team for two hospitals, reported into accounts receivable software, and analyzed patient billing records to identify overpayments. Mrs. Maher’s first position out of college was with PricewaterhouseCoopers in Melville, New York, where she was assigned to two private equity clients, was responsible for a variety of the audit areas, and assisted managers in reviewing financial statements, footnote disclosures, and audit opinions. Mrs. Maher holds a Bachelor of Science in Accounting with a minor in Accounting Information Systems, and a Master of Science in Accounting from Fairfield University in Fairfield, Connecticut.

Robert M. Carrino has served as a director of FONAR since July 2025. Mr. Carrino is a Partner at CFGI, LLC, the leading global independent accounting and business advisory firm, backed by The Carlyle Group and CVC Capital Partners. At CFGI, Mr. Carrino provides complex accounting and consulting services to both public and private companies of all sizes across various industries. Additionally, Mr. Carrino leads the firms SPAC practice. Mr. Carrino joined CFGI in 2016 as a Manager and became Partner in January 2023. Prior to joining CFGI, Mr. Carrino was an audit manager at KPMG, LLP’s Metro New York Long Island Office servicing clients mainly in the media and entertainment industry. Mr. Carrino, a Certified Public Accountant, earned the degree of Bachelor of Science in Business Administration with a concentration in accounting from Western New England University.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to FONAR. The historical unaudited selected financial data as of December 31, 2025 and for the three month periods ended December 31, 2025 and December 31, 2024, and the audited selected financial data as of and for the fiscal years ended June 30, 2025 and June 30, 2024, has been taken from FONAR’s consolidated financial information and statements.

This information is only a summary. The audited selected historical consolidated financial data as of June 30, 2025 and June 30, 2024 should be read in conjunction with the 2025 Form 10-K, and the unaudited selected financial data as of December 31, 2025 and for the three month periods ended December 31, 2025 and December 31, 2024 should be read in conjunction with FONAR’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025, each of which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by FONAR with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Please see the section of this proxy statement captioned “Where You Can Find Additional Information.”

Summary Consolidated Balance Sheets

	December 31, 2025	June 30, 2025	June 30, 2024
	(in thousands)
Cash and cash equivalents	$52,977	$56,334	$56,341
Total current assets	$143,712	$144,672	$140,324
Total assets	$217,224	$216,908	$214,246
Total current liabilities	$14,371	$17,124	$17,857
Total liabilities	$54,362	$56,803	$57,458
Total stockholders’ equity	$176,929	$172,608	$165,968
Total equity	$162,862	$160,105	$156,788

Summary Consolidated Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,		Year Ended June 30,
	2025	2024	2025	2024	2025	2024
		(in thousands, except per share data)
Revenues, net	$25,547	$24,950	$51,590	$49,910	$104,351	$102,884
Total costs and expenses	$22,547	$22,515	$45,396	$42,869	$92,753	$86,349
Operating income (loss)	$3,000	$2,435	$6,194	$7,041	$11,599	$16,535
Net Income/(loss)	$2,539	$2,205	$5,209	$6,205	$10,673	$14,097
Basic Net Income per Share
Common Stock	$0.31	$0.29	$0.66	$0.76	$1.26	$1.56
Class C Common Stock	$0.09	$0.08	$0.18	$0.22	$0.35	$0.44
Class A Non-voting Preferred Stock	—	—	—	—	$1.26	$1.57
Diluted Net Income per Share
Common Stock	$0.31	$0.29	$0.66	$0.76	$1.23	$1.53
Class C Common Stock	$0.09	$0.08	$0.18	$0.22	$0.35	$0.44
Class A Non-voting Preferred Stock	—	—	—	—	—	—

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 26, 2026 regarding the beneficial ownership of Company Capital Stock by:

•	each person, including any “group” as defined in Section 13(d)(3) of the Exchange Act, that FONAR believes to be the beneficial owner of more than 5% of any class of Company Capital Stock;

•	each of FONAR’s NEOs;

•	each of FONAR’s directors; and

•	all of FONAR’s NEOs and directors, as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including stock options and warrants that are currently exercisable or exercisable within 60 days, or other rights that will vest within 60 days. FONAR has no outstanding equity linked securities or awards or similar rights, including stock options, warrants, phantom stock or stock appreciation rights. Under our existing amended and restated certificate of incorporation, shares of Class B Common Stock are convertible on a one-for-one basis into shares of Common Stock, and shares of Class C Common Stock are convertible on a three-for-one basis into shares of Common Stock, in each case, at any time at the holder’s option. Accordingly, the information set forth in the following table is based on (i) 6,300,658 shares of Common Stock outstanding as of February 26, 2026 (consisting of 6,173,008 shares of issued and outstanding Common Stock, 146 shares of Class B Common Stock as converted into 146 shares of Common Stock on a one-for-one basis, and 382,513 shares of Class C Common Stock as converted into 127,504 shares of Common Stock on a three-for-one basis), (ii) 146 shares of issued and outstanding Class B Common Stock, and (iii) 382,513 shares of issued and outstanding Class C Common Stock.

We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise.

	Common Stock		Class B Common Stock		Class C Common Stock
Name of Beneficial Owner (1)	Number of Shares (#)	% of Outstanding (2)	Number of Shares (#)	% of Outstanding (3)	Number of Shares (#)	% of Outstanding (4)
Holders of more than 5% of any class of Company Capital Stock:
Citigroup Global Markets Inc(5)	25	* %	24	16.42%	—	—%
Elaine B Dohan & Marc Dohan TR UA 12/05/1993 J Lawrence Dohan Irrevocable Trust(6)	16	* %	16	10.95%	—	—%
First Clearing LLC(7)	50	* %	50	34.22%	—	—%
Gerlach & Co(8)	73	* %	10	6.84%	—	—%
Hilary L. Shane Revocable Trust(9)	413,206	6.56%	—	—%	—	—%
Jevan Damadian(10)(11)	78,855	1.25%	—	—%	127,482	33.33%
Keira Damadian Reinmund(12)	78,860	1.25%	—	—%	127,482	33.33%
Money Concepts Capital Corp(13)	462,760	7.34%	—	—%	—	—%
Morgan Stanley DW Inc(14)	8	—%	8	5.47%	—	—%
Renaissance Technologies LLC (15)	315,716	5.01%	—	—%	—	—%
Richard N. Dods(16)	24	—%	24	16.42%	—	—%
The Vanguard Group(17)	390,345	6.20%	—	—%	—	—%
NEOs and directors:
Timothy R. Damadian (11)(18)	121,958	1.94%	—	—%	127,482	33.33%
Luciano B. Bonanni(11)	54,253	* %	—	—%	—	—%
John P. Collins	—	—%	—	—%	—	—%
Robert M. Carrino	—	—%	—	—%	—	—%
Ronald G. Lehman II(11)(19)	4,330	* %	—	—%	—	—%
Richard E. Turk	—	—%	—	—%	—	—%
Jessica Maher(20)	—	—%	—	—%	—	—%

All directors and NEOs (7 individuals) as a group:	180,541	2.87%	—	—%	127,482	33.33%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each beneficial owner listed below is c/o FONAR Corporation, 110 Marcus Drive, Melville, New York 11747.
(2)

Based on 6,300,658 shares of Common Stock as of February 26, 2026, consisting of (i) 6,173,008 issued and outstanding shares of Common Stock (excluding, for the avoidance of doubt, shares held in the Company’s treasury), (ii) 146 shares of Common Stock issuable upon (and assuming) the conversion on a one-for-one basis of all of the issued and outstanding shares of Class B Common Stock, and (iii) 127,504 shares of Common Stock issuable upon (and assuming) the conversion on a three-for-one basis of all of the issued and outstanding shares of Class C Common Stock. Each share of Common Stock issued and outstanding and entitled to vote as of the Record Date is entitled to one vote on each of the proposals presented at the Special Meeting.

(3)

Based on 146 shares of Class B Common Stock issued and outstanding as of February 26, 2026. Each share of Class B Common Stock issued and outstanding and entitled to vote as of the Record Date is entitled to 10 votes on each of the proposals presented at the Special Meeting. Shares of Class B Common Stock are convertible on a one-for-one basis into shares of Common Stock at any time, at the holder’s option.

(4)

Based on 382,513 shares of Class C Common Stock issued and outstanding as of February 26, 2026. Each share of Class C Common Stock issued and outstanding and entitled to vote as of the Record Date is entitled to 25 votes on each of the proposals presented at the Special Meeting. Shares of Class C Common Stock are convertible on a three-for-one basis into shares of Common Stock at any time, at the holder’s option.

(5)

Consists of (i) 1 share of Common Stock and (ii) 24 shares of Class B Common Stock. Shares of Common Stock reported as beneficially owned include the 24 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class B Common Stock into Common Stock, on a one-for-one basis. The business address of Citigroup Global Markets Inc is 399 Park Avenue, Level B, New York, New York 10022.

(6)

Consists of 16 shares of Class B Common Stock. Shares of Common Stock reported as beneficially owned represent the 16 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class B Common Stock into Common Stock, on a one-for-one basis.

(7)

Consists of 50 shares of Class B Common Stock. Shares of Common Stock reported as beneficially owned represent the 50 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class B Common Stock into Common Stock, on a one-for-one basis. The business address of First Clearing LLC is PO BOX 6570, Glen Allen, Virgina 23058.

(8)

Consists of (i) 63 shares of Common Stock and (ii) 10 shares of Class B Common Stock. Shares of Common Stock reported as beneficially owned include the 10 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class B Common Stock into Common Stock, on a one-for-one basis. Shares held bey Gerlach & Co. represent unclaimed property that was escheated to the State of New York. The business address of Gerlach & Co is FBO Comptroller State of New York, Office of Unclaimed Funds, 110 State Street, Albany, New York 12236.

(9)

Based on information reported on a Schedule 13G filed on January 9, 2026 by Hilary L. Shane Revocable Trust and Hilary L. Shane. Hilary L. Shane Revocable Trust is the direct holder of 413,206 shares of Common Stock. Hilary L. Shane has shared voting and dispositive power over all such shares held by Hilary L. Shane Revocable Trust. The principal business address of Hilary L. Shane Revocable Trust is 78 Lighthouse Drive, Jupiter, Florida 33469.

(10)

Consists of (i) 36,361 shares of Common Stock held directly by Keira Damadian Reinmund TR UA 11/08/2022 Jevan Damadian Residuary Trust Under Article Fifth, of which Jevan Damadian is the trustee and sole beneficiary, and (ii) 127,482 shares of Class C Common Stock held directly by Jevan Damadian TR UA 11/08/2022 Jevan Damadian Fonar Class C Trust, of which Jevan Damadian is the trustee and sole beneficiary. Shares of Common Stock reported as beneficially owned include the 42,494 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class C Common Stock into Common Stock, on a three-for-one basis. As further described in footnote (11), Jevan Damadian is a member of the Acquisition Group.

(11)

Such individual is a member of the Acquisition Group, which is a group of 57 total (including Parent and Merger Sub) individuals, trusts, corporations and limited liability companies, which have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. Parent and Merger Sub, a wholly owned subsidiary of Parent, are each affiliated with and owned and controlled by

Mr. Damadian. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer and Chairman of the FONAR Board; Mr. Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Lehman, a director of the Company and a member of its Audit Committee. Other members of the Acquisition Group include various employees and stockholders (including the Rollover Stockholders) of the Company, and certain persons who are members of HDM, the Company’s 70.6%-owned indirect subsidiary. The Acquisition Group is led by Mr. Damadian, who serves as the sole manager of Parent. In addition, Mr. Damadian serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub and Mr. Bonanni serves as the Chief Operating Officer and Executive Vice President of Merger Sub.

As of February 26, 2026, the Acquisition Group members (inclusive of Mr. Damadian, Mr. Bonanni and Mr. Lehman) beneficially own, in the aggregate, 333,762 shares of Common Stock (consisting of 248,774 issued and outstanding shares of Common Stock and 84,988 shares of Common Stock that are issuable assuming the conversion of the Acquisition Group members’ shares of Class C Common Stock into Common Stock, on a three-for-one basis) and 254,964 shares of Class C Common Stock.

On December 23, 2025, in connection and concurrently with the execution of the Merger Agreement, the Company entered into individual Voting Agreements with the Rollover Stockholders, under which the Rollover Stockholders have agreed, subject to the terms and conditions set forth in the Voting Agreements, to (among other things) vote their Subject Shares in favor of the Merger Proposal (and the Adjournment Proposal, if presented) at the Special Meeting and at any adjournment or postponement thereof. Solely with respect to such matters, pursuant to the Voting Agreements, each of the Rollover Stockholders has granted an irrevocable proxy to Mr. Collins (and any other proxy designated by the Special Committee), individually and with full power of substitution and re-substitution, to vote all of such Rollover Stockholder’s Subject Shares in favor of each of the proposals to be presented at the Special Meeting if such Rollover Stockholder fails to comply with its obligations to vote in favor of such proposals at the Special Meeting. If the Merger is completed, the Company will be privately owned and controlled by Parent. Accordingly, the Voting Agreements relate to, and the agreement by the Rollover Stockholders to vote in favor of the approval of the Merger Proposal in accordance therewith may result in, a change of control of FONAR. Assuming that none of the Subject Shares which are Class C Common Stock are converted into Common Stock, the Subject Shares represent an aggregate of 6,622,874 votes, or 42.08% of the outstanding voting power as of February 26, 2026, after giving effect to the voting power of an aggregate of 248,774 shares of Common Stock (having one vote per share) and 254,964 shares of Class C Common Stock (having 25 votes per share). However, approval of the Merger Proposal requires both the Company Stockholder Approval and the Disinterested Stockholder Approval. The votes represented by shares of Company Capital Stock that are beneficially owned by any stockholder who is not a disinterested stockholder (including, for the avoidance of doubt, the votes represented by all of the Subject Shares held by the Rollover Stockholders) will not be counted for purposes of obtaining the Disinterested Stockholder Approval under DGCL Section 144(c). In addition, an aggregate of 13,494 shares of Class A Non-voting Preferred Stock are owned by members of the Acquisition Group as of February 26, 2026. Immediately prior to the Merger, the Rollover Stockholders will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. All of such shares contributed to Parent are Excluded Shares that at the Effective Time will not receive any Merger consideration.

The Voting Agreements restrict the ability of the Rollover Stockholders to transfer or sell their Subject Shares, subject to certain limited exceptions. The Voting Agreements provide for customary representations, warranties and covenants by the Company and the Rollover Stockholders, and will terminate automatically and without further action upon the earliest to occur of: (a) the termination of the Merger Agreement in accordance with its terms, (b) the date of a change in the Company Board Recommendation, (c) a written agreement between the Company and any Rollover Stockholder to terminate such Rollover Stockholder’s

Voting Agreement, provided that any such termination shall be effective only with respect to such Rollover Stockholder, and (d) the Effective Time.

Each Rollover Stockholder expressly disclaims beneficial ownership of the shares of Company Capital Stock beneficially owned by the other Rollover Stockholders. As of February 26, 2026, the Rollover Stockholders who are not NEOs or directors of FONAR or 5% stockholders, beneficially own the shares of Company Capital Stock as set forth next to their names under the caption “Important Information Regarding the Acquisition Group—The Acquisition Group,” which information is incorporated herein by reference.

(12)

Consists of (i) 36,366 shares of Common Stock held directly by Keira Damadian Reinmund TR UA 11/08/2022 Keira Damadian Reinmund Residuary Trust Under Article Fifth, of which Keira Damadian Reinmund is the trustee and sole beneficiary, and (ii) 127,482 shares of Class C Common Stock held directly by Keira Damadian Reinhund TR UA 11/08/2022 Keira Damadian Reinhund Fonar Class C Trust, of which Keira Damadian Reinmund is the trustee and sole beneficiary. Shares of Common Stock reported as beneficially owned include the 42,494 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class C Common Stock into Common Stock, on a three-for-one basis. Keira Damadian Reinmund is not a member of the Acquisition Group nor a party to the Voting Agreements. However, she is the sister of Mr. Damadian and Jevan Damadian, and therefore, Keira Damadian Reinmund may be deemed to have a “material relationship” with a person who has a “material interest” (in each case, as defined in DGCL Section 144(e)) in the Merger as a result of her brothers’ membership in the Acquisition Group. Accordingly, the shares of Company Capital Stock beneficially owned by Keira Damadian Reinmund will not be counted for purposes of obtaining the Disinterested Stockholder Approval.

(13)

Based on information reported on a Schedule 13G/A filed on August 18, 2025 by Money Concepts Capital Corp. Money Concepts Capital Corp is the direct holder of 462,760 shares of Common Stock. The business address of Money Concepts Capital Corp is 11440 North Jog Road, Palm Beach Gardens, Florida 33418.

(14)

Consists of 8 shares of Class B Common Stock. Shares of Common Stock beneficially owned represent the 8 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class B Common Stock into Common Stock, on a one-for-one basis. The business address of Morgan Stanley DW Inc is 1300 Thames Street, 6th Floor, Baltimore, Maryland 21231.

(15)

Based on information reported on a Schedule 13G filed on February 12, 2026 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, which reported sole voting power and sole dispositive power with respect to all of these shares. The business address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue New York, New York 10022.

(16)

Consists of 24 shares of Class B Common Stock. Shares of Common Stock beneficially owned represent the 24 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class B Common Stock into Common Stock, on a one-for-one basis.

(17)

Based on information reported on a Schedule 13G filed on February 13, 2024 by The Vanguard Group. Of the 390,345 shares of Common Stock beneficially owned, The Vanguard Group has sole dispositive power over 388,035 of such shares and shares dispositive power over 2,310 of such shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(18)

Consists of (i) 79,464 shares of Common Stock, of which (x) 79,059 shares are held directly by Mr. Damadian, (y) 5 shares are held directly by Raymond Damadian Cust Timothy R Damadian UGMA NY, a custodial account of which Mr. Damadian is the sole beneficiary, and (z) 400 shares are held directly by Raymond Damadian TR Timothy Damadian Trust, of which Mr. Damadian is the trustee and sole beneficiary, and (ii) 127,482 shares of Class C Common Stock, which are held directly by Timothy R Damadian TR UA 11/08/2022 Timothy Damadian Fonar Class C Trust, of which Mr. Damadian is the trustee and sole beneficiary. Shares of Common Stock reported as beneficially owned include the 42,494 shares of Common Stock that are issuable assuming the conversion of all of the holder’s shares of Class C Common Stock into Common Stock, on a three-for-one basis. As further described in footnote (11), Mr. Damadian is a member and the leader of the Acquisition Group.

(19)	Consists of 4,330 shares of Common Stock held directly by Mr. Lehman. As further described in footnote (11), Mr. Lehman is a member of the Acquisition Group.

(20)

Ms. Maher, our non-employee director, is not a member of the Acquisition Group. Ms. Maher recused herself from certain FONAR Board and Special Committee deliberations relating to the Merger because her mother (Janice Veroline, who is an employee of the Company), is a member of the Acquisition Group and Ms. Maher may therefore be deemed to have a “material relationship” with a person who has a “material interest” (in each case, as defined in DGCL Section 144(e)) in the Merger as a result of her mother’s membership in the Acquisition Group.

Prior Public Offerings

During the past three years, none of FONAR, Parent, Merger Sub nor any of their respective affiliates have made any underwritten public offering of shares of Common Stock or other Company securities for cash that was registered under the Securities Act or exempt from registration under Regulation A promulgated thereunder.

Transactions in FONAR’s Securities

Except as described below and under the captions “—Prior Public Offerings” and “—Past Contracts, Transactions, Negotiations and Agreements,” and other than the Merger Agreement and agreements entered into in connection therewith (including the Equity Commitment Agreements and the Voting Agreements) as discussed in the sections of this proxy statement captioned “The Merger Agreement,” “Special Factors—Financing of the Merger” and “Special Factors—Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger—Voting Agreements,” (1) each of FONAR, our directors and executive officers, the Acquisition Group, and their respective affiliates, has not effected any transactions with respect to the Company’s securities during the past 60 days, and (2) none of FONAR, our directors and executive officers, the Acquisition Group or their respective affiliates have purchased any of the Company’s securities during the past two years.

Transactions by FONAR, our Directors and Executive Officers and the Acquisition Group During the Past 60 Days

No transactions by FONAR’s directors and executive officers during the past 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC. Other than as set forth below or elsewhere under the caption “—Transactions in FONAR’s Securities,” none of the members of the Acquisition Group, including Parent, Merger Sub, Mr. Damadian, Mr. Bonanni, Mr. Lehman, and their respective affiliates, has effected any transactions in securities of the Company during the past 60 days:

•

On January 7, 2025, James Flanagan, who is a member of the Acquisition Group and a stockholder of the Company, effected the following bona fide gifts of shares of Common Stock, for no consideration in private, off-market transactions: (i) a gift of 4,426 shares to Megan Flanagan and (ii) a gift of 4,425 shares to Ryan Flanagan. Megan Flanagan and Ryan Flanagan are members of the Acquisition Group and are the children of James Flanagan. These transfers did not involve any purchase or sale through a broker or in the open market. Following these gifts, James Flanagan no longer has voting or dispositive power over such shares and therefore no longer beneficially owns such shares. See the caption “Important Information Regarding the Acquisition Group—The Acquisition Group.”

Other Transactions by FONAR, our Directors and Executive Officers and the Acquisition Group During the Past Two Years

No transactions by FONAR’s directors and executive officers during the past two years were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC.

Stock Repurchase Program

The Company periodically repurchases shares of Common Stock. In September 2022, the FONAR Board authorized a program to repurchase up to $9 million of our Common Stock. Under this program, FONAR is authorized to purchase stock in the open market or through privately negotiated transactions in accordance with applicable securities laws, including pursuant to pre-arranged stock trading plans. The timing and actual amount of stock repurchases under the program depends on several factors, including price, capital availability, regulatory requirements and other market conditions. The Company is not obligated to repurchase a specific number of shares under this program and it may be modified, suspended or discontinued at any time. FONAR has not repurchased any shares of Common Stock since March 4, 2025. The repurchase program was formally suspended on July 7, 2025 following receipt of the Acquisition Group’s Initial Proposal to take the Company private.

Set forth in the table below are all transactions in the Company’s securities by the Company (consisting solely of repurchases of Common Stock pursuant to FONAR’s stock repurchase program prior to its suspension on July 7, 2025) during each quarter in the two year period ending on December 31, 2025 during which such transactions occurred.

Transacting Party	FONAR Security	Buy/Sell/ Transfer	Number of Shares(1)	Average Price Paid (US$)(2)	Range of Price Paid (US$)(2)	Date
FONAR	Common Stock	Buy	72,297	$16.20	$12.38 to $20.01	Quarter Ended December 31, 2023
FONAR	Common Stock	Buy	40,698	$15.26	$14.23 to $15.95	Quarter Ended June 30, 2024
FONAR	Common Stock	Buy	24,416	$17.02	$16.06 to $18.32	Quarter Ended September 30, 2024
FONAR	Common Stock	Buy	59,715	$15.52	$14.70 to $16.51	Quarter Ended December 31, 2024
FONAR	Common Stock	Buy	30,457	$15.28	$14.56 to $16.32	Quarter Ended March 31, 2025

(1)

Shares of Common Stock repurchased by FONAR that have not yet been cancelled (including treasury shares) are Excluded Shares and will be cancelled at Closing for no consideration, if the Merger is completed.

(2)	Amounts reported exclude commissions paid in connection with each transaction.

Past Contracts, Transactions, Negotiations and Agreements

Except as described below and under the captions “—Prior Public Offerings,” and “—Transactions in FONAR’s Securities,” and other than the Merger Agreement and agreements entered into in connection therewith (including the Debt Commitment Agreements, the Equity Commitment Agreements and the Voting Agreements) as discussed in the sections of this proxy statement captioned “Special Factors—Background of the Merger,” “Special Factors—Financing of the Merger,” “Special Factors—Intent of FONAR’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger—Voting Agreements,” and “The Merger Agreement,” during the past two years: (1) there were no negotiations, transactions or material contracts between FONAR and its affiliates, on the one hand, and any of the Acquisition Group (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of FONAR’s securities, election of FONAR’s directors or sale or other transfer of a material amount of assets of FONAR, (2) FONAR and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of FONAR’s consolidated revenues with any member of the Acquisition Group, and (3) none of FONAR’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Acquisition Group members.

Related Party Transactions

Pursuant to HMCA’s management agreements with its clients, HMCA provides comprehensive non-medical management and administrative services, including billing and collection of accounts, payroll and accounts payable processing, office facilities, supplies and utilities. Under the management agreements, HMCA also provides service for the Fonar Upright® MRI scanners through Fonar. As of September 5, 2025, a total of 22 of our clients had management agreements with HMCA. Six sites in Florida are owned and operated directly by HMCA subsidiaries.

The fees charged under the management agreements are flat fees charged on a monthly basis. These fees ranged from $70,358 to $459,544 per month in fiscal 2025.

Mr. Damadian, the Chairman of the FONAR Board, President, Chief Executive Officer and Treasurer of the Company and the leader of the Acquisition Group, owns three of the imaging facilities in Florida managed by HMCA. The facilities owned by Mr. Damadian in Florida pay HMCA flat rate monthly fees ranging from $271,517 to $411,589 per month. These fees are renegotiable on an annual basis.

During the fiscal years ended June 30, 2025, June 30, 2024 and June 30, 2023, the net revenues received by HMCA from the imaging facilities owned by Mr. Damadian were approximately $11.9 million, $11.9 million and $11.9 million, respectively.

Magnetic Resonance Management, LLC, in which Mr. Damadian holds an interest, entered into an agreement to purchase equipment from the Company. The selling price of such equipment was $567,857 which is payable based upon a promissory note dated December 1, 2023. The note bears interest at a rate of 9% and is payable in full at the maturity of the note in December 2028. The equipment had a zero basis which resulted in a gain of $576,857. The Company has the option but not the obligation to re-take possession in lieu of payment upon maturity of the note. The balance of the note as of June 30, 2025 was $554,857.

Bensonhurst MRI Limited Partnership, in which Mr. Damadian holds an interest, is party to two agreements with the Company for the service and maintenance of its Upright MRI and High-Field Scanners for a price of $110,000 per annum and $70,000 per annum, respectively. During the fiscal year ended June 30, 2025 and the fiscal year ended June 30, 2024, the Company charged Bensonhurst MRI Limited Partnership $301,480 and $190,362, respectively, for reimbursable salaries and marketing expenses.

Radian Healthcare Management, LLC, which Matt Pluta, the son-in-law of Mr. Damadian, owns, provided the Company with personnel recruitment of employees at a fee $165,000 and $200,347 during the fiscal years ended June 30, 2025 and June 30, 2024, respectively.

Mr. Lehman, a director of the Company and a member of the Acquisition Group, holds a 0.0378% interest in HMCA’s Class A membership interests. Ms. Maher, a director of the Company, holds a 0.015% interest in HMCA’s Class A membership interests. Ms. Chan, who previously served as a director and the Secretary of the Company until her retirement on June 19, 2025, owns a 0.0378% interest in HMCA’s Class A membership interests. Each of such individuals receives distributions from HMCA with regards to their interests in HMCA which did not exceed $60,000 in the aggregate during the past two years. In addition, Integrity Healthcare Management, LLC, which is owned by Mr. Damadian, owns a 7.1% interest in HMCA’s Class A membership interests, and Integrity Healthcare Management, LLC receives distributions from HMCA with regards to these interests.

Book Value Per Share

At December 31, 2025, FONAR’s net book value per share was $28.38 (calculated based on 6,173,008 shares of Common Stock issued and outstanding as of December 31, 2025). Net book value per share is calculated by dividing total equity (total assets less total liabilities) by the total number of issued and outstanding shares of Common Stock as of the end of the applicable period.

Market Price of FONAR’s Common Stock

There is no established trading market for our Class B Common Stock, Class C Common Stock or Class A Non-voting Preferred Stock, and no relevant trading prices for such shares. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “FONR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock:

	Market Price
	High	Low
Fiscal Year Ended June 30, 2024
First Quarter	$17.50	$15.12
Second Quarter	$20.64	$12.13
Third Quarter	$24.05	$18.84
Fourth Quarter	$21.25	$14.05
Fiscal Year Ended June 30, 2025
First Quarter	$18.68	$15.60
Second Quarter	$17.15	$14.44
Third Quarter	$17.62	$13.27
Fourth Quarter	$15.00	$12.00
Fiscal Year Ending June 30, 2026
First Quarter	$16.52	$14.77
Second Quarter	$18.86	$13.90
Third Quarter (through February 25, 2026)	$18.75	$18.49

On     , 2026, the most recent practicable date before this proxy statement was distributed to FONAR’s stockholders, the closing price of the Common Stock on the Nasdaq Capital Market was $    . You are encouraged to obtain current market quotations in connection with voting your shares.

Dividends

During the past two years, FONAR has not declared or paid any cash dividends on any class of Company Capital Stock or the Class A Non-voting Preferred Stock. We do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Parent, any cash dividends on our capital stock.

Our existing amended and restated certificate of incorporation provides for certain dividend rights and restrictions, as described in the 2025 Form 10-K, including (i) cash dividends payable on the Common Stock shall, in all cases, be on a per share basis, 120% of the cash dividend payable on a share of Class B Common Stock and 360% of the cash dividend payable on a share of Class C Common Stock, (ii) each share of Class C Common Stock has only one-third of the dividend rights of a share of Class B Common Stock, and (iii) the Class A Non-voting Preferred Stock is entitled to certain special dividends in connection with the enforcement of five of the Company’s patents in connection with certain patent lawsuits and also participates on an equal per share basis with the Common Stock in any dividends declared. If the Merger is completed, the proposed certificate of incorporation of the Surviving Corporation as set forth on Exhibit A to the Merger Agreement will not provide for any of such dividend rights and restrictions.

IMPORTANT INFORMATION REGARDING THE ACQUISITION GROUP

This section sets forth certain information about the Acquisition Group, including the Rollover Stockholders. During the past five years, to the knowledge of FONAR, none of the persons listed in this section has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the persons listed in this section has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent

FONAR, LLC was formed as a Delaware limited liability company on behalf of Mr. Damadian by the filing of a certificate of formation on June 5, 2025. Parent was formed solely for the purpose of engaging in a proposed transaction with the Company that would enable Parent to acquire all of the issued and outstanding Company Capital Stock and Class A Non-voting Preferred Stock that is not owned by the Rollover Stockholders. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, including the Financing. Mr. Damadian is currently the sole manager of Parent, which is in turn the sole stockholder of Merger Sub. Parent’s current business address is 265 Spagnoli Road, Suite 200, Melville, New York 11747, and its telephone number is (516) 454-0700. Following the consummation of the Merger, Parent will own all of the outstanding capital stock of FONAR. Parent is affiliated with and owned and controlled by Mr. Damadian, who currently serves as the sole manager of Parent.

Merger Sub

FONAR Acquisition Sub, Inc. is a wholly owned subsidiary of Parent and was formed on September 18, 2025 as a Delaware corporation solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s current business address is 265 Spagnoli Road, Suite 200, Melville, New York 11747, and its telephone number is (516) 454-0700. Mr. Damadian currently serves as the President, Chief Executive Officer, Treasurer and sole director of Merger Sub. Mr. Bonanni currently serves as the Chief Operating Officer and Executive Vice President of Merger Sub.

The Acquisition Group

Parent and Merger Sub are each affiliated with and owned and controlled, directly or indirectly, by Mr. Damadian. Mr. Damadian and other members of the Acquisition Group, which is a group consisting of 57 total (including Parent and Merger Sub) individuals, trusts, corporations and limited liability companies, have proposed to acquire the Company pursuant to and on the terms and conditions set forth in the Merger Agreement. The following officers and directors of the Company are members of the Acquisition Group: Mr. Damadian, the Company’s Chief Executive Officer, President, Treasurer and Chairman of the FONAR Board; Mr. Bonanni, the Company’s Chief Operating Officer, Executive Vice President and acting Principal Financial Officer; and Mr. Lehman, a director of the Company and a member of its Audit Committee. Other members of the Acquisition Group include various employees and stockholders (including the Rollover Stockholders) of the Company, and certain persons who are members of HDM, the Company’s 70.6%-owned indirect subsidiary. Under SEC rules, the Acquisition Group may be deemed to be “affiliates” (as such term is defined in Rule 13e-3) of the Company.

As of the Record Date, the Rollover Stockholders (consisting of all of the Acquisition Group members that are stockholders of the Company) collectively beneficially own approximately _____% of the total voting power of the Company Capital Stock issued and outstanding and entitled to vote as of the Record Date, after giving effect to the respective voting powers of each class of Company Capital Stock under our existing amended and restated certificate of incorporation. Acquisition Group members have entered into a limited liability company operating agreement which sets forth the terms of the management and operations of Parent. Immediately prior to the Merger, the Rollover Stockholders will cause all of their shares of Company Capital Stock and Class A Non-voting Preferred Stock to be contributed (or, alternatively, may elect in accordance with the terms of the Equity Commitment Agreements to contribute an amount of cash equal to the aggregate Per Share Price for their FONAR shares) to Parent in exchange for membership units of Parent. Excluded Shares owned by Parent, the Company or any of their respective subsidiaries as of the Effective Time will not receive any Merger consideration. If the Merger is completed, the Company will be privately owned and controlled by Parent. For information regarding our executive officers and directors who are members of the Acquisition group (Mr. Damadian, Mr. Bonanni and Mr. Lehman), see the section above entitled, “Important Information Regarding FONAR—Directors and Executive Officers.”

The following table sets forth each member of the Acquisition Group’s (i) name, (ii) principal business or, as applicable, present principal occupation or employment and five-year history of material occupations, positions, offices or employment, and (iii) current business address and business telephone number. Each natural person identified is a United States citizen. Unless included by reference to disclosure elsewhere in this proxy statement, the beneficial ownership information of the Rollover Stockholders set forth in the footnotes to the table below is as reported in the Acquisition Group’s Schedule 13D/A filed with the SEC on January 2, 2026, except that percentages have been calculated based on (i) 6,300,658 shares of Common Stock, (ii) 146 shares of Class B Common Stock, and (iii) 382,513 shares of Class C Common Stock issued and outstanding as of February 26, 2026.

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History
FONAR, LLC	c/o Timothy R. Damadian 265 Spagnoli Road, Suite 200 Melville, NY 11747	Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement, including the Financing.

FONAR Acquisition Sub, Inc.	c/o FONAR, LLC 265 Spagnoli Road, Suite 200 Melville, NY 11747	Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

Bill Benham	c/o FONAR, LLC 265 Road, Suite 200 Melville, NY 11747	Retired for more than the last five years.

Breezy Mgmt., LLC.	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Breezy Mgmt., LLC. is a New York limited liability company whose Managing Member is Julia Eckert. Julia Eckert is the Director of Operations of HDM, a position she has held for more than the last five years.

Brianna Damadian (2)	305 East 55 Street Suite 102 New York, NY 10022	Dr. Brianna Damadian is a Radiologist employed by Stand-Up MRI of Manhattan P.C., a position she has held for less than the last year. Prior to such

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History
employment, Dr. Brianna Damadian was a Radiologist employed by and who interned at Lenox Hill Hospital in New York City since 2020.

Carl Erickson	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Carl Erickson is the Regional Director of HDM, a position he has held for more than the last five years.

Carol Naglieri (3)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Carol Naglieri is the Controller of HDM’s subsidiary, HMCA Payroll Services, LLC, a position she has held for more than last five years.

Charles Green (4)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Charles Green is a Research and Design Engineer employed by the Company, a position he has held for more than the last five years.

Cindy Hargrave	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Cindy Hargrave is a Director of Billing & Collections of HDM, a position she has held for more than the last five years.

Cynthia B. Hrubes (5)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Cynthia Hrubes is the Credentialing Manager of HDM, a position she has held for more than the last five years.

Daniel Culver (6)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Daniel Culver is the Director of Communication of the Company, a position he has held for more than the last five years.

Dominick Nuzzo	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Dominick Nuzzo is a Regional Sales Manager of HDM, a position he has held for more than the last five years.

G5 Associates LLC	2245 Broadhollow Road Farmingdale, NY 11735	G5 Associates LLC is a New York limited liability company in which Steven Gentile is the Manager. Steven Gentile is the President of L.I. Adventureland, Inc., a position he has held for more than the last five years. LI. Adventureland, Inc. Operates an Amusement Park in East Farmingdale, NY.
Gaetano Sabatino	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Gaetano Sabatino is the Chief Information Officer of HMCA, a position he has held for the last year. Prior to becoming the CIO,

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History
Gaetano Sabatino served as the IT Project Manager of HDM since 2021. Prior to his employment by HDM, Gaetano Sabatino served as an IT Manager at ATC Healthcare Services.

George Krooss	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	George Krooss is the Vice President of Customer Service of the Company, a position he has held for more than the last five years.

Gregory Heinemann (7)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Gregory Heinemann is a Director of Billing and Collections of HDM, a position he has held for more than the last five years. Gregory Heinemann is the brother of Robert Heinemann and the brother-in-law of Wendy Heinemann.

Harold Tice	c/o Melville MRI 110 Marcus Drive Melville, NY 11747-4292	Dr. Harold Tice is a licensed Radiologist performing services for various entities, including, for more than the last five years, MRI scanning centers to which HDM provides its management and other services. These HDM-serviced entities include Comprehensive MRI of New York, P.C. (“Comprehensive MRI”) and Comprehensive MRI’s affiliate Stand-up MRI of Melville, P.C. (“Melville MRI”).

Helen Damadian	c/o FONAR, LLC 265 Spagnoli Road, Suite 200 Melville, NY 11747	Helen Damadian, the wife of Mr. Damadian, is not currently employed.

Hershowitz Limited Partnership	1118 Deer Park Road North Babylon, NY 11703	Hershowitz Limited Partnership is a New York limited partnership whose General Partner is Dr. Stephen Hershowitz. Dr. Stephen Hershowitz is a licensed Radiologist performing services at Stand Up MRI of Deer Park, P.C., a professional corporation owned by Dr. Stephen Hershowitz and operating an MRI scanning center to which HDM provides its management and other services.

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History

HNA Management, LLC (8)	88 Bartram Avenue Bridgeport, CT 06605	HNA Management, LLC is a Connecticut limited liability company whose Managing Member is Nancy Persoons. Nancy Persoons is Vice President at M.D. Sass, LLC, a position she has held for more than the last five years. Nancy Persoons is the sister of James Persoons.

James J. Flanagan (9)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	James Flanagan is the Vice President of Project Management of HDM, a position he has held for more than the last five years. James Flanagan is the father of Megan Flanagan and Ryan Flanagan.

James Persoons	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	James Persoons is the Vice President of New York Operations of HDM, a position he has held for more than the last five years. James Persoons is the brother of Nancy Persoons.

Janice Veroline (10)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Janice Veroline is the Vice President of Human Resources of HDM, a position she has held for more than the last five years.

Jay Butterman	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Jay Butterman is the Senior Vice President of the Company, a position he has held for more than the last five years.

Jevan Damadian (11)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Jevan Damadian is the Director of Business Development of the Company, a position he has held for more than the last five years. Jevan Damadian is the brother of Mr. Damadian.

John Dettori	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	John Dettori is the Vice President of Manufacturing and Facilities of the Company, a position he has held for more than the last five years.

Jose Pizarro	1653 Prospect Street Sarasota, FL 34239	Dr. Jose Pizarro is the Chief Executive Officer of Premier Diagnostic Imaging LLC, a position he has held for more than the last five years.

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History

Justin Caico	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Justin Caico is the Regional Sales Director of HDM, a position he has held for more than the last five years.

Karen Diethelm	c/o FONAR, LLC 265 Spagnoli Road, Suite 200 Melville, NY 11747	Retired for more than the last five years.

Kristin Randazzo	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Kristin Randazzo is an accountant in the Accounting Department of HDM, a position she has held for more than the last five years.

Kurt W. Reimann (12)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Kurt Reimann is the Managing Director of HDM, a position he has held for more than the last five years.

Louis Corradeno (13)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Louis Corradeno is an Engineering Consultant to the Company, a position he has held for more than the last five years.

Luciano B. Bonanni (14)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Mr. Bonanni is the Company’s Executive Vice President and Chief Operating Officer (since 2016), and Acting Principal Financial Officer (since 2022).

Mark Decker	9 Sage Brush Court East Setauket, NY 11733	Dr. Mark Decker is a licensed Radiologist performing services for various entities, including, for more than the last five years, MRI scanning centers to which HDM provides its management and other services. These HDM-serviced entities include Comprehensive MRI.

Megan Flanagan (15)	Seaview House 70 Seaview Avenue Stamford, CT 06902	Megan Flanagan is a Claims Specialist, Excess Casualty employed by XL Specialty Insurance Company. Megan Flanagan is the daughter of James Flanagan.

Michael Carlin	85 Secor Road Scarsdale, NY 10583	Dr. Michael Carlin is a licensed Radiologist performing services, for more than the last five years, at various MRI scanning centers to which HDM provides its management and other services. These HDM-serviced entities include Comprehensive MRI and

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History
Comprehensive MRI’s affiliated entities.

Mike Christie	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Mike Christie is a Technology Consultant with HDM, a position he has held for more than the last five years.

Peggy Anne McCann (16)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Peggy Anne McCann is a Regional Sales Manager of HDM, a position she has held for more than the last five years.

Richard A. Feigenbaum	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Richard Feigenbaum has served as the Chief Financial Officer of HDM since 2021. Prior to becoming the CFO, Richard Feigenbaum served as Vice President of Finance at HDM beginning in 2013.

Rob Viel	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Rob Viel is a Regional Director of HDM, a position he has held for more than the last five years.

Robert Bernstein	2099 Bellmore Avenue Bellmore, NY 11710	Robert Bernstein is a Partner with the law firm Baker, Greenspan & Bernstein, Esqs., a position he has held for more than the last five years.

Robert Diamond (17)	c/o StandUp MRI of Melville, P.C. 110 Marcus Drive Melville, NY 11747-4292	Dr. Robert Diamond is a licensed Radiologist performing services for various entities, including, for more than the last five years, MRI scanning centers to which HDM provides its management and other services. These HDM-serviced entities include Melville MRI and Comprehensive MRI, a professional corporation owned by Dr. Robert Diamond.

Robert W. Heinemann, Jr.	456 East 173 Street Bronx, NY 10457	Robert Heinemann is the Chief Financial Officer of the Procida Construction Corp. and its affiliated entities. He has held such title for more than the last five years. Robert Heinemann is the brother of Gregory Heinemann and the brother-in-law of Wendy Heinemann.

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History

Roe Vella Brown	9 Entin Road Parsippany, NJ 07054	Roe Vella Brown is a Senior Vice President of President of Med-Metrix, LLC, a position she has held for more than the last five years.

Ronald G. Lehman II (18)	c/o Sandy Hill Inc. 64 Birch Hill Road Locus Valley, NY 11560	Mr. Lehman has served as a director of the Company since 2012. Mr. Lehman is Managing Director and Head of Investment Banking at Bruderman Advisory Group, LLC and is a partner of, and employed by, Sandy Hill Inc.

Ronald Merhige	241 Rushmore Avenue Carle Place, NY 11514	Ronald Merhige is the Principal of RLM Engineering, PLLC, a position he has held for more than the last five years.

Ronald Wagner (19)	305 East 55 Street Suite 102 New York, NY 10022	Dr. Ronald Wagner is a licensed Radiologist performing services for various entities, including, for more than the last five years, MRI scanning centers to which HDM provides its management and other services. These HDM-serviced entities include Comprehensive MRI and Stand-up MRI of Manhattan P.C., a professional corporation owned by Dr. Ronald Wagner.

Ryan Flanagan (20)	3455 Airframe Drive North Charleston, SC 29418	Ryan Flanagan is a Supply Chain Management Analyst at The Boeing Company, a position he has held since October 2023. From June 2019 to October 2023, Ryan Flanagan was a supply chain planner at BAE Systems. Ryan Flanagan is the son of James Flanagan.

RYJOKA, LLC	9 Entin Road Parsippany, NJ 07054	RYJOKA, LLC is a Delaware limited liability company for which Joe Davi serves as its Managing Member. Joe Davi is the Chief Executive Officer of Med-Metrix, LLC, a position he has held for more than the last five years.

Sean Flanagan	% FONAR, LLC 265 Spagnoli Road, Suite 200 Melville, NY 11747	Sean Flanagan is a self-employed Certified Public Accountant, a position he has held for more than the last five years.

Name	Business Address and Telephone (1)	Present Principal Occupation or Employment/Principal Business/Five- Year Employment History

Sid Prakash	217 West 19th Street New York, NY 10011	Dr. Sid Prakash is a licensed Radiologist performing services for various entities, including, for more than the last five years, MRI scanning centers to which HDM provides its management and other services.

Sophimage LLC	5 Canterbury Drive Northport, NY 11768	Sophimage LLC is a New York limited liability company in which Bill O’Reilly serves as its Managing Member. Bill O’Reilly is a Senior Vice President at Marsh USA Inc, a position he has held for more than the last five years.

Thomas Gemma	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Thomas Gemma is a Regional Manager of HMCA, a position he has held for more than the last five years.

Timothy R. Damadian (21)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Mr. Damadian is the Chairman of the FONAR Board and Treasurer (since 2022) and President and Chief Executive Officer (since 2016). Mr. Damadian is the brother of Jevan Damadian. Mr. Damadian is married to Helen Damadian.

Tresina O’Rawe	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Tresina O’Rawe is the Internal Operations Manager for HDM, a position she has held for more than the last five years.
Vincent Orrico (22)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Vincent Orrico is a Regional Sales Manager of HDM, a position he has held for more than the last five years.

Wendy Heinemann (23)	9 Entin Road Parsippany, NJ 07054	Wendy Heinemann is a Regional Vice President of Med-Metrix, LLC, a position she has held for more than the last five years. Wendy Heinemann is the sister-in-law of Gregory Heinemann and Robert Heinemann.

Xavier P. Rodrigo (24)	c/o FONAR Corporation 110 Marcus Drive Melville, NY 11747-4292 (631) 694-2929	Xavier Rodrigo has served as the Vice President of Operations of HDM, a position he has held for more than the last five years.

(1)	Unless otherwise indicated, the business telephone number of each member of the Acquisition Group is (516) 454-0700.
(2)	Brianna Damadian beneficially owns 2,209 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(3)	Carol Naglieri beneficially owns 1,250 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(4)	Charles Green beneficially owns 1,883 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(5)	Cynthia B. Hrubes beneficially owns 911 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(6)	Daniel Culver beneficially owns 3,983 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(7)	Gregory Heinemann beneficially owns 570 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(8)

HNA Management, LLC directly holds 258 shares of Common Stock, which equals less than 1% of the outstanding Common Stock. The shares held by HNA Management, LLC were acquired by Nancy Persoons, its Managing Member, in connection with FONAR’s acquisition of an entity operating an MRI center in which she held an equity interest and, subsequently, Nancy Persoons contributed such shares to HNA Management, LLC. As the Managing Member, Nancy Persoons has sole voting and investment power over the shares held directly by HNA Management, LLC and, therefore, may be deemed the beneficial owner of the shares held directly by HNA Management, LLC.

(9)

Although not relevant for beneficial ownership reporting purposes, James Flanagan owns 4 shares of Class A Non-voting Preferred Stock, which equals less than 1% of the outstanding Class A Non-voting Preferred Stock, as of the date of this proxy statement.

(10)

Janice Veroline beneficially owns 10,197 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power. Janice Veroline is the mother of Ms. Maher, a director of the Company. Ms. Maher is not a member of the Acquisition Group. See “Important Information Regarding FONAR—Security Ownership of Certain Beneficial Owners and Management” for additional information.

(11)

For information regarding Jevan Damadian’s beneficial ownership, please see the section of this proxy statement captioned “Important Information Regarding FONAR—Security Ownership of Certain Beneficial Owners and Management.” In addition, although not relevant for beneficial ownership reporting purposes, Jevan Damadian owns 5,797 shares of Class A Non-voting Preferred Stock, which equals 1.85% of the outstanding Class A Non-voting Preferred Stock, as of the date of this proxy statement.

(12)

Kurt W. Reimann beneficially owns 2,000 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power. In addition, although not relevant for beneficial ownership reporting purposes, Kurt W. Reimann owns 10 shares of Class A Non-voting Preferred Stock, which equals less than 1% of the outstanding Class A Non-voting Preferred Stock, as of the date of this proxy statement.

(13)	Louis Corradeno beneficially owns 600 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(14)

For information regarding Mr. Bonanni’s beneficial ownership, please see the section of this proxy statement captioned “Important Information Regarding FONAR—Security Ownership of Certain Beneficial Owners and Management.” In addition, although not relevant for beneficial ownership reporting purposes, Mr. Bonanni owns 1,285 shares of Class A Non-voting Preferred Stock, which equals less than 1% of the outstanding Class A Non-voting Preferred Stock, as of the date of this proxy statement.

(15)

Megan Flanagan beneficially owns 4,426 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power. Such shares of Common Stock were gifted to Megan Flanagan by her father, James Flanagan.

(16)

Peggy Anne McCann beneficially owns 67 shares of Common Stock (taking into account the rounding down of a fractional share for beneficial ownership purposes), which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.

(17)	Robert Diamond beneficially owns 3,491 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(18)

For information regarding Mr. Lehman’s beneficial ownership, please see the section of this proxy statement captioned “Important Information Regarding FONAR—Security Ownership of Certain Beneficial Owners and Management.”

(19)	Ronald Wagner beneficially owns 100 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(20)

Ryan Flanagan beneficially owns 4,425 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power. Such shares of Common Stock were gifted to Ryan Flanagan by his father, James Flanagan.

(21)

For information regarding Mr. Damadian’s beneficial ownership, please see the section of this proxy statement captioned “Important Information Regarding FONAR—Security Ownership of Certain Beneficial Owners and Management.” In addition, although not relevant for beneficial ownership reporting purposes, Mr. Damadian owns 5,898 shares of Class A Non-voting Preferred Stock, which equals 1.88% of the outstanding Class A Non-voting Preferred Stock, as of the date of this proxy statement.

(22)

Although not relevant for beneficial ownership reporting purposes, Vincent Orrico owns 500 shares of Class A Non-voting Preferred Stock, which equals less than 1% of the outstanding Class A Non-voting Preferred Stock, as of the date of this proxy statement.

(23)	Wendy Heinemann beneficially owns 800 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.
(24)	Xavier P. Rodrigo beneficially owns 37,196 shares of Common Stock, which equals less than 1% of the outstanding Common Stock, as to which such holder has sole voting and investment power.

APPRAISAL RIGHTS

If the Merger is consummated, holders of record and beneficial owners of (i) Company Capital Stock who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal) and (ii) Class A Non-voting Preferred Stock, in each case, who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Capital Stock and Class A Non-voting Preferred Stock, as applicable, through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL (“Section 262”) and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262 are satisfied. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company Capital Stock or Class A Non-voting Preferred Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Company Capital Stock or Class A Non-voting Preferred Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which attached to this proxy statement as ANNEX C and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that FONAR’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of Company Capital Stock and Class A Non-voting Preferred Stock should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the Merger is completed, holders of record or beneficial owners of Company Capital Stock and Class A Non-voting Preferred Stock who (1) submit a written demand for appraisal of such stockholder’s or beneficial owner’s shares of Company Capital Stock and Class A Non-voting Preferred Stock, as applicable, to FONAR prior to the vote on the Merger Proposal, (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Company Capital Stock and Class A Non-voting Preferred Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. If you are a beneficial owner of Company Capital Stock or Class A Non-voting Preferred Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such Company Capital Stock or Class A Non-voting Preferred Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.

After an appraisal petition has been filed, the Delaware Court of Chancery (see below under the caption “—Filing a Petition for Appraisal”), because immediately before the Merger the Common Stock was listed on a national securities exchange, is required by Section 262 to dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of each class of Company Capital Stock and Class A Non-voting Preferred Stock entitled to appraisal exceeds 1% of the outstanding shares of such class of shares that is eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. FONAR refers to these conditions as the “ownership thresholds.”

Under Section 262, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes FONAR’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as ANNEX C. In connection with the Merger, any holder of record or beneficial owner of Company Capital Stock or Class A Non-voting Preferred Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under Section 262. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the applicable Per Share Price described in the Merger Agreement, without interest and subject to deduction for any required withholding tax. Because of the complexity of the procedures for exercising the right to seek appraisal of Company Capital Stock or Class A Non-voting Preferred Stock, the Company believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company Capital Stock or Class A Non-voting Preferred Stock must do ALL of the following:

•	the stockholder or beneficial owner must not vote in favor of the Merger Proposal;

•

the stockholder or beneficial owner must deliver to FONAR a written demand for appraisal of such holder’s or owner’s shares of Company Capital Stock or Class A Non-voting Preferred Stock before the vote on the Merger Proposal at the Special Meeting; and

•

the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Merger).

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger (the Surviving Corporation is under no obligation to file any petition and has no intention of doing so). In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, because immediately before the Merger the Common Stock was listed on a national securities exchange, is required by Section 262 to dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met. For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each holder of Company Capital Stock who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to FONAR, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Company Capital Stock or Class A Non-voting Preferred Stock. In addition, a holder of record or beneficial owner of Company Capital Stock must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, in person at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. A stockholder exercising appraisal rights must hold of record the shares of Company Capital Stock and Class A Non-voting Preferred Stock, as applicable, on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Company Capital Stock and Class A Non-voting Preferred Stock, as applicable, on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. For a holder of Company Capital Stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Company Capital Stock or Class A Non-voting Preferred Stock (as applicable) is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of such shares by a holder of record must reasonably inform FONAR of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable). A demand for appraisal in respect of shares of Company Capital Stock or Class A Non-voting Preferred Stock owned by a beneficial owner must reasonably inform FONAR of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of shares of Company Capital Stock and Class A Non-voting Preferred Stock (as applicable) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

FONAR Corporation

110 Marcus Drive

Melville, New York 11747

At any time within 60 days after the effective date of the Merger or thereafter with the written approval of FONAR, as the Surviving Corporation, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the applicable Per Share Price offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to FONAR, as the Surviving Corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the applicable Per Share Price within 60 days after the effective date of the Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the applicable Per Share Price being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each record holder of shares of Company Capital Stock and Class A Non-voting Preferred Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by such a person other than the Surviving Corporation, demanding a determination of the value of the shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and FONAR’s stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Capital Stock or Class A Non-voting Preferred Stock, as applicable. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Capital Stock and Class A Non-voting Preferred Stock within the time and in the manner prescribed in Section 262. If a petition for an appraisal is not filed within the time period described above, the right to appraisal with respect to all shares of Company Capital Stock and Class A Non-voting Preferred Stock will cease.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares of Company Capital Stock or Class A Non-voting Preferred Stock pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Capital Stock not voted in favor of the Merger Proposal and with respect to which FONAR has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Our shares of Class A Non-voting Preferred Stock do not have any voting rights and are not entitled to vote on the Merger Proposal or any other proposal to be considered at the Special Meeting and, as a result, shall be deemed to have complied with the provisions of Section 262(a) of the DGCL, which requires such holder not to vote in favor of the Merger Proposal. The remaining requirements under Section 262 as described above are applicable to the holders of the Class A Non-voting Preferred Stock. To exercise appraisal rights, holders of Class A Non-voting Preferred Stock must (i) submit a written demand for appraisal of such record holder’s Class A Non-voting Preferred Stock to FONAR before the vote is taken on the Merger Proposal, (ii) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Class A Non-voting Preferred Stock through the effective date of the Merger, (iii) not withdraw their demands or otherwise lose their rights to appraisal, and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL, including certain ownership thresholds and the other statutory requirements set forth in Section 262.

If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the Surviving Corporation.

After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold shares of Company Capital Stock or Class A Non-voting Preferred Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

As described above, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the applicable class of Company Capital Stock or Class A Non-voting Preferred Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Capital Stock or Class A Non-voting Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Company Capital Stock or Class A Non-voting Preferred Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. Although FONAR believes, in each case that the applicable Per Share Price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Company Capital Stock or Class A Non-voting Preferred Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable Per Share Price. Neither FONAR nor Parent anticipates offering more than the applicable Per Share Price to any stockholder or beneficial owner exercising appraisal rights, and each of FONAR and Parent reserves the rights to make a voluntary cash payment pursuant to Section 262(h) of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Capital Stock or Class A Non-voting Preferred Stock is less than the applicable Per Share Price. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of judgment under such subsection (a “Reservation”). In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Company Capital Stock or Class A Non-voting Preferred Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Capital Stock or Class A Non-voting Preferred Stock will be deemed to have been converted at the Effective Time into the right to receive the applicable Per Share Price as provided in the Merger Agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the applicable Per Share Price as provided in the Merger Agreement in accordance with Section 262.

From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company Capital Stock or Class A Non-voting Preferred Stock in compliance with Section 262 will be entitled to vote such shares of Company Capital Stock or Class A Non-voting Preferred Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights under Section 262. In that event, you will be entitled to receive the applicable Per Share Price for your shares of Company Capital Stock or Class A Non-voting Preferred Stock in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

PROPOSAL 1: THE MERGER PROPOSAL

FONAR is asking you to adopt and approve the Merger Agreement providing for the Merger, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, upon the Closing, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. We refer to this proposal as the “Merger Proposal.”

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger provided throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “Special Factors” and “The Merger Agreement.” A copy of the Merger Agreement is attached as ANNEX A to this proxy statement and is incorporated by reference herein. You are urged to read the Merger Agreement carefully in its entirety.

The FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

FONAR is asking you to approve a proposal to adjourn the Special Meeting, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement at the time of the Special Meeting. We refer to this proposal as the “Adjournment Proposal.”

If stockholders approve the Adjournment Proposal, FONAR can (and will at the request of Parent) adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including by soliciting proxies from stockholders that have previously returned properly signed proxies voting against the Merger Proposal. Subject to the terms of the Merger Agreement, among other things, approval of the Adjournment Proposal could mean that, even if FONAR received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, FONAR could (and will at the request of Parent) adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to be in favor of the approval of the Merger Proposal. Additionally, FONAR may (and will at the request of Parent) seek stockholder approval to adjourn the Special Meeting if a quorum is not present.

The FONAR Board, following the unanimous recommendation of the Special Committee and after full disclosure of the interests in the Merger and other transactions contemplated by the Merger Agreement by the interested directors (and taking into account that directors Mr. Damadian and Mr. Lehman recused themselves and were not present for the vote, and that director Ms. Maher abstained from the vote), recommends that you vote “FOR” the Adjournment Proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Merger is completed, FONAR will have no public stockholders and there will be no public participation in any future meetings of FONAR’s stockholders. However, if the Merger is not completed, FONAR’s stockholders will continue to be entitled to attend and participate in stockholder meetings.

FONAR will hold an annual meeting of stockholders in 2026 (the “2026 Annual Meeting”) only if the Merger has not already been completed and FONAR remains a public company.

For a stockholder who intends to have a proposal considered for inclusion in FONAR’s proxy materials for presentation at the 2026 Annual Meeting, if held, FONAR’s Secretary must have received such stockholder’s written proposal at the Company’s principal executive offices not later than January 16, 2026. In the event that the date of the 2026 Annual Meeting, if held, is not within 30 days before or after May 19, 2026 (the first anniversary of the Company’s 2025 annual meeting), then FONAR’s Secretary must receive such written proposal by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholders intending to present a proposal at the 2026 Annual Meeting, if held, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must provide written notice to the Company’s Secretary complying with the requirements set forth in the Company’s bylaws, a copy of which is available upon request to FONAR’s Secretary, by not later than the close of business on February 21, 2026 (the date that is 45 days before the date on which the Company first sent its proxy materials for the 2025 annual meeting of stockholders). In the event that the date of the 2026 Annual Meeting, if held, is not within 30 days before or after May 19, 2026 (the first anniversary of the Company’s 2025 annual meeting), then FONAR’s Secretary must receive such written notice by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than FONAR’s nominees must provide written notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act, and FONAR’s Secretary must receive such written notice not later than the close of business on March 20, 2026 (the date that is 60 days prior to the first anniversary of the Company’s 2025 annual meeting). In the event that the date of the 2026 Annual Meeting, if held, is not within 30 days before or after May 19, 2026 (the first anniversary of the Company’s 2025 annual meeting), then FONAR’s Secretary must receive such written notice by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. Stockholders who intend to solicit proxies in support of director nominees other than FONAR’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

FONAR reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows FONAR to “incorporate by reference” into this proxy statement documents that the Company files with the SEC. This means that FONAR can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3 described elsewhere in this proxy statement, later information that FONAR files with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. FONAR incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by FONAR pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on September 22, 2025;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2025 and December 31, 2025, filed with the SEC on November 10, 2025 and February 13, 2026, respectively; and

•

Current Reports on Form 8-K, filed with the SEC on July  2, 2025, July 9, 2025 (as amended by the Form 8-K/A filed with the SEC on July  10, 2025), July  21, 2025, December  30, 2025 and February 17, 2026.

FONAR, Parent and the other members of the Acquisition Group will amend the Schedule 13E-3 described elsewhere in this proxy statement to incorporate by reference any additional documents that FONAR may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill FONAR’s obligations under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Because the Merger is a “going private” transaction, FONAR, Parent and the other members of the Acquisition Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

FONAR files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents that FONAR files with or furnishes to the SEC, without charge, from the SEC’s website at www.sec.gov or through the “Investor Relations” section of our website at www.fonar.com/investor-relations.html. Such website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained at such website addresses is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement. You may also request copies of any document we have filed with the SEC, without charge, by contacting us in writing at the following address or by telephone as indicated below, and we will promptly deliver them to you by first class mail or another equally prompt method:

FONAR Corporation

110 Marcus Drive, Melville, New York 11747

(631) 694-2929

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement, or need to obtain proxy cards or other information related to the proxy solicitation, please contact FONAR’s proxy solicitor:

Sodali & Co

430 Park Avenue, New York, NY 10022

Stockholders call: (800) 662-5200 (toll-free from the U.S. and Canada)

Banks and brokers call collect: (203) 658-9400

Email: FONR@info.sodali.com

If you would like to request any documents, please do so by _______, 2026, which is five business days prior to the date of the Special Meeting, in order to receive them before the Special Meeting.

MISCELLANEOUS

FONAR has supplied all information relating to FONAR, and Parent has supplied, and FONAR has not independently verified, all of the information relating to Parent, Merger Sub, the other members of the Acquisition Group and their respective affiliates, contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF COMPANY CAPITAL STOCK AT THE SPECIAL MEETING. FONAR HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED     , 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

FONAR CORPORATION,

FONAR, LLC,

and

FONAR ACQUISITION SUB, INC.

Dated as of December 23, 2025

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 23, 2025, by and among FONAR Corporation, a Delaware corporation (the “Company”), FONAR, LLC, a Delaware limited liability company (“Parent”), and FONAR Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of (a) common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (b) Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock”), (c) Class C common stock, par value $0.0001 per share, of the Company (the “Company Class C Common Stock”) and (d) Class A non-voting preferred stock, par value $0.0001 per share, of the Company (the “Company Class A Preferred Stock”), will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), following the unanimous recommendation of a special committee of the Company Board consisting solely of disinterested directors of the Company (the “Special Committee”), has unanimously: (a) determined that it is fair to, and in the best interests of, the Company and the Company’s stockholders, and declared it advisable to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”), and specifically, Section 144 (c) thereof as a “going private” transaction;

WHEREAS, the manager of Parent and board of directors of Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective members and stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue the Company’s corporate existence under the DGCL as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York, New York time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Moritt Hock & Hamroff LLP, 400 Garden City Plaza, Garden City, New York 11530, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain of the Company’s Securities. Each share of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (collectively, “Parent Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of the Company’s Securities Other Than Parent Cancelled Shares. Each share of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Parent Cancelled Shares and Dissenting Shares (which shall be treated in accordance with Section 2.03), will be converted into the right to receive the following amounts, in cash, without interest (collectively, the “Merger Consideration”):

(i) With respect to each share of Company Common Stock, $19.00 (the “Company Common Stock Merger Consideration”);

(ii) With respect to each share of Company Class B Common Stock, $19.00 (the “Company Class B Stock Merger Consideration”);

(iii) With respect to each share of Company Class C Common Stock, $6.34 (the “Company Class C Stock Merger Consideration”); and

(iv) With respect to each share of Company Class A Non-voting Preferred Stock, $10.50 (the “Company Class A Preferred Stock Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock will no longer be outstanding and all shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.01(a) and Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint Computershare (or an affiliate thereof) as paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, funds that, , shall be sufficient to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Company Class A Preferred Stock represented by the Certificates and the Book-Entry Shares, other than (x) Parent Cancelled Shares and (y) Dissenting Shares, in amounts and at the times necessary for such payments (the

“Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to deposit and/or enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of a Certificate representing shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock as applicable, at the Effective Time, whose Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates and the transfer of any the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b) Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation. No gains or losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to either Parent or Surviving Corporation depending on which Person has the continued obligation of paying Merger Consideration after the Payment Fund is terminated.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, Company Class B Common Stock, Company Class C

Common Stock, or Company Class A Preferred Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock as of the one year anniversary of the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent to the extent that Parent undertakes the payment obligation in respect of the Merger Consideration after the Payment Fund is terminated), upon demand, and any such holder who has not exchanged shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof with respect to the payment of the Merger Consideration, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock at such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h) No Liability. None of the Company, the Surviving Corporation, Parent, or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Parent Cancelled Shares, and held by a holder (i) who has not voted in favor of adoption of this Agreement or consented thereto in writing and (ii) who is entitled to demand and shall have properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock, as applicable, being referred to collectively as the “Dissenting Shares”) until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to the Company’s securities that is prohibited by the terms of this Agreement.

Section 2.05 Withholding Rights. Each of the Paying Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, the holder of such lost, stolen, or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen, or destroyed Certificate shall also deliver a reasonable indemnity (including the posting of a bond in such reasonable amount as the Surviving Company may direct) against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen, or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the first anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen, or destroyed Certificates pursuant to the terms hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s SEC Documents (as defined in Section 3.04) or the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of the Company’s Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization (except where the failure to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and the Company’s Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is in violation, in any material respect, of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 8,500,000 shares of Company Common Stock; (ii) 227,000 shares of Company Class B Common Stock; (iii) 567,000 shares of Company Class C Common Stock; and (iv) 453,000 shares of Company Class A Preferred Stock. As of the date of this Agreement: (A) 6,203,465 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 34,840 shares of Company Common Stock were issued and held by the Company in its treasury; (C) 146 shares of Company Class B Common Stock (convertible under the terms of the Certificate of Incorporation into 146 shares of Company Common Stock) were issued and outstanding; (D) zero shares of Company Class B Common Stock were held by the Company in its treasury; (E) 382,513 shares of Company Class C Common Stock (convertible under the terms of the Certificate of Incorporation into 127,504 shares of Company Common Stock) were issued and outstanding; (F) zero shares of Company Class C Common Stock were held by the Company in its treasury; (G) 313,438 shares of Company Class A Preferred Stock were issued and outstanding; and (H) ) 1,600 shares of Company Class A Preferred Stock were held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, there are an aggregate of 450,177 shares of Company Common Stock reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Benefit Plans. As of the date of this Agreement, there are no shares of Company Common Stock reserved for issuance pursuant to outstanding options. As of the date of this Agreement, there are no Company Equity Award issued or outstanding under the Company Benefit Plans.

(ii) Except for the Company Benefit Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). As of the date of this Agreement, there are no outstanding: (A) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (B) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A) and (B), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Class A Preferred Stock and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued in compliance in all material respects with all applicable securities Laws.

(iii) As of the date of his Agreement, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of the Company’s Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Company Subsidiary Securities. As of the date of this Agreement, there are no outstanding: (i) securities of the Company or any of the Company’s Subsidiaries convertible into or exchangeable for capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of the Company’s Subsidiaries, or obligations of the Company or any of the Company’s Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform the Company’s obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote (as defined in Section 3.22(a)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the

Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval. The Requisite Company Vote and Disinterested Stockholder Approval are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv) of this Section 3.03(b), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq National Market (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, following the recommendation of the Special Committee and after commercially reasonable, full disclosure of the interests in the Merger and other transactions contemplated by this Agreement by the interested directors, by resolutions duly adopted by a unanimous vote at a meeting of all disinterested directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting in accordance with Sections 144(c) and 251 of the DGCL; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e) Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 1, 2022 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Internal Controls. Except as set forth in the Company’s SEC Documents, the Company and each of the Company’s Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company’s Subsidiaries ; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company’s Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and the Company’s Subsidiaries.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to reasonably ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Except as set forth in the Company’s SEC Documents, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and the Company’s Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company’s Subsidiaries.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of June 30, 2025 contained in the Company SEC Documents filed prior to the date of this Agreement is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of the Company’s Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of the Company’s Subsidiaries has been conducted in the ordinary course of business in all material respects consistent with past practice in all material respects and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent pursuant to Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of the Company’s Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of the Company’s Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of the Company’s Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and the Company’s Subsidiaries through the date of such financial statements. Neither the Company nor any of the Company’s Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after June 30, 2020.

(c) Withholding. The Company and each of the Company’s Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Tax Jurisdictions. There are no pending claims by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of the Company’s Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of the Company’s Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of the Company’s Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of the Company’s Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither Company nor any of the Company’s Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and the Company’s Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(k) Ownership Changes. Without regard to the Merger or the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l) Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration numbers, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. Except as set forth on Section 3.07 (b) of the Company Disclosure Letter, the Company or one of the Company’s Subsidiaries is the sole and exclusive legal and beneficial owner, or has, pursuant to a valid existing license agreement with the Estate of Raymond Damadian, of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and the Company’s Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. The Company and the Company’s Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of the Company’s Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company’s Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Privacy and Data Security. The Company and each of the Company’s Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and the Company’s Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each of the Company’s Subsidiaries are and, since July 1, 2022, have been in material compliance with, all Laws or Orders applicable to the Company or any of the Company’s Subsidiaries or by which the Company or any of the Company’s Subsidiaries or any of their respective businesses or properties is bound.

(b) Permits. The Company and the Company’s Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of the Company’s Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries is and, since July 1, 2022, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. Except as set forth on Section 3.09 of the Company Disclosure Letter, there is, and since July 1, 2022 there has been, no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $500,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of the Company’s Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are, and since July 1, 2022 there have been, no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Marshall & Stevens Transaction Advisory Services LLC (the “Special Committee Independent Valuation Consultant”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of the Company’s Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. Since July 1, 2022, there have been no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date of this Agreement.

Section 3.12 Employee Benefit Issues.

(a) No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has in the past six (6) years sponsored, maintained or contributed (or been required to contribute) to, or otherwise has ever had any current or contingent liability or obligation in respect of (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was, any employee benefit plan subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has a pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Laws, including ERISA and the Code; (ii) no Legal Action, claim or litigation is pending with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such Legal Action, claim or litigation is threatened; (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Benefit Plan; (iv) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan; (v) all contributions, reimbursements, premiums and benefit payments that have become due with respect to each Company Benefit Plan have been timely made or paid and all such amounts for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued; and (vi) neither the Company nor any Subsidiary of the Company has incurred any Tax or other penalty (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code nor do any facts or circumstances exist that would reasonably be expected to result in any such Tax or penalty.

(c) Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or together with any other event): (i) result in, or cause the accelerated vesting, funding, timing or delivery of, or increase the amount or value of, any payment, compensation or benefit to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company, (ii) require a contribution by the Company or any Subsidiary of the Company to any Company Benefit Plan; (iii) restrict the ability of the Company or any Subsidiary of the Company to merge, amend or terminate any Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; (v) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code), or (vi) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company.

(d) No Company Benefit Plan provides for, and neither the Company nor any Subsidiary of the Company has any current or contingent obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state applicable Law.

(e) Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained in documentary and operational compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(f) Neither the Company nor any Subsidiary of the Company has any current or contingent obligation to indemnify, “gross-up,” reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

Section 3.13 Employees, Labor Matters. Neither the Company nor any Subsidiary of the Company is a party to, bound by, any Labor Agreement other than in the ordinary course of business and no such Labor Agreements are being negotiated; and no labor union currently represents, or has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company or any Subsidiary. In the past three years, (i) neither the Company nor any Subsidiary of the Company has been subject to any charge, demand, petition or representation Legal Action seeking to compel, require or demand it to bargain with any labor union (ii) nor has there been any pending or threatened unfair labor practice charge, material labor grievance, material labor arbitration, labor strike or lockout, work stoppage, slowdown, picketing, hand billing, or other material labor dispute against or involving the Company or any Subsidiary of the Company, and no such matters are currently pending or, to the Knowledge of the Company, threatened.

Section 3.14 Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not party to a rights agreement, “poison pill” or similar agreement or plan that would have the effect of preventing the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Assuming the satisfaction of the conditions set forth in Section 6.01, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Constituent Documents is, or at the Effective Time will be, applicable to the Company or the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

Section 3.15 Real Property and Personal Property Matters.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”) and the address for each Company Leased Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in the Company Leased Real Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted. Neither the Company or any of its Subsidiaries nor any other party to the Real Property Leases is in breach or default in any material respect under any Real Property Lease.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and for the past three years have been, in compliance with all Environmental Laws;

(b) The Company and its Subsidiaries hold, and have for the past three years held, all Environmental Permits required for the operation of the business of the Company and its Subsidiaries and are, and for the past three years have been, in compliance with the terms and conditions of such Environmental Permits;

(c) No claim or Legal Action is pending, or to the Knowledge of the Company, threatened in writing against the Company and its Subsidiaries alleging, and none of Company and its Subsidiaries have received any unresolved written notice or Order relating to, a violation of, or liability under, any Environmental Law;

(d) To the Knowledge of the Company, no Hazardous Substance has been released, treated, stored, disposed of, arranged for disposal, transported, handled or exposed to any Person in a manner or amount that has resulted or would reasonably be expected to result in liability to the Company and its Subsidiaries under Environmental Laws; and

(e) The Company and its Subsidiaries have not assumed by contract or provided an indemnity with respect to any liability of any other Person arising under Environmental Laws or relating to Hazardous Substances

Section 3.17 Material Contracts.

(a) As of the date hereof, except (x) as filed as exhibits to the Company SEC Documents, and (y) for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby, Section 3.17 of the Company Disclosure Letter sets forth a list of agreements that the Company or its Subsidiaries are party to or are bound by:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) (A) containing a covenant limiting in any material respect the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, or (B) containing any “most favored nation” or “exclusivity” provisions that is material to the Company and its Subsidiaries taken as a whole;

(iii) relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $1,000,000 (excluding, for the avoidance of doubt, intercompany loans solely between the Company and any of its wholly-owned Subsidiaries or solely between or among any wholly-owned Subsidiaries of the Company);

(iv) that is a material license granted by the Company or any Subsidiary of the Company to Company Intellectual Property, other than (A) non-exclusive licenses granted to customers in the ordinary course of business, (B) employee, contractors, and consulting agreements entered into in the ordinary course of business, and (C) material contracts set forth in Section 3.17(a)(i) of the Company Disclosure Schedule;

(v) that is a material license of the rights of any third party granted to the Company or any Subsidiary of the Company, including that arises out of any material Intellectual Property-related dispute (including any co-existence agreement), other than (A) Contracts for commercially available software involving payments of less than $1,000,000 annually, (B) employee, contractor, and consulting agreements entered into in the ordinary course of business, and (C) material contracts set forth in Section 3.17(a)(i);

(vi) primarily relating to the acquisition, ownership, or development of any material Company Intellectual Property, other than Contracts with shareholders, directors, officers, employees, contractors and other representatives of the Company that assign rights in Intellectual Property from such individuals to one of the Company and its Subsidiaries;

(vii) that is a collective bargaining agreement, works council agreement, labor agreement, or other Contract with a labor union (each, a “Labor Agreement”);

(viii) that is a settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) pursuant to which the Company or any Company Subsidiary will have any material outstanding obligation or restriction after the date of this Agreement, or (C) that contains payment obligations of the Company or any of its Subsidiaries in excess of $500,000;

(ix) relating to the disposition or acquisition of assets by the Company or any Subsidiary (A) in the past three years, with a value or purchase price greater than $1,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof that would reasonably expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $500,000;

(x) that is a joint venture entity, a legal partnership or similar arrangement (excluding commercial agreements that do not involve the formation of an entity with any third Person);

(xi) that provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent;

(xii) that provides for accelerated vesting in connection with a change of control or otherwise in connection with the Merger or the transactions contemplated hereby (including as a result of any termination of employment following a change of control or the Merger); and

(xiii) that obligates the Company or any Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000.

(b) Each Contract of the type described in Section 3.17(a), whether or not set forth in Section 3.17(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. Except for Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (i) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (ii) in full force and effect, except (A) as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity and (B) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, breached, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing. No event has occurred or circumstances exist that (with or without notice, lapse of time or both) would constitute such a breach or default pursuant to any Material Contract or permit the termination or modification thereof or permit the acceleration or maturity of performance thereof, by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, except for immaterial breaches and defaults. Since June 30, 2025, the Company has not received written notice from any Person that such Person intends to modify in any material respect, terminate, or not renew, any Material Contract.

Section 3.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies;

Section 3.19 Proxy Statement and Schedule 13E-3. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.20 Fairness Opinion. The Company has received the opinion of the Special Committee Independent Valuation Consultant dated December 23, 2025 (the “Fairness Opinion”) (and has provided a copy of such opinion to Parent). The Fairness Opinion states that, as of the date of the Fairness Opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Class A Preferred Stock and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 3.21 Absence of Undisclosed Liabilities. The Company and the Company’s Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, required to be reflected on or reserved against in a balance sheet in accordance with GAAP except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and its Subsidiaries included in the Company’s financial statements forming a part of the Company’s SEC Documents, as filed with the SEC, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since June 30, 2025, (iii) liabilities and obligations incurred pursuant to the performance of Company Contracts, and (iv) liabilities and obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.22 Stockholder Approval; Voting Agreements.

(a) DGCL Stockholder Voting Authorization and Disinterested Stockholder Approval. This Agreement requires, as a condition to the Closing, (i) the affirmative vote, at the Company Stockholders Meeting, of shares representing a majority of the Company’s Capital Stock outstanding and entitled to vote, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock (the “Company Stockholder Approval”), and (ii) the affirmative vote, at the Company Stockholders Meeting, of a majority of the votes cast by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class after giving effect to the respective voting powers of each class of Company Capital Stock (the “Disinterested Stockholder Approval” and together with the Company Stockholder Approval, the “Requisite Company Vote”), in each instance, in favor of the approval and adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

For purposes of evaluating whether the Disinterested Stockholder Approval has been obtained, the Company shall exclude any votes cast at the Company Stockholders Meeting by Parent, other members of Acquisition Group and any other stockholder that does not qualify as a “disinterested stockholder” for purposes of Section 144(c) of the DGCL.

(b) Voting Agreements by Parent Members. The Company has entered into, and delivered to Parent, copies of duly executed voting agreements (“Voting Agreements”), in form and substance satisfactory to the Company and Parent, whereby the persons executing such Voting Agreements have agreed to vote the shares of Company Common Stock, Company Class B Common Stock, and Company Class C Common Stock, constituting an aggregate of 6,622,872 voting securities held by them, in favor of the Merger at the Company Stockholder Meeting.

Section 3.23 Investment Company. None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a limited liability company or corporation duly formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d) Approval.

(i) The Manager of Parent by resolutions duly adopted, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the

Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s members, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii) The board of directors of Merger Sub, by resolutions duly adopted, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.03 Company Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by Parent or Merger Sub or any of Parent’s Representatives for inclusion in the Company Proxy Statement will at the time of the mailing of the Company Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied in writing by Parent or Merger Sub or any of Parent’s Representatives for inclusion in the Schedule 13E-3 filed with the SEC concurrently with the filing of the Company Proxy Statement, will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable Laws. No Person other than those disclosed in the Schedule 13E-3 is required to file the Schedule 13E-3, and no disclosure regarding any other Person is required to be included in the Schedule 13E-3.

Section 4.04 Financial Capability.

(a) Debt and Equity Commitments. Parent has delivered to the Company true, correct, and complete copies of (i) executed debt commitment letters or subscription agreements (together with all exhibits, schedules, annexes, term sheets, and related fee letters (excluding any fee amounts or economic terms that do not adversely affect the conditionality of the commitments), collectively, the “Debt Commitment Letters”) from one or more financing sources in an amount of not less than $45,000,000 (each, individually, a “Debt Financing Source” and collectively the “Debt Financing Sources”), pursuant to which, and subject to the terms and conditions set forth therein, the Debt Financing Sources have committed to provide the debt financing described therein (the “Debt Financing”), and (ii) executed equity commitment letters or subscription agreements (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Financing Commitments”), from one or more equity investors, pursuant to which the equity investors thereto have committed, subject to the terms and conditions set forth therein, to provide equity financing (comprised of cash and rollover securities) in an amount of not less than $45,000,000 (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) Sufficient Funding. The Financing Commitments, together with cash on hand of Parent, is sufficient in the aggregate to (i) fund the payment of the aggregate Merger Consideration, (ii) pay all fees, costs, and expenses required to be paid by Parent pursuant to this Agreement in connection with the Merger and other transaction contemplated by this Agreement, and (iii) satisfy all other payment obligations of Parent, Merger Sub and Surviving Corporation under this Agreement, in each case assuming satisfaction or waiver of the conditions set forth in Article VI of this Agreement. Parent does not have any reason to believe that it will be unable to obtain the Financing on the terms and conditions described in the Financing Commitments.

(c) No Amendments or Modifications to Financing Commitments. As of the date of this Agreement, the Financing Commitments have not been amended or modified in any manner, and no such amendment or modification is contemplated by Parent. None of the Financing Commitments has been withdrawn or terminated. The Financing Commitments are in full force and effect and constitute legal, valid, and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) No Side Letters. There are no side letters or other contracts, agreements, arrangements, or understandings (whether written or oral) related to the Financing to which Parent or Merger Sub or any of its Affiliates is a party that would reasonably be expected to adversely affect the availability of the Financing or the enforceability of the Financing Commitments.

(e) Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, any alternative financing, and the payment of all related fees and expenses, Parent and the Surviving Corporation will be solvent.

(f) No Financing Contingency. Each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Merger is not contingent on the Company’s ability to obtain the Financing or any alternative financing.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates or associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock, other than: (a) 248,772 shares of Company Common Stock, (b) no shares of Company Class B Common Stock, (c) 254,964 shares of Company Class C Common Stock, and (d) 12,927 shares of Company Class A Non-voting Preferred Stock to be owned by Parent immediately preceding the consummation of the Merger, which shares are to be acquired from members of Parent (each of such members having acquired the shares more than three (3) years prior to the date of this Agreement) as contributions made in exchange for the members acquiring their respective membership interests in Parent.

Section 4.07 Brokers. Other than CBIZ Forensic Consulting Group, LLC neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.08 Ownership and Operations of Merger Sub and Parent; Affiliates. Parent owns all of the outstanding capital stock of Merger Sub. Parent and Merger Sub were each formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and have each engaged in no other business activities other than those relating to the Merger and the transactions contemplated hereby.

Section 4.09 Certain Arrangements. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger, or (ii) between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any other Person, on the other hand, pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger (other than the Voting Agreements) or agrees to vote in favor of any Superior Proposal.

Section 4.10 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company, nor any of its stockholders, directors, officers, employees, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or its business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company, nor any of its stockholders, directors, officers, employees, advisors, agents or representatives, will have or be subject to any liability or other obligation to Parent or Merger Sub resulting from the delivery, dissemination, or any other distribution to Parent, Merger Sub, or their respective stockholders, directors, officers, employees, Affiliates or Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates, or representatives of any information, documents, estimates, projections, forecasts, or other forward-looking information, business plans, or other material provided or made available to Parent, Merger Sub, or their respective stockholders, directors, officers, employees, Affiliates or Representatives in anticipation or contemplation of the Merger.

Section 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub and their Representatives may have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company, or any of its stockholders, directors, officers, employees, advisors, agents or Representatives, with respect thereto.

Section 4.12 No Third Party Transaction. Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Third Party concerning the possible sale of the Surviving Corporation or all or substantially all the assets of the Surviving Corporation to a Third Party after the Merger has been consummated.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of the Company’s Subsidiaries to, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use the Company’s commercially reasonable efforts to conduct the Company’s business only in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of the Company’s Subsidiaries to, use the Company’s commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, the Company shall not, nor shall the Company permit any of the Company’s Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of the Company’s or Company Subsidiaries’ capital stock or other equity interests (other than dividends from the Company’s direct or indirect owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, if any, (ii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement, if any, or (iii) the issuance of shares of Company Common Stock upon the conversion of Convertible Notes, if any;

(d) except as required by any Company Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of the Company’s Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided that the foregoing shall not prohibit the Company and the Company’s Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) except as set forth in Section 5.01(h) of the Company Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i) except as set forth in Section 5.01(i) of the Company Disclosure Letter, institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided that neither the Company nor any of the Company’s Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or the Company’s Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) modify any privacy policies of the Company or any of the Company’s Subsidiaries or the integrity, security, or operation of the Company IT Systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(p) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r) adopt or implement any stockholder rights plan or similar arrangement; or

(s) agree or commit to do any of the foregoing.

Section 5.02 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of Parent’s Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or intentionally impede the consummation of the Merger or the other transactions contemplated by this Agreement; provided that this Section 5.02 shall not govern obligations governed by Section 5.09, which shall be solely governed by Section 5.09.

Section 5.03 Access to Information; Confidentiality.

(a) Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause the Company’s Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times, during normal business hours and on reasonable prior notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the properties, offices, and other facilities and to all books, records, contracts, and such other assets and information of the Company and the Company’s Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of the Company’s Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Confidentiality Agreement, dated July 1, 2022, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) Takeover Proposal. Except as permitted by this Section 5.04, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall direct and cause the Company’s Subsidiaries and the Company’s and the Company’s Subsidiaries’ respective Representatives not to: (i) directly or indirectly, solicit, initiate, or knowingly facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of the Company’s Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of the Company’s Subsidiaries to any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (iii) except where the Special Committee makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause the Company Board to be in breach of/be inconsistent with the Company’s Board’s fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (iv) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”); or (vi) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, and shall cause the Company’s Subsidiaries and the Company’s and the Company’s Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use the Company’s reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company or the Company’s Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of the Company’s Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the Company.

(b) Permitted Conduct Related to Certain Takeover Proposals. Notwithstanding Section 5.04(a), prior to the receipt of the Disinterested Stockholder Approval, the Special Committee, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited, written Takeover Proposal that the Special Committee believes in good faith, after consultation with the Special Committee’s financial advisors and outside legal counsel, constitutes a Superior Proposal; and (ii) thereafter furnish to such third party non-public information relating to the Company or any of the Company’s Subsidiaries pursuant to an executed confidentiality agreement (a copy of which confidentiality agreement shall be provided promptly to Parent for informational purposes (and in all events within 24 hours)); provided, in each such case, that: (A) none of the Company or the Company’s Subsidiaries or any of their respective Representatives shall have violated any of the provisions of this Section 5.04, and (B) the Company Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c) Notification to Parent. The Special Committee shall not take any of the actions referred to in clauses (i) or (ii) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company intends to take such action. The Company shall notify Parent promptly (but in no event later than two Business Days) after the Company obtains Knowledge of the receipt by the Company (or any of the Company’s Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of the Company’s Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of the Company’s Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Permitted Conduct Related to a Superior Proposal. Except as expressly permitted by this Section 5.04(d) or Section 5.04(e), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, the Company Board, upon the recommendation of the Special Committee, may: (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate this agreement pursuant to Section 7.04(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a breach of this Section 5.04, if: (A) the Company promptly notifies Parent, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 5.04(d), of the Company’s intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare is a Superior Proposal, and that the Company Board intends to take the action described in clause (i) or (ii) of this Section 5.04(d); (B) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (C) the Company and the Company’s Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in Parent’s discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consulting with the Company Board’s financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause the Company Board to be in breach of the Company Board’s fiduciary duties under applicable Law.

(e) Permitted Conduct Related to Intervening Events. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of the Company Board’s intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause the Company’s Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Parent, in Parent’s discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); and (iii) the Company Board determines in good faith, after consulting with the Company Board’s financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would cause the Company Board to be in breach of the Company Board’s fiduciary duties under applicable Law. The Company acknowledges and agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 5.04 and no other provisions of this Agreement.

(f) Compliance with Tender Offer Rules. Nothing contained herein shall prevent the Company Board or any committee thereof from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with the Company’s financial advisors and outside legal counsel, that failure to disclose such position would cause the Company Board to be in breach of the Company Board’s fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

(g) Parent’s and Parent’s Members’ Actions with Respect to a Takeover Proposal. For clarity purposes, nothing contained in this Section 5.04 shall be deemed to limit or restrict the right of Parent and any or all of the members of Parent to vote their respective voting Company Securities against a Takeover Proposal or against the approval of a Company Acquisition Agreement.

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a) Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than 90 days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Common Stock. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Securities required by the Certificate of Incorporation and applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting for no longer than twenty Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote and Disinterested Stockholder Approval at the Company Stockholder Meeting. If the Company Board makes a Company Adverse Recommendation Change, such will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b) Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and no later than 30 days after the date of this Agreement), the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to the Company’s stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and the Company’s Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c) Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.06 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action commenced, or to such party’s Knowledge, threatened against, relating to, or involving or otherwise affecting such party or any of its Subsidiaries or Affiliates, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.06 or the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.06 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.07 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 100% of the last annual premium paid by the Company or any of the Company’s Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.07).

(d) Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08 Commercially Reasonable Efforts.

(a) Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary

Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all required consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such party’s Representatives and the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification, consents, and filings under applicable Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective

Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided that, if requested in writing by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 5.09 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use such party’s reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.04; (ii) any other disclosure issued or made in compliance with Section 5.04; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.09.

Section 5.10 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.12 Stock Exchange Delisting; Deregistration. The Company shall cooperate with Parent and use the Company’s reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.13 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened in writing, against the Company or any of the Company’s directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such

Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.13, any matters relating to Dissenting Shares shall be governed by Section 2.03.

Section 5.14 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform Merger Sub’s obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15 Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17 Financing Cooperation.

(a) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use its commercially reasonable efforts to provide, in each case, all cooperation as is necessary and customary or as may be required under the terms of any Debt Financing, to assist Parent and Merger Sub in connection with the Debt Financing, including:

(i)

if required under the terms of any Debt Commitment Letter or definitive documents related thereto, furnishing Parent and Merger Sub, as promptly as reasonably practicable, with (I) the financial statements required by the Debt Commitment Letter and (II) other financial and other data regarding the Company and its Subsidiaries to the extent available to the Company;

(ii)

providing reasonably promptly to Parent and Merger Sub such other information regarding the Company and its Subsidiaries that is readily available or within the Company’s or such Subsidiary’s possession, in each case, as is reasonably requested in connection with the Debt Financing;

(iii)

if required under the terms of any Debt Commitment Letter or definitive documents related thereto, executing and delivering reasonable and customary officers’ certificates, secretary certificates, perfection certificates, and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, and reasonably facilitating the making of guarantees and granting of security interests (and perfection thereof) in collateral, in each case contingent upon, or the effectiveness thereof to be subject to, the occurrence of the Closing;

(iv)	delivering possessory collateral (such as certificated equity and promissory notes) within its possession or control to the Debt Financing Sources, subject to the occurrence of the Closing;

(v)

using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive documentation relating to the Debt Financing that are within its control;

(vi)

taking all reasonably requested formal corporate or similar actions in connection with the Debt Financing and execute the definitive documentation for the Debt Financing, in each case, subject to the occurrence of the Closing; and

(vii)

using commercially reasonable efforts to deliver applicable supporting information and documentation and assisting with, and providing reasonable cooperation with respect to, customary appraisals and field exams.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the vote of disinterested stockholders in accordance with Section 144(c) of the DGCL.

(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger, if any, shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(c) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and

(iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04 Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote and Disinterested Stockholder Approval) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote and Disinterested Stockholder Approval):

(a) if the Merger has not been consummated on or before March 12, 2026 (the “End Date”); provided that the End Date shall be automatically extended to the later of 90 days following (i) the date the Definitive Proxy Statement is filed and (ii) the date, if applicable, upon which any review or investigation by a Governmental Entity, including, without limitation, the SEC, is completed; provided further, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote and Disinterested Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.05(a) or

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if, prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04, to enter into a Company Acquisition Agreement (other than a confidentiality agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided, further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party or parties hereto, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of such other party’s representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee, plus Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), or (ii) by the Company or Parent pursuant to (A) Section 7.02(a), provided that, at the time of termination, the Disinterested Stockholder Approval has not been obtained and, in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 7.02(a), or (B) Section 7.02(c); and, in each case: (1) prior to such termination, a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and (2) within twelve months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or consummated any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “35%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company

Stockholder Meeting, as applicable, and, within twelve months following the date of the termination of this Agreement, such Person or any of the Person’s Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 7.06(c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee and/or any Expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with any Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding anything herein to the contrary, the Company and its Representatives agree that (i) no Debt Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach (provided that nothing in this Section 7.06(f) shall limit the liability or obligations of the Debt Financing Parties under the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing); and (ii) only the Parent or its Representatives shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Disinterested Stockholder Approval, by written agreement signed by each of the parties; provided, however, that (a) following the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval and (b) none of the Debt Financing Source Protective Provisions may be amended or modified in any manner that is adverse to any Debt Financing Source without the consent of such Debt Financing Source. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.07 shall be void, ab initio.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) jointly agree extend the time for the performance of any of the obligations of the other party(ies); (b) individually waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, individually waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of such party’s rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquisition Group” means Parent, Merger Sub and the members of Parent holding equity interests of Parent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended through the date of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” means the Company Board: (a) withholding, withdrawing, amending, modifying, or materially qualifying, or publicly proposing to withhold, withdraw, amend, modify, or materially qualify, or fail to make, in each case, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, endorsing, declaring advisable, or recommending, or publicly proposing to adopt, approve, endorse, declare advisable, or recommend, a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; or (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Benefit Plan” means any plan or similar program of the Company that provides health, medical, insurance, compensation bonus, retirement, equity or equity equivalent or other benefits to one or more officers, directors, employees, or service providers of or to the Company or any of the Company’s Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Capital Stock” means the Company Class B Common Stock, Company Class C Common Stock and Company Common Stock.

“Company Class A Preferred Stock” has the meaning set forth in the Recitals.

“Company Class A Preferred Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(iv).

“Company Class B Common Stock” has the meaning set forth in Recitals.

“Company Class B Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(ii).

“Company Class C Common Stock” has the meaning set forth in Recitals.

“Company Class C Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(iii).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Common Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(i).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” means any current or former employee, officer, or director of the Company or any of its Subsidiaries who is or was, as of the relevant time, employed by the Company or any of its Subsidiaries, whether on a full-time, part-time, seasonal, or temporary basis, including those employees who are on leave of absence (including medical leave, military leave, or other approved leave of absence) or who have a right to be reinstated under applicable Law or Company policy.

“Company Equity Award” means a stock option, restricted stock, or other award granted under one of the Company Benefit Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and the Company’s Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any tariffs or trade wars; (ii) the execution and delivery, announcement, or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement, or pendency or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in the Company’s credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.17(b).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Proxy Statement” has the meaning set forth in Section 3.19.

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stockholder Approval” has the meaning set forth in Section 3.22(a).

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Constituent Documents” means the Company’s or any Subsidiary’s, as the context may requires, certificate or articles of incorporation, certificate or articles of formation, bylaws, or operating agreement, as the case may be.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Debt Financing” has the meaning set forth in Section 4.04.

“Debt Financing Parties” means (a) the Debt Financing Sources and each other Person that commits to provide or arrange or otherwise enters into agreements in connection with the Debt Financing, the Debt Commitment Letter or other debt financings in connection with the transactions contemplated by this Agreement and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, and their respective successors and assigns; (b) the respective current and future limited partners, shareholders, managers, members, controlling persons and Affiliates of the Persons specified in clause (a), and their respective successors and assigns; and (c) the current and future limited partners, shareholders, managers, members, controlling persons, Affiliates, officers, directors, employees and representatives of the Persons specified in clauses (a) and (b) and their respective successors and assigns.

“Debt Financing Sources” has the meaning set forth in Section 4.04(a).

“Debt Financing Sources Protective Provisions” means the provisions set forth in Section 7.06, Section 7.07, Section 8.04, Section 8.09, and Section 8.11.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Disinterested Stockholder Approval” has the meaning set forth in Section 3.22(a).

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and the Person’s Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the any Antitrust Law, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock, in and of itself; (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; or (d) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally; provided, however, that the exceptions to this clause contained in (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred.

“Intervening Event Notice Period” has the meaning set forth in Section 5.04(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Letter; in each case, after due inquiry.

“Labor Agreement” has the meaning set forth in Section 3.17(a)(vii).

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Material Contracts” has the meaning set forth in Section 3.17(b).

“Maximum Premium” has the meaning set forth in Section 5.08(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Parent Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Special Committee” means the special committee of the Board of the Directors of the Company formed by the Board of Directors of the Company, to review the terms of the Merger and comprised of Richard E. Turk and Robert M. Carrino.

“Special Committee Financial Advisor” has the meaning set forth in Section 3.10.

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach of Section 5.04 (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) notwithstanding any required stockholder approval, reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Company Class A Preferred Stock than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and the Company’s Subsidiaries’ consolidated assets or to which

15% or more of the Company’s and the Company’s Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $450,000.00 less the aggregate dollar amount of Parent’s Expenses.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreements” has the meaning set forth in Section 3.22(b).

Section 8.02 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” Any reference in this Agreement to $, cash, or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two (2) Business Days prior to the date of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law.

(a) This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any Legal Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Legal Action (whether in Law or in equity, whether in contract or in tort or otherwise) to the same extent such rights are waived pursuant to Section 8.06.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Supreme Court of State of New York, Suffolk County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	FONAR, LLC
265 Spagnoli Road
Melville, New York 11747
Attention: Timothy R. Damadian
Email: tdamadian@gmail.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Moritt Hock & Hamroff LLP
400 Garden City Plaza
Garden City, New York 11530
Attention:Dennis C. O’Rourke, Esq.
Email: dorourke@moritthock.com
bdaughney@moritthock.com

If to the Company, to:	FONAR Corporation
110 Marcus Avenue
Melville, New York 11747
Attention:John P. Collins, Esq.
Email: JCollins@fonar.com

with a copy (which will not constitute notice to the Company) to:	Meister Seelig & Fein PLLC
125 Park Avenue - 7th Floor
New York, New York 10017
Attention: Denis Dufresne, Esq.
Louis Lombardo, Esq.
Email: dad@msf-law.com
ll@msf-law.com

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020
Attention: Joshua Kaye, Esq.
Jon Venick, Esq.
Email: Joshua.Kaye@us.dlapiper.com
Jon.Venick@us.dlapiper.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter contain “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and therefore do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.07, (c) the rights of the Indemnified Parties as set forth in Section 5.08 and (d) the Debt Financing Sources shall be third-party beneficiaries of, and shall be entitled to rely on, the Debt Financing Sources Protective Provisions.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that (a) prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries and (b) Parent and Merger Sub may pledge or assign any or all of its rights hereunder to the Debt Financing Sources as collateral security for their obligations in connection with the Debt Financing, in each case, without the consent of any other Party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

FONAR Corporation

By:	/s/ John P. Collins
Name: John P. Collins
Title: General Counsel

PARENT:

FONAR, LLC

By:	/s/ Timothy R. Damadian
Name: Timothy R. Damadian
Title: Manager

MERGER SUB:

FONAR Acquisition Sub, Inc.

By:	/s/ Timothy R. Damadian
Name: Timothy R. Damadian
Title: President

EXHIBIT A

Certificate of Incorporation of Surviving Corporation

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

FONAR CORPORATION

The undersigned, in order to form a corporation pursuant to Section 102 of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is: FONAR CORPORATION (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is: 800 North State Street, Suite 304, Dover, Delaware 19901. The name of the registered agent at such address for service of process is the United Corporate Services, Inc.

THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 10,000. All shares shall be common stock, with a par value $0.00001 per share and are to be of one class.

FIFTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.

SIXTH: The Corporation shall indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, in accordance with the laws of the State of Delaware, and to the full extent permitted by said laws. Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, including insurance purchased and maintained by the Corporation, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the By-Laws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine; or (v) any action asserting a claim relating to the business of the corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors, or officers. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE SEVENTH.

EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and, with the sole exception of those rights and powers conferred under the above ARTICLES FIFTH AND SIXTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned executes, signs and acknowledges this Certificate of Incorporation, this    day of     , 202 , and affirms the statements contained herein as true under penalty of perjury.

Secretary

Annex B

December 23, 2025	File Reference: 34-36-64392

Special Committee of the Board of Directors

FONAR Corporation

110 Marcus Drive

Melville, NY 11747

To the Members of the Special Committee:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by FONAR Corporation, a Delaware corporation (“FONAR” or the “Company”), on behalf of and for the sole benefit of the members of the Special Committee of the Board of Directors of the Company (referred to herein individually and collectively as the “Special Committee”), to advise the Special Committee with respect to valuation matters in connection with its consideration of a proposed merger transaction (the “Transaction”) as a result of which FONAR, LLC, the controlling stockholder of the Company (referred to herein as “Parent”), will acquire all of the equity interests in the Company that it does not already own, in accordance with the draft Agreement and Plan of Merger, dated as of December 23, 2025 (the “Merger Agreement”). We have been engaged to perform (1) an analysis of the reasonable range of value of the Company immediately prior to the execution and delivery of the Merger Agreement and (2) to perform a fairness analysis, from a financial point of view, of the consideration to be received by the Company’s stockholders other than Parent (the “Public Stockholders”) in the proposed Transaction, as set forth in and limited by our Engagement Letter dated July 29, 2025, and the accompanying (and by this reference incorporated therein) General Contractual Conditions (collectively, our “Agreement”), and any reliance upon this opinion and any other advice we may have given (or be deemed to have given) and any other opinion we may have rendered (or be deemed to have given) is subject to the terms, conditions and limitation set forth in our Agreement. Any capitalized term not defined in our Opinion shall have the same meaning as set forth in the Merger Agreement.

This letter serves as our opinion, issued under our Agreement to the Special Committee (our “Opinion”), as to the fairness to the Public Stockholders, from a financial point of view, of the consideration to be received by them in the proposed Transaction in consideration of the cancellation of their shares in the Company, as referenced in and governed by the Merger Agreement.

We understand that, pursuant to the Merger Agreement, each issued and outstanding share of the Company’s (a) Common Stock, (b) Class B Common Stock, (c) Class C Common Stock, and (d) Class A Non-voting Preferred Stock (the “Preferred Stock” and collectively with the Common Stock, the Class B Common Stock and the Class C Common Stock the “Company’s Equity Securities”), held by the Public Stockholders excepting any dissenting shares held by such Public stockholders, will be converted into the right to receive cash consideration, as summarized below (collectively, the “Merger Consideration”):

i.	With respect to each share of Company Common Stock, $19.00 (the “Company Common Stock Merger Consideration”);

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FONAR Corporation Special Committee of the Board of Directors December 23, 2025 Page 2

ii.	With respect to each share of Company Class B Stock, $19.00 (the “Company Class B Stock Merger Consideration”);

iii.	With respect to each share of Company Class C Stock, $6.34 (the “Company Class C Stock Merger Consideration”); and

iv.	With respect to each share of Company Class A Non-voting Preferred Stock, $10.50 (the “Company Class A Preferred Stock Merger Consideration”).

Our Opinion does not address any aspect of the Transaction other than the consideration to be received by the Company’s non-dissenting Public Stockholders pursuant to the Merger Agreement. By way of example, this Opinion does not address aspects of the Transaction such as representations, warranties, indemnities, the payment of brokerage or banking fees, and allocation of costs and expenses (the “Other Contract Terms”). Our Opinion also does not address the fairness of any employment agreements or other post transaction arrangements regarding the Company or Parent. Our Opinion does not address and assigns no value (positive or negative) to such future commitments or obligations or Other Contract Terms.

Our services in rendering our Opinion have been provided in our capacity as an independent valuation consultant and not as a fiduciary to the Special Committee, the Company, Parent, Merger Sub, or any other person or entity. We have not been engaged to serve as the financial advisor to the Special Committee, the Company, Parent, or Merger Sub; we were not involved in the negotiation or structuring of the Transaction or of the Merger Agreement; we have not been involved in the raising of any funding for or with respect to, or associated with the Company, Parent, Merger Sub and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Special Committee, Parent, Merger Sub or the Company.

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•

Conducted management interviews with management and other representatives of the Company. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.

•	Historical financial results for the years ended June 30, 2021 through June 30, 2025;

•	Historical financial results for the quarter period ended September 30, 2025;

•	The Company’s projected cash flows for the ten-year forecast period;

•	The Merger Agreement;

•	The Company’s Certificate of Incorporation including Amendments;

•	Industry research reports;

•	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Kroll Cost of Capital Navigator; and

•	Other information, studies, and analyses as we deemed appropriate.

FONAR Corporation Special Committee of the Board of Directors December 23, 2025 Page 3

With the consent of the Special Committee, we have (i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by the Company or on its behalf, or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable and, and (ii) not assumed responsibility for or made any independent verification of such information.

We have assumed, with the consent of the Special Committee, that the financial projections and forecasts provided by the Company have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the Company’s management and that management of the Company will be able to execute on the business plan underlying such projections and/or financial forecasts. With the consent of the Special Committee, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities related to the Company. With the consent of the Special Committee, we have also assumed that there have been no material changes (positive or negative) with respect to the financial condition and/or business prospects of the Company since September 30, 2025,

Our Opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Merger Consideration as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of our Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our Opinion does not purport to address potential developments in applicable financial markets.

Our Opinion expressed herein has been prepared for the Special Committee in connection with its consideration of the Transaction and, except as expressly provided in our Agreement, may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Special Committee, the board of directors of the Company, the Company’s stockholders, Parent or any other person, entity, agency or body as to any action they should take in connection with the Transaction or any aspect thereof, including, without limitation, any decision with respect to the election of dissenters’ rights. No assurances are given that a court in a dissenters’ rights case would not find the value of any one or more classes of the Company’s Equity Securities to be different from the amounts provided in the Merger Agreement. Our Opinion does not address the merits of the Transaction or the underlying decision by the Company or the Special Committee to engage in the Transaction or the relative merits of any alternatives that may be available to the Company or its stockholders. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, referred to or relied upon at any time without our prior written consent or as set out in our Agreement. Our Opinion is delivered as of the date hereof in the State of New York and all matters pertaining to our Opinion shall be governed by the laws of the State of New York.

The Company’s Equity Securities are subject to differing rights, privileges and preferences. In addition, only the Common Stock is publicly traded. As we are not lawyers, with your consent, we have relied upon the interpretations provided to us by the Special Committee’s legal counsel as to the rights, privileges and preferences of the Company’s Equity Securities in reaching our Opinion. Our Opinion addresses fairness to the non-dissenting public holders of each class of the Company’s Equity Securities on a class by class or stand-alone basis and does not address the relative fairness of the consideration to be paid to any one class as compared to the consideration to be paid to any one or more other classes of the Company’s Equity Securities.

FONAR Corporation Special Committee of the Board of Directors December 23, 2025 Page 4

Based on our discussions with the Special Committee’s legal counsel and management, and our review of the Company’s Articles of Incorporation as provided us by the Company, our Opinion is based on our understanding that (i) the Common Stock is the only Company Equity Security listed for trading (such shares being listed under the symbol “FONR” on NasdaqCM (the “Exchange”)), (ii) Class B Common Stock and Class C Common Stock are freely convertible into shares of Common Stock at ratios of 1-to-1 and 3-to-1, respectively and, upon conversion, the shares Common Stock issued would be listed and available for trading on the Exchange, (iii) shares of Common Stock have one vote per share, shares of Class B Common Stock have 10 votes per share, shares of Class C Common Stock have 25 votes per share, and shares of Preferred Stock have no voting rights (other than class voting rights with respect to proposal to adversely change their rights, privileges and preferences), (iv) the holders of the Company’s Equity Securities share pari-passu in dividends and proceeds in liquidation (the historic preferences provided to the holders of the Preferred Stock in this regard having been previously satisfied), and (v) the holders of Preferred Stock have no registration rights.

Subject to the foregoing, and assuming that the final Merger Agreement as executed is the same as the draft Merger Agreement, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Company’s non-dissenting Public Stockholders as provided in the Merger Agreement is fair to such stockholders from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services LLC

File No. 34-36-64392

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex D

EFiled: Feb 02 2026 12:55PM EST Transaction ID 78338004 Case No. 2026-0142-

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

BRUCE TAYLOR, directly on behalf of himself and all other similarly situated stockholders,

Plaintiff,

v.

FONAR CORPORATION, FONAR, LLC, FONAR ACQUISITION SUB, INC., TIMOTHY DAMADIAN, LUCIANO BONANNI, RONALD G. LEHMAN, RICHARD E. TURK, JESSICA MAHER, and ROBERT M. CARRINO,

Defendants.

C.A. No. 2026- -

VERIFIED STOCKHOLDER CLASS ACTION COMPLAINT

Plaintiff Bruce Taylor (“Plaintiff”), directly on behalf of himself and all other similarly situated stockholders of Fonar Corporation,1 brings this Verified Stockholder Class Action Complaint2 against the Company, FONAR, LLC,3 Fonar Acquisition Sub, Inc.,4 Timothy Damadian, Luciano Bonanni, Ronald G. Lehman, Richard E. Turk, Jessica Maher, and Robert M. Carrino5 for violating 8 Del. C. § 203 (“Section 203”). The allegations in this Complaint are made upon Plaintiff’s knowledge as to himself and, as to all other matters, upon information and belief, including undersigned counsel’s investigation of publicly available information.

INTRODUCTION

1. This action arises from a merger announced on December 29, 2025, in which the Company will be acquired by the Buyer Entities. The Buyer Entities are owned by a buyout consortium6 that includes, among others, Defendants Timothy Damadian (Fonar’s Chairman and Chief Executive Officer), Luciano Bonanni (Fonar’s Chief Operating Officer), and Ronald Lehman (a Fonar director).

2. Section 203 prohibits mergers between corporations and statutorily defined “interested stockholders” for three years after a stockholder becomes interested unless the Board pre-approves the transaction by which the

[1]	The “Company” or “Fonar.”
[2]	The “Complaint.”
[3]	The “Buyer LLC.”
[4]	“Merger Sub” and collectively, with the Buyer LLC, the “Buyer Entities or the Buyer Entity Defendants.”
[5]

Timothy Damadian, Luciano Bonanni, Robert M. Carrino, Ronald G. Lehman, Richard E. Turk, and Jessica Maher are referred to herein as the “Individual Defendants” and, together, with the Company and the Buyer Entity Defendants, the “Defendants.”

[6]	The “Buyer Group.”

stockholder became interested or the merger is approved by two-thirds of the disinterested stockholders. Under Section 203, a stockholder is an “interested” stockholder if it “owns” shares comprising 15% or more of the corporation’s voting stock. Section 203 also provides a very broad definition of ownership. A stockholder is considered to “own” any shares held by any other stockholder with whom the first stockholder has entered into any agreement, arrangement, or understanding7 for the purpose of acquiring, holding, voting or disposing of such stock.

3. As a result, one stockholder who owns less than 15% of the Company’s voting power becomes an interested stockholder upon reaching an AAU with a second stockholder that owns more than 15% of the Company’s voting power. That AAU causes the second stockholder’s voting power to be imputed to the first. Section 203 thus applies to any Merger with the buyout group.

4. Here, Damadian owned over 15% of Fonar’s voting stock at all relevant times. By no later than June 2025, Damadian reached an AAU with Lehman and Bonanni and others to work together to take Fonar private. They formed Buyer LLC as an acquisition vehicle in June 2025 and submitted a takeover proposal to the Board on July 7, 2025. The evidence suggests that the Board did not pre-approve the formation of this Buyer Group before the takeover proposal was made.

5. As a result, Section 203 requires that any acquisition of Fonar by the Buyer Group must be conditioned on the approval of two-thirds of Fonar’s disinterested stockholders. But the Merger Agreement only conditions the Merger on the approval of: (i) a majority of the total voting power of Fonar’s outstanding stock; and (ii) a majority of the voting power of Fonar stock held by disinterested stockholders. The Company’s 8-K announcing the Merger likewise wrongly tells stockholders that the two foregoing stockholder votes are the only stockholder votes that must be obtained to consummate the Merger.

6. Closing the Merger with support from only a bare majority of unaffiliated stockholders would violate Section 203. Plaintiff respectfully requests that the Court enjoin the stockholder vote on the Merger unless and until the parties agree to condition the Merger on the approval of two-thirds of Fonar’s disinterested stockholders and make appropriate corresponding disclosures.

PARTIES

7. Plaintiff Bruce Taylor is a Fonar stockholder and has owned Fonar common stock at all material times alleged in this Complaint.

8. Defendant Fonar specializes in developing, producing, and servicing magnetic resonance imaging (MRI) scanners. Fonar is incorporated in Delaware and headquartered in Melville, New York. Fonar’s common stock trades on the NASDAQ under the ticker symbol “FONR.”

9. Defendant Buyer LLC is a Delaware limited liability company formed on June 5, 2025. According to a Form 8-K filed by Fonar on December 30, 2025, Buyer LLC was formed “by a group of individuals led by the Company’s Chief Executive Officer, Timothy Damadian, and consisting of various executives and employees of the Company, including Chief Operations Officer Luciano Bonanni and director Ron Lehman, who are members of [Buyer LLC] holding equity interests of [Buyer LLC].” Buyer LLC, along with Merger Sub, entered into an agreement with Fonar to acquire the Company (the “Merger Agreement”) on December 23, 2025.

10. Defendant Merger Sub is a Delaware corporation and a wholly owned subsidiary of Buyer LLC. Merger Sub, along with Buyer LLC, entered into the Merger Agreement with the Company on December 23, 2025.

[7]	An “AAU.”

11. Defendant Timothy Damadian has been Fonar’s Board Chairman and Treasurer since September 2022 and Fonar’s President and Chief Executive Officer (“CEO”) since February 11, 2016. Damadian is the son of the Company’s founder, Dr. Raymond Damadian, and took over as Board Chairman after his father died in 2022. Damadian began working for the Company in 1985 (when he was 18 years old) and held various executive positions at the Company until 2001, when he left to form his own MRI company Integrity Health Care Management. Damadian returned to the Company in 2010. Damadian—who controls over 61% of Fonar’s voting power—led the Buyer Group that entered into the Merger Agreement with the Company. Damadian recused himself from the Board’s vote on the Merger.

12. Defendant Luciano Bonanni has served as the Company’s Chief Operating Officer (“COO”) and Executive Vice President since June 2016, and Principal Financial Officer since September 2022 (taking over that role from Dr. Raymond Damadian after his death). Prior to Bonanni’s appointment as COO, he served as the Company’s Vice President since 1989 and before that served as Vice President of Production and Engineering since 1981. Bonanni joined the Company when it was founded by Dr. Raymond Damadian in 1978. He is the Company’s highest paid employee and has a longstanding and close personal relationship with the Damadian family. Bonanni is part of the Buyer Group that entered into the Merger Agreement to acquire the Company.

13. Defendant Ronald G. Lehman has been a Board member since April 2012. Lehman has a longstanding relationship with the Damadian family. From 2008 to 2010, Lehman worked for Health Diagnostics, LLC, the company that acquired Timothy Damadian’s company Integrity Health Care Management. Fonar acquired Health Diagnostics, LLC in 2013, shortly after Lehman was appointed to the Fonar Board. Lehman is part of the Buyer Group and recused himself from the Board’s vote on the Merger.

14. Defendants Buyer LLC, Merger Sub, Damadian, Bonanni and Lehman are members of what is referred to herein as the “Buyer Group,” individually and collectively, as the context requires, to refer to the group formed to acquire Fonar.

15. Defendant Richard E. Turk has been a Board member since June 2020. Turk has a longstanding relationship with Lehman, and the two worked together at Bruderman Brothers, LLC, a small Long Island, New York-based investment bank, for several years. Lehman still works there.

16. Defendant Jessica Maher has been a Board member since March 2023. Maher, who is 27 years old, owes her early professional advancement to the Damadian family and Fonar. While she was in college, Maher worked at Tritech Healthcare Management, LLC, a company cofounded by Damadian and at which he served as a partner. She was then appointed by Damadian to the Fonar Board when she was just 25 years old, making her one of the youngest directors of a publicly traded company. Maher’s compensation as a Fonar director—nearly $40,000 in 2024 alone—is material to her as her only other compensation is as a staff accountant at Ives & Sultan, LLP, a small accounting firm in Long Island, New York. Likely because of her personal and professional connection to the Damadian family, Maher recused herself from the Board’s vote on the Merger.

17. Defendant Robert M. Carrino has been a Board member since July 2025. Carrino replaced Claudette J.V. Chan, Timothy Damadian’s aunt and Raymond Damadian’s sister, who had served on the Board since October 1987 and as Company secretary since January 2008.

18. The Defendants listed in ¶¶11-13 and ¶¶15-17 are referred to herein as the “Individual Defendants.”

JURISDICTION

19. This Court has subject-matter jurisdiction over this Action pursuant to Section 203(e) of the DGCL, which provides that “[t]he Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to [Section 203].” The Court also has subject matter jurisdiction of this Action pursuant to 8 Del. C. § 111 and 10 Del. C. § 341.

SUBSTANTIVE ALLEGATIONS

A.	Company Background

20. Dr. Raymond Damadian, the inventor of the MRI, founded Fonar in 1978, and the Company went public in 1981. Timothy Damadian, Raymond’s son, joined the Company in 1985, became CEO in 2016 and took over as Board Chairman when his father died in 2022.

21. Fonar has a multi-class stock structure designed to give control to the Damadian family and its affiliates. The publicly traded Class A common stock is entitled to one vote per share, the Class B stock is entitled to ten votes per share and the Class C stock is entitled to 25 votes per share.8 According to the most recent annual proxy prior to the execution of the Merger Agreement, Damadian owned 79,032 shares of common stock and 382,447 shares of Class C stock (99.98% of that class), giving him control over 61.13% of Fonar’s total voting power.

22. Delaware corporations are subject to Section 203—Delaware’s anti-takeover statute—unless they expressly opt out under Section 203(b), which permits a company to avoid Section 203’s anti-takeover restrictions through express amendments to the company’s certificate of incorporation or bylaws (if made within 90 days of February 2, 1988). Fonar never opted out of Section 203 in its certificate of incorporation or bylaws (or anywhere else) and is thus subject to Section 203’s anti-takeover restrictions.9

B.	The Buyer Group Reaches An AAU

23. According to the Delaware Secretary of State’s Division of Corporations, Buyer LLC was formed on June 5, 2025. A Form 8-K filed by the Company on December 30, 2025 states that Buyer LLC was “formed by a group of individuals led by the Company’s Chief Executive Officer, Timothy Damadian, and consisting of various executives and employees of the Company, including Chief Operations Officer Luciano Bonanni and director Ron Lehman, who are members of” Buyer LLC. Thus, it is reasonably inferable that Damadian, Bonanni, Lehman, and others had reached an AAU by no later than June 5, 2025.

24. On July 7, 2025, Damadian sent a letter to the Board in which he detailed the Buyer Group’s proposal to acquire the Company, clearly evidencing the Buyer Group’s AAU.10 The First Letter stated that “[t]he current members of the Proposed Acquisition Group currently include myself [i.e., Damadian], Luciano B. Bonanni [and] Ronald G. Lehman,” among others, and the Buyer Group, already with a price in mind, “anticipate[ed] that the per share price for the FONAR Stock held by the public stockholders would be at a premium of no less than 10% to the average closing market price of FONAR’s common stock for the 90 trading days immediately preceding July 1, 2025.”

25. The First Letter also proposed a detailed acquisition structure that would include using Buyer LLC and/or Merger Sub to acquire all the share of the Company, and stated:

[The Buyer Group] intends to finance the Acquisition with a combination of equity investments and debt financing, as well as FONAR’s available cash. The [Buyer Group] is confident that it can timely secure adequate debt financing and additional equity capital to consummate the Acquisition Transaction, and we expect the Acquisition Transaction would not be subject to any financing condition at the time the merger agreement is executed.

[8]	Fonar also has nonvoting Class A preferred stock.
[9]

Fonar conducted its IPO in 1981. As a result, many of Fonar’s early SEC filings are not publicly accessible. According to Fonar’s Form 10-K, its current bylaws are the same bylaws that were attached to the Company’s Form S-1 from its IPO and thus could not contain a provision addressing Section 203, which was adopted in 1988.

Plaintiff obtained copies of each version and amendment of Fonar’s Certificate of Incorporation from the Delaware Secretary of State. None contains a provision opting out of Section 203.
[10]	The “First Letter.” The First Letter was signed by Damadian “on behalf of the [Buyer Group].”

26. The proposal also explained that the Buyer Group was “prepared to negotiate and finalize a definitive merger agreement and related agreements typical for transactions similar in nature to the Acquisition Transaction . . . concurrently with . . . due diligence reviews” and that Buyer Group had jointly retained Moritt Hock & Hamroff LLP as its legal counsel. Finally, Damadian stated that he and likely the entire Buyer Group would “not support or vote in favor of any alternative transaction submitted or proposed by any third party or parties” and reiterated the Buyer Group’s “commitment to working together with the Board to bring the Acquisition Transaction to a successful and timely conclusion.”

27. Importantly, the First Letter suggests that the Board was unaware of the Buyer Group (and, thus, had not pre-approved its formation). Damadian wrote that the purpose of the letter was “to inform” the Board of the Buyer Group, its plans, and its members:

I wish to inform you that I, along with certain other members of the management team and Board of Directors of FONAR Corporation (“FONAR”) and third parties (collectively, the “Proposed Acquisition Group”), are contemplating the pursuit of a plan to acquire all of the outstanding shares of capital stock of FONAR not owned by members of the Proposed Acquisition Group in a “going private” transaction (“Acquisition Transaction”). The Proposed Acquisition Group is submitting to the Board of Directors of FONAR this preliminary, non-binding proposal to acquire all of the outstanding capital stock of FONAR (the “FONAR Stock”) not currently owned by the Proposed Acquisition Group.

The Proposed Acquisition Group currently beneficially owns approximately 5.01% of the outstanding FONAR Stock. The current members of the Proposed Acquisition Group currently include myself, Luciano B. Bonanni, Ronald G. Lehman, Richard Feigenbaum, Xavier Rodrigo, Jevan Damadian, Jim Flanagan, Kurt Reimann, Janice Veroline, and James Persoons. We expect that the members of the Proposed Acquisition Group will be expanded as we solidify our offer and our financing.11

C.	The Board Agrees To The Merger, But Fails to Subject It To the Requisite Section 203 Vote

28. On July 9, 2025, Fonar issued a press release acknowledging receipt of the Buyer Group’s First Letter and announcing that the Board had formed a Special Committee in response to the First Letter.12 The press release states that the Company had only recently received the Buyer Group’s proposal and had not yet had an opportunity to evaluate it, further suggesting the proposal was unexpected.

29. On July 17, 2025, the Buyer Group sent a letter to the Special Committee stating that its members were jointly proposing to acquire the shares of Fonar they did not already own for $17.25 per share in cash.13 The Second Letter stated that the membership of the Buyer Group might be expanded and that it planned to invest all of the stock its members owned into the contemplated transaction as well as seek additional financing.

30. Although the Second Letter committed to conditioning the Merger on the approval of a majority of Fonar’s disinterested stockholders, it did not commit to condition the Merger on obtaining support from the two-thirds majority of disinterested stockholders required by Section 203. Moreover, Damadian stated, in his personal capacity, that he was only interested in acquiring Fonar with the other members of the Buyer Group and would not sell his shares to a third party or support an alternative transaction involving Fonar. He further represented that other members of the Buyer Group may share that position.

31. The Special Committee issued a press release on July 18 to confirm receipt of the Second Letter and again inform stockholders it had not yet had time to determine how to respond to the Buyer Group’s takeover interest.

[11]	Emphasis in original.
[12]	Exhibit 1.
[13]	The “Second Letter.” Exhibit 2.

The Schedule 13D Amendment that was filed with the SEC along with the Second Letter had ten signatories as members of the Buyer Group, including Damadian, Bonanni, and Lehman.

32. On November 10, 2025, Fonar issued a press release announcing its quarterly results.14 In the November 10 Press Release, Damadian acknowledged that “on July 7, 2025, the board of directors received a non-binding proposal from a group led by me, the Company’s Chief Executive Officer, and Luciano Bonanni, the Company’s Chief Operating Officer, pursuant to which the group would acquire all of the outstanding common stock and other securities of the Company not currently owned by the members of the group.” Damadian also confirmed that “[t]he group and the Special Committee continue to be engaged in negotiations related to the proposed going private transaction.”

33. On December 23, 2025, the Fonar Board, upon the recommendation of the Special Committee, entered into the Merger Agreement pursuant to which the Buyer Group will acquire the Company for $19.00 per share of the Company’s common stock, $19.00 per share of the Company’s Class B common stock, $6.34 per share of the Company’s Class C common stock and $10.50 per share of the Company’s Class A non-voting preferred stock in the all-cash Merger that values Fonar at approximately $123.5 million.

34. The parties to the Merger Agreement other than Fonar are Buyer LLC and Merger Sub.15 The press release announcing the Merger states that the Buyer Entities are “controlled by the previously disclosed acquisition group led by Chief Executive Officer Timothy Damadian and consisting of certain members of the Company’s management team and board of directors (the “Board”) and third parties (collectively, the “Acquisition Group”).”16

35. Pursuant to various commitment letters, the Merger will be financed through a combination of new debt, new equity, and rollover equity contributed by Members of the Buyer Group. Certain members of the Buyer Group executed voting and support agreements with the Company pursuant to which, among other things, such parties have agreed to vote all shares of Fonar stock in support of the Merger (the “Voting Agreements”). According to Fonar’s public filings, the Voting Agreements apply to an aggregate of 6,622,872 votes (i.e., approximately 42% voting power) after giving effect to the super-voting power of Class C shares.

36. In connection with the announcement of the Merger, the Buyer Group filed an amended Schedule 13D announcing that it now had 57 separate members, each of whom signed the filing. The 13D filing stated that each of the members of the Buyer Group had agreed to purchase membership interests in Buyer LLC either by contributing cash or previously owned shares of Fonar.

37. Because the Board did not pre-approve the formation of the Buyer Group, which made it and its members “interested” stockholders, Section 203 provides that in order for the Merger to be valid, it must be approved by two-thirds of Fonar’s unaffiliated stockholders. The Merger, however, is not subject to a two-thirds unaffiliated voting condition. Rather, under Section 3.22(a) of the Merger Agreement,17 the Merger is subject to approval by a simple majority of (i) the aggregate voting power of the issued and outstanding shares of Fonar common stock and (ii) the outstanding shares of Company stock owned by stockholders other than the Buyer Entities, the Buyer Group, or any other stockholder that does not qualify as a disinterested stockholder for purposes of Section 144(c) of the DGCL.

38. According to the Company’s 8-K filed on December 30, 2025, the Merger is expected to close by no later than March 12, 2026. The 8-K incorrectly advised stockholders that the two stockholder votes described under Section 3.22(a) of the Merger Agreement were the only stockholder votes that must be obtained to consummate the Merger.18

[14]	The “November 10 Press Release.”
[15]	Previously defined as the “Buyer Entities.”
[16]	Definitions in original.
[17]	Exhibit 3.
[18]	Exhibit 4.

CLASS ACTION ALLEGATIONS

39. Plaintiff brings this Action pursuant to Rule 23 of the Rules of the Court of Chancery, individually and on behalf of all other holders of Fonar common stock (except Defendants herein and any persons, firm, trust, corporation or other entity related to or affiliated with them and their successors in interest) who are or will be threatened with injury arising from Defendants’ wrongful actions, as more fully described herein (the “Class”).

40. This Action is properly maintainable as a class action.

41. The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of Fonar stockholders who are scattered throughout the United States and likely the world. According to the Merger Agreement, as of December 23, 2025, Fonar had 6,203,465 Class A shares, 146 Class B shares, and 382,513 Class C shares issued and outstanding.

42. There are questions of law and fact common to the Class, including, inter alia, whether:

a.	The Defendants have and continue to violate Section 203;

b.	Plaintiff and the other members of the Class are being—and will continue to be—injured by the wrongful conduct alleged herein and, if so, what is the proper remedy and/or measure of damages; and

c.	Plaintiff and the other members of the Class will be damaged irreparably by the Defendants’ conduct.

43. Plaintiff is committed to prosecuting the Action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class, and Plaintiff has the same interests as the other members of the Class. Plaintiff is an adequate representative of the Class.

44. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

45. The Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class. Preliminary and final injunctive relief on behalf of the Class, as a whole, is therefore appropriate.

46. Plaintiff and the Class have no adequate remedy at law.

COUNT I

VIOLATION OF SECTION 203

47. Plaintiffs repeat and reallege the foregoing as if fully set forth herein.

48. Damadian, as the owner of more than 15% of the Company’s outstanding voting stock, has at all relevant times been an “interested stockholder” under 8 Del. C. § 203(c)(5).

49. Certain members of the Buyer Group entered into an AAU with Damadian on or before June 5 (when Buyer LLC was formed) and certainly by no later than July 7 (when they sent the First Letter to the Board describing themselves as the “Proposed Acquisition Group.”). When the other members of the Buyer Group entered into an AAU with Damadian, they became imputed “owners” of Damadian’s shares and “interested stockholders” for purposes of Section 203 as well.

50. Section 203 would prohibit the Buyer Group from entering into any “Business Combinations” with Fonar unless (1) prior to the time each member of the Buyer Group became an “interested stockholder,” the Board approved the formation of the group; (2) any member of the Buyer Group became the owner of at least 85% of Fonar’s voting power as a result of the AAU; or (3) the Merger receives the approval of at least two-thirds of the outstanding Fonar’s shares not owned by the Buyer Group.

51. All publicly available information indicates that the Board did not approve the formation of the Buyer Group prior to its formation. Indeed, in the First Letter, the Buyer Group stated that it “wish[ed] to inform” the Board of its formation, its plan to acquire Fonar, and its members.

52. No member of the Buyer Group is the owner of at least 85% of Fonar’s voting power.

53. The safe harbors set forth in (1) and (2) are, therefore, not satisfied. Only a two-thirds vote would satisfy Section 203.

54. The Merger Agreement therefore violates Section 203 by not requiring two-thirds approval from unaffiliated stockholders.

55. Defendants have continued and will continue to act in accordance with the Merger Agreement and intend to close the Merger even without obtaining the statutorily required two-thirds vote of Fonar’s unaffiliated stockholders.

56. Plaintiff seeks and is entitled to a declaration that the Merger must be predicated on a two-thirds vote of Fonar’s unaffiliated stockholders as required under Section 203 and injunctive relief preventing the vote from going forward unless and until Defendants inform stockholders of the correct standard.

57. Plaintiff and the Class have suffered and will continue to suffer irreparable harm as a result of the Defendants’ conduct.

58. Plaintiff and the Class have no adequate remedy at law.

COUNT II

AGAINST THE INDIVIDUAL DEFENDANTS FOR BREACH OF

FIDUCIARY DUTY FOR VIOLATING SECTION 203

59. Plaintiff repeats and realleges each and every allegation above as if set forth in full herein.

60. As directors and/or officers of Fonar, the Individual Defendants owe the Company and its stockholders fiduciary duties of care, good faith, loyalty, and candor.

61. The Individual Defendants breached their fiduciary duties by, among other things structuring the Merger in a manner such that the Merger could close in violation of Section 203.

62. Damadian, as the owner of more than 15% of the Company’s outstanding voting stock, has at all relevant times been an “interested stockholder” under 8 Del. C. § 203(c)(5).

63. Certain members of the Buyer Group entered into an AAU with Damadian on or before June 5 (when Buyer LLC was formed) and certainly by no later than July 7 (when they sent the First Letter to the Board describing themselves as the “Proposed Acquisition Group.”). When the other members of the Buyer Group entered into an AAU with Damadian, they became imputed “owners” of Damadian’s shares and “interested stockholders” for purposes of Section 203 as well.

64. Section 203 would prohibit the Buyer Group from entering into any “Business Combinations” with Fonar unless (1) prior to the time each member of the Buyer Group became an “interested stockholder,” the Board approved the formation of the group; (2) any member of the Buyer Group became the owner of at least 85% of Fonar’s voting power as a result of the AAU; or (3) the Merger receives the approval of at least two-thirds of the outstanding Fonar’s shares not owned by the Buyer Group.

65. All publicly available information indicates that the Board did not approve the formation of the Buyer Group prior to its formation. Indeed, in the First Letter, the Buyer Group stated that it “wish[ed] to inform” the Board of its formation, its plan to acquire Fonar, and its members.

66. No member of the Buyer Group is the owner of at least 85% of Fonar’s voting power.

67. The safe harbors set forth in (1) and (2) are, therefore, not satisfied. Only a two-thirds vote would satisfy Section 203.

68. The Merger Agreement therefore violates Section 203 by not requiring two-thirds approval from unaffiliated stockholders.

69. Consummation of the Merger in violation of Section 203 will cause irreparable harm.

70. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment as follows:

a.	Declaring that the Action is properly maintainable as a class action;

b.	Declaring that closing the Merger with approval from less than two-thirds of unaffiliated stockholders would violate Section 203;

c.

Enjoining the stockholder vote on and consummation of the Merger unless and until stockholders are informed that, notwithstanding the terms of the Merger Agreement, the Merger can close only if it obtains support from two-thirds of unaffiliated stockholders;

d.	Certifying the proposed Class;

e.	Awarding Plaintiff the costs, expenses, and disbursements of this Action, including all reasonable attorneys’, accountants’ and experts’ fees; and

f.	Granting Plaintiff and the Class such other relief as this Court deems just and equitable.

LABATON KELLER SUCHAROW LLP

Of Counsel: John Vielandi LABATON KELLER SUCHAROW LLP 140 Broadway New York, NY 10005 (212) 907-0700

/s/ Brendan W. Sullivan

Ned Weinberger (Bar No. 5256)

Brendan W. Sullivan (Bar No. 5810)

Michael Wagner (Bar No. 6955)

Ryan C. Stieve (Bar No. 7460)

222 Delaware Avenue, Suite 1510

Wilmington, DE 19801

(302) 573-2540

nweinberger@labaton.com

bsullivan@labaton.com

mwagner@labaton.com

rstieve@labaton.com

Counsel for Plaintiff

Jeremy Friedman David Tejtel FRIEDMAN OSTER & TEJTEL PLLC 493 Bedford Center Road, Suite 2D Bedford Hills, NY 10507 (888) 529-1108

Joel Fleming Lauren Godles Milgroom EQUITY LITIGATION GROUP LLP 1 Washington Mall #1307 Boston, MA 02108 (617) 468-8602

J. Abbott R. Cooper ABBOTT COOPER PLLC 1266 East Main Street, Suite 700R Stamford, CT 06902 (475) 477-5031

Richard Maniskas RM LAW, PC 1055 Westlakes Drive, Suite 300 Berwyn, PA 19312 (484) 204-6292 Dated: February 2, 2026

EFiled: Feb 02 2026 12:55PM EST Transaction ID 78338004 Case No. 2026-0142-

VERIFICATION AND UNSWORN DECLARATION

Pursuant to 10 Del. C. §§ 5351, et seq., I, Bruce Taylor, state as follows:

1. My name is Bruce Taylor. I am over twenty-one years of age and I am fully competent to make the statements contained in this Verification and Affidavit.

2. I am the named plaintiff in this action and have been a continuous holder of Fonar Corporation Class A common stock since October 1, 2025.

3. I have read the foregoing Verified Stockholder Class Action Complaint (the “Complaint”) and consulted with counsel.

4. The facts set forth in the Complaint are true and correct to the best of my knowledge, information, and belief.

5. In accordance with Delaware Court of Chancery Rule 23, I have not received, been promised, or been offered—and will not accept—any form of compensation, directly or indirectly, for serving as a representative party, except for: (a) such relief or other damages as the Court may award me as a member of the class; (b) such fees, costs or other payments as the Court expressly approves to be paid to me; or (c) reimbursement from my attorneys of actual and reasonable out-of-pocket expenditures incurred in prosecuting the action.

6. I declare under penalty of perjury under the laws of Delaware that the foregoing is true and correct, and that I am physically located outside the geographic boundaries of the United States, Puerto Rico, the United States Virgin Islands, and any territory or insular possession subject to the jurisdiction of the United States.

Executed this 2 th day of February 2026, at Cabo San Lucas, Mexico.

Bruce Taylor